   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 2001
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

            GEORGIA                           8700                          58-2213805
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                            2300 WINDY RIDGE PARKWAY
                                SUITE 100 NORTH
                          ATLANTA, GEORGIA 30339-8426
                                 (770) 779-3900

           (Address, including zip code, telephone number, including
            area code, of registrant's principal executive offices)
                             ---------------------
                          CLINTON MCKELLAR, JR., ESQ.
                            2300 WINDY RIDGE PARKWAY
                                SUITE 100 NORTH
                          ATLANTA, GEORGIA 30339-8426
                                 (770) 779-3900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

            B. JOSEPH ALLEY, JR., ESQ.                                   CURTIS SWINSON, ESQ.
             ARNALL GOLDEN GREGORY LLP                              MALOUF LYNCH JACKSON & SWINSON
             2800 ONE ATLANTIC CENTER                                  600 PRESTON COMMONS EAST
            1201 WEST PEACHTREE STREET                                     8115 PRESTON ROAD
            ATLANTA, GEORGIA 30309-3450                                   DALLAS, TEXAS 75225
                  (404) 873-8500                                            (214) 273-0600

                             ---------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the registration statement and all other conditions precedent to the acquisition of the assets of Howard Schultz & Associates International, Inc. ("HSA-Texas") and the acquisition of substantially all of the outstanding stock of HS&A International Pte Ltd. and all of the outstanding stock of Howard Schultz & Associates (Asia) Limited, Howard Schultz & Associates (Australia), Inc. and Howard Schultz & Associates (Canada), Inc., by the registrant have been satisfied or waived as described in the agreement and plan of reorganization dated as of August 3, 2001, attached as Annex A to the joint proxy statement/prospectus and the agreement and plan of reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code dated as of August 3, 2001, attached as Annex B to the joint proxy statement/prospectus, each forming a part of this registration statement.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED             PROPOSED
                                                    AMOUNT                MAXIMUM              MAXIMUM             AMOUNT OF
           TITLE OF EACH CLASS OF                    TO BE            OFFERING PRICE          AGGREGATE          REGISTRATION
       SECURITIES TO BE REGISTERED(1)            REGISTERED(2)         PER SHARE(3)       OFFERING PRICE(3)         FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share........    15,538,462 Shares         $13.89           $215,829,237.18        $53,957.31
---------------------------------------------------------------------------------------------------------------------------------
Options to purchase Common Stock............     1,678,826 Shares         $13.89           $23,318,893.14          $5,829.72
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This registration statement relates to the common stock, no par value per share, of The Profit Recovery Group International, Inc. ("PRG") to be issued to HSA-Texas and the shareholders of certain of its affiliated foreign operating companies and options to purchase shares of PRG common stock to be issued in connection with the assumption by PRG of all outstanding HSA-Texas options held by persons who are offered and accept employment with PRG or engagement as an independent contractor of PRG or who agree to serve on PRG's board of directors.
(2) Represents the maximum number of shares of common stock and options exercisable into shares of common stock of the registrant to be delivered to HSA-Texas, the shareholders of certain of its affiliates and certain HSA-Texas optionholders pursuant to the transactions described herein.
(3) Calculated pursuant to Rules 457(c) and 457(h), under the Securities Act based upon the average of the high and low sales prices of the registrant's common stock on August 30, 2001 as quoted on The Nasdaq National Market.
                             ---------------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PRG LOGO
                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
                            2300 WINDY RIDGE PARKWAY
                                SUITE 100 NORTH
                          ATLANTA, GEORGIA 30339-8426
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 2001
                             ---------------------

To the Shareholders of
The Profit Recovery Group International, Inc.

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of The Profit
Recovery Group International, Inc. ("PRG") will be held on                ,
            , 2001 at      a.m. local time at the                      , for the
following purposes:

          1. To consider and vote upon the proposed issuance by PRG of an aggregate of up to 15,538,462 shares of its common stock and options to purchase an indeterminate number of shares of its common stock, not to exceed 1,678,826 shares, in connection with the proposed acquisition by PRG of substantially all of the assets of Howard Schultz & Associates International, Inc. ("HSA-Texas") and the concurrent acquisition by PRG of substantially all of the outstanding stock of HS&A International Pte Ltd. and all of the outstanding stock of Howard Schultz & Associates (Asia) Limited, Howard Schultz & Associates (Australia), Inc. and Howard Schultz & Associates (Canada), Inc., each an affiliated foreign operating company of HSA-Texas; and pursuant to the terms of the proposed acquisitions, the election of Howard Schultz and Andrew Schultz as Class II directors, Nate Levine as a Class I director and Arthur Budge, Jr. as a Class III director, conditioned upon closing of the proposed acquisitions.

          2. To transact any other matters as may properly come before this special meeting, including any motion to adjourn to a later time to permit further solicitation of proxies, if necessary to establish a quorum or to obtain additional votes in favor of the proposed acquisitions, or for any postponements or adjournments thereof.

     The foregoing proposed acquisitions are more fully described in the accompanying joint proxy statement/prospectus. The PRG board of directors unanimously recommends that PRG shareholders vote in favor of the proposed share and option issuances described above and the election of the nominated directors.

     The PRG board of directors fixed the close of business on             ,
2001 as the record date for the determination of PRG shareholders entitled to notice of and to vote at the PRG special meeting and at any postponements or adjournments thereof.

     To ensure that your PRG shares are represented at the PRG special meeting, please complete, date and sign the enclosed PRG proxy card and return it promptly to PRG in the enclosed postage paid envelope whether or not you plan to attend the PRG special meeting. If you attend the PRG special meeting, you may revoke your proxy and vote in person.

                                          By Order of the Board of Directors

                                          /S/ John M. Cook
                                          John M. Cook
                                          Chairman of the Board and Chief
                                          Executive Officer

Atlanta, Georgia
          , 2001

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. THE REGISTRANT MAY NOT ISSUE THE COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 2001

                           (PRG LOGO)  The Profit Recovery Group                        (HSA-Texas Logo)
                                       International

     The Profit Recovery Group International, Inc. ("PRG") proposes to acquire for up to 15,538,462 shares of its common stock substantially all of the assets of Howard Schultz & Associates International, Inc. ("HSA-Texas"), substantially all of the outstanding stock of HS&A International Pte Ltd. ("HSA-Singapore") and all of the outstanding stock of Howard Schultz & Associates (Asia) Limited ("HSA-Asia"), Howard Schultz & Associates (Australia), Inc. ("HSA-Australia") and Howard Schultz & Associates (Canada), Inc. ("HSA-Canada"), each an affiliated foreign operating company of HSA-Texas, pursuant to an agreement and plan of reorganization in connection with the asset acquisition and an agreement and plan of reorganization in connection with the stock acquisition. In addition, PRG expects to issue options to purchase an indeterminate number of shares of PRG common stock, not to exceed 1,678,826 shares, in connection with the assumption of certain options to purchase HSA-Texas common stock.

     The board of directors of PRG has unanimously approved the asset and stock agreements, the proposed issuance of shares of PRG common stock and options to purchase PRG common stock described above, and the nomination of Mr. Howard Schultz, Mr. Andrew Schultz, Mr. Arthur Budge, Jr. and Mr. Nate Levine to serve as directors of PRG, conditioned upon the closing of the proposed acquisitions, and recommends that PRG shareholders vote for approval of the proposed share and option issuances and in favor of the four director nominees. Likewise, the board of directors of HSA-Texas has unanimously approved the asset agreement and the sale of substantially all of HSA-Texas' assets to PRG, and has recommended that holders of HSA-Texas voting common stock vote for approval of the asset agreement.

     The proposed acquisitions cannot be completed unless the shareholders of PRG approve the share and option issuances and elect the four nominees for director, the holders of HSA-Texas voting common stock approve and affirm the asset agreement and the shareholders of HSA-Singapore, HSA-Asia, HSA-Australia and HSA-Canada accept the offer contained herein and affirm the stock agreement. PRG has scheduled a special meeting for PRG shareholders to vote on the proposed share and option issuances and the election of the director nominees. Each Shareholder's Vote Is Very Important.

     Only shareholders of record of PRG common stock as of           , 2001 are
entitled to attend and vote at the PRG special meeting. The date, time and place of the PRG meeting is as follows:

                 ---------------------------------------------

                 ---------------------------------------------

                 ---------------------------------------------

     If you are a PRG shareholder, whether or not you plan to attend the meeting, please complete and mail the enclosed PRG proxy card to PRG. If you sign, date and mail your PRG proxy card without indicating how you want to vote, your PRG proxy will be counted as a vote in favor of the proposed share and option issuances and for the election of the director nominees. If you are an HSA-Texas shareholder or a shareholder of an affiliated foreign operating company of HSA-Texas, you are not required to return a proxy card to HSA-Texas because HSA-Texas and its affiliates are not soliciting proxies; however, PRG is offering shares of its common stock to HSA-Texas and its shareholders and to shareholders of the affiliated foreign operating companies.

     This joint proxy statement/prospectus provides PRG shareholders, HSA-Texas, HSA-Texas shareholders and shareholders of the affiliated foreign operating companies with detailed information about the proposed share and option issuances. We encourage PRG shareholders, HSA-Texas, HSA-Texas shareholders and shareholders of the affiliated foreign operating companies to read this entire document carefully. In addition, PRG shareholders, HSA-Texas, HSA-Texas shareholders and shareholders of the affiliated foreign operating companies may obtain information about PRG from documents that PRG has filed with the Securities and Exchange Commission. PRG's common stock trades on The Nasdaq National Market under the symbol "PRGX."

-----------------------------------------                   -----------------------------------------
John M. Cook, Chairman of the Board and                     Howard Schultz, Chairman of the Board and
CEO                                                         CEO
The Profit Recovery Group International,                    Howard Schultz & Associates
Inc.                                                        International, Inc.

     AN INVESTMENT IN PRG COMMON STOCK IS SUBJECT TO RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 27.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PRG COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated             , 2001, and is
being first mailed to PRG shareholders on or about           , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................    1
SUMMARY.....................................................    3
  QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITIONS.....    3
  ADDITIONAL SUMMARY INFORMATION............................   12
     The Companies..........................................   12
     Reasons for the Proposed Acquisitions..................   13
     Recommendations of the Boards of Directors.............   13
     Opinion of Financial Advisor to PRG....................   13
     Shareholder Approvals..................................   14
     The Special Meetings...................................   14
     Interests of Directors and Officers of HSA-Texas in the
      Proposed Acquisitions.................................   14
     Accounting Treatment...................................   15
     Regulatory Approvals...................................   15
     Dissenters' Rights.....................................   15
     Limitation on Considering Other Acquisition
      Proposals.............................................   15
     Lender Approvals.......................................   15
     Conditions to the Asset Agreement......................   16
     Termination of the Asset Agreement.....................   16
     Termination Fees.......................................   16
     Expenses...............................................   17
     Comparative Per Share Market Price.....................   17
     Unaudited Comparative Per Share Data...................   17
     Historical Market Prices of PRG Common Stock...........   20
     PRG Selected Consolidated Financial Information........   21
     HSA-Texas Selected Combined Financial Information......   25
THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. SUMMARY
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL
INFORMATION.................................................   26
RISK FACTORS................................................   27
  Risks Relating to the Proposed Acquisitions...............   27
  Risks Relating to PRG's Business Following the Proposed
     Acquisitions...........................................   34
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.............   39
THE PRG SPECIAL MEETING.....................................   41
  Purpose, Time and Place...................................   41
  Record Date; Voting Power.................................   41
  Share Ownership of Management.............................   41
  Voting of Proxies.........................................   42
  Revocability of Proxies...................................   42
  Solicitation of Proxies...................................   42
  Recommendation of the Board of Directors..................   42
THE HSA-TEXAS SPECIAL MEETING...............................   44
  Purpose, Time and Place...................................   44
  Record Date; Voting Power.................................   44
  Share Ownership of Management.............................   44
  Recommendation of the Board of Directors..................   44
THE PROPOSED ACQUISITIONS...................................   45
  Background of the Proposed Acquisitions...................   45
  Reasons for the Proposed Acquisitions.....................   45
  Acquisition of Howard Schultz & Associates (International)
     Ltd. and Howard Schultz & Partner (Deutschland) GmbH...   48
  Acquisition of the Direct to Store Delivery Audit
     Operations.............................................   48

                                                              PAGE
                                                              ----
  Opinion of PRG's Financial Advisor........................   49
  Potential Conflicts of Interest of Directors and Officers
     of HSA-Texas in the Proposed Acquisitions..............   54
  Effective Date............................................   54
  Regulatory Approvals......................................   54
  Lender Approvals..........................................   55
  Assumption of HSA-Texas Indebtedness......................   55
  Material U.S. Federal Income Tax Consequences Relating to
     the Proposed Acquisitions..............................   55
  Accounting Treatment......................................   59
  PRG Rights Plan...........................................   59
  Dissenters' and Appraisal Rights Related to the Proposed
     Acquisitions...........................................   60
  Board of Directors and Management Following Proposed
     Acquisitions...........................................   62
  NASDAQ Listing............................................   63
  Federal Securities Law Consequences.......................   63
MATERIAL TERMS OF THE ASSET AGREEMENT.......................   65
  Assets To Be Acquired.....................................   65
  Excluded Assets...........................................   65
  Assumed Liabilities.......................................   65
  Retained Liabilities......................................   66
  Purchase Price............................................   67
  HSA-Texas Stock Options and SARs..........................   68
  Effect of Asset Agreement on HSA-Texas Shareholders.......   69
  Shareholder Representative................................   69
  Expected Closing of the Proposed Acquisition..............   69
  Representations and Warranties............................   70
  Covenants and Agreements..................................   71
  Indemnification by HSA-Texas and PRG......................   72
  Conditions to Closing.....................................   73
  Limitation on HSA-Texas' and PRG's Ability to Consider
     Other Acquisition Proposals............................   74
  Termination of the Asset Agreement........................   76
  Termination Fees..........................................   77
  Expenses..................................................   78
  Amendment; Waiver.........................................   79
MATERIAL TERMS OF THE STOCK AGREEMENT.......................   80
  Purchase Price; Closing...................................   80
  Effect of Stock Agreement on Shareholders of Affiliated
     Foreign Operating Companies............................   80
  Shareholder Representative................................   80
  Representations and Warranties............................   80
  Covenants and Agreements..................................   81
  Indemnification...........................................   82
  Conditions to Closing.....................................   83
  Termination of the Stock Agreement........................   84
  Amendment; Waiver.........................................   84
OTHER RELATED AGREEMENTS....................................   86
  Shareholder Agreement.....................................   86
  Registration Rights Agreement.............................   87
  Indemnification Agreement.................................   88
  Escrow Agreement..........................................   89
  Employment Agreements.....................................   90
  Noncompetition Agreement..................................   91

                                                              PAGE
                                                              ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF HSA-TEXAS....................   92
  Overview..................................................   92
  Results of Operations.....................................   92
  Liquidity and Capital Resources...........................   94
BUSINESS OF HSA-TEXAS.......................................   96
  The Business..............................................   96
  History...................................................   96
  Audit Services............................................   97
  Technology................................................   99
  Seasonality...............................................   99
  Sales and Marketing.......................................   99
  Proprietary Rights........................................   99
  Competition...............................................  100
  Employees and Contractors.................................  100
PRINCIPAL SHAREHOLDERS OF HSA-TEXAS.........................  101
PRINCIPAL SHAREHOLDERS OF HSA-TEXAS' AFFILIATED FOREIGN
  OPERATING COMPANIES.......................................  103
THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND
  SUBSIDIARIES PRO FORMA COMBINED FINANCIAL STATEMENTS
  (UNAUDITED)...............................................  104
COMPARATIVE RIGHTS OF PRG SHAREHOLDERS, HSA-TEXAS
  SHAREHOLDERS AND SHAREHOLDERS OF THE AFFILIATED FOREIGN
  OPERATING COMPANIES.......................................  110
  Authorized Capital Stock..................................  110
  Number and Term of Directors..............................  111
  Removal of Directors......................................  111
  Special Meeting of Shareholders...........................  112
  Quorum....................................................  112
  Notice for Meetings.......................................  113
  Amendments to Articles of Incorporation...................  114
  Amendment to Bylaws.......................................  114
  Advance Notice Bylaw Provisions for Election of
     Directors..............................................  115
  Shareholder Proposals.....................................  116
  State Takeover Laws Applicable to the Companies...........  117
  Inspection of Books and Records...........................  119
  Vote Required for Mergers and Similar Fundamental
     Corporate Transactions.................................  120
  Vote Required for Sales of All or Substantially All
     Corporate Assets.......................................  120
  Dividends.................................................  121
  Dissenters' Appraisal Rights..............................  122
  PRG Rights Plan...........................................  122
PRG/HSA-TEXAS STOCK OPTION PLAN.............................  124
PRG DIRECTOR AND EXECUTIVE OFFICER INFORMATION..............  129
  Election of Directors.....................................  129
  Information About the Board of Directors and Committees of
     the Board..............................................  132
  March 2001 Report of the Compensation Committee on
     Executive Compensation.................................  133
  Executive Compensation....................................  136
  Certain Transactions......................................  142
  Section 16(a) Beneficial Ownership Reporting Compliance...  143
  Ownership of Directors, Director Nominees, Principal
     Shareholders and Certain Executive Officers............  144
  Executive Officers........................................  146
  Performance Graph.........................................  147

                                                              PAGE
                                                              ----
LEGAL MATTERS...............................................  147
EXPERTS.....................................................  147
SHAREHOLDER PROPOSALS.......................................  148
INDEPENDENT AUDITORS........................................  148
HSA-TEXAS INDEX TO COMBINED FINANCIAL STATEMENTS............  F-1
ANNEX A -- ASSET AGREEMENT..................................  A-1
ANNEX B -- STOCK AGREEMENT..................................  B-1
ANNEX C -- OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH
  INCORPORATED..............................................  C-1
ANNEX D -- TEXAS DISSENTERS' RIGHTS STATUTES................  D-1

                      WHERE YOU CAN FIND MORE INFORMATION

     PRG files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. In addition, the SEC also maintains an internet worldwide web site that contains reports, proxy statements and other information about issuers like PRG who file electronically with the SEC. The address of that site is http://www.sec.gov.

     HSA-Texas and its affiliates are not reporting companies and therefore no reports or financial information about them is publicly available.

     PRG has filed a registration statement on Form S-4 to register with the SEC the PRG common stock and options to be issued pursuant to the proposed acquisitions. This joint proxy statement/prospectus is a part of that registration statement. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may read and copy the Form S-4 and any amendments to the Form S-4 at the SEC's public reference room or website referred to above.

     The SEC allows PRG to "incorporate by reference" information into this joint proxy statement/prospectus, which means that PRG can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that PRG has previously filed with the SEC. These documents contain important information about PRG and its financial condition.

     The following documents that PRG previously filed with the SEC are incorporated by reference in this document:

     - PRG's Annual Report on Form 10-K for the year ended December 31, 2000;

     - PRG's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001; and

     - The description of PRG's common stock contained in PRG's registration statement on Form 8-A (Registration No. 0-28000) as declared effective by the SEC on March 26, 1996, as amended by the registration statement on Form 8-A/A on August 9, 2000.

     All documents that PRG files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this joint proxy statement/prospectus to the date of the special meeting shall also be deemed to be incorporated in this joint proxy statement/prospectus by reference and to be a part of it from the date they are filed with the SEC.

     PRG has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to PRG, and HSA-Texas has supplied all such information contained in this joint proxy statement/prospectus relating to HSA-Texas and its affiliates. Neither PRG nor HSA-Texas assumes any responsibility for the accuracy or completeness of the information provided by the other party.

     Documents incorporated by reference are available from PRG, without charge, excluding all exhibits unless PRG has specifically incorporated by reference an exhibit in this joint proxy statement/prospectus or in a document incorporated by reference herein. Shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from:

         The Profit Recovery Group International, Inc.
         Leslie H. Kratcoski
         Director, Investor Relations
         2300 Windy Ridge Parkway
         Suite 100 North
         Atlanta, Georgia 30339-8426
         Telephone: (770) 779-3900

     If you would like to request documents from PRG, you must do so no later
than five business days prior to the special meeting, or        , 2001, in order
to receive them prior to the special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. NONE OF PRG, HSA-TEXAS OR ANY OF THEIR AFFILIATES HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY
STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED        ,
2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF PRG COMMON STOCK OR OPTIONS IN THE PROPOSED ACQUISITIONS SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                    SUMMARY

             QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITIONS

Q:   WHAT TRANSACTIONS DO PRG AND HSA-TEXAS PROPOSE? (SEE PAGES 65-85)

A: PRG proposes to acquire substantially all of the assets of HSA-Texas in exchange for PRG's assumption of certain HSA-Texas' liabilities and PRG's issuance of 14,908,954 shares of PRG common stock, less:

     - a number of shares of PRG common stock having a value equal to the "in the money" value of the options to purchase shares of HSA-Texas common stock and HSA-Texas stock appreciation rights, or SARs, outstanding at the closing; and

     - a number of shares of PRG common stock equal to the purchase price paid or to be paid by HSA-Texas in connection with the acquisition of the business and operations of JASAMA, Inc., an independently owned provider of a portion of HSA-Texas' direct to store delivery audit operations, divided by the lesser of $6.50 or the PRG "average price," defined to be the average of the closing prices of PRG common stock on The Nasdaq National Market for the five consecutive business day period ending five business days prior to the closing;

     as described in the agreement and plan of reorganization for the asset acquisition attached as Annex A to this joint proxy statement/prospectus.

     In addition to issuing shares of its common stock to acquire the assets of HSA-Texas, PRG will also issue:

     - 1,535 shares of PRG common stock to acquire substantially all of the outstanding stock of HSA-Singapore;

     - 75,234 shares of PRG common stock to acquire all of the outstanding stock of HSA-Asia;

     - 245,662 shares of PRG common stock to acquire all of the outstanding stock of HSA-Australia; and

     - 307,077 shares of PRG common stock to acquire all of the outstanding stock of HSA-Canada;

     each an affiliated foreign operating company of HSA-Texas, as described in the agreement and plan of reorganization for the stock acquisition attached as Annex B to this joint proxy statement/prospectus. The closings of the transactions contemplated by the stock agreement and the asset agreement are contingent on each other. See "Material Terms of the Asset Agreement" and "Material Terms of the Stock Agreement" for a detailed discussion of other closing conditions.

Q: WILL PRG DELIVER ALL OF THE SHARES TO BE ISSUED IN THE ACQUISITIONS AT CLOSING? (SEE PAGE 89)

A: No, unless certain additional proposed acquisitions have been consummated. If these acquisitions have not been consummated, the following shares to be issued to HSA-Texas in the asset acquisition will be held by PRG in escrow pursuant to an escrow agreement after the closing:

     - 200,000 shares will be held in escrow by PRG pending the acquisition by PRG of the business of Howard Schultz & Partner (Deutschland) GmbH, an independently owned foreign licensee of HSA-Texas operating in Germany and Austria;

     - 2,300,000 shares will be held in escrow by PRG pending the acquisition by PRG of the business of Howard Schultz & Associates (International) Ltd., an independently owned foreign licensee of HSA-Texas operating in the United Kingdom; and

     - 500,000 shares will be held in escrow by PRG pending the acquisition by PRG of the remaining direct to store delivery audit operations.

Q: WHAT WILL HAPPEN TO THE SHARES HELD IN ESCROW IF PRG IS UNABLE TO CLOSE THE ACQUISITION FOR WHICH SUCH SHARES HAVE BEEN PLACED IN ESCROW AT THE AGREED UPON PRICE OR TERMS? (SEE PAGES 89-90)

A: Howard Schultz & Partner (Deutschland) GmbH and Howard Schultz & Associates (International) Ltd.

     If, despite commercially reasonable efforts, at any time within 365 days after the closing of the HSA-Texas asset acquisition, PRG is unable to close the acquisition of the business of either of Howard Schultz & Partner (Deutschland) GmbH or Howard Schultz & Associates (International) Ltd. and if the reason for the failure to close such acquisition is that the respective seller has demanded a purchase price in excess of or terms more favorable than those previously agreed to by PRG at the closing of the asset acquisition, PRG will have the option:

     - to close such acquisition by paying the excess purchase price or agreeing to the more favorable terms, as applicable, in which event the number of escrow shares equal to the additional cost to PRG divided by the PRG average price, not to exceed 200,000 shares in respect of the acquisition of Howard Schultz & Partner (Deutschland) GmbH and not to exceed 2,300,000 shares in respect of the acquisition of Howard Schultz & Associates (International) Ltd., will be released to PRG and canceled, with the remaining shares in escrow with respect to such acquisition after such release and the completion of such acquisition, if any, being promptly distributed to HSA-Texas; or

     - not to close such acquisition, in which event HSA-Texas will forfeit all escrow shares in respect of such failed acquisition, and such shares will be released to PRG and canceled.

     If, despite commercially reasonable efforts by PRG, either acquisition has not closed within 365 days after the closing of the asset acquisition, all shares held in escrow with respect to such acquisition will be released to PRG and canceled.

     Direct to Store Delivery Audit Operations

     If, despite commercially reasonable efforts, at any time within 365 days after the closing of the asset acquisition, PRG has not closed the acquisition of the remaining company conducting the direct to store delivery audit operations and if the reason for the failure to close such acquisition is that the seller has demanded an aggregate purchase price in excess of or terms more favorable than those previously agreed to by PRG at the closing of the asset acquisition, PRG will have the option:

     - to close such acquisition by paying such excess purchase price or agreeing to the more favorable terms, as applicable, in which event a number of escrow shares equal to the additional cost to PRG divided by the lesser of $6.50 or the PRG average price, not to exceed 500,000 shares, will be released to PRG and canceled, and the remaining shares in escrow with respect to such acquisition, if any, will be promptly distributed to HSA-Texas; or

     - not to close such acquisition, in which event, HSA-Texas will forfeit all 500,000 shares held by PRG in escrow, and such shares will be released to PRG and canceled.

     If, despite commercially reasonable efforts by PRG, the acquisition is not completed within 365 days after the closing of the asset acquisition, all 500,000 shares of PRG common stock held in escrow will be released to PRG and canceled.

Q: WHY IS PRG ACQUIRING THE ASSETS OF HSA-TEXAS AND THE STOCK OF THE FOUR AFFILIATED FOREIGN OPERATING COMPANIES? (SEE PAGES 46-47)

A: PRG's board of directors anticipates that after the completion of the proposed acquisitions, PRG should have the potential to realize long-term improved operating and financial results and should be in a stronger competitive position in the recovery audit and expense containment marketplace. PRG's board of directors believes that the proposed acquisitions of substantially all of the assets of HSA-Texas and the stock of the four affiliated foreign operating companies of HSA-Texas represent a unique, strategic fit between companies with similar business strategies and complementary recovery audit service offerings, and that the proposed acquisitions are in the best interest of PRG and its shareholders.

Q:   WHY IS HSA-TEXAS SELLING ITS ASSETS? (SEE PAGES 47-48)

A: After considering the recent consolidation of its retail sector customer base, the increased capital and technology requirements to remain competitive in the audit recovery industry, the current environment in the audit recovery industry and a review of strategic alternatives by the board of directors of HSA-Texas, including other possible business combinations, the board of directors of HSA-Texas believes that the proposed acquisitions are advisable because they are fair to, and in the best interests of, HSA-Texas and its shareholders and affiliates, and that a transaction with another company may not offer terms with advantages comparable to those of a business combination with PRG.

     In addition, the board of directors considered the advantage of owning PRG common stock, which is listed on The Nasdaq National Market, and the fact that shareholders of HSA-Texas will be able to sell a portion of their PRG common stock upon its distribution and diversify into other investments.

Q: HOW MUCH DEBT DOES PRG EXPECT TO INCUR IN CONNECTION WITH THE PROPOSED ACQUISITIONS? (SEE PAGE 55)

A: PRG expects to incur or assume $32.0 million to $37.0 million of debt in connection with the proposed acquisitions, including debt expected to be incurred in connection with the acquisition of the remaining direct to store delivery audit operations. In addition, PRG expects to incur an additional $13.0 million to $14.0 million of debt to acquire the business of Howard Schultz & Partner (Deutschland) GmbH and Howard Schultz & Associates (International) Ltd. PRG will also assume certain other obligations of HSA-Texas, including compensation obligations to HSA-Texas independent contractors to be incurred prior to the closing of the asset acquisition, currently estimated at up to $9 million.

Q:   WHAT ARE PRG SHAREHOLDERS BEING ASKED TO APPROVE? (SEE PAGES 41-43)

A: Shareholders of PRG are being asked to approve the following proposal at the special meeting:

     To consider and vote upon the proposed issuance by PRG of an aggregate of up to 15,538,462 shares of its common stock and options to purchase an indeterminate number of shares of its common stock, not to exceed 1,678,826 shares, in connection with the proposed acquisition by PRG of substantially all of the assets of HSA-Texas and the concurrent acquisition by PRG of substantially all of the outstanding stock of HSA-Singapore and all of the outstanding stock of HSA-Asia, HSA-Australia and HSA-Canada, each an affiliated foreign operating company of HSA-Texas; and pursuant to the terms of the proposed acquisitions, the election of Howard Schultz and Andrew Schultz as Class II directors, Nate Levine as a Class I director and Arthur Budge, Jr. as a Class III director, conditioned upon the closing of the proposed acquisitions.

     Assuming that holders of a majority of the outstanding shares of PRG common stock entitled to vote on the record date of the special meeting,
                    , 2001, are present, either in person or by proxy, at the special meeting, the affirmative vote of a majority of the shares of PRG common stock entitled to vote that are actually voted either in person or by proxy is required to approve the proposal.

Q:   WHAT DECISION MUST HSA-TEXAS SHAREHOLDERS MAKE? (SEE PAGE 44)

A: Holders of HSA-Texas voting common stock must decide whether to vote to approve and affirm the asset agreement and to approve the proposed acquisition of substantially all of HSA-Texas' assets by PRG. Holders of HSA-Texas non-voting common stock are not required to approve the asset agreement or the proposed acquisition.

Q: WHAT DECISION MUST SHAREHOLDERS OF THE AFFILIATED FOREIGN OPERATING COMPANIES MAKE? (SEE PAGE 80)

A: Shareholders of the affiliated foreign operating companies must decide whether or not to accept the offer contained herein, affirm the transactions contemplated by the stock agreement and exchange their shares for shares of PRG common stock.

Q: WHEN DO PRG AND HSA-TEXAS EXPECT THE PROPOSED ACQUISITIONS TO BE COMPLETED? (SEE PAGES 54-55)

A: The parties are working toward completing the transactions as quickly as possible. In addition to approval by the shareholders of PRG and HSA-Texas, approval by PRG's lenders, and affirmation of the stock agreement by the shareholders of the affiliated foreign operating companies, the registration statement must be declared effective by the SEC, and each of PRG, HSA-Texas and the shareholders of the affiliated foreign operating companies must satisfy or waive all of the closing conditions contained in the asset agreement and stock agreement, as applicable. Under the asset agreement, the transaction will close on a date no later than 10 business days after the satisfaction or waiver of the closing conditions or on the date designated by PRG and HSA-Texas. PRG and HSA-Texas received clearance under the Hart-Scott Rodino Antitrust Improvements Act, or HSR Act, effective as of August 10, 2001.

Q: WHEN WILL DISTRIBUTIONS OF PRG COMMON STOCK BE MADE TO THE SHAREHOLDERS OF HSA-TEXAS AND ITS AFFILIATED FOREIGN OPERATING COMPANIES?

A: At this time, HSA-Texas cannot set a timetable for any distributions of PRG common stock, but the timetable will depend on the timing of the completion of the proposed acquisitions and of the liquidation of HSA-Texas; however, HSA-Texas has informed PRG that it intends to distribute all shares of PRG common stock received by it to HSA-Texas shareholders within one year after the closing date. HSA-Texas expects to begin the process of winding up the business affairs of HSA-Texas no later than 45 days after the closing of the asset acquisition.

     If the proposed acquisitions are approved, shareholders of the affiliated foreign operating companies will receive shares of PRG common stock at the closing.

Q: WHEN DOES PRG EXPECT TO COMPLETE THE ACQUISITION OF THE BUSINESS OF HOWARD SCHULTZ & ASSOCIATES (INTERNATIONAL) LTD. AND HOWARD SCHULTZ & PARTNER (DEUTSCHLAND) GMBH? (SEE PAGE 48)

A: It is expected that the acquisition of the business of Howard Schultz & Associates (International) Ltd., an independently owned foreign licensee of HSA-Texas, will be completed on or before December 31, 2001. It is expected that the acquisition of Howard Schultz & Partner (Deutschland) GmbH, also an independently owned foreign licensee of HSA-Texas, will be completed in January 2002. However, if the acquisition of either of these two independently owned foreign licensees has not occurred within 365 days after the closing of the asset acquisition, all shares held in escrow with respect to either of such acquisitions will be released to PRG and canceled. In addition, a portion of the shares held in escrow will be released to PRG and canceled in the event PRG is required to pay a purchase price in excess of, or to agree to terms less favorable to PRG than, those agreed to by PRG at the closing of the asset acquisition.

Q: WHEN DOES PRG EXPECT TO COMPLETE THE ACQUISITION OF THE REMAINING DIRECT TO STORE DELIVERY AUDIT OPERATIONS? (SEE PAGE 48)

A: It is expected that the acquisition of the remaining direct to store delivery audit operations will be completed on or before the closing of the asset acquisition. However, if the acquisition is not completed within 365 days after the closing of the asset acquisition, all shares held in escrow with respect to the acquisition will be forfeited to PRG and canceled. In addition, a portion of the shares held in escrow will be released to PRG and canceled in the event PRG is required to pay a purchase price in excess of, or to agree to terms less favorable to PRG than, those terms agreed to by PRG at the closing of the asset acquisition.

Q: HOW MANY SHARES OF PRG COMMON STOCK ARE EXPECTED TO BE DISTRIBUTED TO HSA-TEXAS SHAREHOLDERS FOR EACH SHARE OF HSA-TEXAS COMMON STOCK OWNED?

A: As of August 31, 2001, HSA-Texas had 2,307,482 outstanding shares of voting common stock, 6,435,383 outstanding shares of non-voting common stock, 1,133,423 shares subject to outstanding options and 64,569 outstanding SARs. Assuming that:

     - the above numbers remain constant;

     - the acquisition of the remaining direct to store delivery audit operations is completed prior to the closing of the asset acquisition for an aggregate cash consideration of approximately $1.2 million;

     - the acquisitions of Howard Schultz & Associates (International) Ltd. and Howard Schultz & Partner (Deutschland) GmbH have not been completed prior to the closing of the asset acquisition and 2.5 million shares of PRG common stock to be issued to HSA-Texas at the closing of the asset acquisition will be held in escrow by PRG; and

     - HSA-Texas' remaining liabilities, including the expenses of effecting the liquidation and winding up of HSA-Texas, do not exceed the value of HSA-Texas' assets not purchased by PRG;

     the following table shows the number of shares of PRG common stock each HSA-Texas shareholder would receive for one share of HSA-Texas common stock, exclusive of shares issued into escrow, assuming the following "average prices" of PRG common stock. The "average price" of PRG common stock is defined in the asset agreement as the average closing price per share of PRG common stock, as reported in The Wall Street Journal, for the five consecutive trading days ending on the fifth trading day immediately preceding the closing date.

                                                    APPROXIMATE NUMBER OF PRG
ASSUMED AVERAGE                                     SHARES TO BE RECEIVED FOR
PRICES OF PRG                                         EACH HSA-TEXAS VOTING
COMMON STOCK                                           OR NON-VOTING SHARE
---------------                                     -------------------------
$ 7.00............................................            1.370
$ 8.00............................................            1.348
$ 9.00............................................            1.331
$10.00............................................            1.317
$11.00............................................            1.306
$12.00............................................            1.297
$13.00............................................            1.289
$14.00............................................            1.282
$15.00............................................            1.277
$16.00............................................            1.272

     If, after the completion of PRG's acquisition of substantially all of HSA-Texas' assets, HSA-Texas' remaining liabilities exceed the value of HSA-Texas' remaining assets, and HSA-Texas is required to sell shares of PRG common stock in order to pay such liabilities, the number of shares of PRG common stock to be received by HSA-Texas shareholders upon any distribution will be reduced accordingly. Also, if the acquisition of either of the direct to store delivery audit businesses is not completed by the closing of the asset acquisition, 500,000 shares of PRG common stock will be issued into escrow at closing and may be forfeited to PRG if either such acquisition is not completed within 365 days after the closing of the asset acquisition or if both acquisitions are completed at an aggregate purchase price in excess of or on terms less favorable to PRG than those agreed to by PRG at the closing of the asset acquisition. If the acquisitions of Howard Schultz & Associates (International) Ltd. and Howard Schultz & Partner (Deutschland) GmbH are completed within 365 days after the closing of the asset acquisition and the 2.5 million shares held in escrow with respect to these acquisitions are released, assuming no change in the number of outstanding shares of HSA-Texas common stock, HSA-Texas shareholders will receive an additional 0.286 shares of PRG common stock per share of HSA-Texas common stock.

Q: HOW MANY SHARES OF PRG COMMON STOCK ARE EXPECTED TO BE DISTRIBUTED TO SHAREHOLDERS OF THE AFFILIATED FOREIGN OPERATING COMPANIES FOR EACH SHARE OF COMMON STOCK OWNED IN SUCH COMPANY?

A: As of August 31, 2001, HSA-Singapore had 5 outstanding shares of common stock, HSA-Asia had 2 outstanding "A" shares of common stock and 98 outstanding "B" shares of common stock, HSA-Australia had 1,000 outstanding shares of common stock and HSA-Canada had 1,000 outstanding shares of common stock. HSA-Texas has informed PRG that, prior to the closing of the asset acquisition, it intends to cause HSA-Singapore to issue an additional 97 shares of common stock to Howard Schultz for no additional consideration. Assuming that these numbers remain constant and that the additional shares of HSA-Singapore common stock are issued as anticipated, the following table shows the number of shares of PRG common stock each shareholder of an affiliated foreign operating company will receive for each share of such company's common stock:

                                                              APPROXIMATE
                                                          NUMBER OF PRG SHARES
                                                        TO BE RECEIVED FOR EACH
                                                           SHARE OWNED IN AN
                                                               AFFILIATED
                                                           FOREIGN OPERATING
NAME OF COMPANY                                                 COMPANY
---------------                                       ----------------------------
HSA-Singapore.......................................           15.35 shares
HSA-Asia............................................          752.34 shares
HSA-Canada..........................................          307.08 shares
HSA-Australia.......................................          245.66 shares

Q: WHAT WILL HAPPEN TO THE HSA-TEXAS STOCK OPTIONS AND SARS OUTSTANDING AT CLOSING? (SEE PAGES 68-69)

A: At closing, PRG will assume each outstanding HSA-Texas option held by persons who become employees, directors or independent contractors of PRG or any of its affiliates. These assumed options will constitute options to acquire PRG common stock, at terms equivalent to those of the HSA-Texas stock options, in accordance with the 1999 Howard Schultz & Associates Stock Option Plan. The exercise price and the number of shares subject to each of these HSA-Texas stock options will be adjusted to give effect to the proposed acquisition of HSA-Texas, and all of these options will be vested and have a term of five years following the closing of the asset acquisition. HSA-Texas will, prior to or concurrently with the closing of the asset acquisition, cancel those options that PRG does not assume, and will offer to cancel all outstanding SARs in exchange for a cash payment equal to HSA-Texas' reasonable estimate of the value of the per share amount to be received by each HSA-Texas shareholder upon dissolution of HSA-Texas, less the exercise or base price thereof, as applicable.

Q: HOW WILL THE NUMBER OF OUTSTANDING HSA-TEXAS OPTIONS AND SARS AT THE CLOSING AFFECT THE NUMBER OF SHARES THAT HSA-TEXAS RECEIVES IN THE ASSET ACQUISITION? (SEE PAGES 67-68)

A: The number of shares of PRG common stock that PRG delivers to HSA-Texas in the asset acquisition will be reduced by a number of shares having a value equal to the aggregate "in the money" value of all options and SARs outstanding at closing divided by the PRG "average price."

     The "in the money" value of each outstanding option and SAR will be determined by subtracting the per share exercise price of the option or the per share grant price of the SAR, as applicable, from the "per share value." The formula for the "per share value" is as follows:

     - 14,908,954; less

     - the purchase price paid or estimated purchase price to be paid, as the case may be, for the direct to store delivery audit operations divided by the lesser of $6.50 or the PRG "average price;"

     - times the PRG "average price;"

     - divided by the sum of:

      - the number of shares of HSA-Texas common stock outstanding on the closing date; plus

      - the number of shares of HSA-Texas common stock subject to HSA-Texas options outstanding on the closing date; plus

      - the number of HSA-Texas SARs outstanding on the closing date.

     The following table generally illustrates how the number of shares that PRG will issue to HSA-Texas in the asset acquisition will be reduced by the "in the money" value of outstanding options and SARs based upon a range of hypothetical PRG "average prices." In addition, the following assumes that at the closing, there will be 2,307,482 shares of HSA-Texas voting common stock outstanding, 6,435,383 shares of HSA-Texas non-voting common stock outstanding, 1,133,423 shares of HSA-Texas common stock underlying outstanding options and 64,569 outstanding HSA-Texas SARs. The average price of PRG common stock may be more or less than the ranges set forth below and the number of shares of

     HSA-Texas common stock outstanding, the number of shares of HSA-Texas common stock underlying outstanding options and the number of outstanding HSA-Texas SARs at closing may be more or less than the numbers set forth above.

                                                        ESTIMATED REDUCTION
ASSUMED AVERAGE                                          IN NUMBER OF PRG
PRICE OF PRG                                           SHARES TO BE RECEIVED
COMMON STOCK                                               BY HSA-TEXAS
---------------                                      -------------------------
 $7.00.............................................            250,485
 $8.00.............................................            440,982
 $9.00.............................................            589,134
$10.00.............................................            707,667
$11.00.............................................            804,649
$12.00.............................................            885,467
$13.00.............................................            953,852
$14.00.............................................          1,012,467
$15.00.............................................          1,063,267
$16.00.............................................          1,107,717

Q: IF I AM AN HSA-TEXAS SHAREHOLDER SHOULD I SEND IN MY HSA-TEXAS STOCK CERTIFICATES?

A: No. Please do not mail your HSA-Texas stock certificates to HSA-Texas or PRG. If the proposed acquisitions are approved and closed, HSA-Texas will provide instructions regarding surrendering your stock certificates at the time shares of PRG common stock are distributed to HSA-Texas shareholders.

Q: IF I AM A SHAREHOLDER OF AN AFFILIATED FOREIGN OPERATING COMPANY SHOULD I SURRENDER MY STOCK CERTIFICATES? (SEE PAGE 83)

A: As a condition to closing the stock agreement, shareholders of the affiliated foreign operating companies will be required to deliver the original certificates representing their shares in each affiliated foreign operating company to PRG at or prior to the closing. Shareholders of the affiliated foreign operating companies will be provided with instructions for surrendering their stock certificates prior to the closing.

Q:   WHAT DO I NEED TO DO IF I AM A PRG SHAREHOLDER? (SEE PAGES 41-43)

A: If you are a PRG shareholder, after carefully reading and considering the information contained in this joint proxy statement/prospectus, please respond by completing, signing, and dating your PRG proxy card and returning it, in the enclosed postage paid envelope, as soon as possible so that your PRG shares may be represented at PRG's special meeting.

Q: WHAT DO I NEED TO DO IF I AM AN HSA-TEXAS SHAREHOLDER OR A SHAREHOLDER OF AN AFFILIATED FOREIGN OPERATING COMPANY? (SEE PAGE 44)

A: If you are a shareholder of HSA-Texas or a shareholder of an affiliated foreign operating company, you are not required to return a proxy card because your proxy is not being solicited. However, holders of HSA-Texas voting common stock will be required to approve the asset agreement at a special meeting of HSA-Texas shareholders and affirm their obligations thereunder, and shareholders of affiliated foreign operating companies will be required to accept the offer contained herein and affirm the stock agreement.

Q:   WHAT HAPPENS IF I DO NOT RETURN MY PRG PROXY CARD? (SEE PAGE 41)

A: If you are a PRG shareholder, the failure to return your PRG proxy card will increase the risk that a quorum, which is a majority of the outstanding voting shares of PRG common stock, may not be obtained. If a quorum is not obtained at the special meeting or any continuation of the special meeting, the approval of the proposed share and option issuances will not be obtained at the special meeting and the nominated directors will not be elected. As a result, PRG would be unable to proceed with the proposed acquisitions.

Q: WHAT HAPPENS IF I RETURN A SIGNED PRG PROXY CARD BUT DO NOT INDICATE HOW TO VOTE MY PRG PROXY? (SEE PAGE 42)

A: If you do not include instructions on how to vote your properly signed and dated PRG proxy card, your PRG shares will be voted for approval of the proposed share and option issuances and the election of the nominated directors.

Q:   MAY I VOTE IN PERSON AT THE PRG SPECIAL MEETING? (SEE PAGE 41)

A: If you are a PRG shareholder, you may attend PRG's special meeting and vote your PRG shares in person, rather than signing and returning your PRG proxy card. Only PRG shareholders of record as of the record date or their proxies are eligible to vote in person.

Q: IF MY PRG SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY PRG SHARES FOR ME? (SEE PAGE 41)

A: Your broker will not be able to vote your PRG shares without instructions from you. You should instruct your broker to vote your PRG shares by following the procedures provided by your broker. The failure to provide such voting instructions to your broker will increase the risk that a quorum may not be obtained, without which the approval of the proposed share and option issuances will not be obtained at the special meeting and the nominated directors will not be elected.

Q: IF I AM A PRG SHAREHOLDER, CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PRG PROXY? (SEE PAGES 41-43)

A: Yes. You can change your vote at any time before your proxy is voted at PRG's special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of PRG so that it is received before your proxy is voted at PRG's special meeting. If your PRG shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, you can attend the PRG special meeting and vote in person. Only PRG shareholders of record as of the record date or their proxies are eligible to vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your PRG shares, you must follow directions received from your broker to change those instructions.

Q: WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED ACQUISITIONS TO PRG, HSA-TEXAS, SHAREHOLDERS OF HSA-TEXAS AND SHAREHOLDERS OF THE AFFILIATED FOREIGN OPERATING COMPANIES? (SEE PAGES 55-59)

A: The proposed acquisition of the assets of HSA-Texas, and subsequent liquidation of HSA-Texas, are intended to qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, or the Code. If such transactions do so qualify, neither HSA-Texas nor the shareholders of HSA-Texas will recognize taxable gain or loss upon receipt of shares of PRG common stock in connection with the acquisition of the assets of HSA-Texas and the liquidation of HSA-Texas. HSA-Texas, however, will likely recognize gain in the liquidation and distribution of any appreciated assets that are not acquired by PRG in the acquisition and, as long as HSA-Texas qualifies as an S corporation at the time of the liquidation, such gain will be taxable to the shareholders of HSA-Texas. Furthermore, it appears that the shareholders of HSA-Texas will recognize gain in the liquidation of HSA-Texas in an amount equal to the lesser of:

     - the fair market value of the property other than PRG common stock distributed to such HSA-Texas shareholder; and

     - the gain realized by such HSA-Texas shareholder taking into account all adjustments to the shareholder's tax basis in the shareholder's HSA-Texas stock, including any increase allowed for the HSA-Texas gain included in income.

    In addition, any shareholder that is required to contribute an equity interest in a direct or indirect subsidiary of HSA-Texas to the direct parent corporation of such subsidiary may recognize taxable gain or loss as a result of such contribution. PRG will not recognize taxable gain or loss as a result of the issuance of shares of PRG common stock to acquire the assets of HSA-Texas.

     The proposed acquisitions of the affiliated foreign operating companies are intended to qualify as tax-free reorganizations under Section 368(a)(1)(B) of the Code. If the acquisitions do so qualify, the shareholders of the affiliated foreign operating companies will not recognize taxable gain or loss upon receipt of shares of PRG common stock in exchange for stock in the affiliated foreign operating companies. Neither the affiliated foreign operating companies nor PRG will recognize taxable gain or loss solely as a result of PRG's acquisition of the stock of the affiliated foreign operating companies for PRG common stock.

Q: WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS TO HOLDERS OF HSA-TEXAS OPTIONS AND SARS? (SEE PAGES 55-59)

A: Each HSA-Texas optionholder whose non-qualified stock options to purchase shares of HSA-Texas common stock are assumed by PRG should not recognize gain or loss as a result of the assumption. Rather, such optionholder should generally recognize ordinary compensation income at the time such PRG option is exercised in an amount equal to the fair market value of PRG common stock at such time less the exercise price of the option.

     Each HSA-Texas optionholder who receives cash in connection with the cancellation of such optionholder's HSA-Texas options will recognize ordinary compensation income equal to the amount of the cash payment received. Similarly, each holder of an HSA-Texas SAR will recognize ordinary compensation income in an amount equal to the amount of cash received from HSA-Texas in connection with the cancellation of such HSA-Texas SAR.

Q: WHERE WILL THE PRG SHARES ISSUED IN THE PROPOSED ACQUISITIONS BE LISTED? (SEE PAGE 63)

A: Shares of PRG common stock will continue to be listed on The Nasdaq National Market under the symbol "PRGX."

Q:   WILL THE NAME OF PRG CHANGE FOLLOWING THE CLOSING OF THE PROPOSED
     ACQUISITIONS?

A: Yes. As soon as practicable following the closing, PRG will change its corporate name to PRG-Schultz International, Inc.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about either the proposed acquisitions or how to submit your PRG proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed PRG proxy card or voting instructions, you should contact the individuals listed below:

    If you are a PRG shareholder, you should      If you are an HSA-Texas shareholder or a
    contact:                                      shareholder of an HSA-Texas affiliate, you
                                                  should contact:
    The Profit Recovery Group International,      Howard Schultz & Associates International,
    Inc.                                          Inc.
    2300 Windy Ridge Parkway, Suite 100 North     9241 LBJ Freeway, Suite 100
    Atlanta, Georgia 30339-8426                   Dallas, TX 75243
    Attention: Leslie H. Kratcoski                Attention: Michael Glazer
    Phone Number: (770) 779-3900                  Phone Number: (972) 233-7564

                         ADDITIONAL SUMMARY INFORMATION

     This additional summary information, together with the preceding
"Summary -- Questions and Answers about the Proposed Acquisitions," highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposed acquisitions fully, you should read carefully this entire document and the other available information referred to in "Where You Can Find More Information" in the front of this joint proxy statement/prospectus. The asset agreement is attached to this joint proxy statement/prospectus as Annex A and the stock agreement is attached to this joint proxy statement/prospectus as Annex B. You are encouraged to read the asset agreement and the stock agreement, as they are the main legal documents that govern the proposed acquisitions.

                                 THE COMPANIES

THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
2300 WINDY RIDGE PARKWAY
SUITE 100 NORTH
ATLANTA, GEORGIA 30339-8426
(770) 779-3900

     PRG is a leading provider of recovery audit, expense containment and knowledge application services to large and mid-size businesses having numerous payment transactions with many vendors. These businesses include, but are not limited to, the following:

     - retailers such as discount, department, specialty, grocery and drug stores;

     - manufacturers of pharmaceuticals, consumer electronics, chemicals and aerospace and medical products;

     - wholesale distributors of computer components, food products and pharmaceuticals; and

     - healthcare providers such as hospitals and health maintenance organizations.

     PRG currently services approximately 2,500 clients in over 33 different countries outside the United States. PRG's continuing operations have two distinct operating segments consisting of Accounts Payable Services and French Taxation Services. Each segment represents a strategic business unit that offers different types of recovery and cost containment services.

Recent Developments

     While no final determinations have yet been made, PRG is exploring strategic alternatives with respect to its French Taxation Services operations. One of the strategic alternatives under serious consideration is the potential sale of Groupe Alma and related entities, which collectively comprise PRG's French Taxation Services segment. In exploring this alternative, PRG has engaged investment banking assistance, prepared an offering document and distributed the document on a very limited, selective basis within France. Although PRG has not yet determined whether or not it will sell its French Taxation Services operations as of the filing of this joint proxy statement/prospectus, PRG believes that any near-term sale of these operations, if approved by PRG's board of directors, would result in a net loss on the sale of approximately $45 million to $50 million in the quarter of disposition. This range could be materially impacted by future variations in the exchange rate of the French franc relative to the U.S. dollar. See "Risk Factors -- Risks Relating to PRG's Business Following the Proposed Acquisitions -- The potential sale of PRG's French Taxation Services operations may result in a substantial and material net loss."

HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.
9241 LBJ FREEWAY, SUITE 100
DALLAS, TEXAS 75243
(972) 233-7564

     Howard Schultz & Associates International, Inc., its subsidiaries and licensees are industry pioneers in providing recovery audit services. HSA-Texas audits accounts payable records, occupancy costs, vendor statements and direct to store delivery audit records to recover overpayments that are a result of missed credits, duplicated payments, overlooked allowances, incorrect invoices and other discrepancies.

     HSA-Texas provides recovery audit services to large and mid-size businesses having numerous payment transactions with many vendors. These businesses include, but are not limited to retailers, manufacturers, wholesale distributors, technology companies and healthcare providers.

     HSA-Texas has more than 1,000 audit associates working in most major U.S. cities and several international markets. HSA-Texas and its affiliated operating companies and licensees operate 25 regional offices in the United States, Australia, Belgium, Canada, France, Germany, Hong Kong, Italy, Mexico, the Philippines, Portugal, Singapore, Thailand, Taiwan, the Netherlands, Spain and the United Kingdom.

REASONS FOR THE PROPOSED ACQUISITIONS (SEE PAGES 45-48)

     PRG and HSA-Texas have agreed to engage in the proposed acquisitions because of the synergies and market strength that will result from combining their businesses. The completion of the proposed acquisitions will give the combined company an enhanced global presence and the opportunity to gain market share.

     In addition, the boards of directors of PRG and HSA-Texas approved the proposed acquisitions based on a number of factors, including their belief that the proposed acquisitions may allow them to:

     - accelerate innovation and audit effectiveness and thereby better meet customer needs for next-generation audit recovery services;

     - accelerate expansion into existing and new market segments for audit recovery;

     - be more competitive with other leading audit recovery companies, including the current and former consulting arms of the Big 5 accounting firms;

     - add to their intellectual property portfolio in the field of audit recovery processes; and

     - add qualified auditors and other employees from the HSA-Texas workforce to PRG and thereby enhance its expertise in audit recovery technology.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS (SEE PAGES 42 AND 44)

     To PRG shareholders: The PRG board of directors has voted unanimously to nominate the proposed directors, conditioned on the closing of the asset acquisition, and to approve the terms and provisions of the asset agreement and the stock agreement and the proposed issuance of shares and options, and believes that they are fair to PRG's shareholders and in their best interest. The PRG board of directors recommends that PRG's shareholders vote for the approval of the proposed share and option issuances and in favor of the nominated directors.

     To HSA-Texas shareholders: The HSA-Texas board of directors believes that the proposed acquisitions are fair to HSA-Texas shareholders and in their best interest, and has unanimously voted to approve the asset agreement, and has unanimously recommended that holders of HSA-Texas voting common stock vote to approve and affirm the asset agreement.

OPINION OF FINANCIAL ADVISOR TO PRG (SEE PAGES 49-53)

     In deciding to approve the proposed acquisitions, PRG's board of directors considered the oral opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which opinion was subsequently confirmed in a written opinion, to the effect that, as of the date of such opinion, and subject to and based on the considerations referred to in such opinion, the consideration to be paid by PRG in connection with the proposed acquisitions was fair, from a financial point of view, to PRG. The opinion, dated as of August 3, 2001, is attached as Annex C to this joint proxy statement/prospectus. PRG urges its shareholders to read the opinion of Merrill Lynch in its entirety.

SHAREHOLDER APPROVALS (SEE PAGES 41 AND 44)

     As of the record date, PRG directors and executive officers and their affiliates owned in the aggregate approximately % of its outstanding shares of common stock, which shares PRG expects to be voted for approval of the proposed share and option issuances and in favor of the nominated directors. The affirmative vote of a majority of the outstanding shares of PRG common stock entitled to vote and present at the special meeting is required to approve the proposed share and option issuances and the election of the nominated directors. As of the record date, PRG directors and executive officers and their affiliates did not own, beneficially or of record, any shares of HSA-Texas common stock.

     As of the record date, the directors and executive officers of HSA-Texas and their affiliates owned in the aggregate approximately 100% of its outstanding shares of HSA-Texas voting common stock, which shares HSA-Texas expects to be voted for approval of the asset agreement. The affirmative vote of two-thirds of the outstanding shares of HSA-Texas voting stock is required to approve the asset agreement. Howard Schultz, Leslie Schultz, Andrew Schultz and the Andrew H. Schultz Irrevocable Trust, parties to the stock agreement, are expected to accept the offer contained herein and affirm the stock agreement, pursuant to which PRG will acquire substantially all of the outstanding stock of HSA-Singapore and all of the outstanding stock of HSA-Asia, HSA-Australia and HSA-Canada. As of the record date, directors and executive officers of HSA-Texas owned, beneficially or of record, 3,100 shares of PRG common stock.

THE SPECIAL MEETINGS (SEE PAGES 41 AND 44)

     The special meeting of the shareholders of PRG will be held on
               , 2001, at                am, local time, at the                .

     The special meeting of the holders of HSA-Texas voting common stock will be
held on           , 2001, at                am, local time, at the
               .

INTERESTS OF DIRECTORS AND OFFICERS OF HSA-TEXAS IN THE PROPOSED ACQUISITIONS (SEE PAGE 54)

     HSA-Texas shareholders and shareholders of the affiliated foreign operating companies should be aware that the officers and directors of HSA-Texas have interests in the proposed acquisitions that are different from, or in addition to, the interests of HSA-Texas shareholders and the shareholders of the affiliated foreign operating companies. For example:

     - After completion of the proposed acquisitions, PRG will employ Howard Schultz as chairman of the board of the combined company and Andrew Schultz as an officer, and both Howard Schultz and Andrew Schultz will serve on the board of directors of PRG;

     - At closing, PRG will repay certain outstanding indebtedness of HSA-Texas to Howard Schultz, estimated to be approximately $8.5 million to $9.0 million, including loans made subsequent to June 30, 2001;

     - PRG will grant options to purchase 250,000 shares of PRG common stock to Howard Schultz at an exercise price equal to the closing price of PRG common stock on The Nasdaq National Market on the date of grant and will assume options to purchase 167,631 shares of HSA-Texas common stock at an exercise price of $9.06 per share held by Arthur Budge, Jr. which will convert into options to acquire 248,295 shares of PRG common stock at an exercise price of $6.12 per share, assuming an option conversion ratio of 1.4812;

     - Howard Schultz and Andrew Schultz will collectively beneficially own approximately 3,589,616 shares and 4,488,832 shares, respectively, of PRG's outstanding common stock immediately following the closing, without taking into consideration any shares held in escrow; and

     - If three million shares are held in escrow by PRG at the closing of the asset acquisition and are all subsequently released from escrow, Howard Schultz and Andrew Schultz will receive an additional approximately 784,902 shares and 879,471 shares, respectively, of PRG common stock.

ACCOUNTING TREATMENT

     PRG will account for the proposed acquisitions under the purchase method of accounting.

REGULATORY APPROVALS (SEE PAGES 54-55)

     The proposed acquisitions are subject to review by the Department of Justice and the Federal Trade Commission, or FTC, to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the proposed acquisitions could not be completed until the waiting period requirement of the HSR Act had been satisfied. On August 3, 2001, PRG and HSA-Texas filed required documents with the FTC and requested early termination of the waiting period. The request for early termination was granted effective as of August 10, 2001.

     In addition, the proposed acquisitions are subject to the SEC's declaring the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part.

DISSENTERS' RIGHTS (SEE PAGES 60-62)

     PRG's shareholders are not required to approve the proposed acquisitions under Georgia law, but rather are required by Nasdaq rules to approve the issuance of shares, including shares subject to options, that are proposed to be issued in connection with the proposed acquisitions. Georgia corporate law, which governs PRG as a Georgia corporation, does not afford dissenters' or appraisal rights to holders of shares that are quoted on The Nasdaq National Market, or Nasdaq, as are PRG's shares, except in certain merger or share exchange transactions. Therefore, PRG shareholders have no dissenters' or appraisal rights with respect to the proposed acquisitions.

     Texas law, which governs HSA-Texas as a Texas corporation, entitles HSA-Texas' holders of voting common stock to dissent from the proposed acquisition of HSA-Texas and instead demand payment in cash from HSA-Texas of the fair value of their shares. The shareholders of the affiliated foreign operating companies, which are governed by the laws of Texas, Hong Kong and Singapore, as applicable, will not have dissenters' or appraisal rights in connection with the proposed transactions.

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS (SEE PAGES 74-76)

     PRG and HSA-Texas have agreed not to consider an alternative acquisition proposal or other similar transaction with another party while the proposed acquisitions are pending; provided, however, that PRG may consider an alternative acquisition proposal if:

     - a third party has made an unsolicited bona fide written proposal to PRG's board of directors; and

      - the PRG board determines in good faith that consideration of such alternative acquisition proposal is necessary for the board to comply with its fiduciary duties to PRG's shareholders; and

      - the board determines that such alternative acquisition proposal will, if completed, be superior to the proposed acquisitions.

     PRG may also consider an alternative acquisition proposal if a third party agrees to acquire HSA-Texas, including the four affiliated foreign operating companies, concurrently as if they were a part of PRG.

LENDER APPROVALS (SEE PAGE 55)

     PRG's credit agreement provides that a defined majority of the banks in the nine member banking syndicate must consent to the proposed acquisitions. There can be no assurance that the required majority of the syndicate members will consent to the proposed acquisitions and agree to any needed modifications to the credit agreement.

     In granting their approval to the proposed acquisitions, the banking syndicate would also be consenting to a modification of the credit agreement formulae for permitted acquisitions and may potentially need to modify prospective financial ratio covenants for one or more post-acquisition periods. Additionally, other items and restrictions within the current credit agreement may require modification or waiver to facilitate the proposed acquisitions. PRG believes that the lenders will require that the outstanding principal under the credit agreement be reduced in connection with the granting of any consents.

     PRG currently anticipates that some portion of the required reductions in the currently outstanding principal will be achieved either in connection with future sales of the discontinued operations or the potential sale of the French Taxation Services operations, if a decision is made to sell them. If the sales of the discontinued operations or the French Taxation Services operations cannot be consummated quickly enough or do not generate sufficient sales proceeds to meet the anticipated principal reductions under the credit agreement prior to the closing of the asset acquisition agreement, PRG will seek to raise additional funds through other debt or equity financing or a combination thereof.

CONDITIONS TO THE ASSET AGREEMENT (SEE PAGES 73-74)

     The obligations of each of PRG and HSA-Texas to complete the proposed acquisitions are subject to the satisfaction of specified conditions in addition to the approval by a majority of PRG's shareholders and two-thirds of HSA-Texas' shareholders, including:

     - completion of the acquisition of substantially all of the outstanding stock of HSA-Singapore, HSA-Asia, HSA-Australia and HSA-Canada pursuant to the stock agreement prior to or concurrently with the closing of the asset agreement;

     - the approval for listing on The Nasdaq National Market of the shares of PRG common stock to be issued in the proposed acquisitions; and

     - PRG's obtaining the consent of its principal lenders to the proposed acquisitions.

TERMINATION OF THE ASSET AGREEMENT (SEE PAGES 76-78)

     Either PRG or HSA-Texas is entitled to terminate the asset agreement under specified conditions, including:

     - if the proposed acquisitions have not been completed by March 31, 2002;

     - if PRG has not received lender consent on or before March 31, 2002;

     - if a court issues a final and nonappealable order that prohibits the proposed acquisitions; or

     - if PRG shareholders or holders of HSA-Texas voting common stock do not approve the proposed acquisitions.

     In addition, PRG and HSA-Texas can terminate the asset agreement by mutual written consent, and HSA-Texas can terminate the asset agreement if a "triggering event" occurs, such as the approval by the board of directors of PRG of an alternative acquisition proposal which does not include the concurrent acquisition of HSA-Texas and the four affiliated foreign operating companies.

TERMINATION FEES (SEE PAGES 77-78)

     If the asset agreement is terminated after PRG mails this joint proxy statement/prospectus to its shareholders because:

     - the PRG board of directors approves or recommends to its shareholders any alternative acquisition proposal which does not include the concurrent acquisition of HSA-Texas and the four affiliated foreign operating companies;

     - the PRG board withdraws its recommendation or amends it in a manner adverse to HSA-Texas; or

     - a tender or exchange offer is commenced and PRG does not recommend rejection of such tender or exchange offer;

PRG will be obligated to pay HSA-Texas a fee in the amount of $2.0 million, plus HSA-Texas' expenses incurred in connection with the proposed acquisitions, by wire transfer of immediately available funds.

     In addition, if the asset agreement is terminated after PRG mails this joint proxy statement/prospectus to its shareholders because:

     - the HSA-Texas special meeting is not held prior to March 31, 2002;

     - any shareholder of the affiliated foreign operating companies that is a party to the stock agreement has failed to affirm such shareholder's agreement to sell all of such shareholder's affiliated foreign operating company shares to PRG;

     - HSA-Texas or any affiliated foreign operating company elects not to participate in certain alternative acquisitions proposed by PRG; or

     - HSA-Texas or shareholders of the affiliated foreign operating companies have breached their representations and warranties or failed to perform their covenants under the asset agreement or the stock agreement, as applicable,

HSA-Texas will be required to promptly pay PRG an amount equal to all of PRG's expenses incurred in connection with the proposed acquisitions by wire transfer of immediately available funds. See "Material Terms of the Asset
Agreement -- Termination Fees" for a detailed discussion of termination fees.

EXPENSES (SEE PAGES 78-79)

     Except as set forth above, the asset agreement provides that all expenses incurred by each respective party shall be borne by that party; provided, however, that if the proposed acquisitions are completed, PRG will pay any previously unpaid reasonable and necessary fees and expenses of attorneys and accountants of HSA-Texas.

COMPARATIVE PER SHARE MARKET PRICE

     PRG common stock is listed on The Nasdaq National Market under the symbol "PRGX". On July 25, 2001, the last full trading day before the public announcement of the proposed acquisitions, the last sale price per PRG common share on Nasdaq was $10.51. On September 6, 2001, the most recent practicable date prior to the filing of this joint proxy statement/prospectus, the last sale price per PRG common share on Nasdaq was $14.40. HSA-Texas' and its affiliates' common stock is not publicly traded.

UNAUDITED COMPARATIVE PER SHARE DATA

     The following summary presents per share information for PRG, HSA-Texas, HSA-Singapore, HSA-Asia, HSA-Australia and HSA-Canada on an historical, pro forma combined and pro forma diluted equivalent basis for the periods and as of the dates indicated below. The pro forma information gives effect to the proposed acquisitions using the purchase method of accounting. This information should be read in conjunction with HSA-Texas' historical financial statements and related notes and the pro forma combined financial data included elsewhere or incorporated by reference in this joint proxy statement/prospectus. The pro forma information should not be relied upon as being indicative of the historical results that the companies would have had if the proposed acquisitions had occurred before such periods or the future results that the companies will experience after the proposed acquisitions.

     The PRG pro forma combined income (loss) per diluted share has been computed based on the diluted number of outstanding shares of PRG, adjusted for the PRG common stock to be issued in the proposed acquisitions of HSA-Texas, HSA-Singapore, HSA-Asia, HSA-Australia, and HSA-Canada. The pro forma equivalent income (loss) from continuing operations per share of the acquired companies is based on the pro forma income from continuing operations per fully diluted common share of PRG multiplied by the estimated number of shares of PRG common stock to which each holder of one share of each of the acquired companies' common stock will be entitled upon completion of the proposed acquisitions, as follows:

HSA-Texas(1)...............................................    1.28 shares
HSA-Singapore(2)...........................................   15.35 shares
HSA-Asia(2)................................................  752.34 shares
HSA-Australia(2)...........................................  245.66 shares
HSA-Canada(2)..............................................  307.08 shares

---------------

(1) Assumes that at closing HSA-Texas will have 2,307,482 outstanding voting shares of common stock, 6,435,383 outstanding shares of non-voting common stock, 1,133,423 shares subject to outstanding options and 64,569 outstanding SARs, the acquisition of the remaining direct store delivery audit operations will have closed for a purchase price of approximately $1.2 million, the acquisitions of Howard Schultz & Partner (Deutschland) GmbH and Howard Schultz & Associates (International) Ltd. will not have been completed prior to the closing and that the PRG "average price" is $14.796.
(2) Assumes that the number of outstanding shares at closing will be 102 shares of HSA-Singapore common stock, 100 shares of HSA-Asia common stock, consisting of 2 outstanding "A" shares of common stock and 98 outstanding "B" shares of common stock, 1,000 shares of HSA-Australia common stock and 1,000 shares of HSA-Canada common stock.

     PRG, HSA-Texas and the affiliated foreign operating companies historically have not paid cash dividends on common shares. PRG intends to retain all of its earnings for the future operations and growth of its business and does not intend to pay cash dividends in the foreseeable future. PRG is prohibited from paying dividends by its credit facility.

     The PRG pro forma combined book value per share is based upon the pro forma combined equity of PRG, divided by the pro forma number of outstanding shares of PRG common stock as of June 30, 2001. The pro forma equivalent book value per share of the acquired companies is based on the pro forma book value per share of PRG multiplied by the estimated number of shares of PRG common stock to which each holder of one share of each acquired company's common stock will be entitled upon completion of the proposed acquisitions, as listed above.

     The pro forma combined and pro forma equivalent amounts may vary, based, with respect to the HSA-Texas amounts, upon the closing price of PRG common stock on the effective date and the other assumptions set forth above in footnotes 1 and 2. See "Summary -- Questions and Answers about the Proposed Acquisitions -- How many shares of PRG common stock are expected to be distributed to HSA-Texas shareholders for each share of HSA-Texas common stock owned?" and "-- How many shares of PRG common stock are expected to be distributed to shareholders of the affiliated foreign operating companies for each share of common stock owned in such company?" for a detailed explanation of the calculation of the number of shares to be issued.

                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 2000    JUNE 30, 2001
                                                              -----------------   ----------------
Statement of Operations Data:
  Income (loss) from continuing operations per weighted
     average diluted share:
                         HISTORICAL
     PRG....................................................     $      0.15         $     0.03
     HSA-Texas..............................................           (0.38)              0.12
     HSA-Singapore..........................................      (18,008.40)         (8,611.60)
     HSA-Asia...............................................           35.49             837.35
     HSA-Australia..........................................         (320.96)            (82.43)
     HSA-Canada.............................................         (170.13)             55.06

                     PRO FORMA COMBINED
     PRG....................................................            0.05               0.02

                    PRO FORMA EQUIVALENT
     HSA-Texas..............................................            0.06               0.03
     HSA-Singapore..........................................            0.77               0.31
     HSA-Asia...............................................           37.62              15.05
     HSA-Australia..........................................           12.28               4.91
     HSA-Canada.............................................           15.35               6.14

                                                              AS OF JUNE 30,
                                                                   2001
                                                              --------------
Balance Sheet Data:
  Net Book Value Per Share:
                         HISTORICAL
     PRG....................................................   $      4.87
     HSA-Texas..............................................          0.42
     HSA-Singapore..........................................    (34,682.40)
     HSA-Asia...............................................    (16,937.46)
     HSA-Australia..........................................       (128.41)
     HSA-Canada.............................................       (664.36)

                     PRO FORMA COMBINED
     PRG....................................................          6.73

                    PRO FORMA EQUIVALENT
     HSA-Texas..............................................          8.61
     HSA-Singapore..........................................        103.31
     HSA-Asia...............................................      5,063.25
     HSA-Australia..........................................      1,653.29
     HSA-Canada.............................................      2,066.65

     The pro forma data above do not include any shares that may be released from escrow with respect to the proposed acquisitions of the business of Howard Schultz & Partner (Deutschland) GmbH and Howard Schultz & Associates (International) Ltd. See "Other Related Agreements -- Escrow Agreement" for a description of the escrow provisions. In addition, the data assume that the PRG shares of common stock received by HSA-Texas will be available for distribution to the HSA-Texas shareholders, and not subject to claims of creditors of HSA-Texas. See "Material Terms of the Asset Agreement -- Retained Liabilities" for a description of liabilities to be retained by HSA-Texas after the proposed acquisitions.

                  HISTORICAL MARKET PRICES OF PRG COMMON STOCK

     The table below sets forth for the periods presented the high and low sales prices per share for PRG common stock, as reported on The Nasdaq National Market, adjusted for the 3-for-2 stock split effected by a 100% stock dividend paid on August 17, 1999. PRG has not paid cash dividends on its common stock since its initial public offering on March 26, 1996 and does not intend to pay cash dividends in the foreseeable future. Moreover, restrictive covenants included in PRG's bank credit facility specifically prohibit payment of cash dividends.

                                                               COMMON STOCK
                                                                  PRICES
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
YEAR ENDED DECEMBER 31, 1999:
  First Quarter.............................................  $26.67   $18.75
  Second Quarter............................................   32.25    22.42
  Third Quarter.............................................   45.50    24.83
  Fourth Quarter............................................   47.50    23.00
YEAR ENDED DECEMBER 31, 2000:
  First Quarter.............................................  $34.33   $14.75
  Second Quarter............................................   20.56    13.00
  Third Quarter.............................................   18.81     7.88
  Fourth Quarter............................................    9.91     3.06
YEAR ENDED DECEMBER 31, 2001:
  First Quarter.............................................  $ 7.67   $ 4.81
  Second Quarter............................................   14.00     4.88
  Third Quarter (through September 6).......................   15.00    14.17

     As of August 29, 2001, there were 48,704,300 shares of PRG common stock outstanding, which were owned by 343 holders of record. As of August 31, 2001, there were 2,307,482 shares of HSA-Texas voting common stock outstanding, which shares were owned by four holders of record and 6,435,383 shares of HSA-Texas non-voting common stock outstanding, which shares were owned by 19 holders of record.

     In addition, as of August 31, 2001, there were 5 shares of HSA-Singapore common stock outstanding, which were owned by two holders of record, 100 shares of HSA-Asia common stock outstanding, which were owned by one holder of record, 1,000 shares of HSA-Australia common stock outstanding, which were owned by one holder of record and 1,000 shares of HSA-Canada common stock outstanding, which were owned by one holder of record. HSA-Texas and its affiliated foreign operating companies are not publicly traded companies, and neither HSA-Texas nor its affiliated foreign operating companies have ever declared dividends on their common stock.

                PRG SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial data for PRG as of and for the five years ended December 31, 2000 and as of June 30, 2001 and for the six months ended June 30, 2001 and 2000. Such historical consolidated financial data as of and for the five years ended December 31, 2000 have been derived from PRG's Consolidated Financial Statements and Notes thereto. The Consolidated Balance Sheets as of December 31, 2000 and 1999, and the related Consolidated Statements of Operations, Shareholders' Equity and Cash Flows for each of the years in the three-year period ended December 31, 2000 and the independent auditors' report thereon, which in each such year is based partially upon the report of other auditors and refers to changes in accounting for revenue recognition in 2000 and 1999, are incorporated by reference in this joint proxy statement/prospectus. Such historical consolidated financial data as of June 30, 2001 and for the six months ended June 30, 2001 and 2000 are derived from PRG's unaudited Consolidated Financial Statements, and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the periods. In March 2001, PRG initiated a strategic realignment designed to enhance PRG's financial position and clarify its investment and operating strategy by focusing primarily on its core Accounts Payable business. Under this strategic realignment initiative, PRG intends to divest the following non-core businesses: Meridian VAT Reclaim ("Meridian") within the former Taxation Service segment, the Logistics Management Services segment, the Communications Services segment and the Ship and Debit ("Ship & Debit") division within the Accounts Payable Services segment. Selected Consolidated Financial Data for PRG has been restated to reflect Meridian, Logistics Management Services, Communications Services, and Ship & Debit as discontinued operations for all periods presented. Selected Consolidated Financial data for PRG was retroactively restated, as required under accounting principles generally accepted in the United States of America, to include the accounts of Meridian and PRS International, Ltd. which were acquired in August 1999 and accounted for under the pooling-of-interests method. Further, PRG made the decision in the second quarter of 1999 to change its method of revenue recognition retroactively effective to January 1, 1999 to recognize revenue on all of its then existing operations when it invoices clients for its fees. PRG had previously recognized revenue from services provided to its historical client base (consisting primarily of retailers, wholesale distributors and governmental entities) at the time overpayment claims were presented to and approved by its clients. In accordance with the applicable requirements of accounting principles generally accepted in the United States of America, consolidated financial statements for periods prior to 1999 have not been restated. Due to accounting changes and acquisitions accounted for as poolings-of-interests, certain financial statement amounts related to continuing operations for 1999 will not be directly comparable to corresponding amounts for 1998 and prior years, and certain financial statement amounts related to discontinued operations for 2000 will not be directly comparable to corresponding amounts for 1999 and prior years. The data presented below should be read in conjunction with the Consolidated Financial Statements and Notes thereto incorporated in this joint proxy statement/prospectus by reference to PRG's Form 10-K for the year ended December 31, 2000 and other financial information appearing elsewhere herein or incorporated by reference in this joint proxy statement/prospectus, including PRG's Management's Discussion and Analysis of Financial Condition and Results of Operations contained in PRG's Form 10-K for the year ended December 31, 2000.

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

                                          SIX MONTHS ENDED                      YEARS ENDED DECEMBER 31,
                                         -------------------   ----------------------------------------------------------
                                         JUNE 30,   JUNE 30,
                                           2001       2000     2000(12)   1999(2)(10)   1998(1)(3)   1997(1)(4)   1996(1)
                                         --------   --------   --------   -----------   ----------   ----------   -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues...............................  $142,311   $140,577   $297,089    $280,367      $206,859     $125,171    $85,439
Cost of revenues.......................    74,789     73,922   156,408      145,949       108,004       65,502     45,227
Selling, general and administrative
  expenses(5)..........................    61,691     50,430   119,779       90,952        69,917       42,841     28,925
                                         --------   --------   --------    --------      --------     --------    -------
  Operating income.....................     5,831     16,225    20,902       43,466        28,938       16,828     11,287
Interest (expense), net................    (3,801)    (3,741)   (8,253)      (4,190)       (2,053)        (383)       (90)
                                         --------   --------   --------    --------      --------     --------    -------
  Earnings from continuing operations
    before income taxes, discontinued
    operations and cumulative effect of
    accounting change..................     2,030     12,484    12,649       39,276        26,885       16,445     11,197
Income taxes(6)........................       812      5,243     5,313       15,632         9,948        6,153      7,799
                                         --------   --------   --------    --------      --------     --------    -------
  Earnings from continuing operations
    before discontinued operations and
    cumulative effect of accounting
    change.............................     1,218      7,241     7,336       23,644        16,937       10,292      3,398
Discontinued operations:
  Earnings (loss) from discontinued
    operations, net of income
    taxes(10)..........................        --    (24,389)  (46,464)       3,792        (2,303)        (928)       445
  Gain (loss) on disposal from
    discontinued operations including
    operating results for phase out
    period, net of income taxes........        --         --        --           --            --           --         --
                                         --------   --------   --------    --------      --------     --------    -------
  Earnings (loss) from discontinued
    operations.........................        --    (24,389)  (46,464)       3,792        (2,303)        (928)       445
                                         --------   --------   --------    --------      --------     --------    -------
  Earnings (loss) before cumulative
    effect of accounting change........     1,218    (17,148)  (39,128)      27,436        14,634        9,364      3,843
Cumulative effect of accounting
  change...............................        --         --        --      (29,195)           --           --         --
                                         --------   --------   --------    --------      --------     --------    -------
        Net earnings (loss)............  $  1,218   $(17,148)  $(39,128)   $ (1,759)     $ 14,634     $  9,364    $ 3,843
                                         ========   ========   ========    ========      ========     ========    =======
Cash dividends per share(11)...........  $     --   $     --   $    --     $   0.01      $   0.01     $   0.01    $  0.16
                                         ========   ========   ========    ========      ========     ========    =======
Basic earnings (loss) per share:
  Earnings from continuing operations
    before discontinued operations and
    cumulative effect of accounting
    change.............................  $   0.03   $   0.14   $  0.15     $   0.50      $   0.43     $   0.31    $  0.11
  Discontinued operations..............        --      (0.49)    (0.95)        0.07         (0.06)       (0.03)      0.02
  Cumulative effect of accounting
    change.............................        --         --        --        (0.61)           --           --         --
                                         --------   --------   --------    --------      --------     --------    -------
        Net earnings (loss)............  $   0.03   $  (0.35)  $ (0.80)    $  (0.04)     $   0.37     $   0.28    $  0.13
                                         ========   ========   ========    ========      ========     ========    =======
Diluted earnings (loss) per share:
  Earnings from continuing operations
    before discontinued operations and
    cumulative effect of accounting
    change.............................  $   0.03   $   0.14   $  0.15     $   0.48      $   0.42     $   0.30    $  0.11
  Discontinued operations..............        --      (0.48)    (0.94)        0.07         (0.06)       (0.03)      0.01
  Cumulative effect of accounting
    change.............................        --         --        --        (0.59)           --           --         --
                                         --------   --------   --------    --------      --------     --------    -------
        Net earnings (loss)............  $   0.03   $  (0.34)  $ (0.79)    $  (0.04)     $   0.36     $   0.27    $  0.12
                                         ========   ========   ========    ========      ========     ========    =======

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

                                                                                   DECEMBER 31,
                                              JUNE 30,    ---------------------------------------------------------------
                                                2001      2000(12)   1999(2)(7)   1998(1)(3)(8)   1997(1)(4)   1996(1)(9)
                                              ---------   --------   ----------   -------------   ----------   ----------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................  $ 12,812    $23,870     $ 22,315      $ 28,000       $ 19,926     $17,056
  Working capital...........................   147,001    129,106      112,166        45,343         17,946      36,388
  Total assets..............................   450,015    464,831      484,719       366,545        117,629      51,936
  Long-term debt, excluding current
    installments and loans from
    shareholders............................   161,605    154,563       95,294       112,886         24,372         716
  Loans from shareholders...................        --         --           --            --             --          52
  Total shareholders' equity................   235,531    239,156      292,500       144,105         45,515      23,570

---------------

 (1) Selected consolidated financial data for PRG as of and for the three years ending December 31, 1998, as previously reported, have been retroactively restated, as required under accounting principles generally accepted in the United States of America, to include the accounts of Meridian VAT Corporation Limited and PRS International, Ltd. which were each acquired in August 1999 and accounted for under the pooling-of-interests method. See Notes 2 and 10 of Notes to Consolidated Financial Statements incorporated in this joint proxy statement/prospectus by reference to PRG's Form 10-K for the year ended December 31, 2000.
 (2) During 1999, PRG completed six acquisitions accounted for as purchases consisting of Payment Technologies, Inc. (April), Invoice and Tariff Management Group, LLC (June), AP SA (October), Freight Rate Services, Inc. (December), Integrated Systems Consultants, Inc. (December) and minority interests in an Irish subsidiary and a Japanese subsidiary of Meridian VAT Corporation Limited (December). See Notes 2 and 10 of Notes to Consolidated Financial Statements incorporated in this joint proxy statement/prospectus by reference to PRG's Form 10-K for the year ended December 31, 2000.
 (3) During 1998, PRG completed eight acquisitions accounted for as purchases consisting of Precision Data Link (March), The Medallion Group (June), Novexel S.A. (July), Loder, Drew & Associates, Inc. (August), Cost Recovery Professionals Pty Ltd (September), Robert Beck & Associates, Inc. and related businesses (October), IP Strategies SA (November) and Industrial Traffic Consultants, Inc. (December). See Notes 2 and 10 of Notes to Consolidated Financial Statements incorporated in this joint proxy statement/prospectus by reference to PRG's Form 10-K for the year ended December 31, 2000.
 (4) During 1997, PRG completed four acquisitions accounted for as purchases consisting of Accounts Payable Recovery Services, Inc. (February), The Hale Group (May), 98.4% of Financiere Alma, S.A. and its subsidiaries (October) and TradeCheck, LLC (November), and one acquisition accounted for as a pooling of interests, Shaps Group, Inc. (January). See Notes 2 and 10 of Notes to Consolidated Financial Statements incorporated in this joint proxy statement/prospectus by reference to PRG's Form 10-K for the year ended December 31, 2000.
 (5) Includes merger-related charges relating to a business acquired under the pooling-of-interests accounting method and certain restructuring charges. See Note 16 of Notes to Consolidated Financial Statements incorporated in this joint proxy statement/prospectus by reference to PRG's Form 10-K for the year ended December 31, 2000.
 (6) In connection with PRG's March 1996 initial public offering, all domestic entities became C corporations. As a result of these conversions to C corporations, PRG incurred a charge to operations of $3.7 million in 1996 for cumulative deferred income taxes. PRG's 1996 provision for income taxes of $7.8 million consists of the above-mentioned $3.7 million charge for cumulative deferred income taxes combined with $4.1 million in tax provisions for the three quarters subsequent to the March 26, 1996 initial public offering.
 (7) Balance Sheet Data as of December 31, 1999 reflect the receipt of net proceeds from PRG's January 1999 follow-on public offering. See Note 8 of Notes to Consolidated Financial Statements incorporated in this joint proxy statement/prospectus by reference to PRG's Form 10-K for the year ended December 31, 2000.
 (8) Balance Sheet Data as of December 31, 1998 reflect the receipt of net proceeds from PRG's March 1998 follow-on public offering. See Note 8 of Notes to Consolidated Financial Statements incorporated in this joint proxy statement/prospectus by reference to PRG's Form 10-K for the year ended December 31, 2000.
 (9) Balance Sheet Data as of December 31, 1996 reflect the receipt of net proceeds from PRG's March 1996 initial public offering together with the partial use of such proceeds to repay substantially all debt obligations other than certain convertible debentures which were converted to equity immediately prior to the offering.
(10) In 2000 and 1999, PRG changed its method of accounting for revenue recognition. See Notes 2(b) and 1(d) of Notes to Consolidated Financial Statements incorporated in this joint proxy statement/prospectus by reference to PRG's Form 10-K for the year ended December 31, 2000.
(11) Cash dividends per share represent distributions to shareholders of PRG prior to PRG's initial public offering and distributions to the shareholders of PRS International, Ltd.
(12) During 2000, PRG completed two acquisitions accounted for as purchases consisting of The Right Answer, Inc. (March) and TSL Services, Inc. (June). See Note 2 of Notes to Consolidated Financial Statements incorporated in this joint proxy statement/prospectus by reference to PRG's Form 10-K for the year ended December 31, 2000.

               HSA-TEXAS SELECTED COMBINED FINANCIAL INFORMATION

     The following selected historical combined financial data should be read in conjunction with HSA-Texas' combined financial statements contained in this joint proxy statement/prospectus. The income statement data for fiscal years 1998 through 2000 and the balance sheet data as of December 31, 2000 and 1999 have been derived from HSA-Texas' audited combined financial statements, and the selected combined financial data as of December 31, 1998 and June 30, 2001 and for the six months ended June 30, 2001 and 2000 have been derived from HSA-Texas' unaudited combined financial statements and include, in the opinion of management of HSA-Texas, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for these periods. The combined financial data included herein may not necessarily be indicative of the financial position or results of operations of HSA-Texas in the future. Selected financial data as of, and for the years ended, December 31, 1996 and 1997, have not been presented, due to HSA-Texas' inability to obtain from its former licensees a significant portion of the necessary financial information required to prepare financial statements for those years in conformity with accounting principles generally accepted in the United States of America. In addition, HSA-Texas does not believe that such selected financial data would be material to a shareholder's evaluation of the information regarding HSA-Texas contained in this joint proxy statement/prospectus because it relates to periods in which the majority of HSA-Texas' operations were conducted by independently owned licensees. See "Business of HSA-Texas."

                                                 SIX MONTHS ENDED
                                                -------------------      YEARS ENDED DECEMBER 31,
                                                JUNE 30,   JUNE 30,   ------------------------------
                                                  2001       2000       2000       1999       1998
                                                --------   --------   --------   --------   --------
                                                                   (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Revenues......................................  $67,053    $67,052    $138,708   $133,789   $117,599
Cost of revenues..............................   42,681     43,574      91,222     94,071     89,849
Selling, general and administrative
  expenses....................................   25,405     22,834      48,324     37,760     26,223
                                                -------    -------    --------   --------   --------
  Operating income (loss).....................   (1,033)       644        (838)     1,958      1,527
Interest income (expense), net................   (1,510)    (1,368)     (2,938)    (2,243)    (1,770)
Settlement of litigation......................    3,650         --          --         --         --
Other income (expense), net...................       (3)        25          47        (33)       264
                                                -------    -------    --------   --------   --------
  Income (loss) before income taxes...........    1,104       (699)     (3,729)      (318)        21
Income taxes(1)...............................       --         --          --         --         --
                                                -------    -------    --------   --------   --------
  Net income (loss)...........................  $ 1,104    $  (699)   $ (3,729)  $   (318)  $     21
                                                =======    =======    ========   ========   ========

                                                                              DECEMBER 31,
                                                            JUNE 30,   ---------------------------
                                                              2001      2000      1999      1998
                                                            --------   -------   -------   -------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $ 5,429    $ 2,179   $ 3,910   $ 1,980
Working capital (deficit).................................    1,175     (3,669)      997     9,294
Total assets..............................................   57,252     59,718    48,756    45,255
Long-term debt, excluding current installments and loans
  from stockholders.......................................   20,544     25,024    19,075    22,730
Loans from stockholders...................................   10,915      5,050     4,050     4,292
Total stockholders' equity................................      852        186     5,701     5,627

---------------

(1) HSA-Texas has been a subchapter S corporation for all periods presented and therefore has had no income tax expense.

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

                      SUMMARY SELECTED UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

     The following summary selected unaudited pro forma combined financial information for PRG has been derived from the historical consolidated financial statements contained in this joint proxy statement/prospectus which give effect to the acquisition of the HSA-Texas assets and substantially all of the outstanding stock of HSA-Singapore and all of the outstanding stock of HSA-Asia, HSA-Australia and HSA-Canada, under purchase accounting, and should be read in conjunction with the unaudited pro forma combined financial statements and the related notes contained herein. For pro forma purposes PRG's unaudited pro forma combined statements of operations for the six months ended June 30, 2001 and the year ended December 31, 2000 are presented as if the purchase had occurred at the beginning of the period presented, and PRG's unaudited pro forma combined balance sheet as of June 30, 2001 is presented as if the purchase had occurred as of that date.

     The pro forma combined financial statements should be read in conjunction with PRG's unaudited consolidated financial statements and related notes included in PRG's Quarterly Report on Form 10-Q for the period ended June 30, 2001 and the audited consolidated financial statements and related notes in PRG's Annual Report on Form 10-K for the year ended December 31, 2000, all of which are incorporated by reference herein. The pro forma information is based on estimates and assumptions and may not necessarily be indicative of what PRG's results of operations or financial position would have been had the proposed acquisitions been effected as of and for the periods presented, nor is such information necessarily indicative of PRG's results of operations or financial position for any future period or date.

                                                                             SIX MONTHS
                                                               YEAR ENDED      ENDED
                                                              DECEMBER 31,    JUNE 30,
                                                                  2000          2001
                                                              ------------   ----------
Revenues....................................................   $ 435,797      $209,364
Cost of revenues............................................     247,630       117,470
Selling, general and administrative expenses................     171,855        87,865
                                                               ---------      --------
  Operating income..........................................      16,312         4,029
Interest (expense), net.....................................     (10,947)       (5,170)
Settlement of litigation income.............................          --         3,650
                                                               ---------      --------
  Earnings from continuing operations before income taxes...       5,365         2,509
Income taxes................................................       2,253         1,003
                                                               ---------      --------
  Earnings from continuing operations.......................   $   3,112      $  1,506
                                                               =========      ========
Basic earnings per share -- earnings from continuing
  operations................................................   $    0.05      $   0.03
                                                               =========      ========
Diluted earnings per share -- earnings from continuing
  operations................................................   $    0.05      $   0.02
                                                               =========      ========
Shares used for basic per share calculation.................      60,171        59,366
Shares used for diluted per share calculation...............      61,728        60,267

                                  RISK FACTORS

     You should consider the following factors in conjunction with the other information included or incorporated by reference in this joint proxy statement/prospectus.

RISKS RELATING TO THE PROPOSED ACQUISITIONS

  Acquisition Risks for PRG Shareholders to Consider

     COMPLETION OF THE PROPOSED ACQUISITIONS WILL RESULT IN SUBSTANTIAL DILUTION TO CURRENT PRG SHAREHOLDERS.

     As of August 29, 2001, PRG had outstanding 48,704,300 shares of its common stock and options to purchase 2,262,311 shares of PRG common stock. If the proposed acquisitions are completed and PRG issues the maximum aggregate consideration of approximately 16 million shares of PRG common stock in exchange for substantially all of the assets of HSA-Texas and substantially all of the outstanding stock of the four affiliated foreign operating companies, immediately following the proposed acquisitions, affiliates of HSA-Texas will own approximately 23% of PRG's outstanding common stock, and the ownership of current PRG shareholders will be reduced to approximately 77%.

     IF THE ASSET AGREEMENT IS TERMINATED UNDER A NUMBER OF CIRCUMSTANCES AFTER PRG MAILS THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE FAILURE OF PRG'S SHAREHOLDERS TO APPROVE THE PROPOSED SHARE AND OPTION ISSUANCES, PRG WILL INCUR SIGNIFICANT COSTS.

     If the asset agreement is terminated after PRG mails this joint proxy statement/prospectus to its shareholders because:

     - PRG is unable to obtain the approval of its shareholders;

     - PRG materially breaches its representations and warranties or fails to perform its covenants under the asset agreement and any such breach or failure is not cured by the earlier of 10 days from notice thereof or March 31, 2002; or

     - PRG has not held a special meeting of its shareholders by March 31, 2002;

then PRG will be obligated to reimburse HSA-Texas for all reasonable fees and expenses, including reasonable attorneys' fees, accountants' fees, financial advisory fees, broker fees and filing fees, that have been paid by or on behalf of HSA-Texas in connection with the preparation and negotiation of the proposed acquisitions and related transactions.

     In addition, if the asset agreement is terminated after PRG mails this joint proxy statement/prospectus to its shareholders, PRG will be obligated to pay HSA-Texas $2.0 million plus all transaction expenses incurred by HSA-Texas and its shareholders, including all reasonable out-of-pocket legal and accounting fees, all broker and financial advisor fees, all HSR fees, and all SEC fees, if:

     - the PRG board of directors or any committee thereof approves or recommends to its shareholders any alternative acquisition proposal which does not include the concurrent acquisition of HSA-Texas and the four affiliated foreign operating companies or their assets by the third party as if HSA-Texas and the four affiliated foreign operating companies were a part of PRG at the completion of such alternative acquisition proposal; or

     - the PRG board of directors or any committee thereof shall for any reason have withdrawn, or shall have amended or modified in a manner adverse to HSA-Texas, the PRG board's recommendations of the proposed acquisitions; or

     - a tender or exchange offer to acquire 50% or more of the outstanding shares of PRG common stock shall have been commenced by a third party, and PRG shall not, within 10 business days after such tender or exchange offer is first published or given to its shareholders, issued a statement recommending rejection of such tender or exchange offer.

     In addition, if the proposed acquisitions are not consummated for any reason, PRG will incur a substantial and immediate charge to earnings, estimated to be within a range of $8.0 million to $10.0 million, for all cumulative out of pocket business combination costs related to the proposed acquisitions.

 Acquisition Risks for HSA-Texas, HSA-Texas Shareholders and Shareholders of Each Affiliated Foreign Operating Company to Consider

     OFFICERS AND DIRECTORS OF HSA-TEXAS HAVE POTENTIAL CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE PROPOSED ACQUISITIONS.

     HSA-Texas shareholders and shareholders of HSA-Texas' affiliated foreign operating companies should be aware of potential conflicts of interest and benefits available to HSA-Texas directors and officers when considering HSA-Texas' board of directors' recommendation to its holders of voting common stock to approve the proposed acquisitions. For example, following the closing of the asset acquisition, some of the directors and officers of HSA-Texas will have employment or other arrangements with PRG that give them interests in the proposed acquisitions that are different from or in addition to the interests of other HSA-Texas shareholders. In addition, at the closing, PRG will repay certain outstanding indebtedness of HSA-Texas to Howard Schultz, estimated to be approximately $8.5 million to $9.0 million, including loans made subsequent to June 30, 2001.

     For these reasons, the directors and officers of HSA-Texas could be more likely to vote to approve the terms of the proposed acquisitions than if they did not have these interests. Holders of HSA-Texas voting common stock and shareholders of HSA-Texas' affiliated foreign operating companies should consider whether these interests may have influenced these directors and officers to support or recommend the proposed acquisitions. See "The Proposed Acquisitions -- Potential Conflicts of Interest of Directors and Officers of HSA-Texas in the Proposed Acquisitions."

     THE RIGHTS OF SHAREHOLDERS OF HSA-TEXAS AND OF THE HSA-TEXAS AFFILIATED FOREIGN OPERATING COMPANIES WILL BE CHANGED AS A RESULT OF THE PROPOSED ACQUISITIONS.

     Following the proposed acquisitions, shareholders of HSA-Texas common stock outstanding on the date of the proposed acquisitions will become holders of PRG common stock upon distribution of any shares of PRG common stock to HSA-Texas shareholders. Certain differences exist between the rights of PRG shareholders under PRG's articles of incorporation and bylaws and the corporate law of Georgia, its state of incorporation, and the rights of HSA-Texas shareholders under HSA-Texas' articles of incorporation and bylaws and the corporate law of Texas, its state of incorporation. Certain rights that HSA-Texas shareholders currently have under HSA-Texas' articles of incorporation and bylaws and under Texas law may cease to exist following the proposed acquisitions.

     In addition, shareholders of the affiliated foreign operating companies will become holders of PRG common stock upon acceptance of the offer contained herein and exchanging their shares for shares of PRG common stock at closing. Certain differences also exist between the rights of PRG shareholders under PRG's corporate governance documents and Georgia law, and the rights of shareholders of HSA-Australia and HSA-Canada under their respective articles of incorporation and bylaws and the corporate law of Texas, their state of incorporation, the rights of shareholders of HSA-Singapore under its memorandum of association and articles of association and bylaws and the corporate law of Singapore, its country of incorporation, and the rights of shareholders of HSA-Asia under its memorandum of association and articles of association and the corporate law of Hong Kong, its country of incorporation. Certain rights that shareholders of the affiliated foreign operating companies currently have under their corporate governance documents may cease to exist following the proposed acquisitions. See "Comparative Rights of PRG Shareholders, HSA-Texas Shareholders and Shareholders of the Affiliated Foreign Operating Companies."

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

THE PROPOSED ACQUISITIONS COULD RESULT IN POTENTIAL ADVERSE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HSA-TEXAS, HSA-TEXAS' SHAREHOLDERS AND SHAREHOLDERS OF THE AFFILIATED FOREIGN OPERATING COMPANIES.

     Neither HSA-Texas nor PRG has requested, or plans to request, any ruling from the Internal Revenue Service as to:

     - whether the proposed acquisition of HSA-Texas and the subsequent liquidation of HSA-Texas qualifies as a tax-free reorganization under
       Section 368(a)(1)(C) of the Internal Revenue Code, sometimes referred to as a "C-reorganization;"

     - whether the proposed acquisitions of the stock of the affiliated foreign operating companies qualify as tax-free reorganizations under Section 368(a)(1)(B) of the Internal Revenue Code, sometimes referred to as a "B-reorganization;" or

     - any other tax matter regarding the proposed acquisitions.

     There can be no assurance that the proposed acquisitions will not at some later date be found not to qualify as a C-reorganization or a B-reorganization, as the case may be, in which case HSA-Texas, its shareholders, and the shareholders of the affiliated foreign operating companies could incur taxable gains upon the receipt of PRG common stock. There can be no assurance that the IRS will allow, on audit, the proposed acquisitions to be treated as tax-free reorganizations. If the C-reorganization or the B-reorganization is disallowed by the IRS and the disallowance is upheld by the courts, corresponding adjustments will be made in the federal income tax returns of HSA-Texas, its shareholders, and the shareholders of the affiliated foreign operating companies for their affected taxable years. Expected consequences of a disallowance of this type include the following:

     - HSA-Texas would recognize gain or loss for U.S. federal income tax purposes as a result of PRG's acquisition of HSA-Texas' assets. As long as HSA-Texas qualifies as an S corporation, HSA-Texas would owe U.S. federal income tax only on the portion of the gain that is subject to the built-in gains tax imposed by Section 1374 of the Code. Each HSA-Texas shareholder would owe U.S. federal income tax on his or her share of the gain reduced by any built-in gains tax imposed by Section 1374 of the Code on HSA-Texas;

     - to the extent that there is any increase or decrease in the value of PRG common stock from the time of receipt by HSA-Texas until the time of the liquidation and dissolution of HSA-Texas, HSA-Texas shareholders would recognize additional gain or loss for U.S. federal income tax purposes in an amount equal to such increase or decrease;

     - the shareholders of the affiliated foreign operating companies would recognize gain or loss for U.S. federal income tax purposes upon receipt of PRG common stock in exchange for the shareholders' stock in such companies;

     - HSA-Texas shareholders or shareholders of the affiliated foreign operating companies would also likely have to pay interest on the amount of the tax deficiencies attributable to the taxable gains;

     - the tax basis of the PRG common stock, and any other property received in connection with the liquidation of HSA-Texas, would equal its fair market value as of the date of the liquidating distributions;

     - the tax basis of the PRG common stock received in the acquisitions of the affiliated foreign operating companies would equal its fair market value as of the date of the acquisitions; and

     - the holding period of PRG common stock and any other property received by HSA-Texas shareholders in the liquidation of HSA-Texas would begin the day after the liquidating distributions.

     - the holding period of PRG common stock received in the acquisitions of the stock of the affiliated foreign operating companies would begin on the day after the date of the acquisitions.

     In addition, audit of the federal income tax returns of HSA-Texas or its affiliated foreign operating companies may result in an examination and audit of the individual shareholders' returns that would not otherwise occur.

     Any tax liability to HSA-Texas, HSA-Texas' shareholders or shareholders of the affiliated foreign operating companies could be material. See "Material Federal Income Tax Consequences Relating to the Proposed Acquisitions."

     EXPENSES OF WINDING UP HSA-TEXAS MAY REDUCE THE NUMBER OF PRG SHARES DISTRIBUTED TO HSA-TEXAS SHAREHOLDERS.

     Assuming:

     - a PRG average price of $14.796 per share;

     - that the acquisitions of the direct to store delivery audit operations are completed prior to the closing of the asset acquisition for an aggregate cash consideration of approximately $4.2 million;

     - that the acquisitions of Howard Schultz & Partner (Deutschland) GmbH and Howard Schultz & Associates (International) Ltd. have not been completed prior to the closing of the asset acquisition;

     - that the number of outstanding shares of HSA-Texas common stock, the number of shares of HSA-Texas common stock subject to outstanding HSA-Texas options and the number of outstanding HSA-Texas SARs remain constant; and

     - that HSA-Texas' liquidation expenses and retained liabilities do not exceed the value of HSA-Texas' assets not being sold to PRG,

it is expected that HSA-Texas shareholders will receive upon any distribution a maximum of approximately 1.278 shares of PRG common stock, exclusive of shares issued into escrow, for each share of HSA-Texas common stock owned. However, there can be no assurance that liquidation expenses and retained liabilities of HSA-Texas will not exceed HSA-Texas' management's estimates or that the PRG average price will not be greater than $14.796 at closing, in which case, the number of shares to be received by HSA-Texas shareholders upon any distribution will be reduced accordingly. See "Material Terms of the Asset
Agreement -- Purchase Price."

     IF THE ASSET AGREEMENT IS TERMINATED UNDER A NUMBER OF CIRCUMSTANCES AFTER PRG MAILS THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE FAILURE TO HOLD THE HSA-TEXAS SPECIAL MEETING, HSA-TEXAS WILL INCUR SIGNIFICANT COSTS.

     If the asset agreement is terminated after PRG mails this joint proxy statement/prospectus to its shareholders because:

     - the HSA-Texas special meeting has not been held by March 31, 2002;

     - HSA-Texas or its shareholders materially breach their representations and warranties or fail to perform their covenants under the asset agreement and any such breach or failure is not cured by the earlier of 10 days from notice thereof or March 31, 2002;

     - any shareholder of the affiliated foreign operating companies who is a party to the stock agreement fails to affirm such agreement to sell all of such shareholder's shares to PRG; or

     - HSA-Texas elects not to participate in certain alternative acquisition proposals;

then HSA-Texas will be required to pay PRG promptly an amount equal to all of PRG's expenses incurred in connection with the proposed acquisitions by wire transfer of immediately available funds.

     SHARES OF PRG COMMON STOCK HELD IN ESCROW MAY NOT BE DISTRIBUTED TO HSA-TEXAS IF CERTAIN ACQUISITIONS ARE NOT CLOSED OR ARE CLOSED AT PRICES IN EXCESS OF OR ON TERMS LESS FAVORABLE TO PRG THAN AGREED.

     In connection with the proposed acquisitions, 2,300,000 shares of PRG common stock to be issued to HSA-Texas at the closing will be placed in escrow pending the acquisition of the business of Howard

Schultz & Associates (International) Ltd., an independently owned foreign licensee of HSA-Texas, 200,000 shares of PRG common stock to be issued to HSA-Texas at the closing will be placed in escrow pending the acquisition of the business of Howard Schultz & Partner (Deutschland) GmbH, an independently owned foreign licensee of HSA-Texas, and 500,000 shares of PRG common stock to be issued to HSA-Texas at the closing will be placed in escrow pending the acquisition of JASAMA, Inc., which conducts a portion of HSA-Texas' direct to store delivery audit operations.

     As a result, if any such acquisition fails to close or closes at a price in excess of or on terms less favorable to PRG than agreed at the closing of the asset acquisition, the number of shares distributed to HSA-Texas will be reduced. See "Other Related Agreements -- Escrow Agreement."

     HSA-TEXAS AND HSA-TEXAS SHAREHOLDERS AND SHAREHOLDERS OF THE AFFILIATED FOREIGN OPERATING COMPANIES MAY BECOME LIABLE FOR INDEMNIFICATION OBLIGATIONS UNDER THE ASSET AND STOCK AGREEMENTS.

     The asset agreement provides for indemnification of PRG by HSA-Texas and certain of its shareholders. The stock agreement also provides for indemnification of PRG from certain shareholders of the affiliated foreign companies. These indemnification provisions provide for protection of PRG from misrepresentations in and other breaches of the asset agreement and the stock agreement and other liabilities arising from the proposed acquisitions. HSA-Texas and HSA-Texas shareholders and shareholders of the affiliated foreign operating companies could become liable to PRG for damages arising under the indemnification provisions. In the event that material claims against HSA-Texas arise under the indemnification provisions, the expected number of shares to be received by HSA-Texas shareholders upon the liquidation of HSA-Texas may be reduced in proportion to the amount of any damages arising under the indemnification provisions. See "Material Terms of the Asset
Agreement -- Indemnification by HSA-Texas and PRG" and "Material Terms of the Stock Agreement -- Indemnification."

  Acquisition Risks that HSA-Texas, the Shareholders of Each of PRG and HSA-Texas and the Shareholders of Each of HSA-Texas' Affiliated Foreign Operating Companies Should Consider

     THE PROPOSED ACQUISITIONS MAY RESULT IN LOWER OVERALL REVENUES FROM CLIENTS WITH RESPECT TO WHICH PRG AND HSA-TEXAS TOGETHER HAVE THE FIRST AND SECOND AUDIT POSITIONS.

     Based on information gathered in March 2001, there were 46 clients with respect to which PRG and HSA-Texas together had the first and second recovery audit positions. These clients represented approximately 33% of the total revenues of PRG in the year ended December 31, 2000 and 55% of the total revenues of HSA-Texas in the year ended December 31, 2000. As a result of the proposed acquisitions, a substantial number of these clients may request that the combined company perform such first or second audit position at reduced rates, or such clients may award the first or second recovery audit position to another party, rather than allowing the combined company to keep both positions. In either case, the combined revenues received from these clients may be materially lower.

     THE VALUE OF SHARES OF PRG COMMON STOCK RECEIVABLE IN THE PROPOSED ACQUISITIONS IS UNCERTAIN.

     Other than adjustments for the "in the money" value of outstanding options and SARs, and adjustments that may be made if the acquisitions of the direct to store delivery audit operations or of the businesses of Howard Schultz & Partner (Deutschland) GmbH and Howard Schultz & Associates (International) Ltd. are not closed or are closed at prices in excess of or on terms less favorable to PRG than agreed at the closing of the asset acquisition, the asset agreement does not provide for any adjustments in the number of shares of PRG common stock deliverable to HSA-Texas as a result of fluctuations in the price of PRG common stock. Accordingly, the number of shares that HSA-Texas will receive in the asset acquisition will not change if the market price of PRG common stock changes, other than as discussed above. In addition, the stock agreement does not provide for any adjustments in the number of shares to be issued to the shareholders of the four affiliated foreign operating companies as a result of fluctuations in the price of PRG common stock. Thus, the number of shares the shareholders of the four affiliated foreign operating companies will receive is fixed and will not change if the market price of PRG common stock changes. Recently, the stock market has experienced extreme price and volume fluctuations. These market fluctuations have materially affected and may materially affect the market price of PRG common stock in the future.

     Therefore, other than as discussed above, if the market value of PRG common stock changes significantly, there will be no change, either upward or downward, in the aggregate number of shares of PRG common stock to be issued to HSA-Texas or the shareholders of the foreign operating companies. Accordingly, the effect of any such significant upward change in the stock price of PRG common stock will result in PRG paying more for the assets of HSA-Texas and the stock of the affiliated foreign operating companies than is presently contemplated, while a significant downward change will reduce the value of the consideration to be received by HSA-Texas and the shareholders of its affiliated foreign operating companies. Notwithstanding the foregoing, HSA-Texas may terminate the asset agreement if the per share closing price of PRG common stock on any date beginning on August 3, 2001 and ending on a date five trading days prior to the closing of the asset acquisition is less than $4.00. You should obtain recent market quotations for PRG common stock in order to assess accurately the market value of the PRG shares that will be issued in exchange for the HSA-Texas assets and the stock of the affiliated foreign operating companies. PRG cannot predict or give any assurances as to the market price of PRG common stock before or after the closing of the proposed acquisitions.

     PRG WILL NOT BE ABLE TO COMPLETE THE PROPOSED ACQUISITIONS WITHOUT THE CONSENT OF ITS PRINCIPAL LENDERS; THERE IS NO ASSURANCE THAT THIS CONSENT CAN BE OBTAINED ON ACCEPTABLE TERMS, IF AT ALL.

     The proposed acquisitions cannot be completed unless PRG obtains the consent of its principal lenders. There is no assurance that this consent can be obtained on acceptable terms if at all, and PRG may incur significant expenses in connection with the proposed acquisitions which must be paid even if such consent is not obtained. See "The Proposed Acquisitions -- Lender Approvals."

     PRG WILL MOST LIKELY HAVE REDUCED BORROWING CAPACITY UNDER ITS CREDIT FACILITY AFTER THE CLOSING.

     In order to obtain lender consent and facilitate completion of the proposed acquisitions, PRG believes that a significant reduction in PRG's outstanding borrowings under the credit agreement is first necessary. To the extent that such a reduction is achieved by the sale of PRG's discontinued operations or from a sale of its French Taxation Services operations, if a decision is made to sell them, the amended terms of PRG's credit agreement provide for a graduated overall permanent capacity reduction from the current $200.0 million down to $125.0 million. The amount of the reduction has yet to be negotiated. As a result, PRG may have reduced borrowing capacity under its credit facility following the closing of the proposed acquisitions. If additional funding is necessary to support operations, repay indebtedness assumed in the proposed acquisitions or satisfy capital requirements, there can be no assurance that it will be available on acceptable terms, if at all.

     PRG MAY BE UNABLE TO MAKE THE REDUCTIONS IN ITS OUTSTANDING BORROWINGS UNDER ITS CREDIT FACILITY THAT IT BELIEVES WILL BE NECESSARY TO OBTAIN LENDER CONSENT TO THE PROPOSED ACQUISITIONS.

     In order to obtain lender consent and facilitate completion of the proposed acquisitions, PRG believes that a significant reduction in PRG's outstanding borrowings under the credit agreement will be required by its lenders. The amount of such reduction has yet to be negotiated. PRG intends to utilize funds from the sale of its discontinued operations and from a sale of its French Taxation Services operations, if a decision is made to sell them, to make a portion of the required reductions in its outstanding borrowings under its credit facility. If PRG is unable to sell its discontinued operations or the French Taxation Services operations quickly enough or if it is unable to sell them at a price sufficient to raise the funds necessary to make required reductions to the outstanding principal under its credit facility, PRG will seek to raise the necessary funds through other debt or equity financing or a combination thereof. Without such lender consent, PRG will be unable to close the proposed acquisitions.

     FAILURE TO HIRE AND RETAIN CRITICAL HSA-TEXAS PERSONNEL COULD DIMINISH THE BENEFITS OF THE PROPOSED ACQUISITIONS TO PRG.

     The successful integration of the HSA-Texas business into PRG's current business operations will depend in large part on PRG's ability to hire and retain personnel critical to the business and operations of

HSA-Texas. PRG may be unable to retain management personnel and auditors that are critical to the successful operation of the HSA-Texas business, resulting in loss of key information, expertise or know-how and unanticipated additional recruiting and training costs and otherwise diminishing anticipated benefits of the proposed acquisitions for PRG and its shareholders. In addition, if PRG cannot successfully implement a revised compensation plan that reduces the compensation level of a large number of HSA-Texas' auditors, the anticipated benefits of the proposed acquisitions will be diminished. Even if PRG is successful in implementing the revised compensation plan, some HSA-Texas auditors may elect not to work for PRG if their compensation is reduced.

     IF PRG IS NOT SUCCESSFUL IN INTEGRATING THE BUSINESS OF HSA-TEXAS AND ITS AFFILIATED FOREIGN OPERATING COMPANIES, PRG'S OPERATIONS MAY BE ADVERSELY AFFECTED.

     It is not certain that PRG and the business of HSA-Texas and its affiliated foreign operating companies can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. The challenges involved in this integration include the following:

     - retaining and integrating management and other key personnel of each company;

     - combining the corporate cultures of PRG and HSA-Texas;

     - combining service offerings effectively and quickly;

     - transitioning HSA-Texas' auditors to PRG's information management and compensation systems;

     - integrating sales and marketing efforts so that customers can understand and do business easily with the combined company;

     - transitioning all worldwide facilities to common accounting and information technology systems; and

     - coordinating a large number of employees in widely dispersed operations in the United States and several foreign countries.

     Risks from unsuccessful integration of the companies include:

     - the impairment of relationships with employees, clients and suppliers;

     - the potential disruption of the combined company's ongoing business and distraction of its management;

     - delay in introducing new service offerings by the combined company; and

     - unanticipated expenses related to integration of the companies.

     The combined company may not succeed in addressing these risks. Further, neither PRG nor HSA-Texas can assure you that the growth rate of the combined company will equal the historical growth rates experienced by PRG, HSA-Texas or any of its affiliates individually. PRG's ability to realize the anticipated benefits of the proposed acquisitions will depend in part on PRG's ability to integrate HSA-Texas' operations into PRG's current operations in a timely and efficient manner.

     This integration may be difficult and unpredictable because PRG's compensation arrangements, service offerings and processes are highly complex and have been developed independently from those of HSA-Texas. Successful integration requires coordination of different management personnel and auditors, as well as sales and marketing efforts and personnel. If PRG cannot successfully integrate the HSA-Texas assets with its operations, PRG may not realize the expected benefits of the proposed acquisitions.

     THE PROPOSED ACQUISITIONS MAY FAIL TO ACHIEVE BENEFICIAL SYNERGIES.

     PRG and HSA-Texas believe that the proposed acquisitions will result in beneficial synergies between the parties and their respective recovery audit businesses. Factors that could cause the combined company to fail to achieve these anticipated synergies and potential benefits include:

     - failure to retain clients of either company;

     - PRG's ability to timely integrate the service and sales efforts of the combined company;

     - the risk that the combined company may lose audit contracts from clients for whom PRG and HSA-Texas currently serve in both the first and second audit positions;

     - failure to achieve operating and cost efficiencies in the combined company;

     - the risk that it may be difficult to retain key management, marketing, and technical personnel; and

     - competitive conditions and cyclicality in the audit recovery market.

     Regardless of the outcome of the factors discussed above, there can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies may affect the combined company's operating results and efficiencies and its ability to expand into existing and new recovery audit markets.

     TRANSACTION COSTS OF THE PROPOSED ACQUISITIONS COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS.

     PRG and HSA-Texas are expected to incur direct transaction costs of up to approximately $12.0 million in connection with the proposed acquisitions. If the benefits of the proposed acquisitions do not exceed the costs associated with the proposed acquisitions, the combined company's financial results, including earnings per share, could be adversely affected.

RISKS RELATING TO PRG'S BUSINESS FOLLOWING THE PROPOSED ACQUISITIONS

     PRG'S ANNOUNCED PLANNED DIVESTITURES MAY NOT ACHIEVE ANTICIPATED BENEFITS.

     PRG has previously announced the planned divestiture of its Meridian VAT Reclaim business, its Communications Services segment, its Logistics Management Services segment and its Ship & Debit division within the Accounts Payable Services segment. Although PRG is currently proceeding to complete these divestitures, there is no guaranty that they can be completed on a timely basis, if at all, or that the businesses to be divested can be disposed of at the prices PRG anticipates. If PRG is unable to divest these businesses, if the timing of the divestitures exceeds that anticipated, or if the proceeds received in the divestitures are lower than expected, PRG may not achieve the anticipated benefits. For example, PRG may incur additional losses upon completion of the divestitures, PRG may not realize the cost savings anticipated as a result of the divestitures and management's time and attention may be diverted to a greater degree than expected. In addition, the announced intention to dispose of these businesses may result in a diminished value of the assets to be divested through, for example, the loss of customers or key personnel employed by such businesses and therefore diminish expected operating results in these businesses. Any of these events or others could have a material adverse impact on PRG's business, results of operations and liquidity.

     THE POTENTIAL SALE OF PRG'S FRENCH TAXATION SERVICES OPERATIONS MAY RESULT IN A SUBSTANTIAL AND MATERIAL NET LOSS.

     While no final determinations have yet been made, PRG is exploring strategic alternatives with respect to its French Taxation Services operations. One of the strategic alternatives under serious consideration is the potential sale of Groupe Alma and related entities, which collectively comprise PRG's French Taxation Services operations. In exploring this alternative, PRG has engaged investment banking assistance, prepared an offering document and distributed the document on a very limited, selective basis within France. Although PRG has not yet determined whether or not it will sell its French Taxation Services operations as of the filing of this joint proxy statement/prospectus, PRG believes that any near-term sale of these operations, if approved by PRG's board of directors, will result in a net loss on the sale of from $45 million to $50 million in the quarter in which the sale takes place. This range could be materially impacted by future changes in the exchange rate of the French franc relative to the U.S. dollar.

     AN ADVERSE JUDGMENT IN THE SECURITIES ACTION LITIGATION IN WHICH PRG AND JOHN M. COOK ARE DEFENDANTS COULD HAVE A MATERIAL ADVERSE EFFECT ON PRG'S RESULTS OF OPERATIONS AND LIQUIDITY.

     PRG and John M. Cook are defendants in three putative class action lawsuits filed on June 6, 2000 in the United States District Court for the Northern District of Georgia, Atlanta Division, which have since been consolidated into one proceeding. A judgment against PRG in this case could have a material adverse effect on PRG's results of operations, stock price and liquidity, while a judgment against Mr. Cook could adversely affect his financial condition and therefore have a negative impact upon his performance as PRG's chief executive officer. Plaintiffs in this litigation have alleged in general terms that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by allegedly disseminating materially false and misleading information about a change in PRG's method of recognizing revenue and in connection with revenue reported for a division. The plaintiffs further allege that these misstatements and omissions led to an artificially inflated price for PRG's common stock during the putative class period, which runs from July 19, 1999 to July 26, 2000. This case seeks an unspecified amount of compensatory damages, payment of litigation fees and expenses, and equitable and/or injunctive relief. Although PRG believes the alleged claims in this lawsuit are without merit and intends to defend the lawsuit vigorously, due to the inherent uncertainties of the litigation process and the judicial system, PRG is unable to predict the outcome of this litigation.

     IF PRG IS NOT SUCCESSFUL IN INTEGRATING THE BUSINESS AND OPERATIONS OF HOWARD SCHULTZ & ASSOCIATES (INTERNATIONAL) LTD., AN INDEPENDENTLY OWNED FOREIGN LICENSEE OF HSA-TEXAS TO BE ACQUIRED, PRG'S FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

     Howard Schultz & Associates (International) Ltd., an independently owned foreign licensee of HSA-Texas, generated revenues of approximately $24.4 million in calendar 2000. PRG's ability to realize the anticipated benefits of the proposed acquisitions will depend in part on PRG's ability to integrate the operations of this foreign licensee into PRG's current United Kingdom operations in a timely and efficient manner. If PRG cannot successfully acquire the operations of this independently owned foreign licensee or integrate them with its operations, PRG may not realize the expected benefits of the proposed acquisitions and PRG's financial results may be adversely affected.

     ADDITIONAL ACQUISITIONS OR FINANCING MAY DECREASE PRG SHAREHOLDERS' PERCENTAGE OWNERSHIP IN PRG AND REQUIRE PRG TO INCUR ADDITIONAL DEBT.

     PRG may issue equity securities in future acquisitions or in connection with future financings, including any additional financings necessary to obtain lender consent to the proposed acquisitions. These issuances could be dilutive to PRG shareholders. PRG also may incur additional debt and amortization expense related to goodwill and other intangible assets in future acquisitions or in connection with debt or equity financing or a combination thereof. This additional debt and amortization expense may reduce significantly PRG's profitability and materially and adversely affect PRG's business, financial condition and results of operations.

     PRG MAY NOT BE ABLE TO CONTINUE TO IDENTIFY A LARGER VOLUME OF RECOVERIES EACH YEAR FOR THE CLIENTS SERVED BY PRG'S RETAIL/WHOLESALE OPERATIONS.

     For most clients served by PRG's retail/wholesale operations, PRG typically identifies a larger volume of recoveries each year as compared to recoveries realized in the immediately preceding year. There is no guaranty, however, that these larger recoveries will continue. If such recovery increases do not continue, PRG's revenues and operating results would be materially adversely affected. Factors that could prevent recoveries from increasing include advances in technology which significantly reduce the levels of client overpayments or an unexpected reversal of current trends toward the outsourcing of non-core competencies such as recovery audit services.

     STRIKES OR OTHER EMPLOYMENT DISRUPTIONS BY OR ON THE PART OF EMPLOYEES OF FOREIGN GOVERNMENTS WITH WHOM PRG'S FRENCH TAXATION SERVICES OPERATIONS TRANSACT BUSINESS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE REVENUES GENERATED BY PRG'S FRENCH TAXATION SERVICES OPERATIONS.

     Any strike or other disruption of employment by or on the part of the employees of the French government with whom PRG's French Taxation Services operations transact business could significantly delay the recognition of revenue by the French Taxation Services operations and cause PRG to fail to achieve its revenue and earnings estimates for one or more quarters or perhaps for an entire fiscal year. While no final determinations have yet been made, PRG is exploring strategic alternatives with respect to its French Taxation Services operations. See "-- The potential sale of PRG's French Taxation Services operations may result in a substantial and material net loss" above.

     CLIENT AND VENDOR BANKRUPTCIES AND VENDOR CHARGEBACKS COULD REDUCE PRG'S EARNINGS.

     PRG's clients generally operate in intensely competitive environments, and bankruptcy filings are not uncommon. Future bankruptcy filings by one or more of PRG's larger clients or significant vendor chargebacks by one or more of PRG's larger clients could have a material adverse effect on PRG's business, financial condition and results of operations.

     PRG DEPENDS ON CERTAIN CLIENTS FOR SIGNIFICANT REVENUES.

     With PRG's considerable growth since its March 1996 initial public offering, dependence on any one client or group of clients for revenue and profits has been reduced. Nevertheless, PRG's largest revenue generating clients continue to be retailers, and PRG's revenues and profitability would be materially adversely affected if one or more of its largest retail clients filed for bankruptcy or otherwise ceased doing business with PRG.

     PRG RELIES ON INTERNATIONAL OPERATIONS FOR SIGNIFICANT REVENUES.

     In 2000, approximately 34.7% of PRG's revenues from continuing operations and 7.8% of the aggregate revenues of HSA-Texas and its affiliates to be acquired by PRG were generated from international operations. International operations are subject to risks, including:

     - political and economic instability in the international markets served by PRG;

     - difficulties in staffing and managing foreign operations and in collecting accounts receivable;

     - fluctuations in currency exchange rates, particularly weaknesses in the Euro, the pound and other currencies of countries in which PRG transacts business, which could result in currency translation losses that materially reduce PRG's earnings;

     - costs associated with adapting PRG's services to PRG's foreign clients' needs;

     - unexpected changes in regulatory requirements and laws;

     - difficulties in transferring earnings from PRG foreign subsidiaries to PRG; and

     - burdens of complying with a wide variety of foreign laws and labor practices, including laws that could subject certain tax recovery audit practices to regulation as the unauthorized practice of law.

     Because PRG expects a significant portion of its revenues to come from international operations, the occurrence of any of the above events could materially and adversely affect PRG's business, financial condition and results of operations.

     RECOVERY AUDIT SERVICES ARE NOT WIDELY USED IN INTERNATIONAL MARKETS.

     PRG's long-term growth objectives are based in material part on achieving significant future growth in international markets. Although PRG's recovery audit services constitute a generally accepted business practice among retailers in the U.S., Canada, and Mexico, such services have not yet become widely used in many international markets. Prospective clients, vendors or other involved parties in foreign markets may not accept PRG's services. The failure of these parties to accept and use PRG's services could have a material adverse effect on PRG's business, financial condition and results of operations.

     PRG REQUIRES SIGNIFICANT MANAGEMENT AND FINANCIAL RESOURCES TO OPERATE AND EXPAND PRG'S RECOVERY AUDIT SERVICES INTERNATIONALLY.

     In PRG's experience, entry into new international markets requires considerable management time as well as start-up expenses for market development, hiring and establishing office facilities. In addition, PRG has encountered, and expects to continue to encounter, significant expense and delays in expanding PRG's international operations because of language and cultural differences, staffing, communications and related issues. PRG generally incurs the costs associated with international expansion before any significant revenues are generated. As a result, initial operations in a new market typically operate at low margins or may be unprofitable. Because PRG's international expansion strategy will require substantial financial resources, PRG may incur additional indebtedness or issue additional equity securities which could be dilutive to PRG's shareholders. In addition, financing for international expansion may not be available to PRG on acceptable terms and conditions.

     PRG'S REVENUE MAY BE ADVERSELY AFFECTED IF PRG DOES NOT CORRECTLY ESTIMATE ITS UNCOLLECTIBLE ACCOUNTS RECEIVABLE.

     PRG estimates uncollectible levels of accounts receivable on an aggregate basis and reduces earnings quarterly by the amounts of these estimates. Despite PRG's experience in providing accounts payable recovery audit services, PRG's estimates of uncollectible accounts receivable may not be adequate. If PRG overestimates the amount of accounts receivable PRG expects to collect, then the combined company's future earnings will be reduced, and, as a result, its stock price could decline.

     THE LEVEL OF PRG'S ANNUAL PROFITABILITY IS SIGNIFICANTLY AFFECTED BY ITS THIRD AND FOURTH QUARTER OPERATING RESULTS.

     The purchasing and operational cycles of PRG's clients typically cause PRG to realize higher revenues and operating income in the last two quarters of its fiscal year. If PRG does not continue to realize increased revenues in future third and fourth quarter periods, PRG's profitability for any such quarter and the entire year could be materially and adversely affected because selling, general and administrative expenses are largely fixed over the short term.

     PRG MAY BE UNABLE TO PROTECT AND MAINTAIN THE COMPETITIVE ADVANTAGE OF ITS PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

     PRG's operations could be materially and adversely affected if PRG is not adequately able to protect its proprietary software, audit techniques and methodologies, and other proprietary intellectual property rights. PRG relies on a combination of trade secret laws, nondisclosure and other contractual arrangements and technical measures to protect its proprietary rights. Although PRG presently holds U.S. and foreign registered trademarks and U.S. registered copyrights on certain of its proprietary technology, PRG may be unable to obtain similar protection on its other intellectual property. In addition, in the case of foreign registered trademarks, PRG may not receive the same enforcement protection on its intellectual property as in the U.S. PRG generally enters into confidentiality agreements with its employees, consultants, clients and potential clients and limits access to, and distribution of, its proprietary information. Nevertheless, PRG may be unable to deter misappropriation of its proprietary information, detect unauthorized use and take appropriate steps to enforce its intellectual property rights. PRG's competitors also may independently develop technologies that are substantially equivalent or superior to PRG's technology. Although PRG believes that its services and products do not infringe on the intellectual property rights of others, PRG can not prevent someone else from asserting a claim against PRG in the future for violating their technology rights.

     PRG'S FAILURE TO RETAIN THE SERVICES OF MR. COOK COULD ADVERSELY IMPACT ITS CONTINUED SUCCESS.

     PRG's continued success depends largely on the efforts and skills of its executive officers and key employees, particularly John M. Cook. PRG has entered into employment agreements with Mr. Cook and other members of management. PRG also maintains key man life insurance policies in the aggregate amount of $13.3 million on the life of Mr. Cook. The loss of the services of Mr. Cook could materially adversely affect the combined company's business, financial condition and results of operations.

     PRG MAY NOT BE ABLE TO CONTINUE TO COMPETE SUCCESSFULLY WITH OTHER BUSINESSES OFFERING RECOVERY AUDIT SERVICES.

     The recovery audit business is highly competitive. PRG's principal competitors for accounts payable recovery audit services include many local and regional firms. PRG's competitors for tax recovery audit services in France include major international accounting firms, tax attorneys and several smaller tax recovery audit firms. Also, PRG believes that the major international accounting firms or their former consulting units that have been spun-off or divested may become formidable competitors in the future. PRG is uncertain whether it can continue to compete successfully with its competitors. In addition, PRG's profit margins could decline because of competitive pricing pressures that may have a material adverse effect on the combined company's business, financial condition and results of operations.

     PRG'S ARTICLES OF INCORPORATION, BYLAWS, AND SHAREHOLDERS' RIGHTS PLAN AND GEORGIA LAW MAY INHIBIT A TAKEOVER OF PRG.

     PRG's articles of incorporation and bylaws and Georgia law contain provisions that may delay, deter or inhibit a future acquisition of PRG not approved by PRG's board of directors. This could occur even if PRG shareholders are offered an attractive value for their shares or if a substantial number or even a majority of PRG shareholders believe the takeover is in their best interest. These provisions are intended to encourage any person interested in acquiring PRG to negotiate with and obtain the approval of PRG's board of directors in connection with the transaction. Provisions that could delay, deter or inhibit a future acquisition include the following:

     - a staggered board of directors;

     - specified requirements for calling special meetings of shareholders; and

     - the ability of the board of directors to consider the interests of various constituencies, including PRG's employees, clients and creditors and the local community.

     PRG's articles of incorporation also permit the board of directors to issue shares of preferred stock with such designations, powers, preferences and rights as it determines, without any further vote or action by PRG's shareholders. In addition, PRG has in place a "poison pill" shareholders' rights plan that will trigger a dilutive issuance of common stock upon substantial purchases of PRG's common stock by a third party which are not approved by the board of directors. Also, the shareholders' rights plan requires approval by a majority of the continuing directors, as defined in the plan, to redeem the rights plan, amend the rights plan, or exclude a person or group who acquires beneficial ownership or more than 15 percent of the outstanding PRG common stock from being considered an acquiring person under the rights plan. These provisions also could discourage bids for shares of PRG's common stock at a premium and have a material adverse effect on the market price of PRG's shares.

     THE PRICE OF PRG'S STOCK HAS BEEN VOLATILE AND COULD CONTINUE TO FLUCTUATE SUBSTANTIALLY.

     PRG's common stock is traded on The Nasdaq National Market. The market price of PRG's common stock has been volatile, has fluctuated substantially and could continue to do so, based on a variety of factors, including the following:

     - future announcements concerning PRG or its key clients or competitors;

     - technological innovations;

     - government regulations;

     - litigation; or

     - changes in earnings estimates by analysts or the publication of negative reports by analysts about PRG.

     Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations and general economic, political and market conditions, such as recessions or international currency fluctuations and demand for PRG's services, may adversely affect the market price of the combined company's common stock.

     PRG'S FURTHER EXPANSION INTO ELECTRONIC COMMERCE AUDITING STRATEGIES AND PROCESSES MAY NOT BE PROFITABLE.

     PRG anticipates a growing need for recovery auditing services among current clients migrating to internet-based procurement, and among potential clients already engaged in electronic commerce transactions. In response to future demand for PRG's recovery auditing expertise, PRG intends to further expand into internet technology areas in the near future and may make substantial financial investments to do so. The profitability of these investments can not be assured nor can the demand for these services be fully anticipated.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     PRG and HSA-Texas have made forward-looking statements in this joint proxy statement/prospectus about PRG and HSA-Texas and the combined company that are subject to risks and uncertainties. Any statements contained in this joint proxy statement/prospectus that are not statements of historical or current fact may be deemed forward-looking statements. Forward-looking statements may be identified by such words as "could," "may," "might," "will," "would," "shall," "should," "pro forma," "potential," "pending," "plans," "anticipates," "believes," "estimates," "expects," "intends" or similar expressions, including the negative of any of the foregoing. Some of the forward-looking statements contained in this joint proxy statement/prospectus include:

     - statements regarding the expected completion dates and purchase prices of the acquisitions of the business of Howard Schultz & Partner (Deutschland) GmbH and Howard Schultz & Associates (International) Ltd., independently owned licensees of HSA-Texas, and of the two independently owned service providers of HSA-Texas engaged in providing direct to store audit delivery services;

     - statements regarding the expected assumption of debt and anticipated transaction expenses in connection with the proposed acquisitions;

     - statements regarding expected payments at the closing to Howard Schultz by PRG;

     - statements made regarding the expected number of shares to be distributed to HSA-Texas shareholders and shareholders of the affiliated foreign operating companies for each share of common stock owned in such company;

     - statements regarding the estimated reduction in the number of PRG shares to be received by HSA-Texas resulting from the "in the money" value of all options and SARs outstanding at closing;

     - statements regarding the expected impact of a near-term sale of PRG's French Taxation Services operations;

     - statements regarding the expected benefits and synergies of the proposed acquisitions;

     - statements made by HSA-Texas with respect to its liquidity and capital needs; and

     - the information concerning possible or assumed future results of operations of the combined company set forth under "Summary -- Questions and Answers About the Proposed Acquisitions," "Additional Summary Information," "The Proposed Acquisitions -- Background of the Proposed Acquisitions," "-- Reasons for the Proposed Acquisitions -- PRG's Reasons for the Proposed Acquisitions and Recommendations of PRG's Board of Directors," "-- Reasons for the Proposed Acquisitions -- HSA-Texas' Reasons for Entering into the Asset Agreement and Recommendations of HSA-Texas' Board of Directors," and "-- Opinion of PRG's Financial Advisor," "Summary -- The Profit Recovery Group International Inc. Summary Selected Unaudited Pro Forma Combined Financial Informa-tion," and "The Profit Recovery Group International, Inc. and Subsidiaries Pro Forma Combined Financial Statements (Unaudited)."

     In making these forward-looking statements, we believe that our expectations are based on reasonable assumptions. These statements are not meant to predict future events or circumstances and might not be realized if actual results and events differ materially from PRG's and HSA-Texas' expectations. Several factors, some of which are beyond PRG's and HSA-Texas' control, which are discussed under the heading "Risk Factors" and elsewhere in this joint proxy statement/prospectus and in the documents that PRG has incorporated by reference, could affect the outcome of the matters discussed in these forward-looking statements and the future results of PRG and the combined company after completion of the proposed acquisitions. These factors could cause the results or other outcomes to differ materially from those expressed in PRG's and HSA-Texas' forward-looking statements.

     Given these uncertainties, you are cautioned not to place undue reliance on our forward-looking statements. PRG and HSA-Texas disclaim any obligation to announce publicly the results of any revisions to any of the forward-looking statements contained in this joint proxy statement/prospectus to reflect future events or developments.

                            THE PRG SPECIAL MEETING

PURPOSE, TIME AND PLACE

     This joint proxy statement/prospectus is being furnished to shareholders of PRG in connection with the solicitation of proxies by the PRG board of directors for use at the PRG special meeting.

     The PRG special meeting is to be held on           , 2001, at      a.m.
local time at                     . At the PRG special meeting, holders of PRG
common stock will be asked to consider and vote upon a proposal to approve the proposed issuance of up to 16 million shares of PRG common stock as consideration in connection with the proposed acquisitions, the issuance of options to purchase up to 1,678,826 shares of PRG common stock in connection with the assumption of certain outstanding HSA-Texas options, and the election of Howard Schultz and Andrew Schultz as Class II directors, Nate Levine as a Class I director and Arthur Budge, Jr. as a Class III director, contingent upon the closing of the proposed acquisitions. Other than the proposal to approve the proposed share and option issuances and elect the nominated directors, PRG is not aware of any other matters that may come before the special meeting. However, PRG shareholders may be asked to consider and vote upon matters incidental to the business to be conducted at the special meeting.

RECORD DATE; VOTING POWER

     The PRG board of directors has fixed the close of business on           ,
2001 as the record date for determining the holders of PRG common stock entitled to notice of, and to vote at, the PRG special meeting. Only holders of record of PRG common stock at the close of business on the record date will be entitled to notice of, and to vote at, the PRG special meeting.

     At the close of business on the record date,      shares of PRG common
stock were issued and outstanding and entitled to vote at the PRG special meeting. Holders of record of PRG common stock are entitled to one vote for each share of PRG common stock held of record on the record date on any matter which may properly come before the PRG special meeting. Votes may be cast at the PRG special meeting in person or by proxy.

     The presence at the PRG special meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of the PRG common stock is necessary to constitute a quorum in order to transact business at the PRG special meeting. In the event that a quorum is not present at the PRG special meeting, it is expected that such meeting will be adjourned or postponed in order to solicit additional proxies.

     Assuming that a quorum is present, approval of the proposed share and option issuances and election of the nominated directors will require the affirmative vote of a majority of the shares of PRG common stock eligible to vote that are actually voted either in person or by proxy.

     Abstentions and broker non-votes, i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote, will be considered as present for the purposes of establishing a quorum. Brokers who hold shares of PRG common stock as nominees, in the absence of instructions from the beneficial owners, will not have discretionary authority to vote such shares for the approval of the proposed share and option issuances and election of the nominated directors. Any shares which are not voted due to abstentions or because a nominee-broker lacks discretionary authority will be disregarded and will have no effect on the outcome of the vote.

SHARE OWNERSHIP OF MANAGEMENT

     As of the close of business on the record date, PRG directors and executive
officers and their affiliates had the right to vote        outstanding shares of
PRG common stock, collectively representing approximately      % of PRG's
outstanding shares of common stock. PRG's directors and executive officers are expected to vote for the approval of the proposed share and option issuances and the election of the nominated directors. As of the record date, directors and executive officers of PRG did not own any shares of HSA-Texas common stock.

VOTING OF PROXIES

     Shares represented by properly executed proxies received in time for the special meeting will be voted at the meeting in the manner specified by such proxies. PRG shareholders should be aware that, if their proxies are properly executed but do not contain voting instructions, such proxies will be voted for approval of the proposed share and option issuances and the election of the nominated directors. It is not expected that any matter other than as described in this joint proxy statement/prospectus will be brought before the PRG special meeting. If incidental matters are properly presented before the meeting, the persons named in your PRG proxy will have authority to vote on such matters without consulting you. These matters may include a proposal to adjourn or postpone the meeting in order to solicit additional votes in favor of the proposed acquisitions.

     Votes cast by proxy or in person at the special meeting will be counted by the person or persons appointed by PRG to act as election inspectors for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed PRG proxy card does not preclude a shareholder from voting in person. A shareholder of PRG may revoke a proxy at any time prior to its exercise by:

     - delivering a written notice of revocation bearing a later date or time than the proxy, so that it is received prior to such shareholder's proxy being voted at the PRG special meeting, to The Profit Recovery Group International, Inc., 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426, Attention: Secretary;

     - delivering a duly executed proxy bearing a later date or time than the revoked proxy to the Secretary of PRG, so that it is received prior to such shareholder's proxy being voted at the PRG special meeting; or

     - attending the PRG special meeting and voting in person.

     Attendance at the PRG special meeting will not by itself constitute revocation of a proxy, unless you cast your vote at the special meeting.

     PRG does not expect to adjourn its special meeting for a period of time long enough to require the setting of a new record date for the special meeting. If an adjournment occurs, it will have no effect on the ability of PRG shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

SOLICITATION OF PROXIES

     The PRG board of directors is soliciting the accompanying proxy, and PRG will bear the cost of the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of PRG common stock held of record by such persons, and PRG will reimburse such companies, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. In addition to solicitation by mail, the directors, officers and employees of PRG may solicit proxies from shareholders by telephone, telegram or in person. Such persons will not receive any additional compensation for their solicitation activities.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The PRG board of directors has unanimously determined that the terms of the asset agreement and the stock agreement are fair to and in the best interests of PRG and the PRG shareholders. Accordingly, the PRG board of directors unanimously recommends that PRG shareholders vote for the proposal to approve the proposed share and option issuances and the election of the nominated directors.

     Your vote is very important, regardless of the number of PRG shares you own. Please vote as soon as possible to make sure that your PRG shares are represented at the meeting. To vote your PRG shares, please complete, date, and sign the enclosed PRG proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. You may revoke your PRG proxy at any time before it is voted at the special meeting. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct it on how to vote your shares. If you do not vote, it may jeopardize PRG's ability to obtain a quorum, thereby resulting in a disapproval of the proposed share and option issuances and the failure to elect the four director nominees.

                         THE HSA-TEXAS SPECIAL MEETING

PURPOSE, TIME AND PLACE

     The HSA-Texas special meeting is to be held on           , 2001, at
a.m. local time at                     . At the HSA-Texas special meeting,
holders of HSA-Texas voting common stock will be asked to consider and vote upon a proposal to approve the asset agreement. Other than the proposal to approve the asset agreement, HSA-Texas is not aware of any other matters that may come before the special meeting. However, holders of HSA-Texas voting common stock may be asked to consider and vote upon matters incidental to the business to be conducted at the special meeting.

RECORD DATE; VOTING POWER

     The HSA-Texas board of directors has fixed the close of business on
          , 2001 as the record date for determining the holders of HSA-Texas voting common stock entitled to notice of, and to vote at, the HSA-Texas special meeting. Only holders of record of HSA-Texas voting common stock at the close of business on the record date will be entitled to notice of, and to vote at, the HSA-Texas special meeting.

     At the close of business on the record date, 2,307,482 shares of HSA-Texas voting common stock were issued and outstanding and entitled to vote at the HSA-Texas special meeting. Holders of record of HSA-Texas Texas voting common stock are entitled to one vote for each share of HSA-Texas voting common stock held of record on the record date on any matter which may properly come before the HSA-Texas special meeting. Holders of HSA-Texas non-voting common stock are not entitled to vote at the HSA-Texas special meeting.

     The presence at the HSA-Texas special meeting of the holders of a majority of the outstanding shares of the HSA-Texas voting common stock is necessary to constitute a quorum in order to transact business at the HSA-Texas special meeting. Assuming that a quorum is present, approval of the asset agreement will require the affirmative vote of two-thirds of the outstanding shares of HSA-Texas voting common stock entitled to vote. No proxy card is required to be returned to HSA-Texas because HSA-Texas is not soliciting proxies from HSA-Texas shareholders.

SHARE OWNERSHIP OF MANAGEMENT

     As of the close of business on the record date, HSA-Texas directors and executive officers and their affiliates had the right to vote 2,307,482 outstanding shares of HSA-Texas voting common stock, collectively representing 100% of HSA-Texas' outstanding shares of HSA-Texas voting common stock. HSA-Texas' directors and executive officers and their affiliates are expected to vote for the approval of the asset agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The HSA-Texas board of directors has unanimously determined that the terms of the asset agreement are fair to and in the best interests of HSA-Texas and the HSA-Texas shareholders. Accordingly, the HSA-Texas board of directors has unanimously recommended that holders of HSA-Texas voting common stock vote for the proposal to approve the asset agreement.

                           THE PROPOSED ACQUISITIONS

     The following discussion describes the material aspects of the proposed acquisitions. While PRG and HSA-Texas believe that the description covers the material terms of the proposed acquisitions, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the proposed acquisitions.

BACKGROUND OF THE PROPOSED ACQUISITIONS

     In November 1997, John Cook, the Chairman of PRG, and Howard Schultz, the Chairman of HSA-Texas, met in Dallas, Texas to discuss the possibility of a combination of HSA-Texas and PRG. Following this meeting, neither party had any further contact or discussions relating to a possible business combination until November 2000.

     In early November 2000, Jonathan Golden, a director of and counsel to PRG, received a call from a business associate of Howard Schultz inquiring as to whether PRG would be interested in reviving discussions relating to a possible combination. Mr. Golden advised Mr. Cook of the call and Mr. Cook called Mr. Schultz. Since both men intended to be in Bangkok, Thailand on November 11 and 12, 2000, they met in Bangkok, signed a mutual confidentiality agreement and commenced a discussion of a possible business combination.

     On December 18, 2000, Howard and Andrew Schultz, Mac Martirossian, Senior Vice President and Group Managing Director -- International of HSA-Texas, and Arthur Budge, Jr., a financial adviser to HSA-Texas, met with Mr. Cook, Jack Toma, vice chairman of PRG and Mr. Golden in Atlanta, Georgia, to continue discussions relating to a possible business combination. On January 9 and 10, 2001, Mr. Golden, Gene Ellis, the chief financial officer of PRG, and Mr. Toma met with Arthur Budge, Jr., Mac Martirossian, and attorneys for HSA-Texas in Dallas, Texas to continue these discussions. PRG and HSA-Texas realized that since they are competitors, the exchange of information could create competition problems. In order to avoid the exchange of competitively sensitive information of the two companies, Bain & Co., an independent consulting firm, was hired to review and compile information furnished by both companies and to provide each company with summaries that did not disclose competitively advantageous information that could be used if the negotiations did not result in a transaction. These initial meetings were followed by a series of meetings on January 15-16, 2001 in Dallas; February 28, 2001 in Dallas; March 8-9, 2001 in Atlanta; March 22-23, 2001 in Atlanta; March 27, 2001 in Dallas; May 21-23, 2001 in Atlanta; June 20-21, 2001 in Dallas; July 1, 2001 in Dallas; and July 25-26, 2001 in Atlanta.

     On July 25, 2001, PRG and HSA-Texas and the shareholders of the affiliated foreign operating companies entered into a letter of intent to which were attached drafts of proposed definitive agreements outlining the details of the transaction. The letter of intent was announced by PRG in its earnings conference call on July 26, 2001, at which time a press release was also issued. The parties executed a definitive agreement as of August 3, 2001, subject to the delivery of final schedules by HSA-Texas on or before September 3, 2001. As of the date of this filing, PRG has not received all required schedules. PRG has thirty days in which to approve the schedules after they are received. If any schedules are unsatisfactory to PRG, PRG may terminate the asset and stock agreements with no liability.

REASONS FOR THE PROPOSED ACQUISITIONS

     The following discussion of the reasons for the proposed acquisitions contains a number of forward-looking statements that reflect the current views of PRG or HSA-Texas, as indicated, with respect to future events that could affect their financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in "Risk Factors."

PRG's Reasons for the Proposed Acquisitions and Recommendations of PRG's Board of Directors

     PRG's board of directors has determined that the terms of the proposed acquisitions are fair to, and in the best interests of, PRG's shareholders. PRG's board of directors consulted with PRG's senior management, as well as PRG's financial advisors and legal counsel, in reaching its decision to approve the asset agreement and the stock agreement. PRG's primary reasons for entering into the asset agreement and the stock agreement are the beliefs of its board of directors and the management of PRG that the proposed acquisitions may allow PRG to enjoy a number of benefits, including:

     - accelerating innovation and audit effectiveness and thereby better meeting customer needs for recovery audit services;

     - accelerating expansion into existing and new recovery audit markets;

     - gaining additional clients and revenues;

     - being more competitive with other providers of recovery audit services;

     - adding to its intellectual property assets in recovery audit processes;

     - receiving significant operating synergies from alignment of cost structures, consolidation of technology expenditures and elimination of duplicate positions and facilities; and

     - adding qualified auditors and other employees of HSA-Texas and its affiliated foreign operating companies to PRG and thereby enhancing its recovery audit expertise.

     The conclusions reached by the board of directors of PRG with respect to the above factors supported the determination that the purchase by PRG of substantially all of the assets of HSA-Texas, the acquisition of substantially all of the outstanding stock of the affiliated foreign operating companies and the issuance of shares of PRG common stock and the assumption of HSA-Texas options pursuant to the asset agreement and the stock agreement, are fair to, and in the best interests of, PRG. In reaching the determination that the asset agreement and stock agreement are in the best interests of PRG's shareholders, the board of directors of PRG considered a number of other factors, including the factors listed below:

     - the judgment, advice and analyses of PRG's management with respect to the potential strategic, financial and operational benefits of the purchase;

     - the terms of the asset agreement and the stock agreement, including price and structure, which were considered by PRG's board of directors and by the management of PRG to provide a fair and equitable basis for the overall transaction; and

     - the oral opinion of Merrill Lynch, which opinion was subsequently confirmed in a written opinion dated as of August 3, 2001, to PRG's board of directors, to the effect that, as of the date of the opinion and subject to and based on the considerations referred to in the opinion, the consideration to be paid by PRG in connection with the proposed acquisitions was fair, from a financial point of view, to PRG.

     The board of directors of PRG also considered a number of potentially negative factors in its deliberations. The potentially negative factors considered by the board of directors of PRG included:

     - potential loss of revenue from clients where PRG and HSA-Texas together have both the first and second audit positions;

     - the risk that the transaction might not be completed in a timely manner or at all;

     - the likelihood of reduced borrowing capacity following closing;

     - the potential negative impact of any vendor or client confusion after announcement of the proposed acquisitions;

     - the potential negative reaction of the financial community after announcement of the proposed acquisitions;

     - the risk that the potential benefits of the transaction may not be realized, including the inability of PRG to hire the former auditors of HSA-Texas;

     - the costs associated with the transaction; and

     - the other risks and uncertainties discussed above under "Risk Factors."

     The foregoing discussion of information and factors considered by PRG's board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the board of directors. In view of the wide variety of factors considered by PRG's board of directors, PRG's board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. In addition, the board of directors did not reach any specific conclusions on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of PRG's board of directors may have given different weights to different factors. After taking into account all of the factors set forth above, however, PRG's board of directors unanimously agreed that the asset agreement and the stock agreement are fair to, and in the best interests of, PRG and its shareholders and that PRG should proceed with the proposed acquisitions and enter into the asset agreement and the stock agreement.

     There can be no assurance that the benefits of the potential growth, synergies or opportunities considered by PRG's board will be achieved through completion of the proposed acquisitions. See "Risk Factors."

HSA-Texas' Reasons for Entering into the Asset Agreement and Recommendations of HSA-Texas' Board of Directors

     HSA-Texas' board of directors has unanimously determined that the asset agreement is fair to and in the best interests of HSA-Texas and its shareholders, and has unanimously approved the asset agreement. Accordingly, HSA-Texas' board of directors unanimously recommends that the holders of HSA-Texas' voting common stock vote to approve and affirm the asset agreement.

     In reaching its determination, the HSA-Texas board of directors considered a number of factors, including, without limitation, the following:

     - the present and anticipated environment of the audit recovery industry;

     - the terms and conditions of the asset agreement;

     - the terms and conditions of the stock agreement;

     - recent mergers in the retail sector which have resulted in consolidation of the target customer base;

     - capital and technology requirements to remain competitive in the audit recovery industry; and

     - HSA-Texas' shareholders' interest in diversification of their investment in HSA-Texas common stock.

     HSA-Texas' board of directors also considered a number of potentially negative factors in its deliberations concerning the overall transaction. The potentially negative factors considered by the HSA-Texas board included:

     - the risk that the transaction might not be completed in a timely manner or at all;

     - the fact that HSA-Texas could lose other transaction opportunities during the period it is precluded under the terms of the asset agreement from soliciting other transaction proposals;

     - the potential negative impact of any vendor or client confusion after announcement of the proposed transaction;

     - the potential negative reaction of the financial community after announcement of the proposed transaction; and

     - the other risks and uncertainties discussed above under "Risk Factors."

     The foregoing discussion of the information and the factors considered by the HSA-Texas board of directors is not meant to be exhaustive, but includes the material factors considered by the HSA-Texas board of directors. The board of directors of HSA-Texas did not quantify or attach any particular weight to the various factors that they considered in reaching their determination that the asset agreement, the stock agreement and the proposed acquisitions are fair to and in the best interests of HSA-Texas and its shareholders. Rather, the HSA-Texas board of directors viewed its recommendation as being based upon its business judgment in light of HSA-Texas' financial position, the totality of the information presented and considered, and the overall effect of the proposed acquisitions on the shareholders of HSA-Texas and its affiliated foreign operating companies compared to continuing the business of HSA-Texas or seeking other potential parties to effect an investment in or other business combination with HSA-Texas.

     There can be no assurance that the benefits of the proposed acquisitions will be realized by HSA-Texas' shareholders. See "Risk Factors."

ACQUISITION OF HOWARD SCHULTZ & ASSOCIATES (INTERNATIONAL) LTD. AND HOWARD SCHULTZ & PARTNER (DEUTSCHLAND) GMBH

     HSA-Texas is negotiating to acquire for cash and notes all of the stock of Tamebond Limited, the parent of Howard Schultz & Associates (International) Ltd., and the licensee that operates the business of HSA-Texas in the United Kingdom, and all of the stock of J&G Associates Limited, an independent contractor of Howard Schultz & Associates (International) Ltd. that provides services with respect to the business of HSA-Texas in the United Kingdom. PRG and HSA-Texas believe that these acquisitions will close prior to January 1, 2002.

     HSA-Texas and the shareholders of Howard Schultz & Partner (Deutschland) GmbH, the licensee that operates the business of HSA-Texas in Germany and Austria, are negotiating an option agreement under which HSA-Texas will have the right, after December 31, 2001, to acquire all of the stock of Howard Schultz & Partner (Deutschland) GmbH for cash and notes. The shareholders of Howard Schultz & Partner (Deutschland) GmbH, with respect to sale of the stock, will not enter into any agreement with HSA-Texas other than the option agreement described above because of German tax law that would otherwise impose significant negative tax consequences upon the shareholders. PRG and HSA-Texas believe that this acquisition will close in January 2002.

     The aggregate purchase price for these businesses is currently expected to be approximately $13-14 million. PRG does not anticipate assuming any debt with respect to the acquisitions of these businesses.

     In the event the acquisition of the business of Howard Schultz & Associates (International) Ltd. and Howard Schultz & Partner (Deutschland) GmbH have not occurred at the closing of the asset acquisition, 2.3 million shares of PRG common stock to be issued to HSA-Texas at the closing of the asset acquisition will be held in escrow by PRG pending the acquisition of Howard Schultz & Associates (International) Ltd. and 200,000 shares of PRG common stock to be issued to HSA-Texas at the closing of the asset acquisition will be held in escrow by PRG pending the acquisition of Howard Schultz & Partner (Deutschland) GmbH.

ACQUISITION OF THE DIRECT TO STORE DELIVERY AUDIT OPERATIONS

     Effective as of September 1, 2001, HSA-Texas acquired substantially all of the assets of Phoenix Audit Recoveries, Inc., an independently owned service provider that conducts a portion of HSA-Texas' direct to store delivery audit operations, in exchange for the assumption of certain liabilities and a $3 million promissory note bearing interest at 7% per annum and payable in six approximately equal installments commencing on January 1, 2002 and ending on April 1, 2003. HSA-Texas is also negotiating an agreement to acquire solely for cash and promissory notes the business and operations of JASAMA, Inc., also an independently owned service provider of HSA-Texas which conducts a portion of HSA-Texas' direct to store delivery audit operations, for approximately $1.2 million.

     The acquisition of JASAMA, Inc. is expected to close prior to the closing of the asset acquisition. In the event it has not closed prior to the closing of the asset acquisition, then PRG and HSA-Texas will mutually agree upon an estimated purchase price for the acquisition and the number of shares of PRG common stock to be issued to HSA-Texas in the asset acquisition will be reduced by a number of shares equal to such agreed upon amount divided by the lesser of $6.50 or the PRG average price. Also, in the event the acquisition of JASAMA, Inc. has not occurred at the closing of the asset acquisition, 500,000 shares of PRG common stock to be issued to HSA-Texas at the closing of the asset acquisition will be held in escrow by PRG pending its acquisition. See "Other Related Agreements -- Escrow Agreement."

OPINION OF PRG'S FINANCIAL ADVISOR

     On July 24, 2001, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in a written opinion dated as of August 3, 2001, to the PRG board of directors to the effect that, as of such dates and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed consideration to be paid by PRG pursuant to the proposed acquisitions was fair from a financial point of view to PRG. A copy of Merrill Lynch's opinion is attached to this document as Annex C.

     Merrill Lynch's opinion sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Merrill Lynch. Each holder of PRG common stock is urged to read Merrill Lynch's opinion, which is attached as Annex C, in its entirety. Merrill Lynch's opinion was intended for the use and benefit of the PRG board of directors, was directed only to the fairness of the consideration from a financial point of view to PRG, did not address the merits of the underlying decision by PRG to engage in the proposed acquisitions and does not constitute a recommendation to any shareholder of PRG as to how that shareholder should vote on the proposed share and option issuance or any related matter. The consideration was determined on the basis of negotiations between PRG and HSA-Texas and was approved by the PRG board of directors. This summary of Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion attached as Annex C.

     In arriving at its opinion, Merrill Lynch, among other things:

     - Reviewed certain publicly available business and financial information relating to PRG and HSA-Texas that Merrill Lynch deemed to be relevant;

     - Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of PRG and HSA-Texas, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the proposed acquisitions furnished to Merrill Lynch by PRG;

     - Conducted discussions with members of senior management and representatives of PRG concerning the matters described in the previous two bullets, as well as their respective businesses and prospects before and after giving effect to the proposed acquisitions and the expected synergies;

     - Reviewed the market prices and valuation multiples for PRG common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - Reviewed the results of operations of PRG and HSA-Texas and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - Participated in certain discussions and negotiations among representatives of PRG and their legal advisor;

     - Reviewed the potential pro forma impact of the proposed acquisitions;

     - Reviewed each of the acquisition agreements, except for the disclosure schedules thereto, which disclosure schedules had not been completed; and

     - Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     Merrill Lynch's opinion stated that Merrill Lynch was not given the opportunity to conduct discussions with HSA-Texas concerning any of the matters described in the previous bullet points.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of PRG or HSA-Texas, and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of PRG or HSA-Texas. With respect to the financial forecast information and the expected synergies furnished to or discussed with Merrill Lynch by PRG, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of PRG's management as to the expected future financial performance of PRG and HSA-Texas and the expected synergies. Merrill Lynch also assumed that the final forms of the disclosure schedules to the acquisition agreements would not contain any information materially adverse to Merrill Lynch's analysis.

     Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the proposed acquisitions, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the proposed acquisitions.

     Merrill Lynch expressed no opinion as to the prices at which shares of PRG common stock would trade following the announcement or completion of the proposed acquisitions.

     The following is a summary of certain financial and comparative analyses performed by Merrill Lynch that were presented to PRG's board of directors in connection with the oral opinion delivered to PRG's board of directors on July 24, 2001. The financial analyses summarized below include information presented in tabular format. In order to understand fully Merrill Lynch's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch's financial analyses.

HSA-Texas Analysis

     Comparable Public Company Analysis. Using publicly available information and estimates of future financial results published by First Call Corporation and other various research reports, Merrill Lynch compared certain financial and operations data and ratios for HSA-Texas with the corresponding data and ratios of comparable companies.

     The companies selected for the comparable company analysis included the following publicly traded companies:

     - Automatic Data Processing, Inc.;

     - Convergys Corporation;

     - CSG Systems International, Inc.;

     - The BISYS Group, Inc.;

     - Ceridian Corporation;

     - Factset Research Systems Inc.; and

     - NCO Group, Inc.

     Merrill Lynch derived an estimated valuation range for HSA-Texas by comparing market value as a multiple of estimated 2002 earnings. The earnings estimates were obtained from First Call, a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors, as of July 13, 2001, and adjusted by Merrill Lynch to exclude goodwill amortization. Merrill Lynch also compared firm value as a multiple of estimated 2001 earnings before interest, taxes, depreciation and amortization, which is referred to as "EBITDA."

     The results of this analysis were as follows:

                                                        HIGH FOR     LOW FOR      MEAN FOR
                                                       COMPARABLE   COMPARABLE   COMPARABLE
                                                       COMPANIES    COMPANIES    COMPANIES
                                                       ----------   ----------   ----------
Market value as a multiple of estimated 2002             27.6x         9.0x        20.9x
  earnings...........................................
Firm value as a multiple of estimated 2001 EBITDA....    17.8x         6.0x        13.3x

     Comparing market value as a multiple of estimated 2002 earnings and using a reference range from 12.0x to 16.0x, the estimated equity value of HSA-Texas ranged from approximately $155.0 million to approximately $205.0 million. Comparing firm value as a multiple of estimated 2001 EBITDA and reviewing selected research reports, Merrill Lynch extrapolated 2002 EBITDA multiples. Comparing firm value as a multiple of estimated 2002 EBITDA and using a reference range from 6.0x to 8.0x, the estimated equity value of HSA-Texas ranged from approximately $120.0 million to approximately $175.0 million.

     Leveraged Buyout Analysis. Merrill Lynch performed an analysis of the theoretical maximum consideration that could be paid in an acquisition of HSA-Texas by a financial buyer, based on HSA-Texas management projections, as adjusted by Bain & Co., and considering capital structures typically employed by financial buyers. In its analysis, Merrill Lynch assumed that a financial buyer would be subject to the following constraints:

     - a maximum ratio of total debt to 2001 EBITDA ranging from 4.0x to 4.5x;

     - a maximum ratio of senior debt to 2001 EBITDA ranging from 2.5x to 3.0x;

     - a minimum 5-year return on equity of approximately 30%;

     - a maximum equity investment ranging from 40% to 50% of consideration;

     - a maximum senior debt repayment period of 7 years; and

     - a 2005 EBITDA exit multiple range of 6.0x to 8.0x.

     Assuming a financial buyer refinanced $50.0 million of HSA-Texas indebtedness and incurred transaction expenses of $4.0 million, the estimated theoretical maximum consideration that could be paid in an acquisition of HSA-Texas by a financial buyer ranged from approximately $60.0 million to approximately $100.0 million.

     Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow, or "DCF", analysis for HSA-Texas using projections provided by HSA-Texas' management and modified by Bain & Co.

     The DCF for HSA-Texas was calculated assuming discount rates ranging from 11.5% to 12.5% and was comprised of the sum of the present values of:

     - The projected cash flows for HSA-Texas for the years 2002 through 2006;
       and

     - The 2006 terminal value based upon a range of multiples from 6.0x to 8.0x estimated 2006 EBITDA.

     Merrill Lynch then subtracted from this sum $50.0 million in respect of HSA-Texas' net debt.

     Performing a DCF analysis for HSA-Texas, the estimated equity value of HSA-Texas ranged from approximately $150.0 million to approximately $210.0 million.

     Merrill Lynch also performed the DCF analysis assuming PRG attains its projected synergies for the proposed acquisitions, which resulted in estimated synergies on a present value basis of approximately

$20.0 million. Including these estimated synergies, the estimated equity value of HSA-Texas ranged from approximately $170.0 million to approximately $230.0 million.

PRG Analysis

     Historical Stock Performance. Merrill Lynch reviewed the trading price of the shares of PRG's common stock for the one-year period ended July 23, 2001. This stock performance review indicated that, for the 52-week period ended July 23, 2001, the high and low closing prices per share of PRG common stock were $14.50 and $3.75, respectively.

     Comparable Public Company Analysis. Using publicly available information and estimates of future financial results published by First Call, Merrill Lynch compared certain historical stock, financial and operations data and ratios for PRG with the corresponding data and ratios of the same group of companies listed above for the HSA-Texas comparable public company analysis.

     Merrill Lynch derived estimated per-share valuation ranges for PRG common stock by comparing market value as a multiple of 2001 earnings per share, market value as a multiple of 2002 earnings per share, and firm value as a multiple of 2001 EBITDA. The earnings estimates were obtained from First Call, as of July 13, 2001, and adjusted by Merrill Lynch to exclude goodwill amortization.

                                                          HIGH FOR     LOW FOR      MEAN FOR
                                                         COMPARABLE   COMPARABLE   COMPARABLE
                                                         COMPANIES    COMPANIES    COMPANIES     PRG
                                                         ----------   ----------   ----------   -----
Market value as a multiple of estimated 2001               33.7x        10.4x        25.0x      27.1x
  earnings.............................................
Market value as a multiple of estimated 2002               27.6x         9.0x        20.9x      19.2x
  earnings.............................................
Firm value as a multiple of estimated 2001 EBITDA......    17.8x         6.0x        13.3x      10.9x

     Based on these analyses, Merrill Lynch derived a value per share of PRG common stock ranging from

     - $10.80 to $12.70 by comparing market value as a multiple of 2001 earnings per share and using a reference range from 23.0x to 27.0x;

     - $10.55 to $13.20 by comparing market value as a multiple of 2002 earnings per share and using a reference range from 16.0x to 20.0x; and

     - $10.40 to $12.80 by comparing firm value as a multiple of 2001 EBITDA and using a reference range from 9.0x to 11.0x.

     Discounted Cash Flow Analysis. Merrill Lynch performed a DCF analysis for PRG using projections provided by PRG's management.

     The DCF for PRG was calculated assuming discount rates ranging from 11.5% to 12.5% and was comprised of the sum of the present values of:

     - The projected cash flows for PRG for the years 2002 through 2006; and

     - The 2006 terminal value based upon a range of multiples from 7.0x to 9.0x estimated 2006 EBITDA.

     Merrill Lynch then subtracted from this sum $30.0 million in respect of PRG's net debt.

     Performing a DCF analysis for PRG, the estimated equity value per share of PRG common stock ranged from $12.66 to $16.29, based on 48.7 million PRG common shares outstanding.

Pro Forma Combination Analysis

     Merrill Lynch also analyzed certain pro forma effects resulting from the proposed acquisitions. Using the projected earnings of HSA-Texas for the years 2002, 2003 and 2004 provided by the management of HSA-Texas (as adjusted by Bain & Co.), and the projected earnings of PRG for the years 2002, 2003 and 2004 provided by the management of PRG, Merrill Lynch compared the projected earnings per share of PRG

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

on a stand-alone basis, assuming the proposed acquisitions did not occur, to the per-share earnings of PRG, assuming the proposed acquisitions did occur.

     Using the assumptions detailed above, the analysis indicated that the proposed acquisitions would be accretive to projected earnings per share of PRG common stock in 2002, 2003 and 2004 if PRG realized pre-tax cost-savings synergies of $2.8 million, $3.4 million and $4.2 million, respectively, excluding amortization of goodwill and assuming amortization of approximately $20.0 million of intangible assets.

     The summary of analyses performed by Merrill Lynch set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the processes underlying the Merrill Lynch opinions. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond PRG's and Merrill Lynch's control and involve the application of complex methodologies and educated judgment. Any estimates contained in the Merrill Lynch analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than the estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. The estimates are inherently subject to uncertainty.

     No company utilized as a comparison in the analyses described above is identical to PRG or HSA-Texas. In addition, various analyses performed by Merrill Lynch incorporate projections prepared by research analysts using only publicly available information. These estimates may or may not prove to be accurate. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which they are being compared.

     The PRG board selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the proposed acquisitions and because Merrill Lynch is familiar with PRG and its business. As part of Merrill Lynch's investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     Pursuant to the terms of a letter agreement between PRG and Merrill Lynch dated January 4, 2001, PRG agreed to pay Merrill Lynch a fee in the amount of $2.5 million. This fee is payable in two installments as follows:

     - $250,000 of such fee was paid upon Merrill Lynch's providing its opinion to PRG's board of directors; and

     - $2.25 million is payable upon the completion of the proposed acquisitions.

     PRG has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of legal counsel) and to indemnify Merrill Lynch and related parties from and against specified liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Merrill Lynch has, in the past, provided financial advisory and financing services to PRG and/or its affiliates and may continue to do so and has received, and may receive, additional fees for the rendering of those services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch and its affiliates may actively trade PRG common stock and other securities of PRG for their own account and for the accounts of customers. Accordingly, Merrill Lynch and its affiliates may at any time hold a long or short position in such securities.

POTENTIAL CONFLICTS OF INTEREST OF DIRECTORS AND OFFICERS OF HSA-TEXAS IN THE PROPOSED ACQUISITIONS

     In considering the recommendation of the HSA-Texas board of directors with respect to the proposed acquisitions, the holders of HSA-Texas voting common stock and the shareholders of its affiliated foreign operating companies should be aware that, as described below, members of HSA-Texas' management and board of directors have interests in the proposed acquisitions that are different from, or in addition to, their rights as shareholders or optionholders of HSA-Texas, which may create conflicts of interest. The HSA-Texas board of directors was aware of and considered these interests in reaching its conclusion that the asset agreement and the transactions contemplated thereby are fair to, and in the best interests of, HSA-Texas and its shareholders.

     Stockholdings. As of the record date, the directors and executive officers of HSA-Texas individually or beneficially owned 2,307,482 or 100% of the outstanding shares of voting common stock of HSA-Texas and 3,873,301 or 60.19% of the outstanding shares of non-voting common stock of HSA-Texas. After completion of the proposed acquisitions, officers and directors of HSA-Texas will individually or beneficially own approximately 15% of PRG's outstanding common stock.

     Stock Options. On the closing date, PRG will assume options to purchase 167,631 shares of HSA-Texas common stock currently held by Arthur Budge, Jr., with an exercise price of $9.06 per share that will convert into options to purchase 248,295 shares of PRG common stock with an exercise price of $6.12 per share, assuming an option conversion ratio of 1.4812. PRG will also grant options to purchase 250,000 shares of PRG common stock to Howard Schultz at an exercise price equal to the closing sales price per share of PRG common stock on The Nasdaq National Market on the closing date.

     Assumption of a portion of the Howard Schultz loan. On the closing date of the asset acquisition, PRG will assume approximately $8.5 million to $9.0 million of the amount of principal and interest outstanding payable to Howard Schultz for amounts loaned to HSA-Texas, including loans made subsequent to June 30, 2001. See "PRG Director and Executive Officer Information -- Certain Transactions."

     Employment with PRG. It is anticipated that certain of the current officers of HSA-Texas will be employed after the proposed acquisitions by PRG. In addition, it is anticipated that Howard Schultz will serve as the initial chairman of the board of the combined company and Andrew Schultz will serve as a director of the combined company following the proposed acquisitions. Each of Howard Schultz and Andrew Schultz will have an employment agreement with PRG for a term of two years.

EFFECTIVE DATE

     The proposed acquisitions will become effective, solely for accounting purposes, but not for tax purposes, on the date which is either the last day of the month immediately preceding the closing date or the first day of the month in which the closing occurs, as mutually agreed by PRG and HSA-Texas. For tax purposes, the proposed acquisitions will become effective on the closing date.

REGULATORY APPROVALS

     PRG and HSA-Texas have agreed in the asset agreement to use their best efforts to take whatever actions are required to obtain necessary regulatory approvals and consents with respect to the proposed acquisitions. Other than clearance under the antitrust laws applicable to the proposed acquisitions and the SEC's declaring the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, PRG and HSA-Texas do not believe that any additional material governmental filings or approvals are required with respect to the proposed acquisitions.

     Under the HSR Act and the related rules, the proposed acquisitions could not be completed until PRG and HSA-Texas notified and furnished information to the Federal Trade Commission, or FTC, and the Antitrust Division of the United States Department of Justice, and specified waiting period requirements had
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

been satisfied. In connection with the proposed acquisitions, on or before August 3, 2001, PRG and HSA-Texas filed the required notification and report forms with the FTC and the Antitrust Division under the HSR Act. Effective as of August 10, 2001, the request for early termination of the applicable waiting period was granted.

     At any time before or after the completion of the proposed acquisitions, either the Antitrust Division or the FTC could take any action under U.S. antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the proposed acquisitions or seeking the divestiture of substantial assets owned by PRG or HSA-Texas. Private parties and state attorneys general may also bring actions under U.S. antitrust laws depending on the circumstances. Although PRG and HSA-Texas believe that the proposed acquisitions do not raise significant concerns under U.S. antitrust laws, PRG and HSA-Texas can give no assurance that a challenge to the proposed acquisitions on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

LENDER APPROVALS

     PRG has held, and expects to continue to hold, extensive discussions with the nine members of its banking syndicate concerning the proposed acquisition of HSA-Texas. The credit agreement provides that a defined majority of the banks in the syndicate must consent to the proposed acquisitions. To facilitate completion of the proposed acquisitions, both PRG and its bankers believe that a significant, but not definitively quantified, reduction in PRG's outstanding borrowings under the credit agreement is first necessary. PRG intends to achieve any needed reduction primarily through the sale of the discontinued operations and/or the potential sale of the French Taxation Services operations. In granting their consent to acquire HSA-Texas, the banking syndicate will also be consenting to a relaxation of the credit agreement formulae for permitted acquisitions and may potentially need to relax prospective financial ratio covenants for one or more post-acquisition periods. Additionally, other items and restrictions within the current credit agreement may require modification or waiver to facilitate the proposed acquisitions. While PRG's discussions to-date with the members of the banking syndicate have been highly productive, there can be no assurance that the required majority of the syndicate members will consent to the proposed acquisitions and agree to any needed modifications to the credit agreement.

     There can be no assurance that the proceeds from any future sales of the discontinued operations and/or the potential sale of the French Taxation Services operations will be sufficient to meet the anticipated required principal reductions under the credit agreement prior to the closing of the asset acquisition. PRG is currently considering additional sources of debt or equity financing or a combination thereof. There can be no assurance that such additional financing, if required, will be available to PRG.

ASSUMPTION OF HSA-TEXAS INDEBTEDNESS

     PRG expects to incur or assume $32.0 million to $37.0 million of debt in connection with the proposed acquisitions, including debt expected to be incurred in connection with the acquisition of the remaining direct to store delivery audit operations. In addition, PRG expects to incur an additional $13.0 million to $14.0 million of debt to acquire the businesses of Howard Schultz & Partner (Deutschland) GmbH and Howard Schultz & Associates (International) Ltd. PRG will also assume certain other obligations of HSA-Texas, including compensation obligations to HSA-Texas independent contractors to be incurred prior to the closing of the asset acquisition, currently estimated at up to $9 million.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE PROPOSED ACQUISITIONS

     The following discussion is included for general information only and is not tax advice. This discussion summarizes the material U.S. federal income tax consequences of the proposed acquisitions of substantially all of the assets of HSA-Texas and substantially all of the outstanding stock of the affiliated foreign operating companies under the Internal Revenue Code, or the Code, existing regulations thereunder, including final, temporary or proposed regulations, and current administrative rulings and court decisions, all of which are subject to change, retroactively or prospectively, and possibly to differing interpretations. The discussion set

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

forth below may not apply to certain categories of shareholders which are subject to special treatment under the Code, including, but not limited to, financial institutions, tax-exempt entities, broker-dealers, insurance companies, holders who are not United States persons, as defined in Section 7701(a)(30) of the Code, persons who do not hold their stock as a capital asset within the meaning of Section 1221 of the Code, persons who acquired their stock as part of an integrated investment, such as a "hedge," "straddle" or other risk reduction transaction, and holders who acquired their stock pursuant to the exercise of employee stock options, warrants or otherwise as compensation. In addition, this discussion does not address state, local or foreign tax consequences.

     Except for the liquidation of HSA-Texas, this discussion does not address the tax consequences of any transaction effected prior to or to be effected after the acquisitions (whether or not such transactions were effected in connection with the acquisitions), including, without limitation, any distribution made to HSA-Texas shareholders other than pursuant to the liquidation and dissolution of HSA-Texas, any distribution made to shareholders of any of the affiliated foreign operating companies, and any transaction in which HSA-Texas common stock or stock in an affiliated foreign operating company is acquired or PRG common stock is disposed of.

     Neither PRG nor HSA-Texas has requested, or plans to request, any ruling from the Internal Revenue Service with regard to any of the U.S. federal income tax consequences of the transactions described in this joint proxy statement/prospectus, and the statements in this joint proxy statement/prospectus are not binding on the IRS or any court. Thus, there can be no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.

     HSA-Texas has requested from special tax counsel an opinion to the effect that the proposed acquisitions will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Such opinion is subject to certain assumptions and based on certain representations of HSA-Texas, PRG and certain shareholders of HSA-Texas. HSA-Texas shareholders should be aware that such opinion will not be binding upon the IRS nor will the IRS be precluded from adopting a contrary position.

     Accordingly, shareholders of HSA-Texas and the affiliated foreign operating companies are urged to consult their tax advisors as to the specific tax consequences to them of the transactions described in this joint proxy statement/prospectus, including the applicable federal, state, local and foreign tax consequences of such transactions in their own particular circumstances.

  Acquisition of the Assets of HSA-Texas

     The proposed acquisition of substantially all of the assets of HSA-Texas, and subsequent liquidation of HSA-Texas, are intended to qualify as a reorganization under Section 368(a)(1)(C) of the Code. However, there are numerous requirements that must be satisfied in order for the acquisition of the assets of HSA-Texas and the liquidation of HSA-Texas to qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code. This discussion is not binding on the IRS and does not preclude the IRS from adopting a contrary position. The following assumes that the acquisition of substantially all of the assets of HSA-Texas and the liquidation of HSA-Texas will qualify as a reorganization under Section 368(a)(1)(C) of the Code. It also assumes that HSA-Texas qualifies as an S corporation for U.S. federal income tax purposes at all relevant times until HSA-Texas is liquidated and dissolved.

  Tax Implications to HSA-Texas Shareholders

     The U.S. federal income tax consequences of the acquisition of substantially all of the assets of HSA-Texas and the liquidation of HSA-Texas to the HSA-Texas shareholders should be as follows:

     - If an HSA-Texas shareholder receives only PRG common stock in exchange for such shareholder's HSA-Texas common stock in the liquidation of HSA-Texas, such shareholder should not recognize gain or loss from the exchange for U.S. federal income tax purposes.

     - To the extent that an HSA-Texas shareholder receives property other than PRG common stock, or in addition to PRG common stock, in the liquidation of HSA-Texas, it appears that such shareholder will recognize gain (but not loss) or dividend income from the exchange in an amount equal to the lesser of

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

       the fair market value of such other property and the gain realized by such HSA-Texas shareholder in the transaction, calculated after taking into account all adjustments to the shareholder's tax basis in the shareholder's HSA-Texas stock, including any increase allowed for gain recognized by HSA-Texas and included in the shareholder's income, as discussed below. If the shareholder receives cash in lieu of fractional shares of PRG common stock in the liquidation of HSA-Texas, this should be treated as if PRG had redeemed the fractional shares from the shareholder, and the shareholder should generally recognize gain or loss in an amount equal to the cash received less a portion of the shareholder's tax basis in such shareholder's HSA-Texas common stock allocable to such fractional shares. As long as HSA-Texas qualifies as an S corporation at the time of the liquidation, HSA-Texas shareholders will likely be required to include in income their respective share of any gain recognized by HSA-Texas upon the distribution of appreciated assets to HSA-Texas shareholders, reduced by any built in gains tax imposed by
       Section 1374 of the Code on HSA-Texas. See "Tax Implications to HSA-Texas" below. For purposes of determining the amount of gain or dividend income recognized as a result of the receipt of property other than PRG common stock in the liquidation of HSA-Texas, HSA-Texas shareholders should be allowed to increase their tax basis in their HSA-Texas stock by the amount of any HSA-Texas gain included in income.

     - The tax basis of the PRG common stock received should be the same as the tax basis of the HSA-Texas common stock deemed exchanged therefor. However, the tax basis of the PRG common stock should generally be reduced by the fair market value of any property other than PRG common stock received, and increased by any gain recognized upon the receipt of property other than PRG common stock.

     - The holding period of PRG common stock received by HSA-Texas shareholders should include the holding period of HSA-Texas common stock canceled upon the liquidation and dissolution of HSA-Texas, provided the shareholder's HSA-Texas common stock was held as a capital asset within the meaning of
       Section 1221 of the Code. The holding period of property received by HSA-Texas shareholders other than PRG common stock would begin the day after such property is received by an HSA-Texas shareholder.

  Tax Implications of Contributions by Holders of Equity Interests in HSA-Texas Subsidiaries

     Any holder of an equity interest in a direct or indirect subsidiary of HSA-Texas that is required to contribute such equity interest to the direct parent corporation holding a majority of the outstanding equity interests in such subsidiary, referred to herein as a Direct Parent Corporation, may be required to recognize gain or loss for U.S. federal income tax purposes as a result of such contribution. The specific U.S. federal income tax consequences of such contribution will depend on the holder's own particular tax circumstances.

  Tax Implications to HSA-Texas

     HSA-Texas should not recognize taxable gain or loss with respect to the transfer of assets to PRG solely in exchange for PRG common stock, or the distribution of such PRG common stock in liquidation of HSA-Texas. However, if HSA-Texas distributes property other than PRG common stock to the HSA-Texas shareholders pursuant to the liquidation and dissolution of HSA-Texas, HSA-Texas will generally recognize gain for U.S. federal income tax purposes in an amount equal to the excess of the fair market value of the property distributed over its adjusted tax basis. As long as HSA-Texas qualifies as an S corporation at the time of the liquidation, HSA-Texas will pay U.S. federal income tax only on the portion of the gain, if any, that is subject to the built in gains tax imposed by Section 1374 of the Code. Moreover, the shareholders of HSA-Texas will generally pay U.S. federal income tax on their respective share of any gain recognized by HSA-Texas, but such gain will be reduced by any built in gains tax imposed by Section 1374 of the Code on HSA-Texas.

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

  Tax Implications to PRG

     PRG should not recognize taxable gain or loss solely as a result of the acquisition of the acquired HSA-Texas assets in exchange for PRG common stock. PRG's tax basis in the acquired assets should generally be the same as HSA-Texas's tax basis in such assets.

  Tax Implications if the Acquisition Does Not Qualify as a "Reorganization"

     A successful IRS challenge to the "reorganization" status of the acquisition of the assets of HSA-Texas and subsequent liquidation of HSA-Texas would result in several significant tax consequences. First, HSA-Texas would recognize gain or loss for U.S. federal income tax purposes as a result of PRG's acquisition of HSA-Texas's assets. The amount of the gain or loss recognized by HSA-Texas would be determined by comparing HSA-Texas's tax basis in the assets transferred to PRG to the consideration received from PRG therefor including, without limitation, all of the PRG common stock received and the liabilities assumed by PRG, and allocated to such assets, referred to herein as the Acquisition Gain or Loss. As long as HSA-Texas qualifies as an S corporation at the time of the acquisition, HSA-Texas would owe U.S. federal income tax on any portion of the Acquisition Gain that is subject to the built in gains tax imposed by Section 1374 of the Code. Moreover, each HSA-Texas shareholder would owe U.S. federal income tax on his or her share of the Acquisition Gain reduced by any built in gains tax imposed by Section 1374 of the Code on HSA-Texas. As transferees of the assets of HSA-Texas in liquidation of HSA-Texas, HSA-Texas shareholders may be liable for a pro rata share of HSA-Texas's liability for the built in gains tax imposed by Section 1374 of the Code.

     Second, to the extent that there is an increase or decrease in the value of PRG common stock from the time of receipt by HSA-Texas until the time of the liquidation and dissolution of HSA-Texas, HSA-Texas shareholders would recognize additional gain or loss for U.S. federal income tax purposes in an amount equal to such increase or decrease, referred to herein as the Liquidation Gain or Loss.

     Third, the HSA-Texas shareholders would likely also have to pay interest on the amount of the tax deficiencies attributable to the Acquisition Gain and the Liquidation Gain.

     Fourth, the tax basis of the PRG common stock, and any other property received in connection with the liquidation of HSA-Texas, would equal its fair market value as of the date of the liquidating distributions.

     Fifth, the holding period of PRG common stock and any other property received by HSA-Texas shareholders in the liquidation of HSA-Texas would begin the day after the liquidating distributions.

     The asset agreement does not provide for any rescission or adjustment if the transactions do not qualify as a tax-free reorganization, and PRG would not be adversely impacted if the transactions do not qualify as a tax-free reorganization. Therefore, the risk that the transactions might not qualify as a tax-free reorganization is borne entirely by HSA-Texas and its shareholders. See "Risk Factors -- The proposed acquisitions could result in potential adverse U.S. federal income tax consequences to HSA-Texas, HSA-Texas' shareholders and shareholders of the affiliated foreign operating companies."

 Transactions Involving HSA-Texas Optionholders and Holders of HSA-Texas SARs

     The following summarizes the anticipated U.S. federal income tax consequences to the HSA-Texas optionholders and holders of HSA-Texas SARs of the transactions involving such persons.

     Each HSA-Texas optionholder whose HSA-Texas stock options held are assumed by PRG should not recognize gain or loss as a result of the assumption. Rather, such optionholder should generally recognize ordinary compensation income at the time the PRG option is exercised in an amount equal to the fair market value of PRG common stock at such time less the exercise price of the option.

     Each HSA-Texas optionholder who receives cash in exchange for the cancellation of such optionholder's HSA-Texas options will recognize ordinary compensation income equal to the amount of the cash payment received. Similarly, each holder of an HSA-Texas SAR will recognize ordinary compensation income in an amount equal to the amount of cash received from HSA-Texas in connection with the cancellation of such HSA-Texas SAR.
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

  Acquisitions of Stock of the Affiliated Foreign Operating Companies

     The proposed acquisitions of the stock of the affiliated foreign operating companies by PRG are intended to qualify as reorganizations under Section 368(a)(1)(B) of the Code. However, there are numerous requirements that must be satisfied in order for the acquisitions to qualify as reorganizations within the meaning of Section 368(a)(1)(B) of the Code. Assuming the acquisitions qualify as reorganizations under Section 368(a)(1)(B) of the Code, a shareholder of any affiliated foreign operating company will not recognize gain or loss from the exchange of such shareholder's stock in such affiliated foreign operating company for PRG common stock. The shareholder's aggregate adjusted tax basis in shares of PRG common stock received will equal the shareholder's aggregate adjusted tax basis in the stock in the affiliated foreign operating company that is surrendered in the transaction. The shareholder's holding period for the PRG shares received will include the shareholder's holding period for the stock in the affiliated foreign operating company that is surrendered in the transaction, provided the shareholder's equity interest in the affiliated foreign operating company was held as a capital asset.

     Neither PRG nor any of the affiliated foreign operating companies will be required to recognize taxable gain or loss solely as a result of the acquisitions.

     If the acquisition of the stock of an affiliated foreign operating company by PRG does not qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, the shareholders of the affiliated foreign operating company would recognize gain or loss for U.S. federal income tax purposes upon receipt of PRG common stock in exchange for the shareholders' stock in the affiliated foreign operating company. Each shareholder's gain or loss would be determined by comparing the shareholder's tax basis in his or her stock in the affiliated foreign operating company surrendered in the exchange to the value of PRG common stock received therefor. Assuming the shareholder's stock was held as a capital asset, the gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if, as of the date of the exchange, the shareholder's holding period for the stock is greater than one year. The shareholders would likely also be required to pay interest on the amount of the tax deficiency attributable to this taxable gain. The tax basis of the PRG common stock received would equal its fair market value as of the date of the acquisition. The holding period of the PRG common stock received would begin the day after the acquisition.

     The stock agreement does not provide for any rescission or adjustment if the acquisition of the stock of any of the affiliated foreign operating companies does not qualify as a tax-free reorganization, and PRG would not be adversely impacted if the acquisitions do not qualify as tax-free reorganizations. Therefore, the risk that the transactions might not qualify as tax-free reorganizations is borne entirely by shareholders of the affiliated U.S. foreign operating companies. See "Risk Factors -- The proposed acquisitions could result in potential adverse federal income tax consequences to HSA-Texas, HSA-Texas' shareholders and shareholders of the affiliated foreign operating companies."

     The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences or any other consequences of the acquisition of substantially all of the assets of HSA-Texas and substantially all of the stock of the affiliated foreign operating companies. In addition, this discussion does not discuss tax consequences which may vary with or are contingent on the shareholder's individual tax circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the acquisitions. Accordingly, stockholders of HSA-Texas and the affiliated foreign operating companies are strongly urged to consult with their tax advisors to determine the particular U.S. federal, state, local or foreign income or other tax consequences to them of the transactions described in this joint proxy statement/prospectus.

ACCOUNTING TREATMENT

     The proposed acquisitions will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America.

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PRG RIGHTS PLAN

     PRG's board of directors has taken sufficient action to exempt the transactions contemplated by the asset agreement and stock agreement from the provisions of the rights plan.

DISSENTERS' AND APPRAISAL RIGHTS RELATED TO THE PROPOSED ACQUISITIONS

     Neither PRG shareholders nor the shareholders of HSA-Texas' affiliated foreign operating companies will have dissenters' or appraisal rights in connection with the proposed acquisitions.

     The Texas Business Corporation Act generally provides that, with respect to the sale or disposition of all, or substantially all, of the property and assets of a Texas corporation, if shareholder approval is required for such sale or disposition and a shareholder holds stock of a class or series entitled to vote thereon, then any such shareholder has the right to dissent from the sale or disposition and to receive the fair value in cash of the shares owned by such shareholder. The fair value shall be the value of the shares as of the day immediately preceding the shareholders' meeting at which the proposed acquisitions are submitted to a vote, excluding any appreciation or depreciation in anticipation of the proposed acquisitions, and may differ from the value of the consideration that a dissenting HSA-Texas shareholder would otherwise receive pursuant to the asset agreement following the liquidation of HSA-Texas. Set forth below is a summary of the procedures relating to the exercise of the right to dissent as provided in the Texas Act. The summary does not purport to be complete and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the Texas Act. A copy of these Articles is attached to this joint proxy statement/prospectus as Annex D. FAILURE TO COMPLY WITH ANY OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF THE RIGHT TO DISSENT OF A HOLDER OF HSA-TEXAS VOTING COMMON STOCK.

     Each holder of HSA-Texas voting common stock has a right to dissent from the proposed acquisition by PRG of substantially all of the assets of HSA-Texas in exchange for shares of PRG common stock. The right to dissent can be exercised only by complying with the following procedures:

  How to Exercise and Perfect Your Right to Dissent

     A dissenting holder of HSA-Texas voting common stock must, prior to the HSA-Texas special meeting, provide HSA-Texas' corporate secretary with a written objection to the proposed acquisitions that:

     - states he or she intends to exercise his or her right to dissent if the proposed acquisition is approved and completed; and

     - provides an address to which a notice about the outcome of the vote on the proposed acquisition may be sent.

     The address for HSA-Texas' corporate secretary is Howard Schultz & Associates International, Inc., 9241 LBJ Freeway, Suite 100, Dallas, Texas 75243, Attn: Corporate Secretary.

     A dissenting shareholder must not vote his or her shares of HSA-Texas stock in favor of the proposed acquisition if he or she intends to exercise his or her right to dissent.

     If a dissenting shareholder votes at the special meeting in favor of the proposed acquisition, he or she will not be entitled to receive payment for his or her shares of HSA-Texas common stock under the dissent provisions. If a dissenting HSA-Texas shareholder complies with the two items above, and the proposed acquisition is approved at the special meeting and is completed, HSA-Texas will deliver a written notice to the dissenting shareholder notifying him or her that the proposed acquisition has been approved and completed. HSA-Texas must deliver this notice to dissenting shareholders within ten days after the proposed acquisition is completed.

     If dissenting shareholders wish to receive the fair value of their shares of HSA-Texas common stock, they must, within ten days from the delivery or mailing of the notice, send a written demand to HSA-Texas for the payment of the fair value of their shares of HSA-Texas common stock.

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

  HSA-Texas Shareholder Demand for Payment

     A dissenting shareholder's notice must state how many shares of HSA-Texas voting common stock he or she holds and the class thereof. The demand must also state the dissenting shareholder's estimate of the fair value of their shares. If a dissenting HSA-Texas shareholder fails to send this demand to HSA-Texas within the required ten day period, such dissenting HSA-Texas shareholder will be bound by the terms of the asset agreement and will not be entitled to receive a cash payment representing the fair value of his or her shares of HSA-Texas voting common stock.

     A dissenting shareholder must also, within 20 days of making a demand for payment, submit the stock certificates representing his or her shares of HSA-Texas voting common stock to HSA-Texas. HSA-Texas will make a notation on such HSA-Texas stock certificates indicating that a demand for payment has been made and may return such HSA-Texas stock certificates to the dissenting shareholder. If a dissenting shareholder fails to submit his or her stock certificates to HSA-Texas for notation, HSA-Texas may, at its option, terminate such shareholder's right to receive a cash payment for his or her shares, unless a court of competent jurisdiction directs otherwise for good and sufficient cause shown.

     If a dissenting shareholder demands payment for shares in accordance with the Texas Act, he or she will not subsequently be entitled to vote and will not have any other rights of a HSA-Texas shareholder except the right to receive payment for his or her shares of HSA-Texas common stock in accordance with the Texas Act and the right to maintain an appropriate action to obtain relief on the ground that the proposed acquisition will be or was fraudulent. The respective shares of HSA-Texas voting common stock for which payment has been properly demanded will not subsequently be considered outstanding for the purposes of any vote of HSA-Texas shareholders.

  HSA-Texas' Actions Upon Receipt of a Demand for Payment

     Within 20 days of receiving a dissenting shareholder demand for payment, HSA-Texas must send a written notice stating whether or not it accepts the amount claimed in the demand.

  If HSA-Texas Accepts the Amount Demanded

     If HSA-Texas accepts the amount claimed in a dissenting shareholder's demand, HSA-Texas will deliver written notice to the dissenting shareholder that it will pay the dissenting shareholder the estimated fair value within 90 days after the closing of the proposed acquisition. HSA-Texas will make this payment to the dissenting shareholder provided he or she has surrendered the HSA-Texas stock certificates representing his or her shares of HSA-Texas voting common stock, duly endorsed for transfer, to HSA-Texas.

  If HSA-Texas Does Not Accept the Amount Demanded

     If HSA-Texas does not accept the amount claimed in a dissenting shareholder's demand, HSA-Texas will deliver written notice to such dissenting shareholder of HSA-Texas' estimate of the fair value of such shares and an offer to pay to the dissenting shareholder such amount within 90 days of the proposed acquisition being completed. The dissenting shareholder may accept this offer within 60 days of the proposed acquisition being completed by surrender of the HSA-Texas stock certificates representing his or her shares of HSA-Texas voting common stock, duly endorsed for transfer, to HSA-Texas.

  Payment of the Fair Value of HSA-Texas Shares of Common Stock Upon Agreement of an Estimate

     If, within 60 days after the closing of the proposed acquisitions, the dissenting shareholder and HSA-Texas reach an agreement on the fair value of such HSA-Texas shares of voting common stock, HSA-Texas must pay such shareholder the agreed amount within 90 days after the proposed acquisition is closed.

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  Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled

     If, within 60 days after the closing of the proposed acquisitions, the dissenting shareholder and HSA-Texas have not reached an agreement as to the fair value of the HSA-Texas shares of voting common stock, either because HSA-Texas has not accepted such shareholder's estimate or because such shareholder has not accepted HSA-Texas' offer of an alternative estimate, the HSA-Texas shareholder or HSA-Texas may commence proceedings in Dallas County, Texas within 60 days after the expiration of the 60 day period, asking for a finding and determination of the fair value of the shares of HSA-Texas voting common stock.

     Upon the dissenting shareholder's filing of such a petition, such shareholder must provide a copy of the service to HSA-Texas. Within ten days of such service, HSA-Texas must provide a list of all shareholders of HSA-Texas who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached in the office of the clerk of the court in which such shareholder filed the petition.

     The court will determine if such shareholder has complied with the dissent provisions, and if such shareholder has so complied, he, she or it will become entitled to a valuation of and payment for such shareholder's shares of HSA-Texas voting common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of such shares of HSA-Texas voting common stock. The appraisers shall determine the fair value of such shares and shall report this value to the court. In addition to having the power to examine the books and records of HSA-Texas, the appraisers are required to afford a reasonable opportunity to the interested parties to submit pertinent evidence as to the value of the shares of HSA-Texas voting common stock. The appraisers must determine the fair value of the shares and file their report of that value in the office of the court clerk. The court will allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between such dissenting shareholder and HSA-Texas in the manner that the court determines to be fair and equitable.

     The clerk is required to give a notice of the filing of the appraisers' report to the parties in interest. The report is subject to exceptions to be heard before the court both upon the law and the facts. The court will, by judgment, determine the fair value of such shares and will direct HSA-Texas to pay that amount, plus interest, which will accrue beginning on the 91st day after the closing of the proposed acquisition. The judgment is required to be paid to dissenting shareholders only upon, and simultaneously with, the surrender to HSA-Texas of duly endorsed certificates for the shares. Upon payment of the judgment, such dissenting shareholder will cease to have any interest in the shares of HSA-Texas voting common stock.

  Withdrawal of the Demand for Payment

     If a dissenting shareholder has demanded payment for his or her shares of HSA-Texas in accordance with the Texas Act, he or she may withdraw the demand at any time before payment for such shares or before any petition has been filed under the Texas Act asking for a finding and determination of the fair value of such shares, but no demand may be withdrawn after payment has been made or, unless HSA-Texas consents, after the petition has been filed. However, if:

     - the demand is withdrawn as provided above;

     - HSA-Texas terminates such shareholder's right to dissent under the Texas Act for failure to comply with its provisions;

     - no petition asking for a finding and determination of fair value of the shares of HSA-Texas by a court has been filed within 60 days after the expiration of the 60 day period discussed above; or

     - after the hearing of a petition filed under the Texas Act, the court determines that such shareholder is not entitled to the relief provided by the Texas Act;

then such dissenting shareholder will be conclusively presumed to have approved and ratified the proposed acquisitions and will be bound by the terms of the asset agreement.

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BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING PROPOSED ACQUISITIONS

     If the proposed share and option issuances are approved, the nominated directors are elected and the proposed acquisitions are closed, PRG will continue to be managed by the same board of directors and officers of PRG as before the proposed acquisitions except that the size of the board of directors will be to expanded from 9 to 13 members and Howard Schultz will serve as the initial chairman of the board of the combined company, and Andrew Schultz, Arthur Budge, Jr. and Nate Levine will serve as directors of the combined company.

     Information relating to the business experience of each of Howard Schultz, Andrew Schultz, Arthur Budge, Jr. and Nate Levine is set forth under the heading "PRG Director and Executive Officer Information." In addition, information relating to PRG's management, executive compensation, voting securities, certain relationships and related transactions and other related matters pertaining to PRG is also set forth under the heading "PRG Director and Executive Officer Information."

NASDAQ LISTING

     PRG will use its reasonable best efforts to cause the shares of PRG common stock to be issued in the proposed acquisitions, and the shares reserved for issuance upon exercise of PRG stock options issued in connection with the assumption of certain outstanding HSA-Texas stock options, to be approved for listing on The Nasdaq National Market prior to the closing date. This listing is a condition to closing the proposed acquisitions.

FEDERAL SECURITIES LAW CONSEQUENCES

     The shares of PRG common stock to be received by HSA-Texas pursuant to the asset agreement will be restricted securities and may only be sold:

     - pursuant to an effective registration statement;

     - in compliance with Rule 144 under the Securities Act; or

     - in compliance with another exemption from the registration requirements of the Securities Act.

Rule 144 requires that sales be made in compliance with the rule's volume limitations, manner of sale provisions, current information requirements and notice of sale requirements. The volume limitations of Rule 144 require that the number of securities sold in any three month period may not exceed the greater of one percent of the number of shares of outstanding PRG common stock or the average weekly trading volume for PRG common stock during the preceding four week period.

     All shares of PRG common stock received by HSA-Texas in the asset acquisition and subsequently distributed to HSA-Texas shareholders will be freely transferable, except that shares received by individuals and entities who are deemed to be "affiliates" of HSA-Texas under the Securities Act at the time that the asset acquisition is submitted to a shareholder vote may only be resold by them:

     - pursuant to an effective registration statement;

     - in compliance with Rule 145 under the Securities Act as described above;
       or

     - in compliance with another exemption from the registration requirements of the Securities Act.

Rule 145 requires that, for specified periods, sales must be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of HSA-Texas generally include individuals or entities that control, are controlled by, or are under common control with, HSA-Texas and may include officers and directors of HSA-Texas as well as principal shareholders of HSA-Texas.

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     HSA-Texas shareholders who become affiliates of PRG after the transactions may only resell shares of PRG common stock:

     - pursuant to an effective registration statement;

     - in compliance with Rule 144 under the Securities Act; or

     - in compliance with another exemption from the registration requirements of the Securities Act.

     Following the closing of the proposed purchase by PRG of substantially all of the outstanding stock of HSA-Singapore, and all of the outstanding stock of HSA-Asia, HSA-Australia and HSA-Canada, all shares of PRG common stock received in these transactions will be freely transferable except that persons who were affiliates of these entities at the time that the asset acquisition is submitted to a shareholder vote may only resell their shares of PRG common stock:

     - pursuant to an effective registration statement;

     - in compliance with Rule 145 under the Securities Act as described above;
       or

     - in compliance with another exemption from the registration requirements of the Securities Act.

     The asset agreement also requires HSA-Texas to cause each of its affiliates to execute and deliver to PRG a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of PRG common stock issued to such affiliate in or pursuant to the proposed acquisitions in violation of the Securities Act or the rules and regulations adopted by the SEC.

     PRG's registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of the shares of PRG common stock to be received pursuant to this registration statement.

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

                     MATERIAL TERMS OF THE ASSET AGREEMENT

     The following is a discussion of the material terms of the asset agreement. The full text of the asset agreement is attached as Annex A hereto and is included as part of this joint proxy statement/prospectus. You are encouraged to read the entire asset agreement carefully.

ASSETS TO BE ACQUIRED

     The asset agreement provides that PRG will purchase substantially all of the assets of HSA-Texas, including all right, title and interest in and to:

     - contracts with clients;

     - other contract rights, including the rights to acquire the direct to store delivery audit operations and the businesses of Howard Schultz & Partner (Deutschland) GmbH and Howard Schultz & Associates
       (International) Ltd.;

     - accounts receivable;

     - work in progress;

     - fixed assets;

     - goodwill; and

     - other tangible and intangible assets of HSA-Texas used or held for the conduct of its business as of the effective date.

EXCLUDED ASSETS

     PRG will not acquire, and HSA-Texas will not transfer to PRG, the following assets:

     - any assets held under any pension, profit sharing or other employee benefit plan;

     - the amount of cash, up to a maximum of $7,000, required for funding termination obligations, if any, of HSA-Texas in respect of the HSA-Texas 401(k) plan;

     - the two parcels of real property and the improvements thereon used on August 3, 2001 as the HSA-Texas headquarters in Dallas, Texas and related mortgage debt;

     - the amount of any cash received by HSA-Texas after August 3, 2001 attributable to the exercise by employees of HSA-Texas of any options to purchase HSA-Texas common stock;

     - an amount of cash, and to the extent cash is insufficient, accounts receivable of HSA-Texas having a face amount which in the reasonable estimation of Howard Schultz and Andrew Schultz, as agreed to by PRG, is sufficient to enable them to pay certain flow-through state and federal income taxes; provided, that in the event that the amount of flow-through taxes paid is less than the face amount of the retained accounts receivable, HSA-Texas shall pay PRG the amount of such excess in cash or by return to PRG of any such uncollected accounts receivable promptly after payment of the flow-through taxes; and

     - HSA-Texas' corporate minute and stock books.

ASSUMED LIABILITIES

     PRG will assume on the closing date, as of the effective date, the following liabilities of HSA-Texas outstanding as of the effective date:

     - all liabilities and obligations of HSA-Texas to the extent disclosed on the December 31, 2000 balance sheet contained in HSA-Texas' audited financial statements, or incurred in the ordinary course of business after December 31, 2000 through the effective date to the extent disclosed on the estimated

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

       balance sheet delivered by HSA-Texas at closing, or incurred in the ordinary course of business after the effective date through the closing of the asset acquisition consistent with past practices;

     - the portion of the amount of principal and interest outstanding on the effective date payable to Howard Schultz for amounts loaned to HSA-Texas:

          - for working capital for normal operations,

          - HSA-Texas transaction expenses incurred in connection with the proposed acquisitions,

          - amounts required to cancel HSA-Texas options of persons not hired by PRG,

          - amounts required to cancel HSA-Texas SARs, and

          - principal and interest payments since December 31, 2000 on certain notes issued in connection with certain prior acquisitions made by HSA-Texas;

     - all outstanding obligations and liabilities of HSA-Texas arising from and after the effective date under the assigned contracts and assigned leases;

     - the aggregate principal and accrued interest amount of the "change in status payments," amounts paid to compensate HSA-Texas auditors with respect to work in progress for the differential between the current HSA-Texas audit commission rates and the new commission rates to be made effective prior to the closing of the asset acquisition, if any, to the extent accrued on the estimated balance sheet and outstanding on the effective date;

     - commissions payable to associates or commissioned employees whether or not they accept employment with PRG or its designee upon collection of accounts receivable with respect to work in progress outstanding on the effective date which is converted to accounts receivable after the effective date, net of any deductions attributable to vendor paybacks, except to the extent any associate has agreed in writing to accept a "change in status payment" in lieu of such commission amounts; and

     - amounts owed under HSA-Texas' severance policies in effect as of August 3, 2001 to any employee of HSA-Texas or its subsidiaries to whom PRG and HSA-Texas have mutually agreed PRG will not offer employment with PRG or any of its affiliates.

RETAINED LIABILITIES

     The liabilities and obligations which will be retained by HSA-Texas will consist of all liabilities of HSA-Texas other than the assumed liabilities, including the following:

     - all liabilities of HSA-Texas relating to indebtedness for borrowed money, except as specifically provided in the asset agreement with respect to amounts owed as of the effective date which are included on the audited December 31, 2000 balance sheet or on the estimated balance sheet and certain amounts owed to Mr. Schultz;

     - all liabilities of HSA-Texas and its subsidiaries and shareholders for federal, state, local or foreign taxes, including taxes incurred in respect of or measured by:

      - the income of HSA-Texas and its subsidiaries earned on or realized prior to the effective date to the extent such liabilities exceed the amount accrued for such liabilities on the December 31, 2000 audited financial statements and/or the estimated balance sheet; and

      - any gain or income from the transfer of the acquired assets and other transactions contemplated by the asset agreement;

     - all liabilities secured by or in any manner related to HSA-Texas' Dallas headquarters property;

     - all claims and liabilities, regardless of when arising, resulting from HSA-Texas' or its shareholders' breach, on or before the closing of the asset acquisition, of any covenant, condition or other obligation required of HSA-Texas or its shareholders under any contract or lease;

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

     - all amounts owed under HSA-Texas' severance policies to any employee or associate of HSA-Texas and its subsidiaries who is offered employment as of the closing date and who either:

      - rejects the offer of employment;

      - did not satisfy on the closing date the employment conditions specified in the asset agreement;

      - voluntarily resigns his or her employment within 30 days after the commencement of such person's employment with PRG or its designated subsidiary; or

      - does not accept the engagement as an independent contractor;

     - any liabilities with respect to employee benefits or under any employee benefit plan;

     - all non-business payables of HSA-Texas and its subsidiaries;

     - all obligations and liabilities with respect to HSA-Texas options of persons not hired by PRG and with respect to HSA-Texas SARs; and

     - all obligations and liabilities to any holder of HSA-Texas voting common stock who exercises dissenters' rights.

PURCHASE PRICE

     Under the terms of the asset agreement, PRG will acquire substantially all of the assets of HSA-Texas in exchange for the assumption of certain HSA-Texas liabilities and the issuance of an aggregate of 14,908,954 shares of PRG common stock, less:

     - a number of shares of PRG common stock having a value equal to the "in the money" value of the options to purchase shares of HSA-Texas common stock and HSA-Texas SARs outstanding at the closing; and

     - a number of shares of PRG common stock equal to the purchase price paid or to be paid by HSA-Texas in connection with the acquisition of the remaining direct to store delivery audit operations, divided by the lesser of $6.50 or the PRG "average price."

     Up to 3 million of the shares to be issued to HSA-Texas at the closing of the asset acquisition may be held in escrow by PRG. See "Other Related Agreements -- Escrow Agreement."

     PRG will also grant options to purchase up to 1,678,826 shares of PRG common stock in connection with the assumption of all outstanding HSA-Texas options held by persons who are offered and accept employment or an engagement as an independent contractor with PRG or a position on its board of directors.

     The "in the money" value of each outstanding option and SAR will be determined by subtracting the per share exercise price of the option or the per share grant price of the SAR from the "per share value." The formula for the "per share value" as follows:

     - 14,908,954;

     - less a number of shares equal to the purchase price or estimated purchase price, as the case may be, to be paid for the remaining direct to store delivery audit operations divided by the lesser of $6.50 or the PRG "average price;"

     - times the PRG "average price;"

     - divided by the sum of:

      - the number of shares of HSA-Texas common stock outstanding on the closing date; plus

      - the number of shares of HSA-Texas common stock subject to HSA-Texas options outstanding on the closing date; plus

      - the number of HSA-Texas SARs outstanding on the closing date.

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

     Neither PRG nor HSA-Texas has the right to terminate the asset agreement or renegotiate the number of shares to be received by HSA-Texas as a result of market price fluctuations; provided, however, that HSA-Texas may terminate the asset agreement if PRG's per share closing price on any day beginning on August 3, 2001 and ending on a date five trading days prior to the closing date is less than $4.00. You are encouraged to obtain current market quotations of PRG common stock.

HSA-TEXAS STOCK OPTIONS AND SARS

  Options to be Assumed by PRG

     At the closing, PRG will assume all outstanding options held by each HSA-Texas option holder who:

     - is offered and accepts employment with PRG and meets the employment conditions specified in the asset agreement;

     - agrees to serve on PRG's board of directors; or

     - becomes an independent contractor of PRG.

     Each option that PRG assumes will thereafter constitute an option to purchase shares of PRG common stock, at terms equivalent to those of the HSA-Texas stock option, in accordance with the 1998 Howard Schultz & Associates Stock Option Plan. After the closing, PRG will adopt a stock option plan to provide for the administration by PRG of the assumed options. See "PRG/HSA-Texas Stock Option Plan."

     Prior to the closing of the asset acquisition, HSA-Texas will amend and restate its option plan and, if necessary, amend the option grant agreements in order to extend the expiration date of the HSA-Texas options upon a change of control to five years from one year and to modify or delete the provisions that relate to HSA-Texas' status as a private company.

     Within thirty days after the closing date, PRG intends to file a registration statement on Form S-8 with the SEC to register the shares of PRG common stock subject to the assumed options. After the filing of the Form S-8, shares of PRG common stock received upon exercise of assumed options will be freely transferrable, unless held by "affiliates" of PRG. See "The Proposed Acquisitions -- Federal Securities Law Consequences."

     The number of shares of PRG common stock underlying assumed options will equal the number of shares of HSA-Texas common stock subject to such options immediately prior to the closing multiplied by an option conversion ratio, rounded upward to the nearest whole share, and the per share exercise price will equal the exercise price of the HSA-Texas stock option immediately prior to the closing divided by the option conversion ratio, rounded upward to the nearest whole cent. The option conversion ratio equals the "per share value" divided by the PRG "average price" over the five business day period ending five business days prior to the closing of the asset acquisition. The formula for the "per share value" is contained at "-- Purchase Price."

     Assuming that the acquisitions of the direct to store delivery audit operations are consummated prior to the closing of the asset acquisition for an aggregate cash consideration of approximately $4.2 million and that at closing there will be 2,307,482 shares of HSA-Texas voting common stock outstanding, 6,435,383 shares of HSA-Texas nonvoting common stock outstanding, 1,133,423 shares of HSA-Texas common stock subject to outstanding options and 64,569 outstanding HSA-Texas SARs, the option conversion ratio will be 1.4812. HSA-Texas option holders currently own HSA-Texas options at one of two exercise prices per share, $8.16 or $9.06. As an example based on the assumptions above, an HSA-Texas option to purchase 1,000 shares of HSA-Texas common stock at an exercise price of $8.16 per share would be converted into an option to purchase 1,481 shares of PRG common stock at an exercise price of $5.51 per share. An HSA-Texas option to purchase 1,000 shares of HSA-Texas common stock at an exercise price of $9.06 per share would be converted into an option to purchase 1,481 shares of PRG common stock at an exercise price of $6.12 per share.

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

  Options Not Assumed by PRG

     If an HSA-Texas option holder:

      - is not offered employment or an independent contractor relationship with PRG;

      - does not accept employment or an independent contractor relationship with PRG;

      - does not meet PRG's employment conditions; or

      - does not serve on PRG's board of directors following the acquisitions;

HSA-Texas will, prior to or concurrently with the closing, cancel the outstanding option and pay the option holder an amount equal to the per share amount that each HSA-Texas shareholder would receive upon dissolution of HSA-Texas, less the exercise price of the option.

  Stock Appreciation Rights

     HSA-Texas will, concurrently with the closing or as soon thereafter as practicable, in exchange for the cancellation of each outstanding HSA-Texas SAR, offer to pay each HSA-Texas SAR holder an amount in cash equal to the per share amount that an HSA-Texas shareholder would receive upon dissolution of HSA-Texas, less the grant price of the HSA-Texas SAR.

EFFECT OF ASSET AGREEMENT ON HSA-TEXAS SHAREHOLDERS

     The asset agreement is not binding on any shareholders of HSA-Texas until the shareholder has received a final copy of this joint proxy statement/prospectus and two-thirds of the outstanding shares of HSA-Texas voting common stock have approved the asset agreement.

SHAREHOLDER REPRESENTATIVE

     Effective upon the closing of the asset acquisition, Howard Schultz has been appointed as the shareholder representative for each of the shareholders of HSA-Texas who are parties to the asset agreement. As the shareholder representative, Mr. Schultz will be authorized to take any and all actions and make any decisions required or permitted to be taken by him under the asset agreement. For example, under the asset agreement, the shareholder representative will have the authority to:

     - approve any action or perform any covenant or agreement under the asset agreement which requires the consent, approval, waiver or performance of the HSA-Texas shareholders, including any action with regard to termination;

     - settle all claims, matters, disputes or disagreements under the asset agreement, the escrow agreement and the indemnification agreement; and

     - extend the closing date or change the location of the closing.

     HSA-Texas shareholders will be bound by all actions taken by the shareholder representative in connection with the asset agreement, and PRG will be entitled to rely on any action or decision of the shareholder representative evidenced by a written document executed by the shareholder representative as the action or decision of each of HSA-Texas' shareholders. Except for willful misconduct or gross negligence, the shareholder representative shall not be liable for any action taken in the performance of his duties and shall be entitled to indemnification from all liabilities, losses, damages, costs and expenses of any kind which may be reasonably incurred or suffered by the shareholder representative as a result of the performance of the shareholders representative's duties under the asset agreement.

EXPECTED CLOSING OF THE PROPOSED ACQUISITION

     Under the asset agreement, the acquisition will close on a date to be designated by PRG and HSA-Texas, but no later than the tenth business day after the satisfaction or waiver of the conditions described below, unless another time or date is agreed to by the parties. The asset agreement further provides that if the closing

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has not occurred by March 31, 2002, then, subject to certain conditions described more fully in this joint proxy statement/prospectus, either party may terminate the agreement, provided such party is not then in breach.

REPRESENTATIONS AND WARRANTIES

     The asset agreement contains customary representations and warranties by HSA-Texas to PRG regarding aspects of HSA-Texas' and its subsidiaries' assets, business, financial condition and structure, including the following:

     - HSA-Texas' and its subsidiaries' corporate organization, corporate power and good standing;

     - the absence of untrue statements of material facts or the omission of material facts;

     - ownership of HSA-Texas capital stock and options and SARs;

     - title to the assets being conveyed;

     - receivables, inventory, equipment and real property;

     - environmental and immigration matters;

     - intellectual property matters;

     - compliance with all applicable laws, orders, rules and regulations of governmental entities, and all licenses and permits;

     - tax matters and financial matters;

     - employment and labor matters, including benefits and ERISA;

     - trade payables, accrued expenses and other related matters;

     - insurance;

     - material contracts, material leases and license agreements;

     - key clients, employees and associates;

     - litigation and legal proceedings;

     - the authorization, execution, delivery, performance and enforceability of the asset agreement and related matters;

     - internet matters and Year 2000 compliance;

     - bank accounts;

     - the absence of unlawful payments;

     - the absence of conflicts between the asset agreement and HSA-Texas' articles of incorporation, and bylaws and agreements with third parties;

     - required consents of third parties or governmental entities;

     - the absence of material changes or events since December 31, 2000;

     - broker's fees and expenses;

     - the absence of discussions between HSA-Texas and other potential acquirors;

     - the accuracy of information supplied by HSA-Texas in connection with this joint proxy statement/ prospectus;

     - board approval of the proposed acquisitions and approval requirements for shareholders;

     - to the effect that the assets constitute all of the material assets and rights with which HSA-Texas has conducted its business for the twelve month period prior to the effective date; and
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     - disclosure of certain transactions between shareholders, directors, officers, employees, associates, and affiliates of HSA-Texas and HSA-Texas or its subsidiaries.

     The asset agreement also contains limited representations and warranties made by PRG to HSA-Texas. See "Other Related Agreements -- Indemnification Agreement" for a discussion of the survival period of the representations and warranties set forth above.

COVENANTS AND AGREEMENTS

     The asset agreement also contains covenants by the parties, including covenants relating to:

     - conduct of the business by HSA-Texas pending the closing of the transaction;

     - HSA-Texas' maintenance of good relations with all individuals and entities that have business relationships with HSA-Texas that relate to the assets being sold to PRG;

     - access to information by PRG and HSA-Texas;

     - cooperation in connection with governmental and regulatory filings and in obtaining consents and approvals;

     - PRG's presenting an offer letter for two years of employment to each of Howard Schultz and Andrew Schultz and other employment matters with respect to HSA-Texas' employees and independent contractors;

     - issuance by PRG of new nonqualified options to purchase shares of PRG common stock to certain key employees who were employees or independent contractors of HSA-Texas prior to the closing of the asset agreement;

     - use of reasonable best efforts by the parties to cause the proposed acquisition to be recognized as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code and other tax matters;

     - liquidation of HSA-Texas following the closing;

     - use of HSA-Texas' best efforts to obtain all consents and approvals required to complete the proposed acquisitions, including approvals under the HSR Act;

     - HSA-Texas, Howard Schultz, Andrew Schultz, the trusts which are parties to the asset agreement and certain other shareholders of HSA-Texas entering into noncompetition, non-solicitation and confidentiality agreements with PRG;

     - press releases and confidential treatment of non-public information;

     - both parties holding shareholders' meetings to approve the asset agreement and the proposed acquisitions;

     - payment of acquisition expenses;

     - use of HSA-Texas' best efforts to obtain releases of all recorded liens, subject to certain exceptions;

     - arrangements for the transfer to PRG of cash in bank accounts of HSA-Texas after the closing of the asset acquisition;

     - continuation of HSA-Texas' healthcare coverage and vesting of account balances under HSA-Texas' 401(k) Plan;

     - lease of a portion of HSA-Texas' principal Dallas, Texas office to PRG at market rental rates;

     - waiver of compliance with any applicable bulk sales law;

     - acquisition of certain independent contractor operations by HSA-Texas;

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     - the change in the status of certain independent contractors of HSA-Texas to employees;

     - the entering into by John Cook, John Toma, Howard Schultz, Andrew Schultz and certain other shareholders of HSA-Texas of a shareholders agreement with PRG;

     - contribution, without consideration, of certain equity interests in subsidiaries of HSA-Texas;

     - use of commercially reasonable efforts by PRG to cause the PRG board to be enlarged to 13 members and to nominate Howard Schultz, Andrew Schultz, Nate Levine and Arthur Budge, Jr. for election by the PRG shareholders to the PRG board of directors;

     - transfer prior to the closing of any assets and rights relating to the business owned by shareholders of HSA-Texas to HSA-Texas;

     - HSA-Texas' delivering all required schedules to the asset agreement on or before September 3, 2001;

     - changing PRG's corporate name to PRG-Schultz International, Inc.;

     - repayment prior to the closing of the asset acquisition of all amounts owed by shareholders of HSA-Texas to HSA-Texas;

     - public announcements and notification of material changes;

     - HSA-Texas' negotiation of an option agreement to acquire the business of Howard Schultz & Partner (Deutschland) GmbH and agreements to acquire the business of Howard Schultz & Associates (International) Ltd. and the direct to store delivery audit operations, with prior review by and consent of PRG;

     - obtaining resignations of all persons from all offices and directorships in each of HSA-Texas' subsidiaries and licensees; and

     - filing applicable tax returns of HSA-Texas and its subsidiaries.

     PRG and HSA-Texas also agreed to cooperate in the filing of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.

     See "Other Related Agreements -- Indemnification Agreement" for a discussion of the survival period of the covenants set forth above.

INDEMNIFICATION BY HSA-TEXAS AND PRG

     The asset agreement provides that HSA-Texas, Howard Schultz, Andrew Schultz and certain affiliated Schultz family trusts which are parties to the asset agreement will indemnify PRG and its subsidiaries, affiliates, officers, directors, employees and agents from any damages, claims, liabilities, lawsuits, costs or expenses, including reasonable attorneys' fees and expenses incurred in litigation or otherwise, incurred in connection with the matters set forth below and others discussed in the asset agreement:

     - any misrepresentation or breach of any representation or warranty, or breach, nonfulfillment of, or failure to perform, any covenant, obligation or agreement of HSA-Texas or any shareholder of HSA-Texas contained in or made pursuant to the asset agreement or in any schedule;

     - any liability or obligation suffered by PRG, other than HSA-Texas' liabilities specifically assumed by PRG, relating to the operation of HSA-Texas' business or the ownership of its assets prior to the effective date, which is not specifically disclosed in the schedules to the asset agreement;

     - any failure of any of HSA-Texas or a subsidiary thereof to comply with any specified legal compliance requirements;

     - the treatment, by any governmental entity, of HSA-Texas independent contractors as employees and not as independent contractors;

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

     - the amount in excess of $100,000 of any vendor payback, less any payback reserve applicable in respect of any inactive audit, which is in excess of $350,000;

     - any breach occurring prior to the closing by HSA-Texas or any subsidiary of any representation, warranty, covenant or agreement in any assigned contract or assigned lease; and

     - certain severance liabilities or obligations to any employees of or other service providers to the business.

     Notwithstanding the foregoing, neither HSA-Texas, Howard Schultz, Andrew Schultz nor the trusts which are parties to the asset agreement shall have any liability to the PRG for any claims, liabilities, lawsuits, costs, damages or expenses, including reasonable attorneys' fees and expenses incurred in litigation or otherwise, arising out of and sustained by PRG with respect to HSA-Texas' failure to obtain an executed non-competition agreement from any of Michael Lowery, Gertrude Lowery, Charles Schembri or Mac Martirossian.

     The asset agreement also provides that PRG will indemnify HSA-Texas and its shareholders and HSA-Texas' affiliates, directors, officers, employees and agents harmless from and against all claims, liabilities, lawsuits, costs, damages or expenses, including reasonable attorneys fees and expenses incurred in litigation or otherwise, arising out of and sustained by any of them due to or relating to:

     - any misrepresentation or breach of any representation, warranty, covenant or agreement of PRG in the asset agreement; and

     - any liability or obligation incurred by HSA-Texas or any shareholder relating to the operation or ownership of the HSA-Texas business by PRG, or the ownership or use of the acquired assets by PRG, from and after the effective date.

     Concurrently with the closing, PRG, HSA-Texas, Howard Schultz, Andrew Schultz, the Andrew H. Schultz Irrevocable Trust and certain other affiliated Schultz family trusts which are parties to the asset agreement will enter into an indemnification agreement which will set forth the procedures for indemnification, and the survival period and limitations on indemnification of the claims described above. For a discussion of the indemnification agreement, see "Other Related Agreements -- Indemnification Agreement" below.

CONDITIONS TO CLOSING

     PRG's and HSA-Texas' respective obligations to close the proposed acquisitions are subject to the satisfaction or waiver, on or prior to the closing date, of the following conditions:

     - approval by PRG's shareholders of the proposed share and option issuances;

     - HSA-Texas' providing to PRG written affirmation by the HSA-Texas shareholders that the offer by PRG to acquire the assets of HSA-Texas has been accepted and that approval of the asset agreement by the holders of HSA-Texas voting common stock has been obtained;

     - no law, injunction or other order preventing the completion of the proposed acquisitions may be in effect or pending or threatened;

     - the registration statement with respect to the shares of PRG common stock and options to be issued pursuant to the asset agreement must be effective and no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened by the SEC;

     - the approval for listing on The Nasdaq National Market, subject to official notice of issuance, of the shares of PRG common stock to be issued in the proposed acquisitions;

     - the absence of certain conflicts;

     - all parties' having obtained all required consents;

     - prior to or concurrently with the closing, PRG must have consummated the stock agreement with regard to HSA-Singapore, HSA-Asia, HSA-Australia and HSA-Canada; and
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

     - PRG must have obtained the required consents of its principal lenders, a syndicate led by Bank of America, N.A.

     Also, HSA-Texas' obligations to close the proposed acquisitions are subject to the satisfaction or waiver of each of the following additional conditions:

     - PRG must perform in all material respects its obligations under the asset agreement, including certain deliveries to be made at closing and delivery of certain executed documents; and

     - PRG's representations and warranties contained in the asset agreement must be accurate in all material respects as of the closing of the asset agreement and as of the date of the asset agreement, except for any such representations and warranties that are made as of a specific date, which, in such case, must be accurate in all material respects as of such date; and

     - PRG's board must have nominated for election by the PRG shareholders at the PRG special meeting Howard Schultz, Andrew Schultz, Arthur Budge, Jr. and Nate Levine, and such nominees must have been elected at the PRG special meeting.

     Also, PRG's obligations to close the proposed acquisitions are subject to the satisfaction or waiver of each of the following additional conditions:

     - HSA-Texas must perform in all material respects its obligations under the asset agreement, including certain deliveries to be made at closing and delivery of certain executed documents;

     - each shareholder of HSA-Texas must have repaid in full at or prior to the closing all amounts owed by such shareholder to HSA-Texas;

     - HSA-Texas' representations and warranties contained in the asset agreement and in schedules must be accurate in all material respects as of the closing of the asset agreement and as of the date of the asset agreement, except for any such representations and warranties that are made as of a specific date, which, in such case, must be accurate in all material respects as of such date;

     - HSA-Texas shall have executed a binding agreement, in form and substance reasonably acceptable to PRG, to acquire the business of Howard Schultz & Associates (International) Ltd., which agreement is assignable to PRG;

     - HSA-Texas shall have executed a binding call option agreement, in form and substance reasonably acceptable to PRG, with the respective shareholders of Howard Schultz & Partner (Deutschland) GmbH to acquire the business of Howard Schultz & Partner (Deutschland) GmbH, which call option agreement is assignable to PRG;

     - HSA-Texas shall have executed a binding agreement, in form and substance reasonably acceptable to PRG, to acquire JASAMA, Inc., which agreement is assignable to PRG; and

     - the opinion of Merrill Lynch shall not have been modified or withdrawn by Merrill Lynch.

LIMITATION ON HSA-TEXAS' AND PRG'S ABILITY TO CONSIDER OTHER ACQUISITION
PROPOSALS

     HSA-Texas and PRG have agreed that they will not directly or indirectly, and will not authorize or permit any of their representatives to, directly or indirectly:

     - solicit, initiate or encourage the submission of any alternative acquisition proposal with respect to HSA-Texas or take any action that may reasonably be expected to lead to such an alternative acquisition proposal; or

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

     - participate in any discussions or negotiations or furnish any information regarding HSA-Texas or PRG or its subsidiaries to any person in connection with an inquiry or indication of interest that may lead to an alternative acquisition proposal.

     However, these restrictions shall not be deemed to prevent PRG or its board of directors from complying with its legal rights to make a public statement about a tender offer under Rule 14e-2(a) of the Securities Exchange Act of 1934 with regard to an alternative acquisition proposal. Furthermore, these restrictions will not prohibit PRG from furnishing nonpublic information regarding PRG or its subsidiaries to, or entering into discussions or negotiations with, any person in response to an unsolicited bona fide proposal that is submitted by that person, if:

     - the board of directors of PRG determines in good faith that such action is required in order for the board of directors of PRG to comply with its fiduciary obligations to PRG's shareholders under applicable law;

     - the board of directors of PRG determines in good faith that such unsolicited alternative acquisition proposal would, if completed, be reasonably likely to constitute a superior proposal, as defined below; and

     - prior to taking such action, PRG receives from that person an executed confidentiality agreement containing customary limitations.

     Notwithstanding the foregoing, PRG may also take any action which may lead to an alternative acquisition proposal from a person if the person agrees to include in the alternative acquisition proposal the concurrent acquisition of all of the stock or substantially all of the assets of HSA-Texas and the four affiliated foreign operating companies as if HSA-Texas and the four affiliated foreign operating companies were a part of PRG at the completion of the alternative acquisition proposal.

     For these purposes, a superior proposal means an unsolicited bona fide written offer by a third party which:

     - the board of directors of PRG determines in its good faith business judgment to be superior to PRG's shareholders from a financial point of view as compared to the transactions contemplated by the asset agreement; and

     - is reasonably capable of being completed in accordance with its terms taking into account all factors the board considers relevant, including all legal, financial, regulatory and other aspects of the offer.

     If HSA-Texas receives an alternative acquisition proposal, any inquiry or indication of interest that may reasonably be expected to lead to an alternative acquisition proposal or any request for nonpublic information, HSA-Texas agrees to notify PRG promptly upon becoming aware of it.

     In addition, the PRG board of directors has agreed not to:

     - withdraw or modify, or propose to withdraw or modify, its recommendation for the approval of the proposed acquisitions in an adverse manner; or

     - approve or recommend to its shareholders an alternative acquisition proposal, unless:

      - the PRG board of directors determines in good faith that it is necessary to terminate the asset agreement in order for the PRG board of directors to comply with its fiduciary duties to PRG's shareholders under applicable law, in which case PRG will terminate the asset agreement and pay to HSA-Texas a termination fee of $2.0 million; or

      - the alternative acquisition proposal includes the concurrent acquisition of HSA-Texas and the four affiliated foreign operating companies or substantially all of the assets of HSA-Texas and the four affiliated foreign operating companies as if HSA-Texas and the four affiliated foreign operating companies were a part of PRG at the completion of the PRG alternative acquisition proposal, in which case PRG may terminate the asset agreement without any obligation to pay HSA-Texas the $2.0 million termination fee.
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

     The PRG board of directors may not approve or recommend a PRG alternative acquisition proposal on the basis that it is necessary to comply with its fiduciary duties to PRG's shareholders, and in connection therewith withdraw or modify its recommendation, unless:

     - such PRG alternative acquisition proposal is a superior proposal, as defined above; and

     - the PRG board of directors shall have specifically determined that such action is necessary for the PRG board of directors to comply with its fiduciary duties to PRG's shareholders.

TERMINATION OF THE ASSET AGREEMENT

     The asset agreement may be terminated at any time prior to the closing, whether before or after approval of the proposed acquisitions by the shareholders of HSA-Texas or PRG:

     - by mutual written consent of HSA-Texas and PRG;

     - by either PRG or HSA-Texas, if:

      - the proposed acquisitions have not been completed on or before March 31, 2002; provided the party exercising the right to terminate is not then in breach in any material respect of any of its representations, warranties, covenants or other agreements under the asset agreement; or

      - PRG has not received lender consent on or before March 31, 2002; or

      - any court or other governmental entity has taken or failed to take any action that has become final and non-appealable enjoining, restraining or otherwise prohibiting the proposed acquisitions; or

     - by HSA-Texas, if:

      - PRG materially breaches its representations or warranties or fails to perform its covenants or agreements under the asset agreement and any such breach or failure has not been cured by the earlier of March 31, 2002 or 10 days after receipt of written notice thereof has been received by PRG, provided that neither HSA-Texas nor any of its shareholders is then in breach in any material respect of its representations, warranties, covenants or agreements under the asset agreement; or

      - approval of PRG's shareholders has not been obtained by reason of the failure to obtain the required PRG vote;

      - upon the occurrence of an event that has a material adverse effect on PRG, taken as a whole with its consolidated subsidiaries, provided that neither HSA-Texas nor any of its shareholders is then in breach in any material respect of its representations, warranties, covenants or agreements under the asset agreement;

      - the per share closing price of PRG's common stock on any trading day during the period beginning on August 3, 2001 and ending on a date five trading days prior to the closing of the asset acquisition is less than $4.00;

      - the PRG board of directors or any committee thereof approves or recommends to its shareholders an alternative acquisition proposal which includes the concurrent acquisition of HSA-Texas and the four affiliated foreign operating companies by a third party, but HSA-Texas or any of the affiliated foreign operating companies, in its discretion, does not elect to participate in such alternative acquisition proposal;

      - the PRG board of directors or any committee thereof approves or recommends to its shareholders any alternative acquisition proposal which does not include the concurrent acquisition of HSA-Texas and the four affiliated foreign operating companies by a third party as if HSA-Texas and the four affiliated foreign operating companies were a part of PRG at the completion of such alternative acquisition proposal;

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

      - the PRG board of directors or any committee thereof shall for any reason have withdrawn, or shall have amended or modified in a manner adverse to HSA-Texas, the PRG board's recommendation to the PRGX shareholders; or

      - a tender or exchange offer to acquire 50% or more of the outstanding shares of PRG common stock shall have been commenced by a third party, and PRG shall not within 10 business days after such tender or exchange offer is first published, have sent or given to its shareholders a statement disclosing that PRG recommends rejection of such tender or exchange offer.

     - by PRG, if:

      - its board makes the determination to enter into a definitive written agreement with respect to an alternative acquisition proposal;

      - HSA-Texas or its shareholders materially breach their representations or warranties or fail to perform their covenants or agreements under the asset agreement and such breach or failure has not been cured by the earlier of March 31, 2002 or 10 days after receipt of written notice thereof has been received by HSA-Texas and its shareholders, provided that PRG is not then in breach in any material respect of its representations, warranties, covenants or agreements under the asset agreement;

      - approval of the HSA-Texas shareholders has not been obtained within seven days after delivery of this joint proxy statement/prospectus, the shareholders of HSA-Texas have failed to deliver a written affirmation of the asset agreement within such time or any shareholder of the affiliated foreign operating companies fails to affirm such shareholder's agreement to sell all of such shareholder's shares to PRG within such time;

      - upon the occurrence of an event that has a material adverse effect on HSA-Texas, provided that PRG is not then in breach in any material respect of its representations, warranties, covenants or agreements under the asset agreement; or

      - within 30 days after receipt of all schedules that were not attached to the asset agreement on the date it was signed.

     Upon termination in accordance with the above provisions, the asset agreement will become void and have no effect, without any liability or obligation on the part of PRG, HSA-Texas or their respective shareholders, officers or directors, other than the payment of termination fees as described below, and provisions relating to broker's fees and expenses, confidentiality and other provisions that survive generally; provided, however, that termination will not relieve any party from liability or damages arising out of its breach of the representations, warranties, covenants or agreements set forth in the asset agreement.

TERMINATION FEES

     If the asset agreement is terminated after PRG mails this joint proxy statement/prospectus to its shareholders:

     - by either party, because the HSA-Texas special meeting was not held by March 31, 2002; or

     - by PRGX, because approval of the HSA-Texas shareholders has not been obtained within seven days after delivery of this joint proxy statement/prospectus or the shareholders of HSA-Texas have failed to deliver the written affirmation within such time or any shareholder of the affiliated foreign operating companies has failed to affirm such shareholder's agreement to sell all of such shareholder's shares to PRG within such time;

     - by HSA-Texas, because it elects not to participate in an alternative acquisition proposal; or

     - by PRG, because HSA-Texas or its shareholders materially breached their representations or warranties or failed to perform covenants or agreements under the asset agreement and such breach or failure was not cured by the earlier of March 31, 2002 or 10 days after receipt of written notice thereof

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

       has been received by HSA-Texas and its shareholders, provided that PRG is not then in breach in any material respect of its representations, warranties, covenants or agreements under the asset agreement;

then HSA-Texas will be required to promptly pay PRG an amount equal to all of PRG's expenses incurred in connection with the proposed acquisitions, by wire transfer of immediately available funds.

     The asset agreement also provides that if the asset agreement is terminated after PRG mails this joint proxy statement/prospectus to its shareholders:

     - by either party, because PRG shareholders fail to approve the proposed share and option issuances;

     - by HSA-Texas, because PRG materially breaches its representations or warranties or fails to perform its covenants or agreements under the asset agreement and any such breach or failure has not been cured by the earlier of March 31, 2002 or 10 days after receipt of written notice thereof has been received by PRG, provided that neither HSA-Texas nor any of its shareholders who are parties to the asset agreement is then in breach in any material respect of its representations, warranties, covenants or agreements under the asset agreement; or

     - by either party, because the PRG special meeting was not held by March 31, 2002;

then PRG will be required to promptly pay HSA-Texas an amount equal to all of HSA-Texas' expenses incurred in connection with the proposed acquisitions by wire transfer of immediately available funds.

     If the asset agreement is terminated by HSA-Texas after PRG mails this joint proxy statement/prospectus to its shareholders because:

     - the PRG board of directors or any committee thereof approves or recommends to its shareholders any alternative acquisition proposal which does not include the concurrent acquisition of HSA-Texas and the four affiliated foreign operating companies by a third party as if HSA-Texas and the four affiliated foreign operating companies were a part of PRG at the completion of such alternative acquisition proposal;

     - the PRG board of directors or any committee thereof shall for any reason have withdrawn, or shall have amended or modified in a manner adverse to HSA-Texas, the PRG board's recommendation to PRG's shareholders; or

     - a tender or exchange offer to acquire 50% or more of the outstanding shares of PRG common stock shall have been commenced by a third party, and PRG shall not have, within 10 business days after such tender or exchange offer is first published, have sent or given to its shareholders a statement disclosing that PRG recommends rejection of such tender or exchange offer;

then PRG will be required to pay HSA-Texas a fee of $2.0 million and all of HSA-Texas' expenses incurred by HSA-Texas and its shareholders in connection with the asset agreement. The termination fee will be payable within 10 days after HSA-Texas exercises its right to terminate the asset agreement as described above.

EXPENSES

     The asset agreement provides that, subject to the provisions regarding termination fees as described above, PRG and HSA-Texas will pay their own respective fees and expenses incurred in connection with the asset agreement and the transactions contemplated by the asset agreement. The PRG transaction expenses include all fees and expenses of agents, representatives, brokers, counsel and accountants for PRG, financial advisory expenses of Bain & Co., all filing fees and expenses in respect of filings by PRG under the HSR Act, and all fees and expenses for the preparation, printing, filing, and mailing of this joint proxy statement/prospectus and the Form S-4 registration statement filed in connection with it and the solicitation of shareholder approvals in connection herewith.

     In addition, if the proposed acquisitions are completed, PRG will pay any previously unpaid reasonable and necessary fees and expenses of attorneys and accountants of HSA-Texas incurred in connection with the

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

proposed acquisitions, including all fees and expenses of KPMG LLP in connection with the audit of HSA-Texas' financial statements.

     If either party shall terminate the asset agreement prior to the date on which PRG mails this joint proxy statement/prospectus to its shareholders or if either party shall terminate the asset acquisition after PRG mails this joint proxy statement/prospectus because a court or governmental entity prohibits the transactions contemplated by the asset agreement or PRG fails to obtain lender consent, and such party seeking termination is not then in breach in any material respect of any of its representations, warranties, covenants and other agreements under the asset agreement, neither party shall have any liability or obligation to the other to pay either its expenses or the termination fee described above.

     If PRG terminates the asset agreement:

     - because of an event which has a material adverse effect on HSA-Texas; or

     - in order to enter into a superior acquisition; or

     - within 30 days of receipt of the required schedules;

and PRG is not then in breach in any material respect of any of its representations, warranties, covenants and other agreements under the asset agreement, neither party shall have any liability or obligation to the other to pay either its expenses or the termination fee described above.

     If HSA-Texas terminates the asset agreement because:

     - an event has a material adverse effect on PRG; or

     - PRG's closing price is less than $4.00 during the period beginning on August 3, 2001 and ending on a date five trading days prior to the closing of the asset acquisition; or

     - PRG's board or any committee recommends an alternative transaction;

and HSA-Texas is not then in breach in any material respect of any of its representations, warranties, covenants and other agreements under the asset agreement, neither party shall have any liability or obligation to the other to pay either its expenses or the termination fee described above.

     Any and all expenses incurred by any shareholder of HSA-Texas in connection with the authorization, negotiation, preparation, execution and performance of the asset agreement and the contemplated transactions will be paid by such shareholder of HSA-Texas.

AMENDMENT; WAIVER

     The asset agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the proposed acquisitions by the shareholders of PRG and HSA-Texas; except that after approval has been obtained, no amendment which by law or The Nasdaq National Market rules would require further approval by PRG's shareholders will be made without such further approval. In addition, prior to the closing, the parties may:

     - extend the time for the performance of any obligation or other act of any other party to the asset agreement;

     - waive any inaccuracies in the representations and warranties contained in the asset agreement or in any document delivered pursuant to the asset agreement; and

     - waive compliance with any of the agreements or conditions contained in the asset agreement, provided that no amendment which by law or Nasdaq National Market rules requires further approval by PRG shareholders will be made without such further approval.

     All amendments and waivers must be in writing and signed by the parties.

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

                     MATERIAL TERMS OF THE STOCK AGREEMENT

     The following is a discussion of the material terms of the stock agreement. The full text of the stock agreement is attached as Annex B hereto, and is included as part of, this joint proxy statement/prospectus. You are encouraged to read the entire stock agreement carefully.

PURCHASE PRICE; CLOSING

     Under the terms of the stock agreement, PRG will acquire substantially all of the outstanding stock of HSA-Singapore and all of the outstanding stock of HSA-Asia, HSA-Australia and HSA-Canada, each an affiliated foreign operating company of HSA-Texas, in exchange for a total aggregate consideration of 629,508 shares of PRG common stock, of which an aggregate of:

     - 1,535 shares will be issued to acquire HSA-Singapore;

     - 75,234 shares will be issued to acquire HSA-Asia;

     - 245,662 shares will be issued to acquire HSA-Australia; and

     - 307,077 shares will be issued to acquire HSA-Canada.

     The closing of the transactions contemplated by the stock agreement is contingent upon the closing of the transactions contemplated by the asset agreement. In the event the transactions contemplated by the asset agreement are not completed, the parties to the stock agreement will not have any obligation to complete the transactions described in the stock agreement.

EFFECT OF STOCK AGREEMENT ON SHAREHOLDERS OF AFFILIATED FOREIGN OPERATING COMPANIES

     Howard Schultz, Leslie Schultz, Andrew Schultz and the Andrew H. Schultz Irrevocable Trust, parties to the stock agreement, will have no obligation under the stock agreement until they have received the final version of this joint proxy statement/prospectus, accepted the offer contained herein and affirmed the stock agreement.

SHAREHOLDER REPRESENTATIVE

     Pursuant to the stock agreement, Howard Schultz has been appointed as the shareholder representative for each of the shareholders of the affiliated foreign operating companies. The terms and provisions relating to the shareholder representative under the stock agreement are substantially the same as those under the asset agreement. See "Material Terms of the Asset
Agreement -- Shareholder Representative" above.

REPRESENTATIONS AND WARRANTIES

     The stock agreement contains customary representations and warranties by the shareholders of the affiliated foreign operating companies to PRG regarding aspects of each of the affiliated foreign operating companies' assets, business, financial condition, and structure and other facts pertinent to the proposed acquisitions, including such shareholders' ownership of the stock of the affiliated foreign operating companies and their authority to enter into the stock agreement. Matters covered by the representations and warranties made by the shareholders of each affiliated foreign operating company include the following:

     - corporate organization, corporate power and good standing;

     - the absence of untrue statements of material facts or the omission of material facts;

     - that each affiliated foreign operating company has, and will have, at closing, marketable title to all of its assets free and clear of any mortgages, liens, pledges and security interests, except for any liens for taxes not yet due and payable;

     - information regarding audits and accounts receivable;

     - environmental and immigration matters;

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

     - intellectual property matters;

     - compliance with all applicable laws and all licenses and permits held by each affiliated foreign operating company;

     - tax returns and liabilities;

     - financial statements;

     - employment matters, including benefits and ERISA;

     - trade payables, accrued expenses and outstanding debt;

     - insurance;

     - material contracts, leases and license agreements, the enforceability thereof and the lack of any defaults thereunder;

     - key clients, employees and associates;

     - compliance with employment laws;

     - litigation and legal proceedings;

     - internet matters and Year 2000 compliance;

     - bank accounts;

     - the absence of unlawful payments;

     - that the consummation of the purchase of the stock of the affiliated foreign operating companies does not require the consent of any person and will not violate any material contracts of the foreign operating companies, or laws or organizational documents applicable to the shareholders of the affiliated foreign operating companies;

     - the absence of material changes or events;

     - the absence of any broker's fees or expenses; and

     - disclosure of certain arrangements with any shareholder, director, officer, employee, associate or other affiliate of the affiliated foreign operating company.

     The stock agreement also contains limited representations and warranties made by PRG to the shareholders of each of the affiliated foreign operating companies.

     See "Other Related Agreements -- Indemnification Agreement" for a discussion of the survival period of the representations and warranties set forth above.

COVENANTS AND AGREEMENTS

     The stock agreement also contains covenants by the parties, including covenants relating to:

     - conduct of the business of the affiliated foreign operating companies pending the closing of the transaction;

     - each affiliated foreign operating company maintaining good relations with all individuals and entities that have business relationships with it;

     - access to information by PRG and the affiliated foreign operating companies;

     - use of best efforts to obtain all consents and approvals required to complete the proposed acquisitions;

     - press releases and confidential treatment of non-public information;

     - acquisition expenses and tax matters;

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

     - waivers of claims and covenants not to sue;

     - repayment by shareholders of shareholder loans from each affiliated foreign operating company;

     - the change in the status of certain independent contractors of the affiliated foreign operating companies to employees; and

     - public announcements and notification of material changes.

     See "Other Related Agreements -- Indemnification Agreement" for a discussion of the survival period of the covenants set forth above.

INDEMNIFICATION

     The stock agreement provides that Howard Schultz and Andrew H. Schultz, jointly and severally, and the Andrew H. Schultz Irrevocable Trust, severally, will indemnify PRG, and its subsidiaries, affiliates, officers, directors, employees and agents from any damages, claims, liabilities, lawsuits, costs or expenses, including reasonable attorney's fees and expenses incurred in litigation or otherwise, incurred in connection with:

     - any misrepresentation or breach of any representation or warranty, or breach, nonfulfillment of, or failure to perform, any covenant, obligation or agreement of any shareholder of the affiliated foreign operating companies contained in the stock agreement;

     - any liability or obligation suffered by PRG as a result of the operation of the business of the affiliated foreign operating companies or the ownership or use of the assets of the affiliated foreign operating companies prior to the closing date of the stock agreement which is not specifically disclosed in the schedules to the stock agreement;

     - any failure of any of the affiliated foreign operating companies prior to the closing of the stock acquisition to obtain any required consent;

     - the treatment, by any governmental entity, of independent contractors of the affiliated foreign operating companies as employees and not as independent contractors;

     - the amount in excess of $100,000 of any vendor payback of any affiliated foreign operating company in respect of any inactive audit which is in excess of $350,000;

     - all severance liabilities or obligations, if any, to all employees and all associates of any affiliated foreign operating company who voluntarily resign employment within 30 days after the closing date;

     - any litigation, arbitrations and mediations of the affiliated foreign operating companies that existed on or at any time prior to the effective date of the acquisitions; and

     - any surplus distributed to the Andrew H. Schultz Irrevocable Trust by HSA-Canada to pay federal income taxes.

     The stock agreement also provides that PRG will indemnify each shareholder of an affiliated foreign operating company and hold it harmless from and against all losses arising out of and sustained by any of them due to or relating to:

     - any misrepresentation or breach of any representation, warranty, covenant or agreement of PRG in the stock agreement; and

     - any liability or obligation incurred by any shareholder of the affiliated foreign operating companies relating to the operation or ownership of any affiliated foreign operating company by PRG, or the ownership or use of the assets of any affiliated foreign operating company by PRG, from and after the effective date.

     Concurrently with the closing, PRG, HSA-Texas, Howard Schultz, Andrew Schultz, the Andrew H. Schultz Irrevocable Trust and certain other affiliated Schultz family trusts will enter into an indemnification

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agreement which will set forth the procedures for indemnification, and the survival period and limitations on indemnification of the claims described above. For a discussion of the indemnification agreement, see "Other Related Agreements -- Indemnification Agreement" below.

CONDITIONS TO CLOSING

     PRG's and the affiliated foreign operating companies' shareholders' respective obligations to close the proposed acquisitions are subject to the satisfaction or waiver, on or prior to the closing date, of the following conditions:

     - no law, injunction or other order preventing the completion of the proposed acquisitions may be in effect or pending or threatened;

     - the asset agreement must be consummated prior to or concurrently with closing of the transactions contemplated in the stock agreement; and

     - all required consents and approvals must be obtained.

     The shareholders of the affiliated foreign operating companies' obligations to close the proposed acquisitions are subject to the satisfaction, or waiver by the shareholder representative, on or prior to the closing date, of each of the following additional conditions:

     - PRG must perform its obligations under the stock agreement, including certain deliveries to be made at closing; and

     - PRG's representations and warranties contained in the stock agreement must be accurate in all material respects as of the closing of the proposed acquisitions and as of the date of the stock agreement, and except for any such representations and warranties that are made as of a specific date, which, in such case, must be accurate in all material respects as of such date.

     PRG's obligations to close the proposed acquisitions are subject to the satisfaction, or waiver by PRG, on or prior to the closing date, of the following additional conditions:

     - the shareholders of the affiliated foreign operating companies and the Andrew H. Schultz Irrevocable Trust must have performed in all material respects their obligations under the stock agreement, including certain deliveries to be made at closing;

     - absence of any pending or threatened investigation by any governmental entity with regard to any affiliated foreign operating company which in the reasonable judgment of PRG would have a material adverse effect on such affiliated foreign operating company;

     - since December 31, 2000, no affiliated foreign operating company shall have been subject to a material adverse effect;

     - the shareholders of the affiliated foreign operating companies must provide PRG with revised schedules dated as of the closing date;

     - the shareholders of the affiliated foreign operating companies' and the Andrew H. Schultz Irrevocable Trust's representations and warranties contained in the stock agreement must be accurate in all material respects as of the closing of the proposed acquisitions and as of the date of the stock agreement, except for any such representations and warranties that are made as of a specific date, which, in such case, must be accurate in all material respects as of such date;

     - the repayment of all amounts owed by any shareholder to any of the companies.

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

TERMINATION OF THE STOCK AGREEMENT

     The stock agreement will automatically terminate on the termination of the asset agreement. The stock agreement may be terminated at any time prior to the closing as follows:

     - by mutual written consent of the shareholder representative and PRG;

     - by either PRG or the shareholder representative if:

      - the proposed acquisitions have not been completed on or before March 31, 2002, provided that the party exercising the right to terminate the stock agreement is not then in breach in any material respect of any of its representations, warranties, covenants or other agreements under the stock agreement;

      - PRG has not received lender consent on or before March 31, 2002;

      - any court or other governmental entity has taken any action enjoining, restraining or otherwise prohibiting the proposed acquisitions;

     - by the shareholder representative, if:

      - PRG materially breaches its representations or warranties or fails to perform its covenants or agreements under the stock agreement and any such breach or failure has not been cured by the earlier of March 31, 2002 or 10 days after receipt of written notice thereof has been received by PRG; provided that none of the shareholders of the affiliated foreign operating companies is then in breach in any material respect of its representations, warranties, covenants or agreements under the stock agreement; or

     - by PRG, if:

      - any of the shareholders of the affiliated foreign operating companies materially breach their representations or warranties or fail to perform their covenants or agreements under the stock agreement and such breach or failure has not been cured by the earlier of March 31, 2002 or 10 days after receipt of written notice thereof has been received by the shareholder representative, provided that PRG is not then in breach in any material respect of its representations, warranties, covenants or agreements under the stock agreement; or

      - upon the occurrence of an event or development that has a material adverse effect on any of the affiliated foreign operating companies, provided that PRG is not then in breach in any material respect of its representations, warranties, covenants or agreements under the stock agreement; or

      - within 30 days after receipt of all of the schedules required to be delivered pursuant to the stock agreement.

     Upon termination in accordance with the above provisions, the stock agreement will become void and have no effect, without any liability or obligation on the part of PRG or the respective shareholders of the affiliated foreign operating companies, other than the provisions relating to transaction expenses and fees, including expenses and fees of agents, representatives, brokers, counsel and accountants, and other provisions that survive generally; provided, however, that termination will not relieve any party from liability or damages arising out of its breach of the representations, warranties, covenants or agreements set forth in the asset agreement or the stock agreement. See "Material Terms of the Asset Agreement -- Termination of the Asset Agreement."

AMENDMENT; WAIVER

     Prior to the closing, the parties may amend the stock agreement to:

     - extend the time for the performance of any obligation or other act of any other party to the stock agreement;

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

     - waive any inaccuracies in the representations and warranties contained in the stock agreement or in any document required to be delivered pursuant to the stock agreement; and

     - waive compliance with any of the agreements or conditions contained in the stock agreement.

     All amendments and waivers must be in writing and signed on behalf of each of the parties.

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

                            OTHER RELATED AGREEMENTS

     The following are descriptions of the material provisions of other agreements entered into or to be entered into in connection with the proposed acquisitions.

SHAREHOLDER AGREEMENT

     In connection with the proposed acquisitions, PRG, HSA-Texas, Howard Schultz, Andrew Schultz, the Andrew H. Schultz Irrevocable Trust, of which Andrew Schultz is the trustee and the beneficiary, certain other affiliated Schultz family trusts, John M. Cook, the current chairman of the board and chief executive officer of PRG, and John M. Toma, the current vice chairman of PRG, will enter into a shareholder agreement.

     Pursuant to the shareholder agreement, the parties will agree not to effect any transfer of PRG common stock that such party now owns of record or acquires and to take such actions as are necessary to prevent any transfers of PRG common stock beneficially owned by such party, other than a transfer:

     - by HSA-Texas to its shareholders in a pro rata distribution;

     - to a party's spouse, lineal or adopted descendants, siblings and lineal or adopted descendants of siblings, trusts for the benefit of parties referred to above, charitable trusts and charitable foundations; provided that the transferee becomes a party to the shareholder agreement, and agrees to be bound by its terms;

     - pursuant to a tender offer or exchange offer approved and recommended by a simple majority of PRG's board of directors;

     - by means of a public sale in a "brokers' transaction," as defined in Rule 144 under the Securities Act of 1933, in the market on a nationally recognized U.S. exchange or The Nasdaq National Market;

     - pursuant to a private block sale not to exceed $20.0 million in the aggregate in any given six month period;

     - pursuant to a firm commitment, underwritten registration statement filed and declared effective pursuant to the registration rights agreement entered into by Howard Schultz, Andrew Schultz, the Andrew H. Schultz Irrevocable Trust, certain other parties and PRG;

     - for charitable purposes or pursuant to a gratuitous transfer for the benefit of such transferor or the transferor's spouse, siblings or lineal descendents, all in an aggregate amount not to exceed $10.0 million in any given 12 month period;

     - pursuant to the written consent of all parties to the shareholders agreement.

     In addition, the parties to the shareholder agreement will agree, as to matters submitted to a vote of PRG's shareholders, to vote and take such actions as necessary to cause any shares of PRG common stock beneficially owned by such party to be voted consistent with the recommendation of a specified majority of PRG's board of directors; provided that:

     - the specified majority must consist of at least nine members of PRG's 13 member board of directors;

     - if the number of members of PRG's board of directors is increased or decreased from 13, then the number of directors required to recommend a matter will be accordingly increased or decreased to that percentage of the total board, rounded up to the nearest whole number, equal to 9 divided by 13; and

     - PRG's board of directors shall not have withdrawn such recommendation prior to the vote.

     Further, the parties will agree not to:

     - initiate, propose, cause or vote in favor of or consent to a sale of PRG, unless the sale of PRG has been approved and recommended by a simple majority of PRG's board of directors;

     - participate in or encourage the solicitation of PRG proxies in opposition to a recommendation of PRG's board of directors with respect to any matter;
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

     - form, join or in any way participate in a group for the purpose of acquiring, holding, voting or effecting the transfer of any PRG common stock; or

     - take any action that might require PRG to make a public announcement regarding a sale of PRG, unless such sale has been approved and recommended by a majority of PRG's board of directors.

     The shareholder agreement will terminate upon the earlier to occur of:

     - the second anniversary of the closing date of the proposed acquisitions;

     - a material default by PRG with respect to any material loan agreement, provided that the lender under such loan agreement has given PRG written notice of such material default and has exercised its right to notice the default in accordance with the terms of such loan agreement and such default remains uncured or unwaived for not less than thirty days following PRG's receipt of such notice;

     - completion by PRG, without the consent of Howard Schultz or his personal representative or estate, of a merger, consolidation, exchange, sale of substantially all of the assets of PRG or other business combination having an aggregate transaction value in excess of $50.0 million;

     - completion of a fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale by PRG of PRG common stock with net proceeds to PRG in excess of $50.0 million;

     - amendment of PRG's articles of incorporation as they exist on the closing date other than any amendment contemplated in the asset agreement or an amendment approved by Howard Schultz; or

     - any change in the number of members of PRG's board of directors other than as contemplated in the asset agreement or as approved by Howard Schultz;

provided, however, that a vote in favor of the following by Howard Schultz in his capacity as a director of PRG will be deemed to be a consent and approval of such action:

     - completion by PRG of a merger, consolidation, exchange, sale of substantially all of the assets of PRG or other business combination having an aggregate transaction value in excess of $50.0 million;

     - an amendment to PRG's articles of incorporation; or

     - any change in the number of members of PRG's board of directors.

REGISTRATION RIGHTS AGREEMENT

     In connection with the proposed acquisitions, PRG and each of the parties to the asset and stock agreements will enter into a registration rights agreement. Under the registration rights agreement, PRG will be required upon written request from a holder of registrable securities to register the shares of PRG common stock issued in the proposed acquisitions for resale pursuant to a firm commitment underwritten public offering, subject to certain exceptions; provided, however, that PRG will not be required to file more than one registration statement during any six month period or file a registration statement regarding a request covering less than $5.0 million of such PRG common stock. The registration rights agreement also provides that all registration expenses will be paid by PRG except under certain circumstances, including when the registration request is subsequently withdrawn by a majority of such shareholders, unless the shareholders agree that the request will count as one demand registration under the registration rights agreement.

     Pursuant to the registration rights agreement, PRG will have the right to defer the filing of any registration statement or supplement or amendment thereto for a period of not more that 135 days from the date of the request if PRG provides notice to such requesting shareholder stating that compliance with the request would require the disclosure of material nonpublic information and it would be seriously detrimental to PRG and its shareholders for the registration statement to be filed or for it to be supplemented or amended at that time. In addition, the registration rights agreement will also provide for indemnification by PRG of each holder of registrable securities, indemnification of PRG by each holder of registrable securities participating in any registration and indemnification of any underwriters by each of PRG and all sellers of registrable securities
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

with respect to claims arising from such registration. The registration rights agreement will not be applicable to any shares which are eligible for immediate resale under Rule 144 or Rule 145 under the Securities Act.

INDEMNIFICATION AGREEMENT

     In connection with the proposed acquisitions, PRG, HSA-Texas, Howard Schultz, Andrew Schultz, the Andrew H. Schultz Irrevocable Trust and certain other affiliated Schultz family trusts will enter into an indemnification agreement. The indemnification agreement will set forth the procedures for indemnification of claims, the survival period of claims and the limitations on indemnification of claims under each of the asset agreement and stock agreement, which are discussed above under the headings "Material Terms of the Asset Agreement -- Indemnification by HSA-Texas and PRG" and "Material Terms of the Stock Agreement -- Indemnification."

     Under the indemnification agreement, all representations and warranties contained in the asset agreement, the stock agreement and the agreements to be executed and delivered in connection therewith to complete the contemplated transactions shall survive the execution and delivery of such agreements for a period ending on the date, referred to herein as the general expiration date, 60 days after the date of issuance of PRG's independent auditors' report in respect of the second annual audited financial statements issued after the closing date which include the acquired assets of HSA-Texas and the business of the affiliated foreign operating companies in the financial statements and results of operations of PRG. The representations and warranties shall thereafter cease to be of any force and effect, except for:

     - claims as to which notice has been given prior to the general expiration date and which are pending on such date,

     - claims based on the breach or nonfulfillment of representations, warranties, covenants and agreements relating to taxes, employee benefit plans, or any litigation, arbitrations and mediations that existed on or at any time prior to the closing date, each of which shall survive until the end of the statute of limitations applicable to the underlying claim for which indemnification is sought;

     - claims based on the breach or nonfulfillment of representations, warranties, covenants and agreements relating to compliance by HSA-Texas or its subsidiaries with applicable laws, orders, rules and regulations of all governmental entities, each of which shall survive until the third anniversary of the closing date; and

     - representations and warranties with respect to ownership of the capital stock of HSA-Texas, any of its subsidiaries, and of HSA-Asia, HSA-Singapore, HSA-Australia and HSA-Canada, each of which shall survive without expiration.

     In addition, all covenants and agreements contained in the asset agreement, stock agreement and the agreements to be executed and delivered in connection therewith to complete the contemplated transactions shall survive the execution and delivery of such agreements for a period ending on the general expiration date, provided that any covenant which expressly specifies a period for performance shall survive until the end of such specified period. In the event of a breach of a representation or warranty or failure to perform a covenant or agreement by a party which constitutes civil fraud, the representation, warranty, covenant or agreement shall survive the completion of the transactions contemplated in the asset agreement and stock agreement and continue in full force and effect thereafter with respect to such fraud until the expiration of the applicable statute of limitations for civil fraud.

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

     The indemnification agreement will also provide that neither HSA-Texas, Howard Schultz, Andrew Schultz nor the affiliated Schultz family trusts which are parties to the Indemnification Agreement will be obligated to indemnify PRG for an indemnified claim until the total amount of all such claims equals or exceeds $3.0 million in the aggregate, at which time, all such claims, including those up to $3.0 million, may be claimed in full by PRG; provided, however, PRG shall have the right to be indemnified without regard to such base amount for claims relating to or arising from certain specified events, including:

     - the treatment, by any governmental entity, of HSA-Texas independent contractors as employees and not as independent contractors;

     - certain severance liabilities or obligations to employees of or other service providers to the HSA-Texas business;

     - the amount in excess of $100,000 of any vendor payback, less any payback reserve applicable in respect of any inactive audit, provided the aggregate vendor payback to such client is in excess of $350,000;

     - any litigation, arbitrations, or mediations that existed on or before the closing;

     - claims in respect of payroll and other tax liabilities; and

     - any surplus distributed to the Andrew H. Schultz Irrevocable Trust by HSA-Australia and/or HSA-Canada to pay federal income taxes.

     Notwithstanding the foregoing, in no event will PRG, on the one hand, and HSA-Texas, Howard Schultz and Andrew Schultz, on the other, be liable for indemnified claims exceeding 35% of the aggregate amount of the consideration to be paid by PRG pursuant to the asset agreement and the stock agreement.

ESCROW AGREEMENT

     In connection with the proposed acquisitions, PRG, HSA-Texas, Howard Schultz, Andrew Schultz, and certain affiliated Schultz family trusts will enter into an escrow agreement, pursuant to which:

     - 2,300,000 shares of PRG common stock to be issued to HSA-Texas at the closing of the asset agreement will be held in escrow by PRG pending the acquisition of the business of Howard Schultz & Associates
       (International) Ltd.;

     - 200,000 shares of PRG common stock to be issued to HSA-Texas at the closing of the asset agreement will be held in escrow by PRG pending the acquisition of the business of Howard Schultz & Partner (Deutschland) GmbH; and

     - 500,000 shares of PRG common stock to be issued to HSA-Texas at the closing of the asset agreement will be held in escrow by PRG pending the acquisition of the remaining direct to store delivery audit operations.

  Howard Schultz & Associates (International) Ltd. and Howard Schultz & Partner (Deutschland)GmbH

     If, at any time within 365 days of the closing of the asset acquisition, despite commercially reasonable efforts, PRG is unable to close the acquisition of the businesses of either of Howard Schultz & Associates (International) Ltd. or Howard Schultz & Partner (Deutschland) GmbH because the respective seller has demanded a purchase price in excess of or terms more favorable than those previously agreed to by PRG at the closing of the asset acquisition, PRG will notify the HSA-Texas shareholder representative in writing specifying the basis for such inability to close and if applicable the amount of consideration in excess of the agreed upon purchase price required to close either such acquisition. In such event, PRG will have the option:

     - to close such acquisition by paying such excess price or agreeing to the more favorable terms, as applicable, in which event a number of escrow shares equal to the additional cost to PRG divided by the PRG average price, not to exceed 2,300,000 shares in the case of Howard Schultz & Associates (International) Ltd. and 200,000 shares in the case of Howard Schultz & Partner (Deutschland) GmbH, will be released to PRG and canceled, and the remaining shares in escrow in respect of such

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

       acquisition, if any, will be promptly released to HSA-Texas, or the former shareholders of HSA-Texas, if HSA-Texas has been liquidated; or

     - not to close such acquisition, in which event, HSA-Texas will forfeit all shares held by PRG in escrow with respect to such acquisition, and such shares will be released to PRG and canceled.

     The shares held in escrow with respect to the acquisitions of Howard Schultz & Associates (International) Ltd. and Howard Schultz & Partner (Deutschland) GmbH may be held in escrow for up to 365 days after the closing of the asset acquisition. In the event that the acquisition of Howard Schultz & Associates (International) Ltd. is not completed prior to that date, despite PRG's commercially reasonable efforts, all 2,300,000 shares of PRG common stock held in escrow by PRG with respect to such acquisition will be promptly released to HSA-Texas or the former shareholders of HSA-Texas, if HSA-Texas has been liquidated, by issuance of a stock certificate or certificates for shares of PRG common stock. In the event that the acquisition of Howard Schultz & Partner (Deutschland) GmbH is not completed prior to that date, despite PRG's commercially reasonable efforts, all 200,000 shares held in escrow by PRG with respect to such acquisition will be promptly released to HSA-Texas or the former shareholders of HSA-Texas, if HSA-Texas has been liquidated, by issuance of a stock certificate or certificates for shares of PRG common stock.

  Direct to Store Delivery Audit Operations

     If, at any time within 365 days after the closing of the asset acquisition, despite commercially reasonable efforts, PRG is unable to close the acquisition of the remaining company conducting the direct to store delivery audit operations because the seller has demanded a purchase price which is in excess of or terms more favorable than those previously agreed to by PRG at the closing of the asset acquisition, PRG will notify the HSA-Texas shareholder representative in writing specifying the basis for such inability to close and if applicable the amount of consideration in excess of the agreed upon purchase price required to close the acquisition. In such event, PRG will have the option:

     - to close such acquisition by paying such excess price or agreeing to the more favorable terms, as applicable, in which event a number of escrow shares equal to the additional cost to PRG divided by the lesser of $6.50 or the PRG average price, not to exceed 500,000 shares, will be released to PRG and canceled, and the remaining shares in escrow with respect to such acquisition, if any, will be promptly released to HSA-Texas, or the former shareholders of HSA-Texas, if HSA-Texas has been liquidated; or

     - not to close such acquisition, in which event, HSA-Texas will forfeit all 500,000 shares held by PRG in escrow, and such shares will be released to PRG and canceled.

     The shares held in escrow with respect to the acquisition of the remaining business conducting the direct to store delivery audit operations may be held in escrow for up to 365 days after the closing of the asset acquisition. In the event that such acquisition is not completed prior to that date, despite PRG's commercially reasonable efforts, all remaining shares held in escrow by PRG with respect to the direct to store delivery audit operations will be promptly released to PRG and canceled.

EMPLOYMENT AGREEMENTS

     Effective at the closing, PRG will enter into an employment agreement with Howard Schultz that expires on the second anniversary of the closing date. Pursuant to Howard Schultz' employment agreement, Howard Schultz will receive an annual base salary of $400,000, and will not be eligible for a bonus during the term of the employment agreement. In addition, Howard Schultz will receive options to purchase 250,000 shares of PRG common stock at an exercise price per share equal to the closing price of PRG common stock on the closing date, as published in The Wall Street Journal on the business day immediately following the closing date, which options will vest over a five-year period at 20% per year. Howard Schultz also is eligible to participate in PRG's employee benefit plans and other benefits pursuant to his employment agreement.

     In addition, effective at the closing, PRG will enter into an employment agreement with Andrew Schultz that currently expires on the second anniversary of the closing date. Pursuant to Andrew Schultz' employment

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

agreement, Andrew Schultz will receive an annual base salary of $240,000, and will be eligible to receive an incentive bonus, which will include payout potentials of up to 35% of annual salary for achievement of annual target performance goals and 70% of base pay for achievement of annual maximum performance goals, during the term of the employment agreement. Andrew Schultz also is eligible to participate in PRG's employee benefit plans and other benefits pursuant to his employment agreement.

NONCOMPETITION AGREEMENT

     In connection with the proposed acquisitions, PRG, HSA-Texas, Howard Schultz, Andrew Schultz, certain affiliated Schultz family trusts and four other shareholders of HSA-Texas will enter into a noncompetition, nonsolicitation and confidentiality agreement. Under the agreement, HSA-Texas, Howard Schultz, Andrew Schultz, certain other affiliated Schultz family trusts and four other shareholders of HSA-Texas will agree not to, for a period of five (5) years from and after the effective date, except on behalf of PRG:

     - within the geographic area in which HSA-Texas conducts its business on the closing date, provide or perform services which are in competition with the HSA-Texas business, either on the shareholder's own behalf or on behalf of any other person, whether as a shareholder, owner, partner, proprietor, agent, consultant, independent contractor or lender of a competing business or otherwise;

     - within the geographic area in which HSA-Texas conducts its business on the closing date, have a financial interest in or be in any way connected with or affiliated with any competing business;

     - use, reproduce, distribute, disclose or otherwise disseminate to anyone any proprietary information utilized by HSA-Texas or its affiliates in the HSA-Texas business at any time prior to the closing; provided, proprietary information utilized by HSA-Texas or any such affiliate prior to the closing that constitutes a trade secret under applicable law shall not be used, reproduced, distributed, disclosed or otherwise disseminated as long as such information retains its status as a trade secret;

     - solicit or call upon any of HSA-Texas's accounts, former clients of HSA-Texas to which services have been provided by HSA-Texas within the last two years prior to the closing or any prospective client of HSA-Texas, or any employee or independent contractor of any such client or prospective client, for purposes of selling or providing any product, equipment or service which is competitive with any product, equipment or service sold, leased, offered for sale or lease or under development by HSA-Texas during the 24-month period immediately preceding the closing;

     - hire, solicit, entice, persuade or induce, or attempt to hire, solicit, entice, persuade or induce any person who was employed by, or performing services as an independent contractor or as an employee of an independent contractor for, HSA-Texas or an affiliate and is subsequently hired or engaged by PRG in connection with PRG's acquisition of the HSA-Texas business pursuant to the asset agreement, either to terminate such person's employment with PRG or to cease performing such services for PRG; or

     - authorize any person to engage in or assist any person in any of the activities described in the preceding paragraph.

     Notwithstanding the foregoing, HSA-Texas, Howard Schultz, Andrew Schultz, certain affiliated Schultz family trusts and the four other shareholders may own any number of shares of PRG common stock or have a passive investment in less than one percent (1%) of the outstanding capital stock of any other publicly traded company that is, or is connected with or affiliated with, a competing business.

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          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF HSA-TEXAS

     This discussion should be read in conjunction with the combined financial statements of HSA-Texas and notes thereto included elsewhere in this joint proxy statement/prospectus.

OVERVIEW

     In 1970, HSA-Texas began to offer accounts payable and other recovery audit services. HSA-Texas is a leading provider of such services to large and mid-size businesses having numerous payment transactions with many vendors.

     In businesses with large volumes of vendor transactions with fluctuating prices, some small percentage of erroneous overpayments to vendors is inevitable. In the aggregate, these transaction errors can represent meaningful "lost profits" that can be particularly significant for businesses with relatively low profit margins. HSA-Texas' trained, experienced auditors use sophisticated proprietary technology and advanced recovery techniques and methodologies to identify overpayments to vendors and other payees. These auditors also review clients' current practices and processes related to procurement and other expenses in order to identify solutions to manage and reduce expense levels, as well as apply knowledge and expertise of industry-specific "best practices" to assist clients in improving their business efficiencies.

RESULTS OF OPERATIONS

     The following table sets forth the percentage of revenues represented by certain items in HSA-Texas' condensed combined statements of operations for the periods indicated:

                                                 SIX MONTHS ENDED
                                                     JUNE 30,          YEARS ENDED DECEMBER 31,
                                                 -----------------     -------------------------
                                                  2001       2000      2000      1999      1998
                                                 ------     ------     -----     -----     -----
                                                    (UNAUDITED)
Revenues.......................................  100.0%     100.0%     100.0%    100.0%    100.0%
                                                 -----      -----      -----     -----     -----
Cost of revenues...............................   63.7       65.0       65.8      70.3      76.4
Selling, general and administrative expense....   37.9       34.1       34.8      28.2      22.3
                                                 -----      -----      -----     -----     -----
          Operating income (loss)..............   (1.5)       1.0       (0.6)      1.5       1.3
                                                 -----      -----      -----     -----     -----
Other income (expense):
  Interest income..............................    0.2        0.4        0.3       0.3       0.2
  Interest expense.............................   (2.5)      (2.4)      (2.4)     (2.0)     (1.7)
  Settlement of litigation.....................    5.4         --         --        --        --
  Other income (expense), net..................     --         --         --        --       0.2
                                                 -----      -----      -----     -----     -----
          Net income (loss)....................    1.6%      (1.0)%     (2.7)%    (0.2)%      --
                                                 =====      =====      =====     =====     =====

  Six Months Ended June 30, 2001 Compared to Six Months Ended June 30, 2000

     Revenues. HSA-Texas' revenues are generated primarily from a contractually specified percentage of the amount of the net overpayments actually recovered by HSA-Texas for its clients, either in the form of credits taken by such clients against invoices submitted by its recurring transaction vendors or cash re-payment of those amounts. HSA-Texas has one reportable operating segment consisting of accounts payable auditing services.

     Revenues were virtually unchanged at $67.1 million for both the first six months of 2001 and the first six months of 2000. Domestic revenues decreased by approximately $2.3 million in 2001, offset by an approximately $2.3 million increase in international revenues, compared to the first six months of 2000. The decrease in domestic revenues was partially a result of lost accounts and lower production on certain clients. The increase in international revenues was partially a result of obtaining new accounts in late 2000 and higher production on existing accounts.

     Cost of Revenues. Cost of revenues consists principally of commissions paid or payable to HSA-Texas' auditors based primarily upon the amount of overpayment recoveries. Also included in cost of revenues are partial reimbursement of direct costs incurred by the auditors, including rental of non-headquarters offices, travel, telephone, utilities, maintenance, supplies and clerical assistance.

     Cost of revenues as a percentage of revenues decreased to 63.7% in the first six months of 2001, from 65.0% in the first six months of 2000, due to the change in the mix of domestic and international revenues, as well as actions taken to reduce domestic cost of revenue.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses include the expenses of sales and marketing activities, information technology services and HSA-Texas' corporate data centers, human resources, legal, accounting, administration, depreciation of property and equipment and amortization of intangibles.

     Selling, general and administrative expenses as a percentage of revenues increased to 37.9% of revenues in the first six months of 2001, from 34.1% of revenues in the first six months of 2000. A substantial portion of this increase was due to higher payroll costs associated with building HSA-Texas' management infrastructure, higher legal and accounting fees and higher bad debt expenses in the first six months of 2001, compared to the same period in 2000.

     Interest Expense. Interest expense in the first six months of 2001 was $1.6 million, compared with $1.6 million for the first six months of 2000.

     Settlement of Litigation. In May 2001, HSA-Texas entered into a settlement agreement with respect to litigation pending at December 31, 2000, involving a group of independent contractors formerly associated with HSA-Texas. Pursuant to the settlement agreement, HSA-Texas was relieved of certain obligations to pay accrued commissions to those independent contractors which amounted to $3.2 million at December 31, 2000. The total May 2001 settlement was $3.7 million.

     Net Income (Loss). HSA-Texas reported net income of $1.1 million or 1.6% of revenues in the first six months of 2001, compared to a net loss of $(0.7) million or (1.0)% of revenues for the first six months of 2000, due primarily to the factors discussed above.

  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     Revenues increased 3.7% to $138.7 million in 2000, up from $133.8 million in 1999. The increase was primarily attributable to increased revenue from existing clients as a result of HSA-Texas achieving additional recoveries for those clients.

     Cost of revenues as a percentage of revenues decreased to 65.8% in 2000, down from 70.3% in 1999. This decrease resulted primarily from the acquisition of its affiliates, Howard Schultz & Associates of the Northeast, Inc. and Howard Schultz & Associates of the Mid-Atlantic, Inc. on January 1, 2000. These acquisitions had a favorable impact on cost of revenues, since they enabled HSA-Texas to compensate the independent contractor audit associates directly, at a rate which was lower than that previously paid to the acquired affiliates.

     Selling, general and administrative expenses as a percentage of revenues increased to 34.8% of revenues in 2000, up from 28.2% of revenues in 1999. A substantial portion of this increase was due to higher payroll costs associated with building HSA-Texas' management infrastructure, higher costs associated with information technology expenditures and generally higher travel, meeting and other general and administrative expenses. Additionally, in 2000, HSA-Texas' depreciation of property and equipment and amortization of goodwill were higher than in 1999, due to the acquisition of the affiliated companies discussed above and the expansion of HSA-Texas' business.

     Interest Expense. Interest expense for 2000 was $3.4 million, up from $2.7 million in 1999. The increase was due to an increased level of borrowings primarily related to promissory notes issued in 2000 for the acquisitions discussed above, as well as an increase in other notes payable used to finance the increase in infrastructure during 2000.

     Net Income (Loss). HSA-Texas incurred a net loss of $(3.7) million or (2.7)% of revenues in 2000, compared to net loss of $(0.3) million or (0.2)% of revenues in 1999, due primarily to the reasons outlined above.

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Revenues. Revenues increased 13.8% to $133.8 million in 1999, up from $117.6 million in 1998. This year-over-year increase of $16.2 million was primarily due to the acquisition of the European operations, the addition of new clients in all other international markets generating incremental revenue, and increased revenues from selected domestic clients, resulting from higher audit recoveries.

     Cost of Revenues. Cost of revenues as a percentage of revenues decreased to 70.3% in 1999, down from 76.4% in 1998, due to the acquisition of three affiliated companies on January 1, 1999. The acquisition of the affiliated companies had a favorable impact on cost of revenues, since it enabled HSA-Texas to compensate the independent contractor audit associates directly, at a rate which was lower than that paid to the affiliated associates.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses as a percentage of revenues increased to 28.2% in 1999, up from 22.3% in 1998. HSA-Texas increased its management infrastructure substantially in 1999 to accommodate the acquisitions discussed above and incurred $1.2 million in compensation expense in 1999 (none in 1998) resulting from stock options issued to employees and non-employees. Additionally, HSA-Texas incurred additional depreciation and amortization expenses in 1999 associated with the 1999 acquisitions.

     Interest Expense. Interest expense for 1999 was $2.7 million, up from $2.0 million in 1998, due primarily to acquisition-related indebtedness.

     Net Income (Loss). Net loss was $(0.3) million in 1999, compared to a net income of $21,000 in 1998 due primarily to the reasons outlined above.

LIQUIDITY AND CAPITAL RESOURCES

     From time to time, HSA-Texas has borrowed money from a bank and a stockholder to meet on-going operating cash flow needs. HSA-Texas believes that the combination of cash available from these lenders and cash flow generated from future operations will be sufficient to meet HSA-Texas' working capital expenditure requirements through December 31, 2002, including the transaction costs associated with the proposed acquisitions. HSA-Texas is evaluating various equity and debt alternatives to address its liquidity needs in 2002.

     Net cash provided by operating activities was $4.3 million in the first six months of 2001, and $5.0 million in the first six months of 2000.

     Net cash used in investing activities was $1.6 million in the first six months of 2001, and $4.0 million in the first six months of 2000. The expenditures in both the first six months of 2001 and 2000 related primarily to the purchase of property and equipment to support the increased infrastructure necessary to function as an operating company.

     Net cash provided by financing activities was $0.5 million in the first six months of 2001 while cash used in financing activities was $3.3 million in the first six months of 2000. During the six months ended June 30, 2001, HSA-Texas borrowed approximately $5.5 million from a principal stockholder and made payments of approximately $3.8 million against debt incurred in various acquisitions. During the six months ended June 30, 2000, HSA-Texas issued approximately $2.3 million in notes payable in connection with the acquisition of a building in 2000, and made payments of approximately $3.8 million against debt incurred in acquisitions of principal associates in prior years. HSA-Texas also distributed approximately $1.5 million in cash to its principal stockholders during the first six months of 2000. Additionally, HSA-Texas provided loans to stockholders of $0.5 million and $0.2 million, as well as payments on lease obligations of $0.6 million and $0.1 million, in the first six months ended June 30, 2001 and 2000, respectively.

     Net cash provided by operating activities was $11.1 million in 2000, $10.3 million in 1999 and $6.2 million in 1998. The increase each year was due primarily to the acquisitions discussed above.

     Net cash used in investing activities was $7.0 million in 2000, $3.7 million in 1999 and $2.7 million in 1998. The expenditures each year primarily related to the purchase of property and equipment, to support the increased management infrastructure and the acquisitions discussed above.

     Net cash used in financing activities was $5.9 million in 2000, $4.7 million in 1999 and $3.0 million in 1998. These uses of cash resulted from the following: principal payments on notes payable, net of proceeds from the issuance of notes payable, were $3.8 million in 2000, $4.7 million in 1999 and $1.1 million in 1998, and distributions to stockholders were $1.5 million in 2000 and $2.4 million in 1998 (none in 1999). Additionally, 1998 cash used in financing activities included proceeds from issuance of common stock net of loans to stockholders of $0.5 million and 2000 cash used in financing activities included principal payments on capital lease obligations of $0.4 million offset by a loan provided to a stockholder of $0.2 million.

                             BUSINESS OF HSA-TEXAS

THE BUSINESS

     Howard Schultz & Associates International, Inc., its subsidiaries and licensees are industry pioneers in providing recovery audit services. HSA-Texas audits accounts payable records, occupancy costs, vendor statements and direct to store delivery audit records to recover overpayments that are a result of missed credits, duplicated payments, overlooked allowances, incorrect invoices and other discrepancies.

     HSA-Texas provides recovery audit services to large and mid-size businesses having numerous payment transactions with many vendors. These businesses include, but are not limited to, retailers, manufacturers, wholesale distributors, technology companies and healthcare providers. During 2000, two clients, The Kroger Company and JC Penney accounted for 13% and 10%, respectively, of HSA-Texas' combined revenues. During 1999 the same two clients accounted for 12% and 10%, respectively, of HSA-Texas' combined revenues. During 1998, one client, American Stores, accounted for 11% of HSA-Texas' combined revenues.

     HSA-Texas receives a contractual percentage of overpayments and other savings it identifies and its clients recover or realize.

     HSA-Texas has more than 1,000 audit associates working in most major U.S. cities and several international markets. HSA-Texas operates 25 regional offices in the United States, Australia, Belgium, Canada, France, Germany, Hong Kong, Italy, Mexico, the Philippines, Portugal, Singapore, Thailand, Taiwan, the Netherlands, Spain and the United Kingdom.

     HSA-Texas has affiliate companies that conduct operations for HSA-Texas in Asia, Australia and Canada. These affiliate companies are Howard Schultz & Associates (Asia) Ltd., a Hong Kong corporation; HS&A International Pte, Ltd., a Singapore corporation; Howard Schultz & Associates (Australia), a Texas corporation; and, Howard Schultz & Associates (Canada), a Texas corporation. These entities primarily provide recovery audit services in Singapore, Hong Kong, Australia and Canada. In addition to these companies which operate as affiliates of HSA-Texas, HSA-Texas has licensees operating in the United Kingdom and Germany.

HISTORY

     HSA-Texas commenced business in 1970. Prior to 1996, HSA-Texas' operations were conducted substantially through its independent contractors. HSA-Texas secured client contracts, but all services were rendered by the independent contractors. These independent contractors received approximately 80%-85% of the revenues generated from clients and incurred all of the direct expenses of performing the recovery audit services while HSA-Texas was paid a contract fee equal to approximately 15%-20% of the revenues generated. During this time period, HSA-Texas was essentially a holding company collecting contract and license fees.

     Beginning in January 1995 and continuing through July 2001, HSA-Texas entered into a series of transactions to acquire the operations of its "principal associates." These principal associates were HSA-Texas' licensees and provided the independent contract auditors that performed audit recovery services for HSA-Texas in various regions in the United States. Following these acquisitions, HSA-Texas assigned existing management personnel to run the acquired operations, utilizing independent contractors, who previously had provided audit services to the principal associates, to perform the necessary audit functions. Additionally, HSA-Texas invested heavily in building a corporate infrastructure and information systems to effectively manage and support field operations. HSA-Texas also established a centralized training and development group, regional business development professionals, and centralized marketing, client relations, corporate-based human resource and finance functions.

     Set forth below is a summary of the acquisitions related to HSA-Texas' U.S. operations:

      DATE OF ACQUISITION                       PRINCIPAL ASSOCIATE ACQUIRED
      -------------------                       ----------------------------
March 4, 1996..................  Howard Schultz & Associates of the Pacific Southwest
April 1, 1996..................  Howard Schultz & Associates of the Southeast, Inc.
June 16, 1997..................  Howard Schultz & Associates of the Central States, Inc.
June 30, 1997..................  Howard Schultz & Associates of the Mountain States, Inc.
June 30, 1997..................  Howard Schultz & Associates of the North Central States,
                                 Inc.
January 5, 1998................  Howard Schultz & Associates, Mid Pacific, Inc.
July 1, 1998...................  Howard Schultz & Associates of Mid-Southwest, Inc.
January 1, 1999................  HS&A Florida, Inc.
January 1, 1999................  Howard Schultz & Associates of the Mid-West, Inc.
January 1, 1999................  Howard Schultz & Associates of the Pacific Northwest, Inc.
January 1, 2000................  Howard Schultz & Associates of the Northeast, Inc.
January 1, 2000................  Howard Schultz & Associates of the Mid-Atlantic, Inc.
July 3, 2001...................  Lowery, Inc.

     HSA-Texas also completed acquisitions of licensees in Australia and Canada in 1998 and in Europe in 1999, as discussed below.

     On January 23, 1998, HSA-Canada, an affiliated foreign operating company, acquired all of the net assets of a former licensee in Canada.

     On January 30, 1998, HSA-Australia, an affiliated foreign operating company, acquired all of the net assets of a former licensee in Australia.

     In November 1998, HSA-Texas formed its wholly-owned subsidiary, Howard Schultz & Associates Europe, N.V., a Belgian corporation ("HS&A Europe"), for the purpose of acquiring the equity interests of entities that performed recovery audit services in various European countries, including Belgium, France, Italy and Spain. HS&A Europe acquired 100% of such interests in January 1999 (except for a 10% interest in Howard Schultz Italia S.r.l., which was acquired by HS&A Europe in March 2000).

     On November 1, 2000, HSA-Texas acquired the stock of Infinite Imaging Systems, Inc. for a total purchase price of approximately $1.5 million. The acquired company provides document imaging utilizing high speed scanning technology to convert paper records into a digital format. The digitized documents are then indexed and archived.

     HSA-Texas is currently negotiating the acquisition of the business and operations of Howard Schultz & Partner (Deutschland) GmbH, a licensee who provides recovery audit services in Germany and Austria. HSA-Texas is also negotiating the acquisition of all of the outstanding equity of Tamebond Ltd. and J & G Associates Ltd., in order to acquire the business and operations of Howard Schultz & Associates (International) Ltd. which has a license to provide recovery audit services in the United Kingdom. Additionally, HSA-Texas is negotiating agreements to acquire the business and operations of Phoenix Audit Recoveries, Inc, and JASAMA, Inc. which are independent contractors of HSA-Texas and operate the direct to store delivery audit operations of HSA-Texas' business.

AUDIT SERVICES

  Accounts Payable Services

     Through the use of proprietary technology, audit techniques and methodologies, HSA-Texas' trained and experienced auditors examine merchandise procurement records on a post-payment basis to identify overpayments resulting from duplicate payments, missed discounts, allowances, rebates and other forms of pricing concessions offered by vendors.

     HSA-Texas' accounts payable services are offered to two main client types, with each type currently having different service delivery characteristics.

     Retail and Wholesale Industries. Services provided to retail and wholesale clients are currently HSA-Texas' largest worldwide source of revenues. These services typically recur annually and are largely predictable in terms of estimating the dollar volume of client overpayments which will be ultimately recovered. For most retail/wholesale clients, HSA-Texas typically identifies a larger volume of recoveries each year when compared to recoveries realized in the immediate preceding year. This growth generally results from factors such as increasing sophistication of HSA-Texas' auditors and software, and continuing client migration toward electronic merchandise procurements which HSA-Texas can more thoroughly audit. HSA-Texas currently serves retail/wholesale clients on four continents.

     Other Industries. HSA-Texas also examines merchandise procurements and other payments made by business entities such as manufacturers, distributors and healthcare providers which are collectively termed as "commercial clients." Services to these types of clients tend to be more rotational in nature with different divisions of a given client often audited in pre-arranged annual sequences. Accordingly, revenues derived from a given client may change markedly from year-to-year depending on factors such as the size and nature of the client division under audit. Currently, the majority of HSA-Texas' commercial clients are located in the U.S.

  Occupancy Cost Audit Services

     The occupancy cost audit services division primarily examines the common area maintenance cost, improper property tax allocations and incorrect percentage rent charges and other real estate fees that many real estate tenants experience. HSA-Texas provides auditors who will identify overpayments by reviewing common area maintenance charges and related costs, office building operating cost, property tax allocation cost, rent charges, including percentage rent and CPI adjustments, insurance and overhead expenses. In their audit, the auditors examine leases and other types of cost statements provided to lessees.

  Statement Audit Services

     The statement audit services division has its auditors review vendors' records for the client. The auditors review statements from suppliers for credits that are not itemized on invoices as well as other items not taken from vendor statements. The process begins with requesting copies of vendor statements to be sent to HSA-Texas' statement audit center. Follow-up telephone calls are made by a bank of callers specially trained by HSA-Texas to obtain statements not sent by the vendors or to clarify questions relating to statements received. Once the audit associates have analyzed the statements, vendors are contacted to validate the potential claim. This service differs from the standard accounts payable audit, since its success is dependent on the effectiveness of the telephone solicitations.

  Direct to Store Delivery Audit Services

     The direct store delivery audit services division specializes in recovering overpayments generated through the processing of transactions which bypass the warehouse system, primarily for grocery retailers. Certain products, such as soft drinks, potato chips and snacks, are delivered directly to the grocery store shelves by vendor route salesmen. The paperwork for these deliveries is processed through a separate system, independent of the client's warehouse receiving system, where all other products are received and processed. The invoices in direct store delivery audits usually are of relatively low dollar amounts. These invoices are audited to recover discounts and credits that were not taken in the ordering process generating the invoices.

  Client Contracts

     HSA-Texas' typical client contract provides that HSA-Texas is entitled to a contractual percentage of overpayments or other savings recovered for or realized by clients. Clients generally recover claims by either (a) taking credits against outstanding payables or future purchases from the involved vendors, or (b) receiving refund checks directly from those vendors. The method of effecting a recovery is often dictated by industry practice. The client contract provides that HSA-Texas is entitled to a fee for the rendering of that service.

     In addition to client contracts, many clients establish specific procedural guidelines that HSA-Texas must satisfy prior to submitting claims for client approval. These guidelines are unique to each client.

     HSA-Texas recognizes revenue when it invoices clients for its fee, which occurs after the client has processed approved claims.

TECHNOLOGY

     HSA-Texas has data technology centers in Salt Lake City, Utah and Chicago, Illinois in the U.S., as well as in Mexico City, Mexico; Sydney, Australia; Brussels, Belgium; and Hong Kong. HSA-Texas employs applications of computer technology to meet clients' needs in an increasingly paperless environment. The primary software tool of HSA-Texas is SUREF!ND(R) which is HSA-Texas' proprietary suite of software tools for analysis of HSA-Texas' clients' electronic records.

     At the beginning of a typical accounts payable recovery audit engagement, HSA-Texas obtains transaction data from its client for the time period under audit. HSA-Texas receives this data typically by magnetic media, which is then reformatted into standardized and proprietary layouts at one of HSA-Texas' technology centers.

     HSA-Texas' experienced programmers then prepare statistical reports to verify the completeness and accuracy of the data. HSA-Texas delivers this reformatted data to its auditors who, using SUREF!ND(R), sort, filter and search the data for overpayments. HSA-Texas also produces client-specific standard reports and statistical data for its auditors. These reports and data often reveal patterns of activity or unusual relationships suggestive of potential overpayment situations.

     HSA-Texas has developed and continuously updates and refines its proprietary accounts payable databases to assist it in providing recovery audit services to its domestic retail/wholesale clients. These databases serve as a central repository reflecting its auditors' experiences, vendor practices and knowledge of regional and national pricing information, including seasonal allowances, discounts and rebates. These proprietary databases, however, do not include confidential client information. Auditors use these databases to identify discounts, allowances and other pricing information not previously detected.

SEASONALITY

     HSA-Texas has experienced and expects to continue to experience seasonality in its business. HSA-Texas typically realizes higher revenues and operating income in the last two quarters of its fiscal year.

SALES AND MARKETING

     HSA-Texas maintains its sales and marketing function at its Dallas, Texas headquarters as well as at regional offices throughout the U.S. Due to the highly confidential and proprietary nature of a business' purchasing patterns and procurement prices combined with the typical desire to maximize the amount of funds recovered, most prospective clients conduct an extensive investigation which may include an on-site inspection of HSA-Texas' service facilities. HSA-Texas has typically found that its service offerings require long sales cycles and the highest level of direct person-to-person contact.

PROPRIETARY RIGHTS

     HSA-Texas continuously evaluates new recovery audit software and enhances existing proprietary software. HSA-Texas regards its proprietary software as protected by trade secret and copyright laws of general applicability. In addition, HSA-Texas attempts to safeguard its software through employee and third-party nondisclosure agreements and other methods of protection. While HSA-Texas' competitive position may be affected by its ability to protect its software and other proprietary information, HSA-Texas believes that the protection afforded by trade secret and copyright laws is less significant to HSA-Texas' success than the continued pursuit and implementation of its operating strategies and other factors such as the knowledge, ability and experience of its personnel.

     HSA-Texas owns or has rights to various copyrights, trademarks and trade names used in HSA-Texas' business, including but not limited to SUREF!ND(R).

COMPETITION

     The recovery audit business is highly competitive and barriers to entry are relatively low. The competitive factors affecting the market for HSA-Texas' recovery audit services include:

     - establishing and maintaining client relationships;

     - quality and quantity of claims identified;

     - experience and professionalism of audit staff;

     - rates for services;

     - technology; and

     - geographic scope of operations.

     In addition to PRG, HSA-Texas' principal competitors for accounts payable recovery audit services include many local and regional firms.

     In recent years, HSA-Texas has seen increasing competition from the consulting arms of the five largest international accounting firms. Historically, the accounting firms have been precluded from providing significant levels of recovery audit services due to the potential for conflicts of interest with audit clients. Additionally, the accounting firms have relied primarily on fee-based arrangements versus the predominant contingency model associated with recovery audit services. Since January 2000, three of the accounting firms have spun off, sold or otherwise granted separate independence to their management consulting units and one other has announced its intention to eventually effect a similar separation. With the potential for conflicts of interest substantially reduced, HSA-Texas believes that these independent consulting units may become formidable competitors in the future.

EMPLOYEES AND CONTRACTORS

     As of July 31, 2001, HSA-Texas and its subsidiaries had approximately 404 employees dedicated to its business operations, and approximately 653 independent contractors providing audit services for HSA-Texas located in the U.S., Australia, France, Spain, Italy, Belgium, the Netherlands and Canada. HSA-Texas is currently reviewing plans and options to convert independent contractor auditors to employees of HSA-Texas who will perform the same type of services. HSA-Texas believes that its relationships with its employees and independent contractors are good.

                      PRINCIPAL SHAREHOLDERS OF HSA-TEXAS

     The following table sets forth as of August 31, 2001 information regarding the beneficial ownership of HSA-Texas voting common stock and HSA-Texas non-voting common stock by:

     - each of HSA-Texas' directors;

     - the chief executive officer and all other executive officers of HSA-Texas;

     - all of HSA-Texas' executive officers and directors as a group; and

     - each stockholder known by HSA-Texas to be the beneficial owner of more than five percent of HSA-Texas' voting common stock and non-voting common stock.

                                                                                           PERCENT OF
                                                                                           VOTING AND
                                    VOTING               NON-VOTING          TOTAL         NON-VOTING
                               COMMON STOCK(1)        COMMON STOCK(1)       NUMBER           COMMON
                             --------------------   --------------------   OF SHARES         STOCK
NAME                          NUMBER      PERCENT    NUMBER      PERCENT   OWNED(1)         COMBINED
----                         ---------    -------   ---------    -------   ---------       ----------
Howard Schultz(2)..........  1,257,200     54.48%   1,487,212(3)  23.11%   2,744,412(3)      31.39
Andrew Schultz(2)..........    742,800(4)  32.19    2,332,272(5)  36.24    3,075,072(4)(5)   35.17
Leslie Schultz(6)..........          0        --            0        --            0            --
Richard Grant(7)...........          0        --            0        --            0            --
Herb Hodgdon(8)............          0        --            0        --            0            --
Harold Berman..............          0        --    2,562,082(9)  39.81    2,562,082(9)      29.31
Michael Lowery(2)..........    307,482     13.33            0(10)   *        307,482(10)      3.52
Charles Schembri...........          0        --       36,157(11)   *         36,157(11)      *
Michael Glazer.............          0        --        3,311(12)   *          3,311(12)      *
Stephanie Holloway.........          0        --        3,311(13)   *          3,311(13)      *
Mac Martirossian...........          0        --        5,519(14)   *          5,519(14)      *
Michael Tuite..............          0        --        5,519(15)   *          5,519(15)      *
All directors and executive
  officers as a group (11
  persons).................  2,307,482       100%   3,873,301(16)  60.19%  6,180,783(16)    70.70%

---------------

  *  Less than 1 percent.
 (1) This table is based upon information supplied by officers, directors and principal shareholders of HSA-Texas. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, HSA-Texas believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 2,307,482 shares of HSA-Texas voting common stock outstanding and 6,435,383 shares of HSA-Texas non-voting common stock outstanding on August 31, 2001. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable within 60 days are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
 (2) The business address for each of Howard Schultz, Andrew Schultz and Michael Lowery is c/o HSA-Texas, 9241 LBJ Freeway, Suite 100, Dallas, Texas 75243.
 (3) Includes 12,614 shares of HSA-Texas non-voting common stock held by The Zachary Herman Schultz Trust, 12,614 shares of HSA-Texas non-voting common stock held by The Gabriella Schultz Trust and 12,614 shares of HSA-Texas non-voting common stock held by The Samuel Joel Schultz Trust, for each of which Howard Schultz is the sole trustee.
 (4) Includes 468,400 shares of HSA-Texas voting common stock held by the Andrew
     H. Schultz Irrevocable Trust for which Mr. Schultz is the sole trustee.
 (5) Includes 1,494,563 shares of HSA-Texas non-voting common stock held by the Andrew H. Schultz Irrevocable Trust for which Mr. Schultz is the sole trustee.

 (6) Leslie Schultz, a director of HSA-Texas, is the spouse of Howard Schultz.
 (7) Excludes 84,745 shares of HSA-Texas non-voting common stock subject to options which are not currently exercisable. At closing, PRG will assume each outstanding HSA-Texas option held by persons who become employees or directors of PRG.
 (8) Excludes 49,530 shares of HSA-Texas non-voting common stock subject to options which are not currently exercisable. At closing, PRG will assume each outstanding HSA-Texas option held by persons who become employees or directors of PRG.
 (9) Includes 2,562,082 shares held in trusts of which Mr. Berman is the sole trustee. Mr. Berman disclaims beneficial ownership of such shares. The business address of Harold Berman is 8333 Douglas, Suite 1200, Dallas, Texas 75225.
(10) Excludes 28,256 shares of HSA-Texas non-voting common stock subject to options which are not currently exercisable. At closing, PRG will assume each outstanding HSA-Texas option held by persons who become employees or directors of PRG.
(11) Excludes 105,205 shares of HSA-Texas non-voting common stock subject to options which are not currently exercisable. At closing, PRG will assume each outstanding HSA-Texas option held by persons who become employees or directors of PRG.
(12) Excludes 7,795 shares of HSA-Texas non-voting common stock subject to options which are not currently exercisable. At closing, PRG will assume each outstanding HSA-Texas option held by persons who become employees or directors of PRG.
(13) Excludes 6,249 shares of HSA-Texas non-voting common stock subject to options which are not currently exercisable. At closing, PRG will assume each outstanding HSA-Texas option held by persons who become employees or directors of PRG.
(14) Excludes 56,589 shares of HSA-Texas non-voting common stock subject to options which are not currently exercisable. At closing, PRG will assume each outstanding HSA-Texas option held by persons who become employees or directors of PRG.
(15) Excludes 36,135 shares of HSA-Texas non-voting common stock subject to options which are not currently exercisable. At closing, PRG will assume each outstanding HSA-Texas option held by persons who become employees or directors of PRG.
(16) Excludes 542,135 shares of HSA-Texas non-voting common stock subject to options which are not currently exercisable. At closing, PRG will assume each outstanding HSA-Texas option held by persons who become employees or directors of PRG.

                PRINCIPAL SHAREHOLDERS OF HSA-TEXAS' AFFILIATED
                          FOREIGN OPERATING COMPANIES

     The following tables set forth as of August 31, 2001 information regarding the beneficial ownership of each affiliated foreign operating company's common stock by each shareholder of the affiliated foreign operating companies. No other director, officer or shareholder owns any shares of such stock.

                                                               NUMBER OF      PERCENTAGE
                                                                 SHARES       OF SHARES
                                                              BENEFICIALLY   BENEFICIALLY
                                                                OWNED(1)        OWNED
                                                              ------------   ------------

                       HSA-AUSTRALIA
NAME
Andrew H. Schultz Irrevocable Trust.........................       1,000         100%
All directors and executive officers as a group (4
  persons)..................................................       1,000         100%

                         HSA-CANADA
NAME
Andrew H. Schultz Irrevocable Trust.........................       1,000         100%
All directors and executive officers as a group (4
  persons)..................................................       1,000         100%

                       HSA-SINGAPORE
NAME
Howard Schultz..............................................           3        60.0%
Acceptor Professional Directors (Pte) Ltd...................           2        40.0%
All directors and executive officers as a group (4
  persons)..................................................           0            0

                          HSA-ASIA

                         "A" SHARES
NAME
Howard Schultz..............................................           1          50%
Leslie Schultz..............................................           1          50%
All directors and executive officers as a group (3
  persons)..................................................           2         100%

                          HSA-ASIA

                         "B" SHARES
NAME
Howard Schultz..............................................          98         100%
All directors and executive officers as a group (3
  persons)..................................................          98         100%

---------------

(1) Tables are based upon information supplied by officers, directors and principal shareholders of each affiliated foreign operating company of HSA-Texas. Unless otherwise indicated, each of the shareholders named in the tables has sole voting and investment power with respect to the shares indicated as beneficially owned. The business address for these persons or entities is 9241 LBJ Freeway, Suite 100, Dallas, Texas 75243.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

              PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)

     On August 3, 2001, PRG signed a definitive agreement with HSA-Texas to acquire for up to 16 million shares of its common stock substantially all of the assets of HSA-Texas and substantially all of the outstanding stock of HSA-Singapore, and all of the outstanding stock of HSA-Asia, HSA-Australia and HSA-Canada, each an affiliated foreign operating company of HSA-Texas, pursuant to an agreement and plan of reorganization in connection with the asset acquisition and an agreement and plan of reorganization in connection with the stock acquisition.

     The following unaudited pro forma combined financial statements present financial information giving effect to the proposed acquisitions under purchase accounting. The unaudited pro forma combined balance sheet as of June 30, 2001 is presented as if the proposed acquisitions had been completed as of that date. The unaudited pro forma combined statements of operations for the six month period ended June 30, 2001 and the year ended December 31, 2000 are presented as if the proposed acquisitions had been completed as of January 1, 2000.

     The financial information reflects certain assumptions deemed probable by PRG management regarding the purchase. The total estimated purchase cost of the proposed acquisitions was allocated on a preliminary basis to assets based upon management's best estimates of their fair value with the excess cost over the net assets acquired allocated to goodwill. The adjustments to the unaudited pro forma combined financial information are subject to change pending a final analysis of the total purchase cost and the fair value of the assets assumed. The impact of these changes could be material.

     The pro forma combined financial statements should be read in conjunction with PRG's unaudited Consolidated Financial Statements and Notes thereto included in PRG's Quarterly Report on Form 10-Q for the period ended June 30, 2001 and the audited and Consolidated Financial Statements and Notes thereto incorporated by reference herein from PRG's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and are not necessarily indicative of what PRG's results of operations or financial position would have been had the transaction been in effect as of and for the periods presented, nor is such information necessarily indicative of PRG's results of operations or financial position for any future period or date.

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                                                       PRO FORMA
                                                    PRG        HSA     ADJUSTMENT        PRO FORMA
                                                  --------   -------   ----------        ---------
Revenues........................................  $142,311   $67,053    $    --          $209,364
Cost of revenues................................    74,789    42,681         --           117,470
Selling, general and administrative expenses....    61,691    25,405        769(C)(D)      87,865
                                                  --------   -------    -------          --------
          Operating income (loss)...............     5,831    (1,033)      (769)            4,029
Interest income (expense), net..................    (3,801)   (1,510)       141(E)         (5,170)
Settlement of litigation........................        --     3,650         --             3,650
Other income (expense), net.....................        --        (3)         3(H)             --
                                                  --------   -------    -------          --------
          Earnings from continuing operations
            before income taxes.................     2,030     1,104       (625)            2,509
Income tax expense..............................       812        --        191(F)          1,003
                                                  --------   -------    -------          --------
          Earnings from continuing operations...  $  1,218   $ 1,104    $  (816)         $  1,506
                                                  ========   =======    =======          ========
Basic earnings per share -- earnings from
  continuing operations.........................  $   0.03                               $   0.03
                                                  ========                               ========
Diluted earnings per share -- earnings from
  continuing operations.........................  $   0.03                               $   0.02
                                                  ========                               ========
Denominator:
  Denominator for basic earnings per share --
     weighted-average shares outstanding........    48,066               11,300(G)         59,366
  Effect of dilutive securities:
     Employee stock options.....................       282                  619(G)            901
                                                  --------              -------          --------
          Denominator for diluted earnings......    48,348               11,919(G)         60,267
                                                  ========              =======          ========

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                     PRO FORMA
                                                 PRG        HSA      ADJUSTMENT          PRO FORMA
                                               --------   --------   ----------          ---------
Revenues.....................................  $297,089   $138,708    $    --            $435,797
Cost of revenues.............................   156,408     91,222         --             247,630
Selling, general and administrative
  expenses...................................   119,779     48,324      3,752(C)(D)       171,855
                                               --------   --------    -------            --------
          Operating income (loss)............    20,902       (838)    (3,752)             16,312
Interest income (expense), net...............    (8,253)    (2,938)       244(E)          (10,947)
Other income (expense), net..................        --         47        (47)(H)              --
                                               --------   --------    -------            --------
          Earnings (loss) from continuing
                   operations before income
                   taxes.....................    12,649     (3,729)    (3,555)              5,365
Income tax expense...........................     5,313         --     (3,060)(F)           2,253
                                               --------   --------    -------            --------
          Earnings (loss) from continuing
                   operations................  $  7,336   $ (3,729)   $  (495)           $  3,112
                                               ========   ========    =======            ========
Basic earnings per share -- earnings from
  continuing operations......................  $   0.15                                  $   0.05
                                               ========                                  ========
Diluted earnings per share -- earnings from
  continuing operations......................  $   0.15                                  $   0.05
                                               ========                                  ========
Denominator:
  Denominator for basic earnings per share --
     weighted-average shares outstanding.....    48,871                11,300(G)           60,171
  Effect of dilutive securities:
     Shares issuable for Groupe AP earnout...       201                    --                 201
     Employee stock options..................       737                   619(G)            1,356
                                               --------               -------            --------
          Denominator for diluted earnings...    49,809                11,919(G)           61,728
                                               ========               =======            ========

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
                              AS OF JUNE 30, 2001

                                                                                   PRO FORMA
                                                                PRG        HSA     ADJUSTMENT     PRO FORMA
                                                              --------   -------   ----------     ---------
                                                  ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 12,812   $ 5,429    $ (7,363)     $ 10,878
  Receivables:
    Contract receivables....................................    66,467    11,995          --        78,462
    Employee advances and miscellaneous receivables.........     5,490     2,933          --         8,423
                                                              --------   -------    --------      --------
        Total receivables...................................    71,957    14,928          --        86,885
                                                              --------   -------    --------      --------
  Prepaid expenses and other current assets.................     3,412     1,624          --         5,036
  Deferred income taxes.....................................    12,565        --          --        12,565
  Net assets of discontinued operations.....................    93,556        --          --        93,556
                                                              --------   -------    --------      --------
        Total current assets................................   194,302    21,981      (7,363)      208,920
                                                              --------   -------    --------      --------
Property and equipment:
  Computer and other equipment..............................    44,027    12,945      (5,817)(B)    51,155
  Furniture and fixtures....................................     3,493     1,073        (395)(B)     4,171
  Land and buildings........................................        --     4,715      (4,715)(A)        --
  Leasehold improvements....................................     5,633     1,566      (1,064)(B)     6,135
                                                              --------   -------    --------      --------
                                                                53,153    20,299     (11,991)       61,461
  Less accumulated depreciation and amortization............    29,719     8,329      (8,329)       29,719
                                                              --------   -------    --------      --------
    Property and equipment, net.............................    23,434    11,970      (3,662)       31,742
                                                              --------   -------    --------      --------
Noncompete agreements.......................................       510        --          --           510
Deferred loan costs.........................................     2,432        --          --         2,432
Goodwill....................................................   222,798    22,461     138,388(B)    383,647
Intangible assets...........................................        --        --      32,640(B)     32,640
Deferred income taxes.......................................     5,673        --          --         5,673
Other assets................................................       866       840          --         1,706
                                                              --------   -------    --------      --------
        Total assets........................................  $450,015   $57,252    $160,003      $667,270
                                                              ========   =======    ========      ========
                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt....................  $    386   $ 6,985    $     --      $  7,371
  Capital lease obligations -- current......................        --       546          --           546
  Accounts payable and accrued expenses.....................    17,436     5,935      12,311(B)     35,682
  Accrued payroll and related expenses......................    28,739     7,286          --        36,025
  Deferred tax recovery audit revenue.......................       740        --          --           740
  Other current liabilities.................................        --        54          --            54
                                                              --------   -------    --------      --------
        Total current liabilities...........................    47,301    20,806      12,311        80,418
Long-term debt, excluding current installments..............   161,605    31,459     (13,743)(A)   179,321
Capital lease obligations, excluding current installments...        --       842          --           842
Deferred compensation.......................................     4,107        --          --         4,107
Other long-term liabilities.................................     1,471        --          --         1,471
                                                              --------   -------    --------      --------
        Total liabilities...................................   214,484    53,107      (1,432)      266,159
                                                              --------   -------    --------      --------
Common stock put options....................................        --     3,293      (3,293)           --
Shareholders' equity:
  Common stock..............................................        51       700        (685)(B)        66
  Additional paid-in capital................................   316,652     1,417     164,148(B)    482,217
  Accumulated deficit.......................................   (38,817)   (1,025)      1,025(B)    (38,817)
  Accumulated other comprehensive loss......................   (19,870)     (240)        240(B)    (19,870)
  Less treasury stock at cost...............................   (21,024)       --          --       (21,024)
  Unearned portion of restricted stock......................    (1,461)       --          --        (1,461)
                                                              --------   -------    --------      --------
        Total shareholders' equity..........................   235,531       852     164,728       401,111
                                                              --------   -------    --------      --------
        Total liabilities and shareholders' equity..........  $450,015   $57,252    $160,003      $667,270
                                                              ========   =======    ========      ========

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

     The unaudited pro forma combined balance sheet gives effect to the purchase as if it had occurred on June 30, 2001 with respect to the balance sheets of PRG and HSA-Texas.

     On August 3, 2001, PRG signed a definitive agreement with HSA-Texas to acquire for up to 16 million shares of its common stock substantially all of the assets of HSA-Texas and substantially all of the outstanding stock of HSA-Singapore and all of the outstanding stock of HSA-Asia, HSA-Australia, and HSA-Canada, each an affiliated foreign operating company, pursuant to an agreement and plan of reorganization in connection with the asset acquisition and an agreement and plan of reorganization in connection with the stock acquisition. This business combination will be accounted for under the purchase method of accounting.

     The following adjustments were reflected in the unaudited pro forma combined balance sheet:

          (A) To remove the impact of HSA-Texas assets not acquired and HSA-Texas liabilities not assumed.

          (B) To record common stock and options issued to HSA-Texas and the application of purchase accounting. The total purchase price consists of approximately 14.3 million shares of PRG common stock with an estimated fair value of approximately $149.9 million, 1.7 million of fully vested PRG options with an estimated fair value of approximately $15.7 million, and estimated direct transaction costs of approximately $12.0 million. The fair value of PRG's common stock was determined as the average closing price per share from July 24, 2001 to July 28, 2001. PRG announced the proposed transaction on July 26, 2001. The fair value of PRG's fully vested options was determined using the Black Scholes pricing model.

     The amounts and components of the estimated purchase price are presented below:

                                                              (IN THOUSANDS)
Common stock................................................     $     16
Additional paid-in capital..................................      165,564
Transaction costs...........................................       12,000
                                                                 --------
          Total purchase price..............................     $177,580
                                                                 ========

     Under purchase accounting, the total purchase price will be allocated to the acquired assets based upon their fair values. Allocations are subject to valuations as of the date of the completion of the purchase. PRG expects to allocate the total purchase price to goodwill and other identifiable intangible and tangible assets. In accordance with the Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," goodwill as well as intangible assets with indefinite useful lives will no longer be amortized but instead these assets must be tested for impairment at least annually. PRG expects to amortize intangible assets with definite useful lives over their respective estimated useful lives to their estimated residual values, and review them for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." PRG expects to amortize tangible assets over their estimated useful lives.

     In addition, PRG will assume certain other obligations of HSA-Texas including compensation obligations owed to HSA-Texas independent contractors to be incurred prior to closing, currently estimated to be up to $9.0 million. Also, final pro forma disclosure will include severance cost incurred for employees of HSA-Texas or of the affiliated foreign operating companies who are not retained by the combined organization and provision for lease payments for duplicate HSA-Texas facilities that will be closed. Currently, neither the severance cost nor the lease costs can be estimated.

         THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 2.  UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

     The unaudited pro forma combined statements of operations give effect to the purchase as if it had occurred at the beginning of the period presented. The following adjustments have been reflected in the unaudited pro forma combined statements of operations.

          (C) Adjustment to remove the depreciation expense in order to reflect only the ongoing impact of assets acquired. Additionally, final pro forma disclosure will include severance cost incurred for employees of HSA-Texas or of the affiliated foreign operating companies who are not retained by the combined organization and a provision for lease payments for duplicate HSA-Texas facilities that will be closed. Currently, neither the severance cost nor the lease costs can be estimated.

          (D) To record the application of purchase accounting, the amortization of goodwill and other intangible and tangible assets. The pro forma adjustments assume that the purchase price of $177.6 million will be allocated to goodwill and other identifiable intangible and tangible assets. Goodwill, as well as intangible assets, with indefinite useful lives will not be amortized but instead these assets must be tested for impairment at least annually. Intangible assets with definite useful lives will be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121. Tangible assets will be amortized over their estimated useful lives. The ultimate lives assigned will be determined at the date of closing based on the facts and circumstances existing at that date.

          (E) To remove the impact of interest expense related to the loans that will not be assumed by PRG as a result of the transaction.

          (F) To adjust income tax expense to the statutory rate in effect during the periods for which the pro forma income statements are presented.

          (G) To reflect the estimated shares to be issued as consideration for the purchase reduced by the 3.0 million shares held by PRG in escrow pursuant to an escrow agreement after the closing.

          (H) To reflect reclassification of HSA-Texas' other income (expense) to selling, general and administrative expenses to conform with PRG's financial presentation.

       COMPARATIVE RIGHTS OF PRG SHAREHOLDERS, HSA-TEXAS SHAREHOLDERS AND
           SHAREHOLDERS OF THE AFFILIATED FOREIGN OPERATING COMPANIES

     PRG is a Georgia corporation governed by the Georgia Business Corporation Code. HSA-Texas is a Texas corporation governed by the Texas Business Corporation Act. The rights of PRG shareholders are governed by PRG's amended and restated articles of incorporation and bylaws, as amended, and the rights of HSA-Texas shareholders are governed by HSA-Texas' amended and restated articles of incorporation and bylaws, as amended. The following includes a summary of some of the rights of PRG shareholders and HSA-Texas shareholders. This summary is provided in light of HSA-Texas' intent to distribute to its shareholders shares of PRG common stock in connection with the liquidation and dissolution of HSA-Texas.

     In addition, shareholders of the affiliated foreign operating companies will become holders of PRG common stock upon acceptance of the offer contained herein and exchanging their shares for shares of PRG common stock at closing. Certain differences also exist between the rights of PRG shareholders under PRG's corporate governance documents and Georgia law, and the rights of shareholders of HSA-Australia and HSA-Canada under their respective articles of incorporation and bylaws and the corporate law of Texas, their state of incorporation, the rights of shareholders of HSA-Singapore under its memorandum of association and articles of association and the corporate law of Singapore, its country of incorporation, and the rights of shareholders of HSA-Asia under its memorandum of association and articles of association and the corporate law of Hong Kong, its country of incorporation.

     Certain rights that shareholders of HSA-Texas and the affiliated foreign operating companies currently have under their corporate governing documents and the laws of their jurisdictions of incorporation may cease to exist following the proposed acquisitions.

     This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Georgia law, Texas law, the corporate law of Singapore and Hong Kong as well as to PRG's amended and restated articles of incorporation, PRG's bylaws, as amended, HSA-Texas' amended and restated articles of incorporation and HSA-Texas' bylaws, as amended and the corporate governance documents of each of the affiliated foreign operating companies.

                            AUTHORIZED CAPITAL STOCK

PRG                                             HSA-TEXAS
- 1,000,000 shares of preferred stock           - 2,500,000 voting shares of common stock.
- 200,000,000 shares of common stock            - 9,500,000 non-voting shares of common stock.
                                                HSA-AUSTRALIA
                                                - 10,000,000 shares of common stock.
                                                HSA-CANADA
                                                - 10,000,000 shares of common stock.
                                                HSA-ASIA
                                                - 1,000 shares of stock.
                                                HSA-SINGAPORE
                                                - 100,000 shares of stock.

                          NUMBER AND TERM OF DIRECTORS

PRG                                             HSA-TEXAS
- Not less than three but no more than 15,      - Not less than one but no more than 9, to hold
  elected in three classes, to be as nearly       office until their successors are elected and
  equal in number as possible, with               qualified.
  staggered 3-year terms, with exact numbers
  to be determined from time to time by the     HSA-AUSTRALIA
  Board (currently nine directors); to be
  increased to 13 effective at the closing.     - Not less than one but no more than ten, to hold
                                                  office until their successors are elected and
                                                  qualified.
                                                HSA-CANADA
                                                - Not less than one but no more than ten, to hold
                                                  office until their successors are elected and
                                                  qualified.
                                                HSA-ASIA
                                                - Not less than two.
                                                HSA-SINGAPORE
                                                - Not less than two.

                              REMOVAL OF DIRECTORS

PRG                                             HSA-TEXAS, HSA-AUSTRALIA AND HSA-CANADA
- Can be removed with or without cause by       - At a meeting of shareholders expressly called
  the shareholders at any shareholders'         for that purpose, any director or the entire board
  meeting for which notice of such purpose        of directors may be removed, with or without
  has been given, by a majority of the votes      cause, by a vote of not less than a majority of
  entitled to be cast.                            shares entitled to vote at an election of
                                                  directors.
                                                HSA-ASIA
                                                - Directors may be removed upon resolution by the
                                                  board of directors and upon notice to the share-
                                                  holders and the director to be removed.
                                                - Directors may also be removed as a matter of law
                                                  upon the commission of certain acts or offenses.
                                                HSA-SINGAPORE
                                                - Directors may be removed upon resolution by the
                                                  shareholders.

                        SPECIAL MEETING OF SHAREHOLDERS

                    PRG                              HSA-TEXAS, HSA-AUSTRALIA AND HSA-CANADA
- Can be called only by the chairman of the     - Can be called by the president or the board of
  board, the president, a majority of the         directors, and shall be called by the president
  board of directors then in office or the        at the request of the holders of not less than
  holders of at least 35% of all the votes        10% of all the outstanding shares entitled to
  entitled to be cast upon delivery of a          vote.
  written demand.
                                                                     HSA-ASIA
                                                - Upon the request of shareholders owning at least
                                                  5% of the paid up capital of the corporation
                                                  that carries the right to vote, or for
                                                  corporations not having a share capital, at
                                                  least 5% of the total voting rights of all
                                                  shareholders, a corporation must call an
                                                  extraordinary meeting.
                                                - If the directors do not within 21 days after the
                                                  request proceed to convene the meeting within 28
                                                  days, shareholders holding at least 50% of the
                                                  corporation's voting rights may convene the
                                                  meeting.
                                                                  HSA-SINGAPORE
                                                - Directors can call an extraordinary general
                                                  meeting. In addition:
                                                - Shareholders owning at least 10% of a corpora-
                                                  tion's voting shares can request that the board
                                                  of directors convene an extraordinary general
                                                  meeting.
                                                - If the directors do not within 21 days after the
                                                  request proceed to convene the meeting within
                                                  two months, shareholders holding at least 50% of
                                                  the corporation's total voting rights may
                                                  convene the meeting.
                                                - Two or more shareholders holding at least 10% of
                                                  the issued share capital may call a meeting of
                                                  the corporation.

                                     QUORUM

                    PRG                              HSA-TEXAS, HSA-AUSTRALIA AND HSA-CANADA
- Requires a majority of the outstanding        - Requires a majority of the outstanding shares
  shares entitled to vote.                        entitled to vote in person or by proxy.

                                                                     HSA-ASIA
                                                - The presence in person or by proxy of two
                                                  shareholders owning at least 51% in nominal
                                                  value of issued shares of the company
                                                  constitutes a quorum.

                                                                  HSA-SINGAPORE
                                                - The presence of two shareholders at a meeting in
                                                  person or by proxy constitutes a quorum.

                              NOTICE FOR MEETINGS

                    PRG                              HSA-TEXAS, HSA-AUSTRALIA AND HSA-CANADA
- Notice to shareholders of any meeting         - Notice to shareholders of any meeting requires
  requires written notice delivered to each       written notice to each shareholder entitled to
  shareholder entitled to vote at such            vote at such meeting delivered not less than ten
  meeting not less than ten days nor more         days nor more than 60 days before the date of
  than 60 days before the date of the             the meeting.
  meeting.

                                                                     HSA-ASIA
                                                - Notice of an annual meeting requires at least 21
                                                  days written notice prior to the meeting unless
                                                  all shareholders entitled to attend and vote at
                                                  the meeting agree to shorter notice.
                                                - Notice of an extraordinary meeting requires at
                                                  least 14 days written notice prior to the
                                                  meeting unless a majority in number of
                                                  shareholders having a right to attend and vote
                                                  at the meeting representing not less than 95% in
                                                  nominal value of all shares agree to shorter
                                                  notice.

                                                                  HSA-SINGAPORE
                                                - Notice to shareholders of a general meeting
                                                  requires written notice to shareholders at least
                                                  14 days prior to the meeting unless all
                                                  shareholders agree to shorter notice.
                                                - Notice to shareholders of any other meeting
                                                  requires written notice to shareholders at least
                                                  21 days prior to the meeting unless shareholders
                                                  holding at least 95% of the voting shares agree
                                                  to shorter notice.

                    AMENDMENTS TO ARTICLES OF INCORPORATION

                    PRG                              HSA-TEXAS, HSA-AUSTRALIA AND HSA-CANADA
- Requires board approval and the               - Requires board approval and the affirmative vote
  affirmative vote of the holders of a            of the holders of two-thirds of the outstanding
  majority of the outstanding shares              shares entitled to vote.
  entitled to vote.
                                                                     HSA-ASIA
                                                - A corporation cannot amend its memorandum of
                                                  association (articles of incorporation) except
                                                  in respect of the purpose for which the
                                                  corporation is incorporated.
                                                                  HSA-SINGAPORE
                                                - A corporation can amend its memorandum of
                                                  association (articles of incorporation) upon
                                                  approval of 75% of shareholders present and
                                                  voting at a shareholders general meeting.
                                                - A corporation can amend the memorandum of
                                                  association to change the purposes for which the
                                                  corporation was incorporated provided that 21
                                                  days written notice is provided to shareholders
                                                  and debenture holders.
                                                - A court can invalidate an amendment to the
                                                  memorandum of association that changes the
                                                  corporate purposes if holders of at least 5% of
                                                  the corporation's issued share capital or
                                                  nominal value of debentures make application to
                                                  cancel such amendment.

                              AMENDMENTS TO BYLAWS

                    PRG                                             HSA-TEXAS
- A majority of the board of directors has      - Bylaws may be altered, amended or repealed at
  full power to amend, alter and repeal the       any regular meeting of the shareholders or
  bylaws, and to adopt new bylaws;                directors or at any special meeting of the
  shareholders also may amend or repeal           shareholders or directors if notice of such
  PRG's bylaws or adopt new bylaws, but only      proposed action is contained in a notice of such
  by the affirmative vote of the holders of       special meeting.
  not less than 60% of all the issued and
  outstanding shares of common stock.
                                                                  HSA-AUSTRALIA
                                                - The board of directors or the shareholders may
                                                  amend, repeal or adopt new bylaws.
                                                                    HSA-CANADA
                                                - The board of directors or the shareholders may
                                                  amend, repeal or adopt new bylaws.

                                                                     HSA-ASIA
                                                - A corporation can amend its articles of
                                                  association (bylaws) by special resolution and
                                                  giving notice to shareholders.
                                                - If holders of at least 5% of the nominal value
                                                  of the corporation's issued share capital, or if
                                                  the corporation is not limited as to the number
                                                  of shares issued, at least 5% of the
                                                  corporations shareholders, or holders of at
                                                  least 5% of the corporation's debentures apply
                                                  to a court to object to the amendment, the court
                                                  may either grant or deny the amendment.
                                                                  HSA-SINGAPORE
                                                - A corporation can amend its articles of
                                                  association (bylaws) upon approval of 75% of
                                                  shareholders present and voting at the
                                                  shareholders' general meeting.

           ADVANCE NOTICE BYLAW PROVISIONS FOR ELECTION OF DIRECTORS

PRG                                             HSA-TEXAS, HSA-AUSTRALIA AND HSA-CANADA
- Only persons who are nominated by or at       - HSA-Texas' bylaws do not contain advance notice
  the direction of:                               provisions for the election of directors.
  - the board of directors, or
  - a shareholder of PRG (1) who is a           HSA-ASIA
    shareholder of record at the time of
    giving of the notice entitled to vote at    - HSA-Asia's articles of association do not contain
  the meeting, and (2) who complies with the      advance notice provisions for election of
  notice and disclosure procedures contained      directors.
  in the bylaws;
                                                HSA-SINGAPORE
  are eligible for election as directors of
  PRG.                                          - HSA-Singapore's articles of association do not
                                                  contain advance notice provisions for election of
- To be timely, a shareholder's notice must       directors.
  be delivered to PRG, in the case of an
  annual meeting, not less than 90 days nor
  more than 120 days prior to the date of
  the anniversary of the previous year's
  annual meeting, or in the case of a
  special meeting of shareholders called for
  the purpose of electing directors, not
  later than the close of business on the
  later of the 90th day prior to such
  special meeting or the 10th day following
  the day on which public announcement of
  the date of the special meeting was made.

                             SHAREHOLDER PROPOSALS

PRG                                             HSA-TEXAS, HSA-AUSTRALIA AND HSA-CANADA
- No business may be transacted at an annual    - HSA-Texas' bylaws do not have shareholder
  meeting of PRG shareholders, other than         proposal provisions.
  business that is specified in the notice
  of meeting given by or at the direction of    HSA-ASIA
  the board of directors, or otherwise
  properly brought before an annual meeting     - HSA-Asia's articles of association do not
  by a shareholder of PRG:                      contain shareholder proposal provisions.
  - who is a shareholder of record at the       - Under Hong Kong law, no special business may be
    time of giving of the notice entitled to      transacted at an annual general meeting other
  vote at the meeting; and                        than the business that is specified in the
                                                  notice of the meeting with the exception of:
  - who complies with the notice and
    disclosure requirements contained in the    - the declaration of dividends;
    bylaws.
                                                - consideration of the corporation's financial
  To be timely, a stockholder's notice must       statements and reports of the directors;
  be received by PRG not less than 90 days
  nor more than 120 days prior to the date      - the election of directors in place of those
  of the anniversary of the previous year's       retiring; and
  annual meeting.
                                                - the appointment of the corporation's auditor and
- Except for cases in which directors are to      the determination of the auditor's compensation.
  be elected pursuant to PRG's notice of
  special meeting, PRG's shareholders are       HSA-SINGAPORE
  not entitled to make shareholder proposals
  at a special meeting of shareholders. In      HSA-Singapore's articles of association do not
  the case of a special meeting of              contain shareholder proposal provisions.
  shareholders called for the purpose of
  electing directors, a shareholder's notice
  must be received not later than the close
  of business on the later of the 90th day
  prior to such special meeting or the 10th
  day following the day on which public
  announcement of the date of the special
  meeting was made.

                STATE TAKEOVER LAWS APPLICABLE TO THE COMPANIES

                    PRG                              HSA-TEXAS, HSA-AUSTRALIA AND HSA-CANADA
- The Georgia Business Corporation Code         - Texas law generally prohibits a public
  provides for voting rules and fair price        corporation from engaging in a business
  requirements in connection with business        combination with an affiliated shareholder
  combinations with "interested                   during the three-year period immediately
  shareholders." The requirements are not         following the affiliated shareholder's
  applicable to any corporation unless they       acquisition date unless:
  are specifically incorporated in the
  bylaws of the corporation. PRG has adopted    - the board approves either the transaction in
  implementing bylaw provisions, and is           question or the acquisition of shares by the
  subject to the provisions regarding             affiliated shareholder prior to the affiliated
  business combinations with interested           shareholder's share acquisition date; or
  shareholders. Under Georgia law, certain
  "business combinations," including a          - the transaction is approved by the holders of at
  merger, consolidation, asset transfer or        least two-thirds of the shares entitled to vote
  reclassification of equity securities,          thereon, excluding the shares held by the
  between a Georgia corporation and any           shareholder in question and its affiliates, at a
  person who beneficially owns, directly or       meeting of shareholders not less than six months
  indirectly, ten percent or more of the          after the affiliated shareholder's share
  voting power of the corporation's voting        acquisition date.
  stock (an "interested shareholder"), are
  prohibited for five years from the time       HSA-ASIA
  that such interested shareholder becomes
  an interested shareholder unless:             - None for private companies.
- prior to such time the board of directors     HSA-SINGAPORE
  of the corporation approved either the
  business combination or the transaction       - None for private companies.
  which resulted in the shareholder becoming
  an interested shareholder;
- in the transaction which resulted in the
  shareholder becoming an interested
  shareholder, the interested shareholder
  became the beneficial owner of at least
  90% of the corporation's outstanding
  shares at the time the transaction
  commenced, excluding shares owned by
  directors and officers of the corporation,
  subsidiaries of the corporation, and
  certain employee stock plans of the
  corporation; or
- subsequent to becoming an interested
  shareholder, such shareholder acquired
  additional shares resulting in the
  interested shareholder being the
  beneficial owner of at least 90% of the
  outstanding voting stock of the
  corporation, excluding shares owned by
  directors and officers of the corporation,
  subsidiaries of the corporation and
  certain employee stock plans of the
  corporation.

Furthermore, Georgia law provides that a business combination with an interested shareholder, including any merger, share exchange or sale or other disposition, must be either:
- unanimously approved by the continuing directors provided that the continuing directors constitute at least three members of the board of directors at the time of such approval; or
- recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder.

                        INSPECTION OF BOOKS AND RECORDS

                    PRG                                HSA-TEXAS, HSA-AUSTRALIA AND HSA-CANADA
- In general, any shareholder has the right     - In general, any shareholder who has been a
  to inspect and copy PRG records during          shareholder for at least six (6) months, or a holder
  regular business hours upon written demand      of at least five percent (5%) of the outstanding
  at least five days before the date on           shares, upon written demand, shall have the right to
  which the shareholder wishes to inspect         inspect and copy books and records at any reasonable
  and copy such records; however, in certain      time for any proper purpose.
  cases, such shareholder will have the
  right to inspect and copy PRG records only    HSA-ASIA
  upon stating a purpose reasonably relevant
  to such person's interest as a                - Upon application to the Financial Secretary for good
  shareholder.                                    reason, the Secretary may:
                                                - give directions to a corporation to produce books
                                                  relating to the corporation at the time and place
                                                  specified by the Secretary; or
                                                - authorize any person to require the corporation to
                                                  produce books relating to the affairs of the
                                                  corporation.
                                                - A corporation must maintain the minutes from general
                                                  meetings and director's meetings at its registered
                                                  office or at its principal place of business or at
                                                  the office of a third party who prepares the minutes
                                                  and files a notice with the Registrar of Companies
                                                  as to where the minutes are maintained.
                                                - Any shareholder is entitled to receive a copy of the
                                                  minutes from the corporation.
                                                - The directors are entitled to determine to what
                                                  extent and at what times and places and under what
                                                  conditions the financial statements and books other
                                                  than minutes are available for inspection.
                                                                    HSA-SINGAPORE
                                                - In general, any shareholder has the right to inspect
                                                  and, in some instances, copy the books and records
                                                  of the corporation, including the registers of
                                                  shareholders, directors, directors' shareholdings,
                                                  substantial shareholders and debenture holders,
                                                  minutes of shareholder meetings, audited profit and
                                                  loss account and balance sheets and auditor's and
                                                  directors' reports on the accounts, except that a
                                                  shareholder has no right of access to the accounting
                                                  records of the corporation.

    VOTE REQUIRED FOR MERGERS AND SIMILAR FUNDAMENTAL CORPORATE TRANSACTIONS

                    PRG                              HSA-TEXAS, HSA-AUSTRALIA AND HSA-CANADA
- Generally requires Board approval and the     - Requires the affirmative vote of the holders of
  affirmative vote of the holders of a            at least two-thirds of the outstanding shares
  majority of the outstanding stock entitled      entitled to vote.
  to vote.
                                                                     HSA-ASIA
                                                - None for private companies.
                                                                  HSA-SINGAPORE
                                                - The disposition of all or substantially all of
                                                  the corporation's assets in most cases requires
                                                  the affirmative vote of a majority of the
                                                  shareholders present and voting.

      VOTE REQUIRED FOR SALES OF ALL OR SUBSTANTIALLY ALL CORPORATE ASSETS

                    PRG                              HSA-TEXAS, HSA-AUSTRALIA AND HSA-CANADA
- Generally requires board approval and the     - Under Texas law, the sale, lease, exchange or
  affirmative vote of the holders of a            other disposition of all, or substantially all,
  majority of the outstanding stock entitled      the property and assets of a corporation if not
  to vote.                                        made in the usual and regular course of business
                                                  requires the affirmative vote of the holders of
                                                  at least two-thirds of the outstanding shares
                                                  entitled to vote thereon.
                                                                     HSA-ASIA
                                                - None for private companies.
                                                                  HSA-SINGAPORE
                                                - The disposition of all or substantially all of
                                                  the corporation's assets in most cases requires
                                                  the affirmative vote of a majority of the
                                                  shareholders present and voting.

                                   DIVIDENDS

                    PRG                           HSA-TEXAS, HSA-AUSTRALIA AND HSA-CANADA
- Neither PRG's articles of incorporation       - The board of directors may declare and the
  nor its bylaws set forth any restriction        corporation may pay dividends on its
  on the ability of PRG to issue dividends        outstanding shares in cash, property or
  to its shareholders. The Georgia Business       its own shares; provided, however, the
  Corporation Code, however, forbids any          Texas Business Corporation Act forbids any
  distribution which, after being given           distribution which would leave the
  effect, would leave PRG unable to pay its       corporation insolvent or which exceeds the
  debts as they become due in the usual           surplus of the corporation. The board of
  course of business. Additionally, the           directors in its absolute discretion may
  Georgia Business Corporation Code provides      set aside out of any funds of the
  that no distribution shall be made if,          corporation available for dividends a sum
  after giving it effect, the corporation's       it thinks proper as a reserve to meet
  total assets would be less than the sum of      contingencies or interests of the
  its total liabilities plus the amount that      corporation. Directors may modify or
  would be needed to satisfy any                  abolish any reserve in the manner in which
  preferential dissolution rights.                it was created.
- PRG's credit facility prohibits the
  payment of dividends by PRG.
                                                                  HSA-ASIA
                                                - The board of directors may declare and pay
                                                  dividends provided that no dividends shall
                                                  be payable except out of profits available
                                                  for such purpose.
                                                - Dividends can be paid in kind including
                                                  the assets of the company or shares or
                                                  securities of other companies.
                                                               HSA-SINGAPORE

                                                - The board of directors may declare and pay
                                                  dividends provided that no dividends shall
                                                  be payable except out of profits.
                                                - No dividends may be declared after a
                                                  corporation has gone into liquidation.

                          DISSENTERS' APPRAISAL RIGHTS

                    PRG                                             HSA-TEXAS
- Under Georgia law, subject to certain         - Under Texas law, a shareholder is entitled to
  merger and share exchange exceptions, no        dissent from and obtain the appraised value of
  appraisal rights are available for shares       his or her shares in connection with a share
  of any class or series of stock, which          exchange and any merger or disposition of all or
  stock, at the record date fixed to              substantially all of the corporation's assets if
  determine the shareholders entitled to          the Texas Business Corporation Act requires a
  receive notice of and to vote at the            shareholder vote on the action. Holders of HSA-
  meeting of shareholders is listed on The        Texas voting common stock are entitled to
  Nasdaq National Market, as is PRG's.            dissent from the transaction contemplated by the
                                                  asset agreement. See "The Proposed
                                                  Acquisition -- Dissenters' and Appraisal Rights
                                                  Related to the Proposed Acquisition" above.
                                                           HSA-AUSTRALIA AND HSA-CANADA
                                                - Under Texas law, a shareholder is entitled to
                                                  dissent from and obtain the appraised value of
                                                  his or her shares in connection with a share
                                                  exchange and any merger or disposition of all or
                                                  substantially all of the corporation's assets if
                                                  the Texas Business Corporation Act requires a
                                                  shareholder vote on the action. Since HSA-
                                                  Australia's and HSA-Canada's shareholders are
                                                  not required to vote on the asset acquisition or
                                                  the stock acquisition, they will not have
                                                  dissenters' rights with respect to the proposed
                                                  acquisitions.
                                                                     HSA-ASIA
                                                - None for private companies.
                                                                  HSA-SINGAPORE
                                                - Under Singapore law, a dissenting shareholder
                                                  does not have appraisal rights; if, however, a
                                                  dissenting shareholder is required to sell his
                                                  shares to an entity pursuant to a scheme or
                                                  contract that has been approved by holders of at
                                                  least 90% of the shares, such dissenting
                                                  shareholder may apply to a court to have the
                                                  compulsory acquisition stopped and the court may
                                                  either allow the compulsory acquisition to
                                                  proceed or decline to allow the compulsory
                                                  acquisition to proceed because it is unfair.

PRG RIGHTS PLAN

     On July 31, 2000, the board of directors of PRG declared a dividend of one preferred share purchase right for each outstanding share of PRG common stock. Each right entitles the registered holder to purchase from PRG subject to the occurrence of certain events one one-hundredth of a share of participating preferred stock per share of PRG at a price of $100, subject to adjustment.

     The rights are not exercisable until the earlier to occur of:

     - a public announcement that a person or group of affiliated or associated persons, an "acquiring person," have acquired beneficial ownership of 15% or more of PRG's outstanding common shares; or

     - 10 business days, or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of PRG's outstanding common shares.

     The rights will have substantial anti-takeover effects, but do not prevent a takeover of PRG. The rights may cause substantial dilution to a person or group that acquires 15% or more of the outstanding shares of PRG common stock unless the rights are first redeemed by PRG or the acquisition is approved by the board of directors.

     In the event that any person or group of affiliated or associated persons acquires 15% or more of the outstanding shares of PRG, PRG will take such action as shall be necessary to ensure and provide that each right, other than rights beneficially owned by the acquiring person, which rights shall become void, will constitute the right to purchase from PRG, upon the exercise thereof in accordance with the terms of the rights agreement, that number of shares of common stock or preferred shares having an aggregate market price (as defined in the rights agreement) equal to twice the exercise price for an amount in cash equal to the then current exercise price.

     At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding common shares of PRG, the board of directors of PRG may exchange all, but not less than all, of the then outstanding rights, other than rights owned by such person or group which will have become void, at an exchange ratio of one common share, or one one-hundredth of a preferred share, per right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date the rights become exercisable. Immediately upon such action by the board of directors, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive a number of shares of common stock or one one-hundredths of a preferred share equal to the exchange ratio as described above.

     In the event that prior to the expiration of the rights PRG enters into a transaction in which, directly or indirectly, PRG consolidates or merges or participates in a share exchange with any other person or PRG shall sell or otherwise transfer 50% of its assets or 50% of its operating income or cash flow, and at the time of the entry by PRG into the agreement with respect to such merger, sale or transfer of assets, such other person controls the board of directors of PRG, PRG will take such action as shall be necessary to ensure that each holder of a right, other than rights beneficially owned by such other person, which will thereafter be void, will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have an aggregate market price equal to twice the exercise price of the right for an amount in cash equal to the then current exercise price.

     Prior to there being an occurrence described above, PRG may at its option redeem all, but not less than all, of the then outstanding rights at a price of $.001 per right. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive the redemption price in cash for each right so held. In addition, the rights agreement provides that only a majority of the continuing PRG directors elected by the shareholders of PRG prior to election to redeem may redeem the rights.

     Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of PRG, including the right to vote or to receive dividends. Under the rights agreement, until the occurrence of either of the events described above, the rights may be transferred only with the common stock of PRG. The rights will expire on the earlier of action by the board of directors, the close of business on August 14, 2010, the date on which the rights are redeemed as described above, or the merger of PRG into another corporation pursuant to an agreement entered into when there is no acquiring person unless such transaction would entitle shareholders of PRG to shares of common stock of the acquiring company as described above.

     PRG's board of directors has taken sufficient action to exempt the transactions contemplated by the asset agreement and stock agreement from the provisions of the rights plan.

                        PRG/HSA-TEXAS STOCK OPTION PLAN

     In order to administer the HSA-Texas options assumed by PRG which will
convert into options to purchase shares of PRG common stock, on           ,
2001, PRG's board of directors adopted the PRG/HSA-Texas Stock Option Plan. The material provisions of the PRG/HSA-Texas Stock Option Plan, or the plan, are summarized below.

ELIGIBILITY FOR PARTICIPATION UNDER THE PLAN

     Participation in this plan is limited to participants in the 1998 Howard Schultz & Associates Stock Option Plan whose HSA-Texas options are assumed by PRG. PRG estimates that, as of the date of this joint proxy
statement/prospectus, up to                employees (including officers), up to
          independent contractors and one non-employee director of PRG will be eligible to participate in the plan. Nothing contained in the plan or in any agreement entered into pursuant thereto may confer upon any person any right to continue as a director, officer or employee of PRG or its subsidiaries or as a consultant or advisor, or limit in any way any right of shareholders or of the board, as applicable, to remove such person.

SHARES RESERVED UNDER THE PLAN

     The plan provides for the issuance of a maximum of 1,678,826 shares of PRG common stock, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding common stock of PRG. Shares issued under the plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market.

PURPOSE OF THE PLAN

     The purpose of the plan is to allow PRG to attract and retain key employees and independent contractors and advisors of HSA-Texas who become employees, independent contractors or directors of PRG following the acquisitions and to provide these individuals with a proprietary interest in PRG through the granting of nonqualified stock options. The plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

DURATION OF THE PLAN

     The plan will expire when the last option outstanding under it has either been exercised or has expired. All options outstanding under the plan will expire five years from the closing of the proposed acquisitions.

ADMINISTRATION OF THE PLAN

     The plan will be administered by PRG's compensation committee. In administering the plan, the compensation committee, shall have the authority to interpret the plan and prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the plan, and make such other determinations and take such other actions as it deems necessary or advisable in connection with the foregoing.

     The current compensation committee members are Jonathan Golden, Chairman, Thomas S. Robertson and Jackie M. Ward. Under the plan, acts by a majority of the compensation committee, or acts reduced to or approved in writing by a majority of the members of the compensation committee, shall be the valid acts of the compensation committee.

     No members of the board of directors or the compensation committee shall be liable for any action or determination made in good faith with respect to the plan or any stock options granted under it. No member of the board or the compensation committee, shall be liable for any act or omission of any other member of the

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

board or the compensation committee, or for any act or omission on his or her own part, except those resulting from such member's own gross negligence or willful misconduct. In addition to such other rights of indemnification as such member may have as a member of the board or compensation committee, each member of the board and the compensation committee shall be entitled to indemnification by PRG with respect to administration of the plan and the granting of rights and benefits under it.

AMENDMENT OF THE PLAN

     The board may at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend, or discontinue the plan in whole or in part. In the event of any amendment to the plan, the holder of any stock option outstanding under the plan shall, upon request of the compensation committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the compensation committee to the stock option agreement. No amendments shall adversely affect any rights of participants or obligations of PRG to participants with respect to any outstanding stock options without the consent of the affected participant.

PLAN BENEFITS

     The only options outstanding under the plan will be options that are assumed in the asset acquisition. After the completion of the asset acquisition, there will be no additional grants under the plan. Based on the assumptions described in "Summary -- Questions and Answers About the Proposed
Acquisitions -- What will happen to the HSA-Texas stock options and SARs outstanding at closing?", the number and exercise price of options that will be outstanding to executive officers as a group, non-executive directors and non-executive employees pursuant to the plan are set forth below.

                                                                          EXERCISE PRICE
                                                              NUMBER OF     OR RANGE OF
INDIVIDUAL/GROUP                                               OPTIONS    EXERCISE PRICES
----------------                                              ---------   ---------------
Executive Officer Group.....................................          0     $       --
Non-Executive Director Group................................    248,295           6.12
All Employees excluding Executive Officer Group.............  1,430,531      5.51-6.12

VESTING OF OPTIONS

     All options under the plan are currently vested.

ADJUSTMENTS TO EXERCISE PRICE AND NUMBER OF SHARES

     If the shares of common stock of PRG shall increase through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of shares of common stock, then appropriate adjustments shall be made to the number of shares of common stock and the exercise price per share under each stock option previously granted and unexercised.

     In the event of any reorganization, merger or consolidation pursuant to which PRG is not the surviving or resulting corporation, or of any proposed sale of substantially all of the assets of PRG, there may be substituted for each share of common stock subject to the unexercised portions of the outstanding stock option that number of shares of each class of stock or other securities or that amount of cash, property or assets of the surviving or consolidated company which were distributed or distributable to the stockholders of PRG in respect of each share of common stock held by them. The outstanding stock options will then be exercisable for the substituted stock, securities, cash or property in accordance with their terms. However, the board, in its sole discretion, may cancel any portion or all of the stock options as of the effective date of any reorganization, merger or consolidation, or of any proposed sale of substantially all of the assets of PRG, or of any dissolution or liquidation of PRG, and, with respect to any stock options that are cancelled, either:

     - give notice to each holder or such holder's personal representative of its intention to cancel the stock options and permit the purchase during the 30 day period next preceding such effective date of any or

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

       all of the shares subject to the outstanding stock options, including shares as to which the stock options would not otherwise be exercisable; or

     - pay the holder thereof an amount equal to a reasonable estimate of an amount equal to the difference between the net amount per share payable in the transaction or as a result of the transaction, less the exercise price of the stock options.

     The board may make an adjustment if PRG shall, at any time while any stock option under the plan is in force and remains unexpired:

     - sell all or substantially all of its property, or

     - dissolve, liquidate, or wind up its affairs.

     In this case, if the board so determines in its sole discretion, each participant may thereafter receive upon exercise of an option under the plan in lieu of each share of common stock of PRG which the participant would have been entitled to receive, the same kind and amount of any securities or assets as may be issuable, distributable or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of common stock of PRG.

     In the event that PRG shall, at any time prior to the expiration of any stock option, make any partial distribution of its assets in the nature of a partial liquidation, whether payable in cash or in kind, but excluding the distribution of a cash dividend payable out of retained earnings or earned surplus and designated as such, then in such event the exercise prices then in effect with respect to each option shall be reduced, as of the payment date of such distribution, in proportion to the percentage reduction in the tangible book value of the shares of PRG's common stock, determined in accordance with accounting principles generally accepted in the United States of America, resulting by reason of such distribution. However, in no event shall any adjustment of exercise prices in accordance with the terms of the plan result in any exercise prices being reduced below the par value per share of the common stock.

DURATION AND TERMINATION OF OPTIONS

     The option period will begin on the date of the closing of the asset acquisition and terminate on the date that is five years from the date of the closing of the asset acquisition. Each option is exercisable during such five-year period unless it terminates earlier in accordance with its terms. No option may be exercised subsequent to its termination.

     Upon the termination of service of a participant for any reason, the specific stock option agreement shall govern the treatment of any unexercised stock options. In the event of a termination, the compensation committee may, in its discretion:

     - provide for the extension of the exercisability of a stock option for any period that is not beyond the applicable expiration date thereof;

     - accelerate the vesting or exercisability of a stock option;

     - eliminate or make less restrictive any restrictions contained in a stock option;

     - waive any restriction or other provision of the plan or a stock option;
       or

     - otherwise amend or modify the stock option in any manner that is either not adverse to such participant or is consented to by such participant.

     In the event of termination of service of a participant by PRG for cause, all of the participant's outstanding stock options, whether or not vested, shall be forfeited and immediately terminate. In the event of a termination of service of a participant for any reason other than for cause, then the stock option will terminate and be forfeited at the first of the following to occur:

     - 5 p.m. on the date which is twelve months following the participant's termination of service due to death or disability;

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

     - 5 p.m. on the date which is ninety days following the participant's retirement or following the participant's involuntary termination of service without cause;

     - 5 p.m. on the day prior to the date of the participant's voluntary termination, other than termination of service for death, disability, or retirement; or

     - 5 p.m. on the date prior to the date the participant violates any covenant not to compete or confidentiality agreement set forth in the participant's stock option agreement.

     The plan specifies the definitions of "cause," "disability," "retirement," and "termination" for purposes of determining these provisions.

MEANS OF EXERCISE OF OPTIONS

     Options may be exercised by giving written notice to PRG at its principal office address, accompanied by full payment of the purchase price therefor and the applicable withholding tax, either:

     - in United States dollars in cash or by check; or

     - if permitted by the compensation committee, the delivery of shares of common stock having a fair market value equal, as of the date of the exercise, to the cash exercise price of the option, provided, that the shares must have been held for at least six months.

NON-TRANSFERABILITY OF OPTIONS

     No option is transferable except by will or by the laws of descent and distribution, and all options are exercisable, during the lifetime of the grantee, only by the grantee or the grantee's guardian or legal representative.

TAX TREATMENT

     The following discussion addresses certain anticipated federal income tax consequences to PRG and to recipients of awards made under the plan. It is based on the Code and interpretations thereof in effect on the date of this joint proxy statement/prospectus. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     A company, such as PRG, for which an individual is performing services will generally be allowed to deduct amounts that are includable in the taxable income of such individual as compensation income in PRG's taxable year in which the employee's taxable year of inclusion ends, provided that such amounts qualify as reasonable compensation for the services rendered. This general rule will apply to the deductibility of a participant's compensation income resulting from participation in the plan. The timing and amount of deductions available to PRG as a result of the plan will, therefore, depend upon the timing and amount of compensation income recognized by a participant as a result of participation in the plan. The following discusses the timing and amount of compensation income which will be recognized by participants and the accompanying deduction which will be available to PRG.

     All of the options under the plan are classified as nonqualified stock options, or NSOs. A participant to whom a NSO is granted will not normally recognize income at the time of grant of the option. When a participant exercises a NSO, the participant will generally recognize compensation income, and PRG will be entitled to a deduction, in an amount equal to the excess, if any, of the fair market value of the shares of common stock when acquired over the option exercise price. The amount of gain or loss recognized by a participant from a subsequent sale of shares of common stock acquired from the exercise of a NSO will be equal to the difference between the sales price for the shares of common stock and the sum of the exercise price of the option plus the amount of compensation income recognized by the participant upon exercise of the option.

     Different tax rules will apply to a participant who would be subject to suit under Section 16(b) of the Securities Exchange Act of 1934, or the Exchange Act, from the sale of the shares of PRG common stock

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

received upon the exercise of an NSO. For such a participant, unless the participant makes an election pursuant to Section 83(b) of the Code, the amount of compensation income recognized with respect to the shares of PRG common stock received upon the exercise of an NSO will be determined at the earlier of the following determination dates:

        - the first day on which the participant would not be subject to suit under Section 16(b) of the Exchange Act with respect to such shares, or

        - the expiration of the six-month period following the exercise of the NSO.

     A Section 83(b) election represents an election by a participant to recognize the compensation consequences of receipt of the shares of PRG common stock at the time the shares are acquired notwithstanding that at such time sale of the shares would subject the participant to potential liability under Section 16(b) of the Exchange Act. A Section 83(b) election must be made within 30 days of receipt of the shares by filing a written statement with the IRS, PRG and, if applicable, the affiliate of PRG that is the participant's employer. If a
Section 83(b) election is made, the amount of compensation income recognized with respect to the shares, the tax basis for the shares and their capital gain holding period is determined by reference to the fair market value of the shares when they are received.

     If a Section 83(b) election is not timely made with respect to the shares subject to Section 16(b) of the Exchange Act, the amount of ordinary compensation income recognized with respect to the shares will be determined at the earlier of the two determination dates described above. The amount of compensation income recognized by the participant will be measured by the excess of the value of the shares at such time over the option exercise price, and the participant's tax basis in the shares will be determined by reference to the fair market value of the shares at that time. The participant's capital gain holding period for the shares will also begin at that time, rather than when the shares were acquired. Furthermore, if a Section 83(b) election is not made with respect to the shares subject to Section 16(b) of the Exchange Act, any dividends paid with respect to the shares will be treated as compensation income subject to withholding and employment taxes until the earlier of the two determination dates described above. After such time, the dividends paid will be treated as any other dividends paid with respect to PRG common stock and thus taxed as ordinary income which is not compensation.

TAX WITHHOLDING

     Whenever PRG proposes, or is required, to distribute shares of common stock under the plan, PRG may require the recipient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the committee, PRG may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of the tax withholding requirements.

UNFUNDED STATUS OF THE PLAN

     The plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a participant by PRG, nothing contained in the plan shall give any participant or optionee any rights that are greater than those of a general creditor of PRG.

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

                 PRG DIRECTOR AND EXECUTIVE OFFICER INFORMATION

ELECTION OF DIRECTORS

     PRG currently has nine directors. On           , 2001, the PRG board
increased the size of the board to 13, effective upon the closing of the asset acquisition. The board is divided into three classes of directors, designated as Class I, Class II and Class III. The three classes serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the special meeting, shareholders will be voting to elect four directors: Howard Schultz and Andrew Schultz to serve as Class II directors, Nate Levine to serve as a Class I director and Arthur Budge, Jr. to serve as a Class III director.

     The director elected to serve as a Class I director at the special meeting
to be held on           , 2001 will serve for a term that expires on the earlier
of the 2003 annual meeting of shareholders of PRG or when his successor is elected and qualified. Each director elected to serve as a Class II director will serve for a term that expires on the earlier of the 2004 annual meeting of shareholders or when his successor is elected and qualified. The director elected to serve as a Class III director will serve for a term that expires on the earlier of the 2002 annual meeting of shareholders or when his successor is elected and qualified.

The name, age and term of each director nominee are set forth below:

  Director Nominees

                      NAME OF NOMINEE                         AGE    CLASS OF DIRECTOR   TERM EXPIRES
                      ---------------                         ----   -----------------   ------------
Howard Schultz..............................................    73     Class II              2004
Andrew H. Schultz...........................................    35     Class II              2004
Nate Levine.................................................    60      Class I              2003
Arthur N. Budge, Jr.........................................    45     Class III             2002

     HOWARD SCHULTZ, 73, is the founder of Howard Schultz & Associates International, Inc. and has served as its chairman since 1970. Mr. Schultz received a B.A. in Mathematics and Economics from Cornell University in 1950. Mr. Schultz is a PRG Class II director nominee at PRG's special meeting. The terms of PRG Class II directors expire in 2004.

     ANDREW H. SCHULTZ, 35, has served as executive vice president and a member of the board of directors of HSA-Texas since January, 2000. Mr. Schultz has held several positions at HSA-Texas during the period from 1990 to 1999, including the position of senior vice president and chief financial officer since March, 1999 and the position of vice president - special projects from 1996 to 1999. Mr. Schultz is a PRG Class II director nominee at PRG's special meeting. The terms of PRG Class II directors expire in 2004.

     NATE LEVINE, 60, serves as chief executive officer of ETAN Industries, which he founded in 1977. ETAN owns Cable Management Associates, a multiple cable system operator serving over 55,000 subscribers, and Credit Protection Association, a company specializing in bad debt recovery for the cable TV and video industry. Mr. Levine is also an active private investor, personally managing his portfolio of stocks, real estate and private investments. Mr. Levine is a graduate of RCA Institute of Technology. Mr. Levine is a Class I director nominee at PRG's special meeting. The terms of PRG Class I directors expire in 2003.

     ARTHUR N. BUDGE, JR., 45, has served as president and chief executive officer of Five States Energy Company, an owner of a portfolio of oil and gas investments, since 1998. Since 1985, Mr. Budge has also served as president of Budge Financial, Inc., a company that provides clients with planning, forecasting and investment analysis services and asset management. In addition, Mr. Budge serves as a principal in several Blockbuster Video franchise limited partnerships and serves as a director of several non-public companies in which Mr. Budge and his clients have investments. Mr. Budge received a B.B.A. in Finance from Texas Tech University in 1977 and an M.S. in Business Administration from Texas Tech University in 1979. Mr. Budge is a PRG Class III director nominee at PRG's special meeting. The terms of PRG Class III directors expire in 2002.

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

     Howard Schultz is the father of Andrew Schultz.

  Directors Continuing in Office

            NAME OF NOMINEE              AGE   CLASS OF DIRECTOR     TERM EXPIRES      SERVICE AS DIRECTOR
            ---------------              ---   -----------------   -----------------   -------------------
Stanley B. Cohen(1)(2).................  57      Class II               2004           Since November 1990
Garth H. Greimann(2)...................  46      Class II               2004           Since April 1995
E. James Lowrey(2).....................  73      Class II               2004           Since December 1995
Fred W.I. Lachotzki(4).................  54      Class III              2002           Since January 1996
Thomas S. Robertson(3)(4)..............  58      Class III              2002           Since May 1999
Jackie M. Ward(3)......................  62      Class III              2002           Since May 1999
John M. Cook(1)........................  59       Class I               2003           Since November 1990
John M. Toma(1)........................  55       Class I               2003           Since November 1990
Jonathan Golden(1)(3)(4)...............  64       Class I               2003           Since November 1990

---------------

(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Nominating Committee

     STANLEY B. COHEN is the president and sole director/shareholder of SBC Financial Corporation ("SBC") and until March 31, 1999, was the President and sole director/shareholder of Advisory Services, Ltd. ("ASL"). These companies provided certain financial consulting and investment services to PRG and certain of its executive officers until 2000. In addition, until December 31, 1998, Mr. Cohen was President of Capital Advisory Corporation, a financial advisory company. Mr. Cohen served or has served, as applicable, in each of these positions in excess of five years. Mr. Cohen has served as a director of PRG since its founding in 1990.

     JOHN M. COOK is chairman of the board, chief executive officer and president of PRG, having served as chairman and CEO and since founding PRG in November 1990. Mr. Cook served as president of PRG from November 1990 through January 1998 and resumed this role in October 2000. Mr. Cook also serves as a director of CryoLife, Inc., a company engaged in cryopreservation of transplantable human tissue and development of complementary implantable products and technologies.

     JONATHAN GOLDEN has served as a director of PRG since its founding in 1990 and provides consulting services to PRG through Jonathan Golden, P.C., a wholly owned professional corporation ("JGPC"). Mr. Golden also serves through his professional corporation as a partner in the Atlanta, Georgia law firm of Arnall Golden Gregory LLP, which provides legal services to PRG. Mr. Golden has served in this capacity for in excess of five years. Mr. Golden also serves as a director of SYSCO Corporation, a distributor of food and related products.

     GARTH H. GREIMANN has served since 1989 in two management positions, most recently as Managing Director, of Berkshire Partners LLC, a private equity investment firm that manages five investment funds. Mr. Greimann also has served as a Managing Director of Third Berkshire Associates, a Limited Partnership, which is the general partner of Berkshire Fund III, a Limited Partnership. Berkshire Fund III makes private equity and equity-related investments in established middle market companies. Prior to 1996, Mr. Greimann was an individual general partner of Berkshire Fund III, a Limited Partnership.

     FRED W.I. LACHOTZKI has served since 1989 as a professor at Nyenrode University in The Netherlands, most recently as a Philip Morris Professor of Strategic Entrepreneurship. Mr. Lachotzki is Co-Chairman of Meyer Monitor, a research consulting company in the area of corporate architecture and also serves as a director of DKV-Nederland, an insurance company specializing in healthcare, Frg Navigation Systems, which makes controls for automatic guided vehicles, Merison Holding NV, the owner of a franchised chain of

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

electronics retail stores and a supplier of non-food products to supermarket chains, and Unisono, a marketing and distribution company in the People's Republic of China.

     E. JAMES LOWREY served as Executive Vice President -- Finance and Administration of SYSCO Corporation from 1978 until his retirement in 1993 and was a director of SYSCO Corporation from 1981 to 1993. He currently serves as a director of Riviana Foods, Inc., a processor and distributor of rice and other food products.

     THOMAS S. ROBERTSON is the Dean of the Goizueta Business School at Emory University, a position he assumed in July 1998. Prior to taking this position at Emory University, he was a member of the faculty of the London Business School since 1994, with his most recent position being Deputy Dean.

     JOHN M. TOMA was elected Vice Chairman of PRG in January 1997. Prior to that he was Executive Vice President -- Administration of PRG and had served in such capacity since 1992. Mr. Toma has served as a Director of PRG since its founding in November 1990 and as Senior Vice President -- Administration of PRG from 1990 to 1992.

     JACKIE M. WARD is the Managing Director for Intec USA, a telecommunications systems company, and has held this position since January 2001. Prior to assuming her current position, Ms. Ward was the President and Chief Executive Officer of Computer Generation Incorporated, a provider of turn-key telecommunications systems products and data processing services that she co-founded in 1968. She serves as a director of BankAmerica Corporation, a banking and financial services company, Equifax, Inc., a provider of credit and payment information services, Flowers Foods, Inc., a producer of baked foods, Matria Healthcare, Inc., a provider of specialized home healthcare services, PTEK Holdings, Inc., a provider of enhanced communications and data services, SCI Systems, Inc., a diversified electronics manufacturer, and Trigon Healthcare, Inc., a managed healthcare company.

     No family relationship exists among any of the current directors and executive officers of PRG.

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

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  Meetings of the Board of Directors

     During 2000, there were six meetings of the board of directors. Ms. Ward attended four out of eight meetings of the board of directors and the committees on which she serves. Each other incumbent director who was a director during 2000 attended more than 75 percent of all meetings of the board of directors and any committees on which that director served.

  Director Compensation

     PRG compensates its non-employee directors $20,000 per year for their service on the board and any committee thereof. Non-employee directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending board and committee meetings. The board of directors has approved an automatic annual grant of options under PRG's Stock Incentive Plan to directors not employed by PRG to purchase from 2,500 to 7,500 shares of common stock; provided, however, that no grants will be made in any year unless PRG's fully diluted earnings per share, before business acquisitions and restructuring expenses, for such year shall have increased by at least 25 percent over the previous year. A 25 percent increase in the adjusted earnings per share will result in a grant of options to purchase 2,500 shares of common stock while each additional one percent increase in adjusted earnings per share will result in a grant of options to purchase an additional 200 shares of common stock, up to a maximum annual grant of options to purchase 7,500 shares of common stock. The per share option exercise price will be the closing price of PRG's common stock on The Nasdaq National Market on December 31 of the year of grant, or if no sale of the common stock was made on that date, on the next preceding date on which there was such a sale. Options will vest in 20 percent increments over a period of five years. Since PRG did not attain the minimum 25 percent increase in adjusted earnings per share in 2000 over 1999, no automatic grant of stock options was made to the non-employee directors for 2000.

     To offer additional compensation that is tied to future appreciation in PRG's common stock to four outside directors, on August 14, 2000, PRG granted 10,000 options that were immediately vested to each of Ms. Ward and Messrs. Lachotzki, Lowrey and Robertson. The per share exercise price was the closing price as of the date of grant of $9.265. In addition, on March 26, 2001, Ms. Ward and Messrs. Cohen, Golden, Greimann, Lachotzki, Lowrey and Robertson each were granted additional vested options to acquire 10,000 shares of PRG common stock with a per share exercise price of $6.56, the closing price of PRG's common stock on the date of such grant.

     Jonathan Golden, a director of PRG, provides consulting services to PRG through JGPC. Mr. Golden is the sole shareholder of JGPC. During 2000, PRG paid JGPC aggregate consulting fees of approximately $36,000. PRG currently pays JGPC a consulting fee of $6,000 per month. The consulting agreement may be terminated by either party for any reason upon not less than 30 days prior notice.

  Audit Committee

     PRG's audit committee consists of three outside directors: Messrs. Cohen, Greimann and Lowrey. The audit committee met five times in 2000. The audit committee reviews the general scope of PRG's annual audit and the nature of services to be performed for PRG in connection therewith, acting as liaison between the board of directors and PRG's independent auditors. The audit committee also formulates and reviews various PRG policies, including those relating to accounting practices and the internal control structure of PRG. In addition, the audit committee is responsible for recommending, reviewing and monitoring the performance of PRG's independent auditors.

  Compensation Committee

     PRG has a compensation committee consisting of three directors: Messrs. Golden and Robertson and Ms. Ward. The compensation committee met four times in 2000. The compensation committee is responsible for reviewing and establishing the annual compensation for all executive officers, including the salary and the compensation package of each such officer. A portion of the compensation package may include an incentive

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

award. The compensation committee also administers PRG's benefit plans, including the Stock Incentive Plan, the Executive Incentive Plan, the Management and Professional Incentive Plan and PRG's Employee Stock Purchase Plan and will administer the PRG/HSA-Texas Stock Option Plan; provided, however, that the board of directors has delegated all rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934, or the Exchange Act, to a subcommittee of the compensation committee consisting of Mr. Robertson and Ms. Ward, each of whom is a "non-employee" director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act and is an "outside" director, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code.

  Nominating Committee

     PRG has a standing nominating committee of the board of directors consisting of three directors: Messrs. Golden, Lachotzki and Robertson. The nominating committee was established on February 15, 2000 and did not meet in 2000. The nominating committee has the responsibility to consider and recommend nominees for the board of directors and assess the performance of the board. The nominating committee will consider nominees recommended by security holders to the extent that such security holders comply with PRG's advance notice Bylaw provisions.

     Notwithstanding anything to the contrary which is or may be set forth in any of PRG's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate PRG filings, including this joint proxy statement/prospectus, in whole or in part, the following Report and the Performance Graph shall not be incorporated by reference into any such filings.

MARCH 2001 REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The compensation committee is composed entirely of directors who are not employed by PRG. The committee considers and establishes compensation policies and approves benefit plans as well as specifically setting salary, annual incentive levels, and long-term incentive levels for the chief executive officer and other members of executive management.

  Compensation Philosophy

     The compensation committee reviewed and further refined the executive compensation program in 2000. A high emphasis was placed on performance-based incentives.

     In 2000, the committee established targets for PRG revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") as a minimum for the performance-based incentives and has slightly increased the potential maximum bonus for the highest category of performance. The compensation committee believes that having greater levels of each executive's compensation determined by performance-based incentives, and enhancing the incentives for exceptional performance, serves to greater align the executive's interests with those of PRG's shareholders.

     The following objectives were used by the compensation committee in designing PRG's 2000 executive compensation program. The compensation program must:

     - Attract, motivate and retain key executives;

     - Align key management and shareholder interests; and

     - Provide incentives that reward executive management performance only if PRG's performance meets or exceeds planned results as part of PRG's pay for performance philosophy.

  Executive Compensation Program

     The 2000 executive compensation program consisted of base salary, annual incentives and long-term remuneration in the form of deferred compensation arrangements and non-qualified stock options. In addition, two executive officers received signing bonus payments for commencing employment with PRG in 2000.

     Base Salary. In determining the appropriate base salary levels for 2000, the compensation committee considered several factors, including current industry practices, external market surveys of similarly sized companies and review of peer group compensation. For 2000, base salaries were set by the compensation committee for members of executive management with the following factors in mind:

     - the fact that rapidly growing responsibilities and complexities are inherent in key positions;

     - the need to retain key executives with industry knowledge within PRG; and

     - the need to attract new talent.

     All of these factors were considered subjectively with no particular emphasis or weight given to any one factor.

     Annual Incentive Compensation. The 2000 annual incentives for executive management pursuant to PRG's Management and Professional Incentive Plan included several performance criteria: PRG pro forma earnings per share, PRG revenues, PRG operating income, functional expense control, cash collections and specific business or personal performance objectives. The Management and Professional Incentive Plan was designed to align pay more directly to financial results, with increases and decreases in incentive pay from year to year tied to financial targets achieved and missed, respectively. Components of the executive officers' annual incentive compensation were established by the compensation committee. The 2000 annual incentive compensation for Messrs. Cook and Toma was based solely on PRG pro forma earnings per share attainment. Annual incentive compensation in 2000 for the other executive officers was based on factors such as PRG pro forma earnings per share, PRG operating income, functional expense control and specific business and personal performance objectives. The 2000 annual incentives for each executive officer contained targets for each incentive component to ensure that no annual incentive compensation would be earned for substandard performance. Additionally, maximum limits were in effect for each incentive component pertaining to each executive officer. No incentive bonuses were awarded to any of the named executive officers for 2000, as defined under the heading "-- Executive Compensation" below, except for a prorated minimum bonus payment of $8,333 to Mr. Ellis, which was negotiated as a part of his current employment agreement.

     Deferred Compensation. PRG historically has provided, and continues to provide, non-qualified deferred compensation arrangements for certain executive officers. The purpose of these arrangements is to assist in the retention of these executives by allowing a portion of their total compensation to be deferred along with a full or partial matching obligation by PRG. In most instances, the matching obligation vests over a series of years of continuing employment with PRG. Each executive officer negotiated the deferred compensation component of his compensation package when he entered into his employment agreement with PRG. Mr. Cook does not have a deferred compensation element in his employment agreement. Since deferred compensation is accrued and paid in accordance with provisions of the related employment agreements, no additional determinations with respect to this compensation component are made by the compensation committee.

     Other Long-Term Incentive Compensation. PRG's shareholders approved an additional long-term incentive program through the adoption of PRG's Stock Incentive Plan. All executive officers have received option grants under the Stock Incentive Plan. The use of stock options is meant to align the interests of key executives and shareholders. All options granted to executive officers under the Stock Incentive Plan through the date of this joint proxy statement/prospectus have been at fair market value on the date of the grant. Generally, option grants made before 2001 vest ratably over five years of continuous employment with PRG. Option grants made beginning in 2001 generally will vest ratably over four years of continuous employment with PRG. In 2001, the compensation committee elected to vest all options in the event of a change in control. The compensation committee grants options to key employees of PRG, including the executive officers, based upon the following subjective factors: current position, level of performance, potential for future responsibilities and the number of vested and unvested options already held. The size of the grant is intended to create meaningful opportunities for stock ownership for the executive officers.

On August 14, 2000, the compensation committee awarded shares of restricted stock to certain named executive officers, such shares to vest over a five-year period of continuous employment with PRG.

     Compliance with Code Section 162(m). The maximum amount which an employer may claim as a compensation deduction with respect to certain employees in a given fiscal year, pursuant to Section 162(m) of the Code is $1.0 million, unless an exemption for performance-based compensation is met. The compensation committee believes it is unlikely that any executive officers of PRG will, in the near future, receive in excess of $1.0 million in aggregate compensation, other than those individuals with respect to whom the performance-based compensation exemption has been satisfied or severance payments are made.

     Compensation of Chief Executive Officer. On March 20, 1996, Mr. Cook signed a revised employment agreement with PRG. This agreement currently expires in the year 2005, but provides for automatic one-year renewals upon expiration of each year of employment, such that it always has a five-year term, subject to prior notice of non-renewal by the board of directors. Under Mr. Cook's employment agreement, the compensation committee fixed the 2000 salary of Mr. Cook at $500,000.

     An annual incentive compensation arrangement pursuant to the Management and Professional Incentive Plan was established for Mr. Cook pursuant to which he was eligible to earn an annual cash incentive of up to 200 percent of his annual salary if PRG achieved certain pro forma earnings per share goals for 2000. The target goal for 2000 was established at $1.12 per share, which represented a
41.7 percent increase over PRG's 1999 pro forma earnings per share of $0.79 per share. PRG reported a loss of $(0.80) per share for 2000. Mr. Cook did not earn a bonus for 2000.

     Mr. Cook's incentive option program under the Stock Incentive Plan provided that option grants would be made if 2000 adjusted earnings per share exceeded the level achieved in 1999 by 30 percent or more. Since PRG's adjusted earnings per share did not exceed the level achieved in 1999, no stock options were granted to Mr. Cook for 2000 under the incentive option program.

                                          Compensation Committee

                                          Jonathan Golden, Chairman
                                          Thomas S. Robertson
                                          Jackie M. Ward

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by PRG to the chief executive officer and the other four most highly paid executive officers of PRG in 2000 who were executive officers at December 31, 2000 and two others who would have been among the four most highly paid executive officers had they continued as executive officers through the end of 2000, the "named executive officers". The information presented is for the years ended December 31, 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                              ANNUAL COMPENSATION(1)             ---------------------------
                                    ------------------------------------------   RESTRICTED     SECURITIES
                                     SALARY       BONUS        OTHER ANNUAL         STOCK       UNDERLYING         ALL OTHER
NAME AND POSITION            YEAR   ($)(2)(3)   ($)(3)(4)   COMPENSATION($)(5)   AWARD($)(6)   OPTIONS(#)(7)   COMPENSATION($)(8)
-----------------            ----   ---------   ---------   ------------------   -----------   -------------   ------------------
John M. Cook...............  2000   $484,617    $     --         $    --          $     --             --          $    9,724
  Chairman of the Board      1999    405,782     452,300              --                --        300,000                 900
  and Chief Executive        1998    350,012     359,800              --                --        180,000                 900
  Officer
John M. Toma...............  2000    388,461          --              --                --             --              66,500
  Vice Chairman              1999    333,840     147,672              --                --        150,000              55,900
                             1998    305,994     125,827              --                --        120,000              58,952
Donald E. Ellis, Jr.(9)....  2000    158,077     213,166              --                --        250,000             105,634
  Executive Vice             1999    216,058     129,250              --                --         30,000              26,446
  President --
  Finance, Chief Financial   1998    175,000      71,393              --                --             --              26,446
  Officer and Treasurer
Robert G. Kramer...........  2000    247,692          --              --            48,125         15,000              25,000
  Executive Vice President   1999    216,154      90,179              --                --         30,000              25,000
  and Chief Information      1998    225,000      52,043          65,528                --             --              25,000
  Officer
Mark C. Perlberg...........  2000    293,846          --              --           336,875        100,000              25,000
  President, Accounts
  Payable Group
Michael A. Lustig(10)......  2000    343,801          --              --           481,250             --           1,597,500
  Former President and       1999    291,154     224,356              --                --        225,000              40,900
  Chief Operating Officer    1998    299,538     154,200              --           981,750        510,000              42,230
Scott L. Colabuono(11).....  2000    271,766      50,000              --           336,875         10,000             981,666
  Former Executive Vice      1999    138,462     101,155              --                --        112,500                  --
  President -- Finance,      1998         --          --              --                --             --                  --
  Chief Financial Officer
  and Treasurer

---------------

 (1) The compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers which are available generally to all salaried employees of PRG and certain perquisites and other personal benefits, securities or property received by the named executive officers which do not exceed the lesser of $50,000 or 10 percent of any such officer's salary and bonus disclosed in this table.
 (2) Includes contributions made by the named executive officers to PRG's 401(k) Plan during the years presented.
 (3) Includes amounts that the named executive officers have elected to defer under their respective deferred compensation programs.
 (4) Includes $59,000 retention bonus, $145,833 sign-on bonus and $8,333 prorated minimum bonus for Mr. Ellis for 2000 and for Mr. Colabuono, a final $50,000 installment of his 1999 sign-on bonus.
 (5) Includes $50,328 for relocation and $14,600 for car allowance for Mr.
     Kramer.
 (6) Messrs. Kramer, Perlberg, Lustig and Colabuono received awards of 5,000 shares, 35,000 shares, 50,000 shares and 35,000 shares, respectively, of restricted stock on August 14, 2000. The shares awarded to Mr. Kramer vest 100 percent August 14, 2005. The shares awarded to Messrs. Perlberg, Lustig and Colabuono vest ratably over five years of continued employment with PRG. On August 21, 1998, 63,000 restricted shares were awarded to Mr. Lustig, such shares to vest ratably over seven years of continued employment, with vesting to accelerate in certain circumstances. Following Mr. Lustig's resignation from PRG effective as of October 25, 2000, all restricted shares awarded in 1998 were forfeited. Restricted shares awarded to Messrs. Lustig and Colabuono in 2000 were forfeited as of October 25, 2000, the dates of their respective resignations, in accordance with the terms of the respective awards. The restricted shares awarded to Messrs. Kramer and Perlberg were the only shares of restricted stock held by any of the named executive officers on December 31, 2000. At December 31, 2000, these shares were valued at, $31,875 and $223,125, respectively.
 (7) Does not include non-qualified stock options granted under the Stock Incentive Plan on March 26, 2001 to Messrs. Cook (200,000 options), Toma (150,000 options) and Perlberg (135,000 options). Each option grant has a five-year term and vested 50 percent on the date of grant and will vest 25 percent on each of the first two anniversaries of such grant.
 (8) Consists of:
     - Premiums for supplemental term life insurance paid by PRG on behalf of Mr. Cook -- $8,224 in 2000; Mr. Ellis -- $1,468 in 2000 and $1,446 in
       each of 1999 and 1998; and Mr. Lustig -- $1,330 in 1999.
     - Annual contributions by PRG to the deferred compensation programs for the named executive officers:

                             DEFERRED COMPENSATION

                                                   2000      1999      1998
                                                  -------   -------   -------
  Mr. Cook.....................................   $    --   $    --   $    --
  Mr. Toma.....................................    65,000    55,000    55,000
  Mr. Ellis....................................        --    25,000    25,000
  Mr. Kramer...................................    25,000    25,000    25,000
  Mr. Perlberg.................................    25,000        --        --
  Mr. Lustig...................................        --    40,000    40,000
  Mr. Colabuono................................        --        --        --

     - Annual matching contributions to PRG's 401(k) Plan made by PRG on behalf of Messrs. Cook and Toma in 2000 -- $1,500 each; and to Messrs. Cook, Toma and Lustig in 1999 -- $900 each, and in 1998 -- $450 each.
     - Severance payments to Messrs. Lustig and Colabuono for 2000 of $1,597,500 and $981,666, respectively, and severance payments to Mr. Ellis for 2000 of $104,166. See "-- Employment Agreements" below.
 (9) Mr. Ellis was formerly Senior Vice President, Chief Financial Officer and Treasurer of PRG and relinquished those positions when Mr. Colabuono was elected Executive Vice President -- Finance, Chief Financial Officer and Treasurer on July 19, 1999. Mr. Ellis subsequently rejoined PRG as its Executive Vice President, Chief Financial Officer and Treasurer as of October 26, 2000.
(10) Mr. Lustig resigned his position as President and Chief Operating Officer of PRG effective as of October 25, 2000.
(11) Amounts shown for 1999 reflect compensation for Mr. Colabuono from July 19, 1999 when he began employment with PRG. Mr. Colabuono resigned his position as Executive Vice President -- Finance, Chief Financial Officer and Treasurer of PRG effective as of October 25, 2000.

  Option Grants Table

     The following table sets forth certain information regarding options granted to the named executive officers during the year ended December 31, 2000. No separate SARs were granted during 2000.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                  NUMBER OF     PERCENT OF                                  VALUE AT ASSUMED
                                 SECURITIES       TOTAL                                  ANNUAL RATES OF STOCK
                                 UNDERLYING      OPTIONS                                 PRICE APPRECIATION FOR
                                   OPTIONS      GRANTED TO    EXERCISE OR                     OPTION TERM
                                   GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------
NAME                               (#)(1)          2000         ($/SH)         DATE        5%($)       10%($)
----                             -----------   ------------   -----------   ----------   ---------    ---------
John M. Cook...................         --           --         $   --            --     $     --     $     --
John M. Toma...................         --           --             --            --           --           --
Donald E. Ellis, Jr.(2)........    250,000         8.60%          4.31       4/25/06      332,500      742,500
Robert G. Kramer...............     10,000          .34%         25.75        1/4/10      162,000      410,500
Robert G. Kramer...............      5,000          .17%          9.63       2/10/06       14,800       33,200
Mark C. Perlberg(3)............    100,000         3.44%         28.77       2/15/10           --           --
Michael A. Lustig..............         --           --             --            --           --           --
Scott L. Colabuono(4)..........     10,000          .34%         25.75        1/4/10           --           --

---------------

(1) Unless otherwise footnoted, options are non-qualified options granted under the Stock Incentive Plan. All options have either five-and-one-half or ten-year terms with 20 percent of the options vesting and becoming exercisable on each of the first five anniversaries of the date of grant; provided, however, that all options granted under the Stock Incentive Plan will vest automatically upon the occurrence of certain events.
(2) These options vest as follows: 100,000 shares became exercisable on the grant date; the remaining 150,000 shares are exercisable at a rate of 4,167 per month beginning November 26, 2000 and continuing thereafter on the 26th day of each of the next 34 months, and on October 26, 2003 the remaining 4,155 shares shall become exercisable.
(3) These options vest as follows: 20,000 shares became exercisable on the grant date; the remaining 80,000 shares vest 20 percent on each grant date anniversary thereafter. These options were subsequently surrendered to PRG on August 14, 2000. See "-- Certain Transactions" below.
(4) These options were subsequently surrendered to PRG on August 14, 2000. See "-- Certain Transactions" below.

  Option Exercises and Year-End Value Table

     None of the named executive officers held or exercised SARs during 2000. The following table sets forth certain information regarding options exercised during the year ended December 31, 2000, and unexercised options held at year-end, by each of the named executive officers.

   AGGREGATED OPTION EXERCISES IN 2000 AND OPTION VALUES AT DECEMBER 31, 2000

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                 SHARES                 OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
                                ACQUIRED      VALUE                 (#)                         ($)(1)
                               ON EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                               (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   --------   -----------   -------------   -----------   -------------
John M. Cook.................        --      $     --     346,233        119,057       $     --       $     --
John M. Toma.................        --            --     135,000         52,500             --             --
Donald E. Ellis, Jr. ........    39,000       565,250     108,333        141,667        223,437        292,188
Robert G. Kramer.............        --            --      37,500         60,000             --             --
Mark C. Perlberg.............        --            --          --             --             --             --
Michael A. Lustig............        --            --     306,150             --         15,000             --
Scott L. Colabuono...........        --            --          --             --             --             --

---------------

(1) Calculated based on a fair market value of $6.375 per share of common stock at December 31, 2000, less the applicable exercise prices.

  Employment Agreements

     PRG has entered into an employment agreement, as amended, with John M. Cook that currently expires December 31, 2005. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment, such that it always has a five-year term, subject to prior notice of non-renewal by the board of directors. Pursuant to Mr. Cook's employment agreement, for 2000 through 2005, Mr. Cook receives an annual base salary of $500,000, effective March 1, 2000, and an annual target bonus of up to 200 percent of his base salary based upon PRG's performance for the respective year. For the year 2001, the compensation committee determined that Mr. Cook is eligible to receive up to a maximum of 150,000 options if earnings per share for 2001 are greater than 150 percent of 2000 adjusted earnings per share. Mr. Cook will be entitled to receive a pro-rata share of options if 2001 earnings per share are between 130 percent and 149 percent of 2000 earnings per share. Any options granted to Mr. Cook would be granted at fair market value as of the end of 2001 and would vest over a four-year period at 25 percent per year. If Mr. Cook is terminated other than for cause or if Mr. Cook resigns for "Good Reason," he is eligible to receive a severance payment for the remainder of the five-year term, comprised of base salary and bonus, up to a maximum amount not to be deemed an "excess parachute payment" under the Code, and all outstanding options immediately become vested. "Good Reason" means any of the following occurring without Mr. Cook's consent:

     - the assignment of duties or a position or title inconsistent with or lower than the duties, position or title provided in Mr. Cook's employment agreement;

     - a requirement that Mr. Cook perform a substantial portion of his duties outside Atlanta, Georgia;

     - a reduction of Mr. Cook's compensation unless the board or an appropriate committee of the Board has authorized a general compensation decrease for all executive officers of PRG;

     - the acquisition by any person, entity or group of 50 percent or more of the combined voting power of the then outstanding securities of PRG;

     - certain events of merger, consolidation, or transfer of assets of PRG, "change in control", resulting in a minority ownership by PRG stockholders in the successor company following the change in control;

     - the existing directors of PRG prior to a change in control constituting less than a majority of the directors of the successor company following the change in control; or

     - any other transaction or event that the board of directors of PRG in its discretion identifies as a change in control for this purpose.

     Mr. Cook also is entitled to receive certain supplemental insurance coverage and other personal benefits under his employment agreement. Mr. Cook has agreed not to compete with PRG or to solicit any of PRG's clients or employees for a period of 18 months following termination of employment.

     PRG also has entered into employment agreements with John M. Toma, Donald
E. Ellis, Jr., Robert G. Kramer, and Mark C. Perlberg. The agreements with Messrs. Toma and Kramer automatically renewed on December 31, 2000 and provide for automatic one-year renewals upon the expiration of each year of employment, subject to prior notice of non-renewal by the board of directors. Mr. Ellis' agreement terminates in October 2003. Prior to their resignations, PRG was also a party to employment agreements with each of Michael A. Lustig and Scott L. Colabuono. Messrs. Toma, Ellis, Kramer Perlberg, Lustig and Colabuono have agreed not to compete with PRG nor to solicit any clients or employees of PRG for a period of 18 months following termination of their respective employment.

     Effective March 1, 2000 Mr. Toma receives a base salary of $400,000 with a target bonus potential of 50 percent of his base salary, with a maximum potential bonus of 100 percent of his base salary based upon PRG's annual performance. In addition, Mr. Toma is eligible to receive, for 2001, up to a maximum of 100,000 options if earnings per share for 2001 are greater than 150 percent of 2000 adjusted earnings per share. Mr. Toma will also be entitled to receive a pro-rata share of options if earnings per share for 2001 are between 130 percent and 149 percent of 2000 adjusted earnings per share. Any options granted to Mr. Toma would be granted at fair market value as of the end of 2001 and would vest over a four-year period at 25 percent per year. In addition, PRG has agreed to make annual contributions in the amount of $65,000 per year to a deferred compensation program for Mr. Toma, which amounts will vest 50 percent immediately and the remainder over a ten-year period. If Mr. Toma is terminated other than for cause or if Mr. Toma resigns for "Good Reason," as defined in Mr. Cook's employment arrangement, with the additional qualifying event of Mr. Cook's removal without cause as chief executive officer of PRG, he is eligible to receive a severance benefit consisting of (1) two years of base salary, target bonus and auto allowance, (2) a contribution of two years of the annual deferred compensation credit to a rabbi trust established for deferred compensation, and (3) payment of employee COBRA premiums, plus a full state and federal tax gross-up sufficient to pay any applicable excise taxes on items (1) through (3). PRG also has agreed to provide Mr. Toma with certain other personal benefits. Mr. Toma's employment agreement will automatically renew on December 31, 2001 and provides for automatic one-year renewals at the expiration of each year of employment, subject to prior notice of non-renewal by the board of directors.

     Prior to leaving PRG in June 1999, Mr. Ellis received a base salary of $250,000 per year plus a retention bonus of $59,000 for remaining with PRG through May 31, 2000. On May 31, 2000, Mr. Ellis resigned from PRG and received a severance benefit of $104,166. On October 26, 2000, Mr. Ellis rejoined PRG as its Executive Vice President -- Finance, Chief Financial Officer and Treasurer, with a base salary of $300,000 per annum and bonus potential of up to 70 percent of his base salary, with a minimum bonus of $50,000 per annum. Mr. Ellis received a sign-on bonus in the amount of $145,833. The compensation committee also granted Mr. Ellis options to purchase 250,000 shares of common stock of PRG, with 100,000 shares vesting immediately and the remaining 150,000 shares vesting ratably over 36 months. Upon termination without cause or a resignation for Good Reason, as defined in Mr. Cook's employment agreement, with the additional qualifying events of Mr. Cook no longer serving as chief executive officer, or the liquidation or dissolution of PRG, any then unvested portion of the aforementioned 250,000 share option grant will immediately vest and Mr. Ellis will receive a severance payment equal to 24 months of base salary and car allowance, plus a bonus of $100,000, and a full state and federal tax gross-up sufficient to pay any applicable excise taxes on such amounts.

     For the year 2001, Mr. Kramer's base salary was increased to $265,000 with a target bonus set at 35 percent of base salary. Mr. Kramer elected to defer payment of $25,000 of his base salary pursuant to a deferred compensation plan. Pursuant to Mr. Kramer's employment agreement, he is eligible to receive a target-level bonus based in part upon PRG's performance for the year. In addition, PRG agreed to make annual matching contributions in the aggregate amount of $25,000 per year to Mr. Kramer's deferred compensation program, which amounts vest over a ten-year period. Upon termination, other than for cause or by voluntary resignation, Mr. Kramer will receive severance payments equal to six months of base salary.

     Effective February 9, 2000, Mr. Perlberg entered into an employment agreement with PRG. For the year 2000, Mr. Perlberg was paid a base salary of $325,000, with a target bonus of 35 percent of base salary. Mr. Perlberg elected to defer $25,000 of his base salary pursuant to a deferred compensation plan. In addition, PRG agreed to make annual matching contributions in the aggregate amount of $25,000 per year to Mr. Perlberg's deferred compensation program, which amounts vest over a ten-year period. Effective October 1, 2001, Mr. Perlberg's base salary will increase to $375,000. Also, in February 2001, pursuant to his employment agreement, Mr. Perlberg received a sign-on bonus equal to 33 percent of his base salary paid in 2000. Upon termination, other than for cause or by voluntary resignation, Mr. Perlberg will receive severance payments equal to 24 months of base salary, bonus at target level, and car allowance, paid monthly.

     Upon Mr. Lustig's resignation effective as of October 25, 2000, Mr. Lustig received a lump sum payment of $937,500 plus the right to receive 18 additional monthly payments, each such payment equal to the sum of his monthly salary and the monthly proration of his annual car allowance. Upon certain events of change in control of PRG, payment of such monthly payments may be accelerated.

     Upon Mr. Colabuono's resignation effective as of October 25, 2000, Mr. Colabuono received a lump sum payment of $301,041 plus the right to receive 18 additional monthly payments, each such payment equal to the sum of his monthly salary and the monthly proration of each of his annual target bonus and his annual car allowance. Upon certain events of change in control of PRG, payment of such monthly payments may be accelerated.

  Stock Incentive Plan

     On June 15, 1998, PRG, with the approval of its shareholders, amended its Stock Incentive Plan, which initially provided for the grant of options to acquire a maximum of 9,375,000 shares of common stock, subject to certain adjustments. On June 8, 2000, PRG's shareholders approved an amendment to the Stock Incentive Plan such that the Stock Incentive Plan currently provides for the grant of options and other awards to acquire a maximum, aggregate of 10,875,000 shares of common stock, subject to certain adjustments. As of August 31, 2001, options for 7,167,637 shares were outstanding, after adjustment for forfeitures, and options for 1,430,873 shares had been exercised. Options may be granted under this plan to employees, officers or directors of and consultants and advisors to, PRG and its subsidiaries. PRG estimates that, as of March 30, 2001, approximately 2,000 employees, including officers, and seven non-employee directors of PRG were eligible to participate in the Stock Incentive Plan. Unless sooner terminated by the board, this plan terminates in June 2008.

  Employee Stock Purchase Plan

     In May 1997, PRG's shareholders approved the adoption of The Profit Recovery Group International, Inc. Employee Stock Purchase Plan. This plan is intended to be an "employee stock purchase plan" as defined in Code Section 423. Under this plan, eligible employees may authorize payroll deductions at the end of a semi-annual purchase period of from 1 percent to 10 percent of their compensation, as defined in the stock purchase plan, with a minimum deduction of $10 per pay period and a maximum aggregate deduction of $10,625 during each semi-annual purchase period, to purchase common stock at a price of 85% of the fair market value thereof as of the first trading day, as defined in the stock purchase plan, of the offering period. The aggregate number of shares of common stock which may be purchased by all participants under this plan may not exceed 1,125,000, subject to certain adjustments. PRG estimates that, as of December 31, 2000, approximately 1,800 employees of PRG and its subsidiaries are eligible to participate in this plan. This plan will terminate at the option of PRG's compensation committee or, if earlier, at the time purchase rights have been exercised for all shares of common stock reserved for purchase under this plan.

  PRG's 401(k) Plan

     PRG assumed, effective immediately prior to completion of its initial public offering, the 401(k) plan sponsored by a predecessor of PRG. This plan is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under this plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 15 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $10,500 in 2000) imposed by the Code. PRG may also in its discretion, on an annual basis, make a matching contribution with respect to a participant's elective deferrals and/or may make additional PRG contributions. The only form of benefit payment under this 401(k) plan is a single lump-sum payment equal to the balance in the participant's account. Under this 401(k) plan, the vested portion of a participant's accrued benefit is payable upon such employee's termination of employment, attainment of age 59 1/2, with respect to 100 percent vested accounts only, retirement, total and permanent disability or death.

CERTAIN TRANSACTIONS

     The following members of Mr. Cook's immediate family are employed by PRG as field auditors or audit managers and received compensation in 2000 in the approximate amounts set forth beside their names: David H. Cook, brother -- $201,250 consisting of $175,000 salary and $26,250 bonus; Harriette L. Cook, sister-in-law -- $97,000 consisting of $44,000 salary, $3,000 bonus and $50,000 commissions; Pamela M. Cook, sister -- $115,000 salary; and Allen R. Sluiter, brother-in-law -- $135,000 commissions.

     Mr. Toma's sister-in-law, Maria A. Neff, is employed with PRG as Senior Vice President of Human Resources. For 2000, PRG paid Ms. Neff compensation of approximately $138,000 salary.

     On August 14, 2000, five named executive officers surrendered a total of 1,295,000 nonqualified stock options to allow for broad-based grants of stock options and awards of restricted stock to employees throughout PRG. The table below identifies the executive officers who surrendered nonqualified stock options and the amount of nonqualified stock options surrendered. No consideration was paid for the surrender and cancellation.

                                       VESTED OPTIONS   UNVESTED OPTIONS   TOTAL OPTIONS     WEIGHTED AVERAGE
                                        SURRENDERED       SURRENDERED       SURRENDERED    EXERCISE PRICE/SHARE
                                       --------------   ----------------   -------------   --------------------
Mr. Cook.............................      72,000           408,000           480,000             $25.96
Mr. Toma.............................      33,000           199,500           232,500              25.99
Mr. Ellis............................          --                --                --                 --
Mr. Kramer...........................          --                --                --                 --
Mr. Perlberg.........................      20,000            80,000           100,000              28.77
Mr. Lustig...........................      33,750           326,250           360,000              25.96
Mr. Colabuono........................      22,500           100,000           122,500              28.93

     See "-- Summary Compensation Table, Footnote (6)" above for a description of restricted stock awarded to such named executive officers. Messrs. Lustig and Colabuono subsequently forfeited their shares of restricted stock in exchange for an unspecified portion of the lump sum payments they received following their resignations.

     HSA-Texas owns the building in which HSA-Texas' Dallas headquarters is located. Following the closing, PRG will lease a portion of HSA-Texas' current office space from HSA-Texas for a period of approximately three years at market rental rates.

     On the closing date of the asset acquisition, PRG will assume approximately $8.5 million to $9.0 million of the amount of principal and interest outstanding on the effective date payable to Howard Schultz for amounts loaned to HSA-Texas, including amounts loaned subsequent to June 30, 2001, for:

     - working capital for normal operations;

     - HSA-Texas transaction expenses incurred in connection with the asset acquisition;

     - amounts required to cancel HSA-Texas options of persons not hired by PRG;

     - amounts required to cancel HSA-Texas SARs; and

     - principal and interest payments since December 31, 2000 on certain notes issued in connection with certain prior acquisitions made by HSA-Texas.

     Alma Intervention, S.A. ("Alma"), a wholly-owned subsidiary of PRG, leases certain vehicles and business equipment and other property used in the business from Collek S.N.C., a French company owned by Marc Eisenberg. Mr. Eisenberg served as a Class II director during 2000, but did not stand for election as a director at the 2001 Annual Meeting of Shareholders. Alma also leases office space from a relative of Mr. Eisenberg. Aggregate rent paid by Alma in 2000 for these vehicles, property and office space was $228,000.

     PRG has also entered into a consulting agreement with Lieb Finance S.A., a Luxembourg company of which Mr. Eisenberg is the sole owner and employee, to assist on strategic and long-term planning matters for PRG and its affiliates in certain portions of Europe. The term of the consulting agreement will end October 7, 2002. Under the consulting agreement, Lieb Finance S.A. receives an annual consulting fee of approximately 325,000 French francs, the approximate equivalent of $44,861 as of September 3, 2001.

     See "-- Information About the Board of Directors and Committees of the Board -- Director Compensation" above for a discussion of certain additional transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires PRG's executive officers and directors and persons who beneficially own more than 10 percent of PRG's stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish PRG with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of forms received by it pursuant to
Section 16(a) of the Exchange Act, or written representations from certain reporting persons, PRG believes that with respect to the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were complied with, except that Mr. Kramer filed one late Form 5 reporting one late transaction, Mr. Lowrey filed one late Form 4 and one late Form 5, reporting one late transaction each, and Mr. Lachotzki filed one late Form 5 reporting one late transaction.

  Compensation Committee Interlocks and Insider Participation

     PRG's compensation committee consists of Messrs. Golden and Robertson and Ms. Ward. PRG has paid the law firm of Arnall Golden Gregory LLP, of which Mr. Golden's personal corporation, JGPC, serves as a partner, compensation for legal services rendered since 1991 and expects to continue utilizing this firm's services in the future.

OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES, PRINCIPAL SHAREHOLDERS AND CERTAIN EXECUTIVE OFFICERS OF PRG

     The following table sets forth information regarding the beneficial ownership of PRG's common stock as of August 31, 2001, and as adjusted to give effect to the proposed acquisitions, by:

     - each person, or group of affiliated persons, known by PRG to be the beneficial owner of more than 5 percent of the outstanding common stock;

     - the named executive officers;

     - each director and director nominee of PRG; and

     - all of PRG's executive officers and directors, including director nominees, as a group.

     Except as otherwise indicated in the footnotes to this table, PRG believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

                                                        BENEFICIAL OWNERSHIP
                                                      AS OF AUGUST 31, 2001(1)        PRO FORMA(1)
                                                      ------------------------   -----------------------
BENEFICIAL OWNER                                        SHARES     PERCENTAGE      SHARES     PERCENTAGE
----------------                                      ----------   -----------   ----------   ----------
John M. Cook(2)(3)..................................  4,895,481        9.95%      4,895,481      8.09%
Mellon Financial Corporation(4).....................  2,984,087        6.13       2,984,087      4.97
Stanley B. Cohen(5).................................    803,000        1.65         803,000      1.34
James L. Dinkins(6).................................     15,175           *          15,175         *
Jonathan Golden(7)..................................  1,206,205        2.48       1,206,205      2.01
Garth H. Greimann(7)................................     27,491           *          27,491         *
Fred W. I. Lachotzki(8).............................     64,000           *          64,000         *
E. James Lowrey(9)..................................     54,000           *          54,000         *
Thomas S. Robertson(10).............................     24,700           *          24,700         *
John M. Toma(11)....................................  1,008,355        2.06       1,008,355     1.67]
Jackie M. Ward(10)..................................     31,535           *          31,535         *
Donald E. Ellis, Jr.(12)............................    158,334           *         158,334         *
Robert G. Kramer(13)................................     84,983           *          84,983         *
Mark C. Perlberg(14)................................    105,448           *         105,448         *
Scott L. Colabuono(15)..............................      6,200           *           6,200         *
Michael A. Lustig(16)...............................     17,445           *          17,445         *
Arthur Budge, Jr.(17)...............................         --          --         248,295         *
Nate Levine(17).....................................         --          --              --        --
Andrew Schultz(17)..................................         --          --       4,488,832      7.48
Howard Schultz(17)..................................         --          --       3,839,616      6.37
All executive officers and directors as a group (17
  persons)(18)......................................  8,478,707       16.99      17,055,451     27.64%

---------------

* Represents holdings of less than one percent.
(1) Applicable percentage of ownership at August 29, 2001 is based upon 48,704,300 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and includes investment and voting power with respect to the shares shown as beneficially owned. Shares of common stock subject to options currently exercisable or which will become exercisable within sixty (60) days of the date of this proxy statement are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other persons. The pro forma shares and percentage reflects the percentage of ownership as of August 31, 2001 assuming the issuance of a total of 11,300,388 shares of common stock in the proposed acquisitions. This excludes 3,000,000 shares which are assumed to be issued into escrow pending the closing of certain additional acquisitions.
(2) The business address for Mr. Cook is 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426.

(3) Includes 897,618 shares held by the Cook Family Limited Partnership, for which Mr. Cook serves as the general partner, 86,159 shares and 60,000 shares held by the Cook Family Grantor Retained Annuity Trust and the M. Lucy Cook Family 2001 Grantor Retained Annuity Trust, respectively, for which Mr. Cook is trustee and has sole investment and voting power with respect to such shares, 90,000 shares held by the John M. Cook Family 2001 Grantor Retained Annuity Trust for which M. Lucy Cook, Mr. Cook's spouse, is trustee and has sole investment and voting power with respect to such shares, and 695,139 shares held by M. Lucy Cook. Also includes 491,233 shares subject to options which are currently exercisable. Does not include 1,191,809 shares held for the benefit of John M. Cook pursuant to a Grantor Retained Annuity Trust for which James R. Cook is trustee and has sole investment and voting power with respect to such shares, 294,013 shares held by the John M. Cook Charitable Remainder UniTrust for which M. Christine Cook is trustee and has sole investment and voting power with respect to such shares, and 1,191,809 shares held for the benefit of M. Lucy Cook pursuant to a Grantor Retained Annuity Trust for which M. Christine Cook and M. Thomas Cook are co-trustees and have sole investment and voting power with respect to such shares.
(4) Information provided is based on a Schedule 13-G dated January 22, 2001 filed by Mellon Financial Corporation ("Mellon"). Mellon's business address is One Mellon Center, Pittsburgh, Pennsylvania 15258. Shares are beneficially owned by direct or indirect subsidiaries of Mellon, a parent holding company of certain banks and registered investment advisers. Mellon has shared voting and dispositive power with respect to 297,800 and 6,400 shares, respectively. No single investment advisory client of Mellon owns more than 5 percent of the common stock reported as beneficially owned.
(5) Includes 231,677 shares held by the Stanley B. Cohen Grantor Retained Annuity Trust for the benefit of Mr. Cohen, for which Shirley L. Cohen, Mr. Cohen's spouse, is the trustee and has sole investment and voting power, 22,000 shares held by the SBC Family Limited Partnership for which Mr. Cohen is a general partner and 16,000 shares subject to options which are currently exercisable.
(6) Includes 15,000 shares of stock currently subject to certain restrictions and risk of forfeiture.
(7)  Includes 16,000 shares subject to options which are currently exercisable.
(8)  Includes 41,000 shares subject to options which are currently exercisable.
(9)  Includes 29,000 shares subject to options which are currently exercisable.
(10) Includes 21,500 shares subject to options which are currently exercisable.
(11) Includes 48,034 shares held for the benefit of Mr. Toma for which Maria A. Neff and Dorothy M. Toma, Mr. Toma's spouse, serve as co-trustees and share investment and voting power with respect to such shares. Includes 275,886 shares held by the Toma Family Limited Partnership, for which Mr. Toma serves as the general partner and 5,556 shares held by Toma Family Foundation, Inc. of which Mr. Toma is President. Also, includes 73,190 shares held by Mrs. Toma, 12,021 shares held by the Mary Caitlin Cook Trust, of which Mr. Toma is the trustee, 10,298 shares held by the Adam Cook Trust, of which Mr. Toma is the trustee, and 247,500 shares subject to options which are currently exercisable.
(12) Represents 141,666 shares subject to options which are currently exercisable and 16,668 shares subject to options which will become exercisable within sixty (60) days of the date of this proxy statement.
(13) Includes 5,000 shares of stock currently subject to certain restrictions and risk of forfeiture. Includes 75,000 shares subject to options which are currently exercisable.
(14) Includes 35,000 shares of stock currently subject to certain restrictions and risk of forfeiture and 67,500 shares subject to options which are currently exercisable.
(15) Mr. Colabuono resigned his position as Executive Vice President Finance, Chief Financial Officer and Treasurer of PRG effective as of October 25, 2000 and is no longer an executive officer of PRG.
(16) Mr. Lustig resigned his position as President and Chief Operating Officer of PRG effective as of October 25, 2000 and is no longer an executive officer of PRG.
(17) Messrs. Budge, Levine, Andrew Schultz and Howard Schultz will become directors upon the completion of the HSA acquisitions. Assuming a conversion ratio as described at "Summary -- Questions and Answers About the Proposed Acquisitions -- How Many Shares of PRG Common Stock are expected to be distributed to HSA-Texas Shareholders for each share of HSA-Texas Common Stock Owned?" they will become beneficial owners of the following shares of PRG common stock following the closing of the proposed acquisitions: Mr. Budge 248,295 shares; Mr. Levine 0 shares; Mr. Andrew Schultz 4,488,832 shares; and Mr. Howard Schultz 3,839,616 shares. The numbers shown for Howard Schultz and Mr. Budge include 250,000 shares and 248,295 shares, respectively, subject to options which will be immediately exercisable. The business address for these reporting persons is 9241 LBJ Freeway, Suite 100, Dallas, Texas 75243. These numbers do not include shares to be issued in escrow. Assuming all three million shares are released from escrow, Mr. Andrew Schultz and Mr. Howard Schultz will receive an additional approximately 879,471 shares and 784,902 shares, respectively.
(18) Includes 55,000 shares of stock currently subject to certain restrictions and risk of forfeiture. Also includes options to purchase 1,200,567 shares which are either currently exercisable or will become exercisable within sixty (60) days of the date of this proxy statement. The pro forma numbers include an additional 498,295 shares subject to options which will be exercisable immediately following the closing of the asset acquisition.

EXECUTIVE OFFICERS

     Each of the executive officers of PRG was elected by the board of directors to serve until the board of directors' meeting immediately following the next annual meeting of the shareholders or until his earlier removal by the board or his resignation. The following table lists the executive officers of PRG and their ages and offices with PRG.

NAME                                         AGE             OFFICE WITH REGISTRANT
----                                         ---             ----------------------
John M. Cook...............................  59    Chairman of the Board, Chief Executive
                                                   Officer and Director
John M. Toma...............................  55    Vice Chairman and Director
James L. Dinkins...........................  38    Executive Vice President -- Worldwide Sales
                                                   and Marketing
Donald E. Ellis, Jr........................  50    Executive Vice President -- Finance, Chief
                                                   Financial Officer and Treasurer
Robert G. Kramer...........................  57    Executive Vice President and Chief
                                                   Information Officer
Mark C. Perlberg...........................  45    President -- Accounts Payable Group

     The employment histories of those executive officers who are not also directors are set forth below:

     JAMES L. DINKINS joined PRG in July 1999 as its Executive Vice
President -- Sales and Marketing and served in that capacity until July 2000 when he was appointed President of PRG's Communications Division. In January 2001 Mr. Dinkins was appointed Executive Vice President -- Worldwide Sales and Marketing. Prior to joining PRG, Mr. Dinkins was a Managing Director at The Coca-Cola Company and held various sales, marketing and general management positions for 11 years.

     DONALD E. ELLIS, JR. rejoined PRG in October 2000 as Executive Vice President -- Finance, Chief Financial Officer and Treasurer. Mr. Ellis had previously served PRG as Special Assistant to the Chairman from July 19, 1999 to May 31, 2000 and as its Senior Vice President, Chief Financial Officer and Treasurer from March 1995 to July 1999. Prior to first joining PRG, Mr. Ellis served as Vice President -- Finance, Treasurer and Chief Financial Officer of Information America, Inc., a provider of on-line computer information services. Mr. Ellis is a certified public accountant.

     ROBERT G. KRAMER joined PRG in October 1997 as Executive Vice President and Chief Information Officer. Prior to joining PRG, Mr. Kramer had worked for Home Shopping Network, Inc. since 1996 as Executive Vice President and Chief Information Officer. From 1994 to 1996, Mr. Kramer served as Executive Vice President and Chief Information Officer with Hanover Direct, Inc., a direct specialty retailer.

     MARK C. PERLBERG joined PRG in February 2000 as President of the Accounts Payable Group. Prior to joining PRG, Mr. Perlberg had worked for John H. Harland Company, a check printing company, since February 1996, most recently serving as Vice President and General Manager of the North Region.

PERFORMANCE GRAPH

     Set forth below is a line graph presentation comparing the cumulative shareholder return on PRG's common stock (Nasdaq: PRGX), on an indexed basis, against cumulative total returns of the Nasdaq Stock Market (U.S. Companies) Index and the Hambrecht & Quist Technology Index. The graph assumes that the value of the investment in the common stock in each index was $100 on March 26, 1996. The Performance Graph shows total return on investment for the period beginning March 26, 1996 (the date of PRG's initial public offering) through December 31, 2000.

                                                       THE PROFIT
                                                     RECOVERY GROUP               NASDAQ STOCK              HAMBRECHT & QUIST
                                                   INTERNATIONAL, INC.            MARKET (U.S.)                TECHNOLOGY
                                                   -------------------            -------------             -----------------
3/26/1996                                                $100.00                     $100.00                     $100.00
12/31/1996                                               $145.45                     $118.44                     $123.07
12/31/1997                                               $161.36                     $145.06                     $144.29
12/31/1998                                               $340.34                     $204.57                     $224.43
12/31/1999                                               $362.22                     $380.17                     $501.24
12/31/2000                                               $ 86.93                     $228.74                     $324.03

              Total return assumes reinvestment of any dividends.

                                 LEGAL MATTERS

     The legality of the shares of PRG common stock to be issued in the proposed acquisition will be passed upon for PRG by Arnall Golden Gregory LLP. Jonathan Golden, the sole stockholder of Jonathan Golden P.C., a partner of Arnall Golden Gregory LLP, is a director of PRG, and beneficially owns approximately 1.21 million shares of PRG common stock. As of August 31, 2001, attorneys with Arnall Golden Gregory LLP beneficially owned an aggregate of approximately 1.4 million shares of PRG's common stock.

                                    EXPERTS

     The consolidated financial statements and schedule of PRG and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in this joint proxy statement/prospectus in reliance upon the reports of KPMG LLP and Ernst & Young Audit, independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 and 1999 consolidated financial statements refers to changes in accounting for revenue recognition.

     The combined financial statements of HSA-Texas and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been included herein and in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     Appropriate proposals of shareholders intended to be presented at PRG's 2002 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act, must be received by PRG by December 21, 2001 for inclusion in its proxy statement and form of proxy relating to that meeting. In addition, all shareholder proposals submitted outside of the shareholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by PRG by January 20, 2002 in order to be considered timely. If such shareholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such shareholder proposals which may come before the 2002 annual meeting. With regard to such shareholder proposals, if the date of the 2002 annual meeting is subsequently advanced or delayed by more than 30 days from the date of the 2001 annual meeting, PRG shall, in a timely manner, inform shareholders of the change and the date by which proposals must be received.

                              INDEPENDENT AUDITORS

     The accounting firm of KPMG LLP are the independent auditors of PRG. Approval or selection of the independent auditors of PRG is not submitted for a vote of PRG's shareholders. The board of directors of PRG has historically selected the independent auditors of PRG, with the advice of the audit committee, and the board believes that it would be to the detriment of PRG and its shareholders for there to be any impediment to the board's exercising its judgment to remove PRG's independent auditors if, in its opinion, such removal is in the best interest of PRG and its shareholders.

     It is anticipated that a representative from the accounting firm of KPMG LLP will be present at the PRG special meeting to answer appropriate questions and make a statement if the representative desires to do so.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS:
Independent Auditors' Report................................   F-2
Combined Balance Sheets as of December 31, 2000 and 1999....   F-3
Combined Statements of Operations for the years ended
  December 31, 2000, 1999 and 1998..........................   F-4
Combined Statements of Stockholders' Equity for the years
  ended December 31, 2000, 1999 and 1998....................   F-5
Combined Statements of Cash Flows for the years ended
  December 31, 2000, 1999 and 1998..........................   F-6
Notes to Combined Financial Statements......................   F-7

UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS:
Combined Balance Sheets as of June 30, 2001 and December 31,
  2000......................................................  F-21
Combined Statements of Operations for the six-month periods
  ended June 30, 2001 and 2000..............................  F-22
Combined Statements of Cash Flows for the six-month periods
  ended June 30, 2001 and 2000..............................  F-23
Notes to Combined Financial Statements......................  F-24

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors of
Howard Schultz & Associates International, Inc.

     We have audited the accompanying combined balance sheets of Howard Schultz & Associates International, Inc. (see note 1) as of December 31, 2000 and 1999, and the related combined statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Howard Schultz & Associates International, Inc. as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

Dallas, Texas
July 26, 2001
  except as to note 16,
  which is as of September 5, 2001

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                            COMBINED BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                                               (IN THOUSANDS)
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,179   $ 3,910
  Accounts receivable, net..................................   15,644    12,904
  Commission advances, net..................................    2,058     1,471
  Principal associate advance...............................      550        --
  Prepaid expenses and other current assets.................    1,512     1,138
                                                              -------   -------
          Total current assets..............................   21,943    19,423
Property and equipment, net (notes 4 and 7).................   11,781     6,273
Other assets:
  Goodwill, net (notes 3 and 5).............................   25,226    21,149
  Other assets..............................................      768     1,911
                                                              -------   -------
          Total assets......................................  $59,718   $48,756
                                                              =======   =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 3,529   $   820
  Accrued compensation......................................    1,868     1,012
  Accrued commissions and royalties.........................    9,543     7,394
  Other accrued expenses....................................    3,506     1,508
  Notes payable, current portion (note 6)...................    6,422     7,286
  Capital lease obligations, current portion (note 7).......      620       144
  Other current liabilities.................................      124       262
                                                              -------   -------
          Total current liabilities.........................   25,612    18,426
Notes payable, net of current portion (note 6)..............   30,074    23,125
Capital lease obligations, net of current portion (note
  7)........................................................    1,388       293
                                                              -------   -------
          Total liabilities.................................   57,074    41,844
                                                              -------   -------
Common stock put options (note 10)..........................    2,458     1,211
Stockholders' equity: (note 10)
  Common stock..............................................    2,102     2,102
  Retained earnings (accumulated deficit)...................   (2,129)    3,070
  Accumulated other comprehensive income....................      213       529
                                                              -------   -------
          Total stockholders' equity........................      186     5,701
                                                              -------   -------
Commitments and contingencies (notes 7 and 15)
          Total liabilities and stockholders' equity........  $59,718   $48,756
                                                              =======   =======

            See accompanying notes to combined financial statements.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Revenues, net...............................................  $138,708   $133,789   $117,599
Cost of revenues............................................    91,222     94,071     89,849
Selling, general and administrative expenses................    48,324     37,760     26,223
                                                              --------   --------   --------
          Operating income (loss)...........................      (838)     1,958      1,527
                                                              --------   --------   --------
Interest income.............................................       425        462        198
Interest expense............................................    (3,363)    (2,705)    (1,968)
Other income (expense), net.................................        47        (33)       264
                                                              --------   --------   --------
          Interest and other income (expense), net..........    (2,891)    (2,276)    (1,506)
                                                              --------   --------   --------
          Net income (loss).................................  $ (3,729)  $   (318)  $     21
                                                              ========   ========   ========

            See accompanying notes to combined financial statements.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           RETAINED      ACCUMULATED
                                                           EARNINGS         OTHER            TOTAL
                                                COMMON   (ACCUMULATED   COMPREHENSIVE    STOCKHOLDERS'
                                                STOCK      DEFICIT)        INCOME            EQUITY
                                                ------   ------------   -------------   ----------------
                                                                     (IN THOUSANDS)
Balance at December 31, 1997..................  $1,421     $ 5,733          $   1           $ 7,155
  Comprehensive income:
     Net income...............................     --           21             --                21
     Foreign currency translation
       adjustment.............................     --           --            142               142
                                                                                            -------
          Total comprehensive income..........                                                  163
  Distributions to stockholders...............     --       (2,366)            --            (2,366)
  Issuance of common stock....................    681           --             --               681
                                                ------     -------          -----           -------
Balance at December 31, 1998..................  $2,102     $ 3,388          $ 143           $ 5,633
  Comprehensive income (loss):
     Net loss.................................     --         (318)            --              (318)
     Foreign currency translation
       adjustment.............................     --           --            386               386
                                                                                            -------
          Total comprehensive income..........                                                   68
                                                ------     -------          -----           -------
Balance at December 31, 1999..................  $2,102     $ 3,070          $ 529           $ 5,701
  Comprehensive income (loss):
     Net loss.................................     --       (3,729)            --            (3,729)
     Foreign currency translation
       adjustment.............................     --           --           (316)             (316)
                                                                                            -------
          Total comprehensive loss............                                               (4,045)
  Distributions to stockholders...............     --       (1,470)            --            (1,470)
                                                ------     -------          -----           -------
Balance at December 31, 2000..................  $2,102     $(2,129)         $ 213           $   186
                                                ======     =======          =====           =======

            See accompanying notes to combined financial statements.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2000      1999      1998
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $(3,729)  $  (318)  $    21
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................    8,074     5,494     3,987
     Non-cash interest expense..............................      637       570       265
     Non-cash stock compensation expense....................    1,247     1,211        --
  Changes in assets and liabilities, net of working capital
     from acquisitions:
     Accounts receivable, net...............................   (2,601)    7,550    (3,848)
     Associate advances.....................................     (550)       --        --
     Commission advances, net...............................     (587)     (789)    2,278
     Prepaid expenses and other current assets..............      (38)      318      (687)
     Other assets...........................................    1,143    (2,133)       38
     Accounts payable and other accrued expenses............    4,646      (127)    1,212
     Accrued commissions and royalties......................    2,149    (2,779)    2,892
     Accrued compensation...................................      856     1,012        --
     Other accrued liabilities..............................     (138)      262        --
                                                              -------   -------   -------
          Net cash provided by operating activities.........   11,109    10,271     6,158
                                                              -------   -------   -------
Cash flows from investing activities:
  Purchases of property and equipment.......................   (5,858)   (2,181)   (1,387)
  Acquisitions of businesses................................     (617)   (1,123)   (1,275)
  Other.....................................................     (476)     (376)       --
                                                              -------   -------   -------
          Net cash used in investing activities.............   (6,951)   (3,680)   (2,662)
                                                              -------   -------   -------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................       --        --       681
  Proceeds from issuance of notes payable, net..............    3,272     2,336     2,443
  Principal payments on notes payable.......................   (7,027)   (7,065)   (3,608)
  Principal payments on capital lease obligations...........     (404)       --        --
  Distributions to stockholders.............................   (1,470)       --    (2,366)
  Net loans (provided to) repaid by stockholders............     (260)       68      (148)
                                                              -------   -------   -------
          Net cash used in financing activities.............   (5,889)   (4,661)   (2,998)
                                                              -------   -------   -------
Net increase (decrease) in cash and cash equivalents........   (1,731)    1,930       498
Cash and cash equivalents at beginning of year..............    3,910     1,980     1,482
                                                              -------   -------   -------
Cash and cash equivalents at end of year....................  $ 2,179   $ 3,910   $ 1,980
                                                              =======   =======   =======
Supplemental disclosures of non-cash investing and financing activities:
  In conjunction with the acquisition of businesses:
     Fair value of assets acquired..........................  $10,220   $ 8,612   $ 9,289
     Cash paid..............................................      617     1,123     1,275
     Notes payable to seller................................    9,203     7,489     7,639
     Release of funds escrowed in 1999......................      400        --        --
     Other notes payable to third party.....................       --       981       458
  Issuance of capital lease obligation for the purchase of
     equipment..............................................  $ 1,975   $   437   $    --
                                                              =======   =======   =======
  Cash paid for:
     Interest...............................................  $ 2,553   $ 2,208   $ 1,465
                                                              =======   =======   =======

            See accompanying notes to combined financial statements.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business and Basis of Presentation

     The accompanying combined financial statements of Howard Schultz & Associates International, Inc. include the accounts of Howard Schultz & Associates International, Inc. ("HS&A"), its majority-owned subsidiaries, Howard Schultz & Associates Europe N.V., Howard Schultz & Associates de Mexico, S.A. de C.V., Howard Schultz & Associates International (Thailand) Limited, HS&A Imaging, Inc. ("HS&A Imaging") and companies which were under majority common control and ownership by the controlling stockholders/family members of HS&A, which are Howard Schultz, Andrew H. Schultz and the Andrew H. Schultz Irrevocable Trust (the "Schultz Trust"). These entities include Howard Schultz & Associates (Canada) Inc. ("HS&A Canada"), Howard Schultz & Associates (Australia) Inc. ("HS&A Australia"), HS&A International Pte Ltd. ("HS&A Singapore"), and Howard Schultz & Associates (Asia) Limited ("HS&A Asia"). All entities included in the combined financial statements are collectively referred to herein as the "Company". All significant intercompany balances and transactions have been eliminated in combination.

     The principal business of the Company is providing accounts payable and other recovery audit services to large and mid-size businesses having numerous payment transactions with many vendors. These businesses include, but are not limited to, retailers, manufacturers, wholesale distributors, technology companies, and healthcare providers. The Company provides its services throughout the United States and in 16 other countries.

  (b) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

  (c) Revenue Recognition

     The Company's revenues are based on specific contracts with its clients. Such contracts generally specify the: (a) time periods covered by the audit, (b) nature and extent of audit services to be provided by the Company, (c) client's duties in assisting and cooperating with the Company, and (d) fees payable to the Company generally expressed as a specified percentage of the amounts recovered by the client resulting from overpayment claims identified.

     In addition to contractual provisions, most clients also establish specific procedural guidelines which the Company must satisfy prior to submitting claims for client approval. These guidelines are unique to each client and impose specific requirements on the Company such as adherence to vendor interaction protocols, provision of advance written notification to vendors of forthcoming claims, securing written claim validity concurrence from designated client personnel and, in limited cases, securing written claim validity concurrence from the involved vendors. Approved claims are processed by clients and generally taken as credits against outstanding payables or future purchases from the vendors involved. It is only after completing these steps that the Company invoices its clients for its fees.

     For all recovery audit operations, the Company recognizes revenue when it invoices clients for its fee.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

  (d) Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of money market funds, certificates of deposit, overnight repurchase agreements and other investment securities. The Company had cash equivalents of $86,000 and $1,956,000 at December 31, 2000 and 1999, respectively.

  (e) Commission Advances

     From time to time, the Company makes advances of commissions to its independent contractor auditors. Such advances are recorded as current assets and recovered from commissions payable to the contractors as such commissions are earned in connection with providing audit recovery services.

  (f) Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which range from three to 30 years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated life of the asset.

  (g) Direct Expenses

     Direct expenses incurred during the course of accounts payable audits and other recovery audit services are expensed as incurred and are included in cost of revenues. Cost of revenues consists principally of commissions paid or payable to the Company's auditors, who are independent contractors, based primarily upon the level of overpayment recoveries, and compensation paid to various types of hourly workers and salaried operational managers. Also included in cost of revenues are other direct costs incurred by these personnel, including rental of non-headquarters offices, travel and entertainment, telephone, utilities, maintenance and supplies and clerical assistance.

  (h) Goodwill

     Goodwill represents the excess of the purchase price over the estimated fair value of net assets of acquired businesses. The Company evaluates the unique relevant aspects of each individual acquisition when establishing an appropriate goodwill amortization period. Goodwill is being amortized on a straight-line basis over estimated useful lives ranging from 5 to 7 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of goodwill over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  (i) Impairment of Long-Lived Assets

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

  (j) Income Taxes

     HS&A, HS&A Canada and HS&A Imaging have each elected to be treated as an S Corporation for tax purposes. Accordingly, the tax consequences of all profits and losses are the responsibility of the stockholders of each of those corporations. Income taxes for the remaining companies included in the Company, all of which are foreign-based corporations, are accounted for under the asset and liability method for financial reporting purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. (See Note 8)

  (k) Foreign Currency Translation

     The local currency is the functional currency in the countries in which the Company conducts business outside of the United States. The assets and liabilities denominated in foreign currency are translated into U.S. dollars at the current rate of exchange at the balance sheet date and revenues and expenses are translated at the average monthly exchange rates. The resulting translation gains and losses are recorded as accumulated other comprehensive income in stockholders' equity. Transaction gains and losses included in results of operations are not material.

  (l) Employee Stock Options

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation expense would be recorded on the date of grant only if the fair value of the underlying stock exceeded the exercise price.

2. MERGERS

     On January 1, 1999, the Company acquired 100% of the outstanding common stock of three companies owned (directly or beneficially) by the controlling stockholders of HS&A through the issuance of 3,716 shares of HS&A common stock:
HS&A Acquisition, Inc., which was owned 100% by Howard Schultz; HS&A Acquisition No. 2, Inc., which was owned 100% by Andrew H. Schultz; and HS&A Acquisition No. 3, Inc., which was owned 100% by the Schultz Trust.

     The combination of the Company and these three entities was accounted for as a common control merger on an "as if" pooling-of-interests at historical cost.

3. ACQUISITIONS

     From January 1998 through January 2000, the Company entered into a series of transactions to acquire operations known as "principal associates." The principal associates provided the independent contract auditors that performed audit recovery services for the Company in various regions in the United States. The Company also completed acquisitions of licensees in Australia and Canada in 1998 and in Europe in 1999.

     A summary of the acquisitions of principal associates follows:

      DATE OF ACQUISITION         PRINCIPAL ASSOCIATE ACQUIRED          PURCHASE PRICE
      -------------------         ----------------------------          --------------
January 5, 1998................  Howard Schultz & Associates,    $3.4 million note payable,
                                   Mid Pacific, Inc.               discounted to $3.1 million
July 1, 1998...................  Howard Schultz & Associates of  $4.8 million note payable,
                                   Mid-Southwest, Inc.             discounted to $4.4 million
January 1, 1999................  HS&A Florida, Inc.              $3.0 million note payable,
                                                                   discounted to $2.7 million

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

      DATE OF ACQUISITION         PRINCIPAL ASSOCIATE ACQUIRED          PURCHASE PRICE
      -------------------         ----------------------------          --------------
January 1, 1999................  Howard Schultz & Associates of  $2.1 million note payable,
                                   the Mid-West, Inc.              discounted to $1.9 million
January 1, 1999................  Howard Schultz & Associates of  $3.2 million note payable,
                                   the Pacific Northwest, Inc.     discounted to $2.9 million
January 1, 2000................  Howard Schultz & Associates of  $3.6 million note payable,
                                   the Northeast, Inc.             discounted to $3.4 million
                                                                   and $0.4 million of cash
January 1, 2000................  Howard Schultz & Associates of  $5.1 million note payable,
                                   the Mid-Atlantic, Inc.          discounted to $4.8 million

     On January 23, 1998, HS&A Canada, an affiliate of HS&A, acquired all of the net assets of a former licensee in Canada for a total purchase price of $600,000, which was funded by HS&A.

     On January 30, 1998, HS&A Australia, an affiliate of HS&A, acquired all of the net assets of a former licensee in Australia for a total purchase price of $1.1 million, which was funded through a $458,000 note payable to the Schultz Trust and cash of $675,000.

     In November 1998, the Company formed its wholly-owned subsidiary, Howard Schultz & Associates Europe, N.V., a Belgian corporation ("HS&A Europe"), for the purpose of acquiring the equity interests of entities that performed recovery audit services in various European countries, including Belgium, France, Italy and Spain. HS&A Europe acquired 100% of such interests in January 1999 (except for a 10% interest in Howard Schultz Italia S.r.l., which was acquired by HS&A Europe in 2000 for approximately $0.12 million) for a total purchase price of $1.1 million. The Company funded this acquisition through cash of approximately $0.14 million and a bank loan of approximately $0.98 million.

     On November 1, 2000, the Company acquired the stock of Infinite Imaging Systems, Inc. for a total purchase price of approximately $1.5 million, payable in the form of $500,000 in cash and a promissory note in the amount of $1.0 million.

     The above acquisitions were accounted for using the purchase method of accounting and, accordingly, results of operations of the acquired entities have been included in the accompanying combined financial statements from the dates of acquisition. The purchase prices were allocated to tangible assets acquired and intangible assets based on the estimated fair values at the respective dates of acquisition. Additionally, as the promissory notes for the principal associate acquisitions were entered into at below-market rates of interest, in order to record the promissory notes at fair value, the Company recorded a discount for each promissory note. The discount effectively decreased the total purchase price of each acquisition. The Company incurred no significant direct costs of acquisition. A summary of the total purchase price and purchase price allocation for acquisitions made during 2000, 1999 and 1998 is as follows (in thousands):

                                                      ACQUISITIONS   ACQUISITIONS   ACQUISITIONS
                                                        IN 2000        IN 1999        IN 1998
                                                      ------------   ------------   ------------
Net tangible assets.................................    $   477         $1,964         $1,427
Goodwill............................................      9,743          6,648          7,862
                                                        -------         ------         ------
          Total purchase price......................    $10,220         $8,612         $9,289
                                                        =======         ======         ======

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

     Unaudited pro forma operating results as though the acquisitions discussed above had occurred on January 1, 1999, with adjustments primarily to give effect to amortization of goodwill and interest expense related to the promissory notes, are as follows (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
Revenues....................................................   $140,141      $134,976
Operating income............................................        800         2,124
Net loss....................................................   $ (2,012)     $   (859)

4. PROPERTY AND EQUIPMENT

     Property and equipment, which includes assets under capital leases, at December 31, 2000 and 1999 consists of the following (in thousands):

                                                               2000      1999
                                                              -------   -------
Land........................................................  $ 1,045   $   265
Buildings...................................................    3,670     1,743
Leasehold Improvements......................................    1,336     1,230
Equipment...................................................   11,087     6,575
Furniture and Fixtures......................................      618       642
Software....................................................      938       175
                                                              -------   -------
                                                               18,694    10,630
Less accumulated depreciation and amortization..............    6,913     4,357
                                                              -------   -------
          Net property and equipment........................  $11,781   $ 6,273
                                                              =======   =======

     Depreciation expense for the years ended December 31, 2000, 1999, and 1998 was approximately $2,556,000, $1,176,000, and $927,000, respectively.

5. GOODWILL

     Goodwill represents the excess of the purchase price over the estimated fair value of the net assets of acquired businesses.

     Goodwill and accumulated amortization consists of the following at December 31, 2000 and 1999 (in thousands):

                                                               2000      1999
                                                              -------   -------
Goodwill....................................................  $39,907   $30,312
Less accumulated amortization...............................   14,681     9,163
                                                              -------   -------
                                                              $25,226   $21,149
                                                              =======   =======

     Amortization expense for the years ended December 31, 2000, 1999 and 1998 was approximately $5,518,000, $4,318,000, and $3,060,000, respectively.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

6. NOTES PAYABLE

     Notes payable at December 31, 2000 and 1999 is summarized as follows (in thousands):

                                                               2000      1999
                                                              -------   -------
Notes payable -- acquisition related:
  $1.4 million promissory note, payable in twenty four (24)
     equal installments, commencing on July 1, 1996, bearing
     interest at a rate of 6.05% per annum..................  $   265   $   546
  $6.5 million promissory note, payable in fifteen (15)
     equal semi-annual installments, commencing on December
     1, 1997, bearing interest at a rate of 6.39% per
     annum..................................................    3,507     4,251
  $6.8 million promissory note, payable in sixteen (16)
     equal semi-annual installments, commencing on December
     31, 1997, bearing interest at a rate of 6.77% per
     annum..................................................    4,749     5,578
  $3.4 million promissory note, payable in twelve (12) equal semi-annual installments, commencing on June 30, 1998,
     bearing interest at a rate of 5.93% per annum..........    1,615     2,384
  $4.8 million promissory note, payable in twelve (12) equal semi-annual installments, commencing on January 1,
     1999, bearing interest at a rate of 5.60% per annum....    2,656     3,375
  $3.0 million promissory note, payable in twelve (12) equal semi-annual installments, commencing on July 1, 1999,
     bearing interest at a rate of 4.46% per annum..........    1,869     2,247
  $3.6 million promissory note, payable in twelve (12)
     semi-annual installments, commencing on July 1, 2000,
     bearing interest at a rate of 5.99% per annum..........    2,855        --
Notes payable -- acquisition related, due to current
  employees:
  $2.0 million promissory note, payable in twelve (12)
     semi-annual installments each commencing on December
     31, 1997, bearing interest at a rate of 6.39% per
     annum..................................................      799     1,108
  $2.1 million promissory note, payable in twelve (12)
     semi-annual installments, commencing on July 1, 1999,
     bearing interest at a rate of 4.46% per annum..........    1,312     1,618
  $3.2 million promissory note, payable in twelve (12) equal semi-annual installments, commencing on July 1, 1999,
     bearing interest at a rate of 4.46% per annum..........    1,947     2,402
  $5.1 million promissory note, payable in twelve (12) equal semi-annual installments, commencing on July 1, 2000
     bearing interest at a rate of 6.12% per annum..........    4,044        --
  $1.0 million promissory note, payable in twenty-four (24)
     equal installments commencing on December 1, 2000,
     bearing interest at a rate of 10% per annum............      924        --

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                                                               2000      1999
                                                              -------   -------
Note payable -- Bank, with monthly installments of $12,030
  including interest at 8.25% per annum, beginning October
  1999 and maturing October 2014. The note is collateralized
  by land, building and personal guarantee of stockholder...    1,187     1,230
Note payable -- Bank, with monthly installments of $19,359
  including interest at 8.25% per annum, beginning May 2000
  and maturing April 2020. The note is collateralized by
  land, building and personal guarantee of stockholder......    2,240        --
Note payable -- stockholder, interest at 5.59% per annum,
  with monthly interest only payments maturing March 2003.
  This note is unsecured....................................    5,050     4,050
Notes payable -- other, primarily international.............    1,477     1,622
                                                              -------   -------
                                                               36,496    30,411
Less: current portion.......................................    6,422     7,286
                                                              -------   -------
                                                              $30,074   $23,125
                                                              =======   =======

     In connection with the acquisition-related notes payable, the Company recorded a discount from the face of the notes payable to reflect an effective market interest rate. At December 31, 2000 and 1999, the unamortized discount was $1,402,000 and $1,492,000, respectively, on face amounts of $27,020,000 and $25,027,000, respectively. The effective interest rates range from 7.75% and 8.5%, with a weighted average effective interest rate of 8.3% at December 31, 2000 and 1999. The acquisition-related notes are secured generally by the assets acquired in the relevant transaction.

     Maturities of notes payable at December 31, 2000, are as follows (in thousands):

YEAR ENDING DECEMBER 31,                                      AMOUNT
------------------------                                      -------
  2001......................................................  $ 6,422
  2002......................................................    7,150
  2003......................................................   12,105
  2004......................................................    5,761
  2005......................................................    3,161
  Thereafter................................................    3,299
                                                              -------
          Total future maturities...........................   37,898
          Less unamortized discount.........................    1,402
                                                              -------
          Total notes payable...............................  $36,496
                                                              =======

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

7. LEASE OBLIGATIONS

  (a) Capital Leases

     The Company has entered into several capital leases primarily for computer and office equipment, expiring on various dates through December 2004. The leases generally have terms of 36 months to 60 months. Future minimum lease payments under non-cancelable capital leases having terms in excess of one year are as follows (in thousands):

YEAR ENDING DECEMBER 31,                                     (SEE NOTE 7(B))
------------------------                                     ---------------
  2001.....................................................      $  834
  2002.....................................................         754
  2003.....................................................         643
  2004.....................................................         232
                                                                 ------
          Total future minimum lease payments..............       2,463
Less amount representing interest..........................         455
                                                                 ------
Present value of minimum lease payments....................       2,008
Less current portion.......................................         620
                                                                 ------
Capital lease obligations -- long-term.....................      $1,388
                                                                 ======

     Included in property and equipment at December 31, 2000 and 1999 are the following assets under capital leases:

                                                               2000    1999
                                                              ------   ----
Equipment...................................................  $2,412   $437
Less: accumulated depreciation..............................     466     --
                                                              ------   ----
                                                              $1,946   $437
                                                              ======   ====

  (b) Operating Leases

     The Company is committed under various noncancelable operating lease arrangements for facilities and equipment. Rent expense for 2000, 1999, and 1998 was $938,000, $722,000, and $150,000, respectively. The future minimum annual lease payments under these leases for the next five years are summarized as follows:

YEAR ENDING DECEMBER 31,                                    (AMOUNT IN 000'S)
------------------------                                    -----------------
  2001....................................................       $1,035
  2002....................................................          964
  2003....................................................          638
  2004....................................................          365
  2005....................................................          323
                                                                 ------
                                                                 $3,325
                                                                 ======

8. INCOME TAXES

     At December 31, 2000, the Company had foreign operating loss carryforwards available to offset future foreign taxable income of approximately $4,120,000. The Company's remaining deferred tax assets and liabilities are not significant. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon these considerations, the

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

Company's deferred tax assets relating to the operating losses have been fully offset by a valuation allowance of $1,004,000. Accordingly, no income tax benefit has been recorded. These operating loss carryforwards begin to expire in 2004 based on local tax laws and regulations.

9. EMPLOYEE BENEFIT PLANS

     The Company maintains a 401(k) Plan which allows eligible participating employees to defer receipt of a portion of their compensation up to 15% and contribute such amount to one or more investment funds. Employee contributions are matched by the Company, dollar for dollar, up to 5% per participant. The Company may also make discretionary contributions to the Plan as determined by the Company each plan year. Company matching funds and discretionary contributions vest at the rate of 20% each year beginning after the participants' second year of service. Company contributions were approximately $475,000, $291,000 and $73,000 for the years ended December 31, 2000, 1999 and
1998, respectively.

10. STOCKHOLDERS' EQUITY

  (a) Common Stock

     The authorized, issued and outstanding common stock of the Company at December 31, 2000 and 1999 is summarized as follows:

                                                            NUMBER OF SHARES
                                                        ------------------------
                                                                     ISSUED AND    COMMON
                                                        AUTHORIZED   OUTSTANDING   STOCK
                                                        ----------   -----------   ------
HS&A voting...........................................   2,000,000    2,000,000    $  341
HS&A non voting.......................................  10,000,000    6,381,566     1,080
HS&A Canada...........................................  10,000,000        1,000         1
HS&A Australia........................................  10,000,000        1,000       674
HS&A Singapore........................................     100,000            5        --
HS&A Asia.............................................       1,000          100         6
                                                        ----------    ---------    ------
                                                        32,101,000    8,383,671    $2,102
                                                        ==========    =========    ======

     Effective March 24, 1999, HS&A restated its Articles of Incorporation to increase the number of authorized shares of its common stock to 12,000,000, of which 2,000,000 are voting and 10,000,000 are non-voting, and to change the par value of such stock to no par value. Also, effective as of March 24, 1999, the HS&A declared a stock dividend to its stockholders of record as of March 23, 1999, of 922.9615 shares per outstanding share of common stock and issued the appropriate number of shares of its common stock to such stockholders in respect of such stock dividend. The stock dividend has been accounted for as a stock split and, accordingly, all share amounts have been retroactively adjusted to give effect to the stock split. At December 31, 2000, outstanding shares included 2,000,000 shares of voting common stock and 6,381,566 shares of non-voting common stock.

     Effective January 1, 2001, the Company issued approximately 30,638 shares of its non-voting common stock to Charles Schembri. In connection with such issuance, the parties entered into a Stock Transfer Restriction Agreement. The Agreement provides, among other things, limited "put" and "call" options as to such shares upon the termination of Mr. Schembri's employment, each at a purchase price equal to the fair market value of the shares, subject to certain conditions. Also effective January 1, 2001, the Company issued an immaterial number of fractional shares of its non-voting common stock to each of Howard Schultz, Andrew Schultz, the Schultz Trust and Charles Schembri in order to "round up" previous issuances of fractional shares that had been made to such shareholders. Accordingly, as of the close of business on January 1, 2001, the shareholders of the Company's no par value common stock were as follows: Voting shares: Howard Schultz -- 1,257,200; Andrew Schultz -- 274,400; and, the Schultz Trust -- 468,400; Non-

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

Voting shares: Howard Schultz -- 4,011,452; Andrew Schultz -- 875,551; the Schultz Trust -- 1,494,563; and, Charles Schembri -- 30,638.

  (b) Stock Option Plan

     On March 22, 1999, the board of directors of the Company adopted the 1998 Howard Schultz & Associates Stock Option Plan (the "Plan"), under which 2,500,000 shares of HS&A non-voting common stock are available for issuance with respect to awards granted to officers, directors, key employees and independent contractors.

     The board of directors has designated a committee to administer the Plan. From time to time, the Committee will designate key employees and independent contractors to whom the options will be granted. According to the terms of the Plan, the options typically vest in annual increments of one-third of the number of options granted, beginning on the third year after the date of grant and the options generally expire ten years from the date of grant. Upon a change in control, all outstanding options fully vest. The Plan also includes a provision whereby the grantee of an option can cause the Company to purchase any or all of his/her shares of common stock acquired through the exercise of option(s) at a price per share equal to the fair market value of the common shares. Accordingly, under APB Opinion 25, a measurement date does not occur until the options are exercised and the Company will continue to estimate fair value periodically as such options vest.

     During the years ended December 31, 2000 and 1999, the Company granted options to employees to purchase 358,099 and 251,530 shares of the common stock of HS&A, respectively. The options granted during the years ended December 31, 2000 and 1999 were granted at exercise prices of $9.06 and $8.16, respectively. The estimated fair value of the options granted was $5,470,000 and $2,752,000 at December 31, 2000 and 1999, respectively.

     During the years ended December 31, 2000 and 1999, the Company also issued options to non-employees to acquire 210,125 and 32,170 shares, respectively of HS&A common stock at exercise prices of $9.06 and $8.16, respectively. The estimated fair value of the options granted was $3,454,000 and $369,000 at December 31, 2000 and 1999, respectively. In connection with the issuance of these options, the Company recorded the estimated fair value of the options granted of $298,000 and $94,000 as an operating expense and as common stock put options in the accompanying combined financial statements during the years ended December 31, 2000 and 1999, respectively, based on the options vested. The fair value of each option was estimated using the Black-Scholes option pricing model with the following assumptions: risk free interest rate ranging from 4.7% to 5.8%, expected option life of 10 years; expected volatility ranging from 53% to 72% and no dividend yield. The vesting period is the same as options issued to employees as discussed below. Under EITF 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," for those options that vest over a period of time, a measurement date has not occurred. The Company will continue to estimate fair value periodically as such options vest.

     The fair value of total employee and non-employee vested option issuances outstanding at December 31, 2000 and 1999 of $2,458,000 and $1,211,000,
respectively, has been classified in the mezzanine between liabilities and stockholders' equity due to the fact that option holders can put the options back to the Company subsequent to exercising the options.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

     A summary of the Company's stock option activity for the years ended December 31, 2000 and 1999 follows:

                                                             $9.06     $8.16
                                                            OPTIONS   OPTIONS    TOTAL
                                                            -------   -------   -------
Outstanding at December 31, 1998..........................       --        --        --
  Granted.................................................       --   283,700   283,700
  Exercised...............................................       --        --        --
  Forfeited...............................................       --        --        --
                                                            -------   -------   -------
Outstanding, December 31, 1999............................       --   283,700   283,700
  Granted.................................................  568,224        --   568,224
  Exercised...............................................       --        --        --
  Forfeited...............................................  (40,609)  (29,718)  (70,327)
                                                            -------   -------   -------
Outstanding, December 31, 2000............................  527,615   253,982   781,597
                                                            =======   =======   =======

     Options granted in 1999 begin to vest at the rate of one-third per year beginning January 1, 2002 and expire on December 31, 2009. Of the 2000 grants, options to acquire 400,593 shares of HS&A common stock begin to vest at the rate of one-third per year beginning January 1, 2003 and expire on December 31, 2010, and options to acquire 167,631 shares of HS&A common stock begin to vest at the rate of one-third per year beginning October 1, 2003 and expire on September 29, 2010. Accordingly, no options are vested at December 31, 2000 or 1999.

     The Company applies APB Opinion 25 and related interpretations in accounting for stock options issued to employees and non-employee directors. The Company has recognized compensation expense of $949,000 and $1,117,000 during the year ended December 31, 2000 and 1999, respectively, based on the intrinsic value of the options at the date of grant and the estimated fair value of the underlying common stock at those dates.

     Had the Company determined compensation cost based on the fair value at the grant date for its stock options granted to employees and non-employee directors under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", the Company's net income (loss) would have been the pro forma amounts below for the years ended December 31, 2000 and 1999 (in thousands):

                                                               2000      1999
                                                              -------   -------
Net income (loss):
  As reported...............................................  $(3,729)  $  (318)
  Pro forma.................................................  $(4,422)  $  (580)

     The fair value of stock options granted in 2000 and 1999 was estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair values and related assumptions were:

                                                                2000       1999
                                                              ---------   ------
Weighted average fair value.................................  $   17.42   $17.42
Risk free interest rates....................................   5.8%-6.3%     4.7%
Weighted-average expected life of option years..............         10       10
Volatility factor of expected market price..................       0.72     0.53

11. RELATED PARTY TRANSACTIONS

     As of December 31, 2000 and 1999, the Company owed $5,050,000 and $4,050,000, respectively to Howard Schultz (Note 6). The Company paid Mr. Schultz interest in the amounts of $168,000, $168,000 and $126,000, during the years ended December 31, 2000, 1999 and 1998, respectively.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

     HS&A Australia borrowed funds from the Schultz Trust in connection with the acquisition (Note 3). The outstanding borrowings, including cumulative unpaid interest, at December 31, 2000 and 1999 were $584,000 and $532,000, respectively.

     The Company has access to a condominium owned by the Schultz family, which is used by the Company's clients, employees and independent contractors from time to time. The Company paid the Schultz family rental fees of $35,000 during each of the years ended December 31, 2000, 1999 and 1998, respectively.

     As of December 31, 2000 and 1999, stockholders of HS&A owed the Company $390,000 and $130,000, respectively. Amounts are non-interest bearing and due on demand and are included in other current assets.

     The Company leases software from Howard Schultz under a lease agreement dated December 1999. The Company made total payments of approximately $115,000 in 2000, including approximately $37,000 in interest and $78,000 in principal. Monthly installments of approximately $8,900 are payable through December 31, 2004. The Company had recorded a related capital lease obligation of $352,000 at December 31, 2000.

12. MAJOR CLIENTS

     During 2000, two clients accounted for 13% and 10%, respectively, of the Company's combined revenues. During 1999, the same two clients accounted for 12% and 10%, respectively, of the Company's combined revenues. During 1998, one client accounted for 11% of the Company's combined revenues.

13. SEGMENT AND RELATED INFORMATION

     The Company has one reportable operating segment consisting of accounts payable services. Accounts payable services consist of the review of client accounts payable disbursements to identify and recover overpayments. This operating segment includes accounts payable services provided to retailers, wholesale distributors and various other types of business entities. The Company performs these accounts payable services in the United States, Canada, Mexico, Australia, and throughout Europe and Asia, including France, Spain and Hong Kong.

     Geographical information for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                           2000       1999       1998
                                                         --------   --------   --------
                                                                    ($000'S)
United States..........................................  $127,836   $122,560   $112,530
Europe.................................................     4,359      4,150         --
Mexico.................................................       756        207        125
Australia..............................................     1,936      2,987      2,345
Canada.................................................     2,464      3,533      2,568
Asia...................................................     1,357        352         31
                                                         --------   --------   --------
          Revenues, net................................  $138,708   $133,789   $117,599
                                                         ========   ========   ========

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

     Geographical information at December 31, 2000 and 1999 is as follows:

                                                               2000      1999
                                                              -------   ------
                                                                  ($000'S)
United States...............................................  $11,855   $7,442
Europe......................................................      146      383
Mexico......................................................       91       81
Australia...................................................      140      136
Canada......................................................      118      120
Asia........................................................      199       22
                                                              -------   ------
          Total long-lived assets...........................  $12,549   $8,184
                                                              =======   ======

     For purposes of the geographical information above, revenues are attributable to the individual countries based on the location of the customer. Long-lived assets are attributed to the individual countries based on the physical location of the assets. Long-lived assets are primarily property and equipment.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount for cash and cash equivalents, receivables, advances, accounts payable and accrued expenses and current portion of long-term obligations approximate fair value because of the short maturity of these instruments.

     The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity. The estimated fair value approximates the carrying value of the Company's notes payable as the notes have either been entered into at rates of interest that reflect market rates at December 31, 2000 and 1999 or have been recorded with a discount to reflect an effective market rate of interest.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

15. COMMITMENTS AND CONTINGENCIES

     The Company has contingent liabilities resulting from litigation, claims and commitments incidental to the ordinary course of business. Management believes, based on the advice of counsel, that the ultimate resolution of such contingencies will not have a materially adverse effect on the financial position, results of operations or liquidity of the Company.

     The Company also has contingent liabilities in connection with two Letters of Credit relating to a loan agreement and a leasing agreement for Howard Schultz & Associates Europe, N.V. These letters of credit are partially collateralized by a certificate of deposit of the Company and personal funds of a shareholder. The unsecured amounts of these contingent liabilities were $1,279,000 and $1,070,000 at December 31, 2000, and December 31, 1999,
respectively.

16. SUBSEQUENT EVENTS

     In May 2001, the Company entered into a settlement agreement with respect to litigation pending at December 31, 2000, involving a group of independent contractors formerly associated with the Company. Pursuant to the agreement, the Company was relieved of certain obligations to pay accrued commissions to

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

those contractors, which amounted to $3.2 million at December 31, 2000. The total settlement was $3.7 million.

     In July 2001, the Company acquired substantially all of the assets and certain, specified related liabilities, of an independent contractor of the Company that performed recovery audit and information technology services for the Company, in a tax-free reorganization in exchange for 307,482 newly-issued shares of the Company's no par value, voting common stock, assumption of $1,000,000 in debt (repaid upon assumption), and forgiveness of $2,048,000 of advances to the independent contractor outstanding as of the acquisition date. In connection with such issuance, the parties entered into a Stock Ownership and Restriction Agreement. The Agreement provides, among other things, limited "call" options as to such shares upon the termination of the recipient's employment, each at a purchase price equal to the fair market value of the shares, subject to certain conditions.

     On July 26, 2001, the Company announced that the board of directors had approved a letter of intent to be acquired by The Profit Recovery Group International, Inc. ("PRG") in an all-stock transaction, which is expected to close in the fourth quarter of 2001. The combination is subject to finalization of a definitive agreement, approval of both companies' shareholders, approval from PRG's bank syndicate, and customary regulatory approvals.

     On September 1, 2001, the Company acquired substantially all of the assets and certain specified, related liabilities of an independent contractor that performed recovery audit services for the Company in exchange for a $3.0 million note payable in six equal quarterly installments beginning January 1, 2002 with simple interest at the rate of 7.0% per annum.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                            COMBINED BALANCE SHEETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)
                                                                    (IN THOUSANDS)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 5,429       $ 2,179
  Accounts receivable, net..................................     11,995        15,644
  Commission advances, net..................................        885         2,058
  Principal associate advance...............................      2,048           550
  Prepaids and other current assets.........................      1,624         1,512
                                                                -------       -------
          Total current assets..............................     21,981        21,943
Property and equipment, net.................................     11,970        11,781
Other assets:
  Goodwill, net.............................................     22,461        25,226
  Other assets..............................................        840           768
                                                                -------       -------
          Total assets......................................    $57,252       $59,718
                                                                =======       =======

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $   429       $ 3,529
  Accrued compensation......................................        700         1,868
  Accrued commissions and royalties.........................      6,586         9,543
  Other accrued expenses....................................      5,506         3,506
  Notes payable, current portion............................      6,985         6,422
  Capital lease obligations, current portion................        546           620
  Other current liabilities.................................         54           124
                                                                -------       -------
          Total current liabilities.........................     20,806        25,612
Notes payable, net of current portion.......................     31,459        30,074
Capital lease obligations, net of current portion...........        842         1,388
                                                                -------       -------
          Total liabilities.................................     53,107        57,074
                                                                -------       -------
Common stock put options....................................      3,293         2,458
Stockholders' equity: (Notes 2 and 5)
  Common stock..............................................      2,117         2,102
  Accumulated deficit.......................................     (1,025)       (2,129)
  Accumulated other comprehensive income (loss).............       (240)          213
                                                                -------       -------
          Total stockholders' equity........................        852           186
                                                                -------       -------
Commitments and contingencies (Note 4)
          Total liabilities and stockholders' equity........    $57,252       $59,718
                                                                =======       =======

       See accompanying notes to unaudited combined financial statements.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                  UNAUDITED COMBINED STATEMENTS OF OPERATIONS

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Revenues, net...............................................  $67,053   $67,052
Cost of revenues............................................   42,681    43,574
Selling, general and administrative expenses................   25,405    22,834
                                                              -------   -------
          Operating income (loss)...........................   (1,033)      644
                                                              -------   -------
Interest income.............................................      136       248
Interest expense............................................   (1,646)   (1,616)
Settlement of litigation (note 4)...........................    3,650        --
Other income (expense), net.................................       (3)       25
                                                              -------   -------
          Interest and other income (expense), net..........    2,137    (1,343)
                                                              -------   -------
          Net income (loss).................................  $ 1,104   $  (699)
                                                              =======   =======

       See accompanying notes to unaudited combined financial statements.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                  UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $ 1,104   $  (699)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................    3,943     3,622
     Non-cash settlement of litigation......................   (3,650)       --
     Non-cash interest expense..............................      284       318
     Non-cash stock compensation expense....................      835       558
  Changes in assets and liabilities, net of working capital
     from acquisitions:
     Accounts receivable, net...............................    3,802     4,834
     Prepaid expenses and other current assets..............      468    (1,164)
     Principal associate advances...........................   (1,498)       --
     Commission advances, net...............................    1,173      (416)
     Other assets...........................................      (72)      975
     Accounts payable and other accrued expenses............    2,141      (672)
     Accrued commissions and royalties......................   (2,957)   (2,181)
     Accrued compensation...................................   (1,168)      (78)
     Other current liabilities..............................      (70)     (108)
                                                              -------   -------
          Net cash provided by operating activities.........    4,335     4,989
                                                              -------   -------
Cash flows from investing activities:
  Purchase of property and equipment........................   (1,605)   (3,966)
                                                              -------   -------
          Net cash used in investing activities.............   (1,605)   (3,966)
                                                              -------   -------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................       15        --
  Proceeds from issuance of notes payable, net..............    5,548     2,268
  Principal payments on notes payable.......................   (3,843)   (3,814)
  Principal payments on capital lease obligations...........     (620)     (123)
  Distributions to stockholders.............................       --    (1,470)
  Net loans provided to stockholders........................     (580)     (184)
                                                              -------   -------
          Net cash provided by (used in) financing
           activities.......................................      520    (3,323)
                                                              -------   -------
  Net increase (decrease) in cash and cash equivalents......    3,250    (2,300)
  Cash and cash equivalents at beginning of the period......    2,179     3,910
                                                              -------   -------
  Cash and cash equivalents at the end of the period........  $ 5,429   $ 1,610
                                                              =======   =======
Cash paid for:
  Interest..................................................  $ 1,518   $ 1,195
                                                              =======   =======

       See accompanying notes to unaudited combined financial statements.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             JUNE 30, 2001 AND 2000
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business and Basis of Presentation

     The accompanying unaudited combined financial statements of Howard Schultz & Associates International, Inc. include the accounts of Howard Schultz & Associates International, Inc. ("HS&A"), its majority-owned subsidiaries, Howard Schultz & Associates Europe N.V., Howard Schultz & Associates de Mexico, S.A. de C.V., Howard Schultz & Associates International (Thailand) Limited, HS&A Imaging, Inc. ("HS&A Imaging") and companies which were under majority common control and ownership by the controlling stockholders/family members of HS&A, which are Howard Schultz, Andrew H. Schultz and the Andrew H. Schultz Irrevocable Trust (the "Schultz Trust"). These entities include Howard Schultz & Associates (Canada) Inc. ("HS&A Canada"), Howard Schultz & Associates (Australia) Inc. ("HS&A Australia"), Howard Schultz & Associates (Asia) Limited ("HS&A Asia"), and HS&A International Pte Ltd ("HS&A Singapore"). All entities included in the combined financial statements are collectively referred to herein as the "Company". All significant intercompany balances and transactions have been eliminated in combination.

     The accompanying unaudited combined financial statements of HS&A for the six month periods ended June 30, 2001 and 2000 have been prepared in accordance with accounting principles generally accepted in the United States of America. Significant accounting policies followed by the Company were disclosed in the notes to the combined financial statements for the year ended December 31, 2000. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year. The accompanying financial statements are for interim periods and should be read in conjunction with the 2000 audited combined financial statements of the Company.

2. RELATED PARTY TRANSACTION

     As of June 30, 2001 and December 31, 2000, the Company owed $10,363,000 and $5,050,000, respectively, to Howard Schultz. The Company paid Mr. Schultz interest in the amount of $159,000 during the six-month period ended June 30, 2001.

3. STOCKHOLDERS' EQUITY

     During the six-month period ended June 30, 2001, the Company granted options to employees and non-employees to purchase 317,593 shares and 37,638 shares, net of cancellations, of the common stock of HS&A, respectively, at an exercise price of $9.06.

4. SEGMENT AND RELATED INFORMATION

     The Company has one reportable operating segment consisting of accounts payable services. Accounts payable services consist of the review of client accounts payable disbursements to identify and recover overpayments. This operating segment includes accounts payable services provided to retailers, wholesale distributors and various other types of business entities. The Company performs these accounts payable services in the United States, Canada, Mexico, Australia, and throughout Europe and Asia, including France, Spain and Hong Kong.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

     Geographical information for the six-months ended June 30, 2001 and 2000 is as follows:

                                                              JUNE 30,   JUNE 30,
                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
United States...............................................  $60,464    $62,798
Europe......................................................    2,677      2,022
Mexico......................................................      529        163
Australia...................................................    1,041        826
Canada......................................................    1,522        944
Asia........................................................      820        299
                                                              -------    -------
          Revenues, net.....................................  $67,053    $67,052
                                                              =======    =======

     Geographical information at June 30, 2001 and 2000 is as follows:

                                                              JUNE 30,   JUNE 30,
                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
United States...............................................  $12,121    $11,061
Europe......................................................      181        114
Mexico......................................................      110         85
Australia...................................................       92         98
Canada......................................................      112        127
Asia........................................................      194        134
                                                              -------    -------

Total long-lived assets.....................................  $12,810    $11,619

     For purposes of the geographical information above, revenues are attributable to the individual countries based on the location of the customer. Long-lived assets are attributed to the individual countries based on the physical location of the assets. Long-lived assets are primarily property and equipment.

5. COMMITMENTS AND CONTINGENCIES

     In May 2001, the Company entered into a settlement agreement with respect to litigation pending at December 31, 2000, involving a group of independent contractors formerly associated with the Company. Pursuant to the agreement, the Company was relieved of certain obligations to pay accrued commissions to those contractors, which amounted to $3.7 million at the date of settlement. The Company has no further obligations with respect to those contractors at June 30, 2001.

     The Company has contingent liabilities resulting from litigation, claims and commitments incidental to the ordinary course of business. Management believes, based on the advice of counsel, that the ultimate resolution of such contingencies will not have a materially adverse effect on the financial position, results of operations or liquidity of the Company.

     The Company also has contingent liabilities in connection with two Letters of Credit relating to a loan agreement and a leasing agreement for Howard Schultz & Associates Europe, N.V. These letters of credit are partially collateralized by a certificate of deposit of the Company and personal funds of a shareholder. The unsecured amounts of these contingent liabilities of the Company were $863,000 and $1,279,000 at June 30, 2001, and December 31, 2000,
respectively.

                HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC.

6. SUBSEQUENT EVENTS

     On July 13, 2001, the Board of Directors of the Company approved the issuance of options to purchase 17,500 shares of common stock of HS&A at an exercise price of $9.06 per share, to certain employees, awarded stock grants totaling 23,179 shares to certain employees, and granted 64,569 stock appreciation rights, at a grant price of $9.06 per stock appreciation right, to certain employees in international markets.

     On July 26, 2001, the Company announced that the board of directors had approved a letter of intent to be acquired by The Profit Recovery Group International, Inc. ("PRG") in an all-stock transaction, which is expected to close in the fourth quarter of 2001. The combination is subject to finalization of a definitive agreement, approval of both companies' shareholders, approval from PRG's bank syndicate, and customary regulatory approvals.

     In connection with the announced acquisition by PRG, the board of directors of the Company terminated the Company's Management Incentive Plan. On August 22, 2001, the board of directors approved the issuance of options to purchase 79,000 shares of the common stock of HS&A, at an exercise price of $9.06, to the participants in the Management Incentive Plan.

     On September 1, 2001, the Company acquired substantially all of the assets and certain specified, related liabilities of an independent contractor that performed recovery audit services for the Company in exchange for a $3.0 million note payable in six equal quarterly installments beginning January 1, 2002 with simple interest at the rate of 7.0% per annum.

     Also, in July 2001, the Company acquired substantially all of the assets and certain, specified related liabilities, of an independent contractor of the Company that performed recovery audit and information technology services for the Company, in a tax-free reorganization in exchange for 307,482 newly-issued shares of the Company's no par value, voting common stock, assumption and payment of $1,000,000 in debt (repaid upon assumption) and forgiveness of $2,048,000 of advances to the independent contractor outstanding as of the acquisition date.

                                    ANNEX A
                                ASSET AGREEMENT

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of the 3rd day of August, 2001, by and among THE PROFIT RECOVERY GROUP INTERNATIONAL, INC., a Georgia corporation ("PRGX"), HOWARD SCHULTZ & ASSOCIATES INTERNATIONAL, INC., a Texas corporation ("HSA-Texas"), HOWARD SCHULTZ, a Texas resident ("H. Schultz"), ANDREW H. SCHULTZ, a Texas resident ("A. Schultz"), each of the trusts identified on the signature pages hereto (collectively, the "Trusts" and individually a "Trust") (each of H. Schultz, A. Schultz and the Trusts being collectively, the "Shareholders" and individually a "Shareholder"), and H. SCHULTZ, as representative of the Shareholders ("Shareholders' Representative").

                             W I T N E S S E T H :

     WHEREAS, HSA-Texas is in the business of (a) auditing accounts payable records, occupancy costs, vendor statements and direct to store delivery records to recover overpayments that are a result of missed credits, duplicated payments, overlooked allowances, incorrect invoices and other discrepancies, through its Global Data Services (GDS) Center, Associate Support Center, Occupancy Cost Audit Group, Statement Audit Group, Direct to Store Delivery Group and Commercial Audit Group and (b) operating a document imaging service bureau and selling and dealing in electronic document imaging and microfilming services (collectively, the "Business");

     WHEREAS, HSA-Texas conducts the Business in the United States and in non-U.S. countries (a) through those first-tier and second-tier majority owned subsidiaries of HSA-Texas listed on Schedule 1(a) attached hereto (collectively, the "Subsidiaries" and individually a "Subsidiary"; and the Subsidiaries, collectively with HSA-Texas, being the "Companies" and individually, a "Company") and (b) through licenses granted to those entities listed on Schedule 1(b) attached hereto (collectively, the "Licensees" and individually, a "Licensee");

     WHEREAS, the parties hereto desire to enter into a plan of reorganization qualifying under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), whereby HSA-Texas shall transfer to PRGX, and PRGX shall acquire, substantially all of the assets of HSA-Texas used or held for use in the Business in exchange for shares of common stock of PRGX, no par value per share ("PRGX Common Stock"), pursuant to the terms of this Agreement (the "Acquisition");

     WHEREAS, HSA-Texas and Howard Schultz & Partner (Deutschland) GmbH (the "German Licensee") are negotiating an option for HSA-Texas to acquire the business and operations of Howard Schultz & Partner (Deutschland) GmbH which company has a license to operate the Business in Germany and Austria (the "German Acquisition");

     WHEREAS, HSA-Texas is negotiating agreements to acquire solely for cash and promissory notes the business and operations of Phoenix Audit Recoveries, Inc. and JASAMA, INC., which are independent contractors of HSA-Texas and operate the direct to store delivery operations ("DSD Operations") of the Business (collectively the "DSD Acquisitions");

     WHEREAS, HSA-Texas is negotiating to acquire all of the outstanding equity of Tamebond Ltd. and J&G Associates Ltd. in order to acquire the business and operations of Howard Schultz & Associates (International) Ltd. (the "U.K. Licensee") which has a license to operate the HSA-Texas Business in the United Kingdom (the "U.K. Acquisition");

     WHEREAS, PRGX intends to acquire solely in exchange for registered shares of PRGX Common Stock, concurrently with the consummation of the Acquisition, all outstanding equity of the following affiliates of HSA-Texas (a) Howard Schultz & Associates (Asia) Limited, a Hong Kong corporation and a Licensee

("HSA Asia"), from H. Schultz, (b) HS&A International Pte Ltd., a Singapore corporation ("HSA Singapore"); (c) Howard Schultz & Associates (Australia), Inc., a Texas corporation and a Licensee ("HSA Australia"), from the Andrew H. Schultz Irrevocable Trust (the "AHS Irrevocable Trust") and (d) Howard Schultz & Associates (Canada), Inc., a Texas corporation and a Licensee ("HSA Canada"), from the AHS Irrevocable Trust, pursuant to a Stock Purchase Agreement of even date herewith (collectively, HSA Asia, HSA Singapore, HSA Australia and HSA Canada being the "Concurrent Companies," such agreement being the "Stock Agreement," and such acquisitions collectively being the "Concurrent Acquisitions");

     WHEREAS, prior to or at the Closing, each of the Shareholders shall contribute all of the shares of common stock of each Subsidiary owned by him or it to the direct parent corporation of such Subsidiary holding a majority of the capital stock of such Subsidiary or such parent corporation's designee without consideration as provided in Section 4.20 hereof;

     WHEREAS, as of the date hereof, HSA-Texas' authorized capital stock consists of 12,000,000 shares of common stock, no par value per share, 2,000,000 of which having voting rights ("HSA-Texas Voting Common Stock") and 10,000,000 of which have no voting rights except where Texas law requires ("HSA-Texas Non-Voting Common Stock" and collectively with the HSA-Texas Voting Common Stock, the "HSA-Texas Common Stock") and the Shareholders own a majority of the outstanding shares of HSA-Texas Common Stock;

     WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the transactions contemplated herein and certain additional agreements related thereto;

     NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     Appendix A attached hereto contains a list of the location, by Section reference, of the definition of each capitalized term used herein.

                                   ARTICLE 1

                                 REORGANIZATION

     1.1 ASSETS TO BE ACQUIRED. Subject to and upon the terms and conditions set forth herein, PRGX agrees to acquire from HSA-Texas, and HSA-Texas agrees to transfer to PRGX, as of the Effective Date, except as provided in Section 1.2 hereof, all right, title and interest in and to the tangible and intangible assets of HSA-Texas used or held for use in the conduct of the Business as of the Effective Date, including assets which have been fully depreciated, amortized and/or expensed, whether or not reflected on the Estimated Balance Sheet of HSA-Texas, free and clear of all claims, liens, encumbrances, security interests and similar interests of any kind or nature whatsoever except for the Permitted Encumbrances (collectively, the "Acquired Assets") including the following:

          (a) all machinery, appliances, equipment, including computer hardware (and as to each computer, the software licensed for use thereon), tools, supplies, leasehold improvements, furniture and fixtures, used or held for use by HSA-Texas in connection with the Business as of the Effective Date, including those items listed on Schedule 1.1(a) attached hereto (collectively, the "Fixed Assets");

          (b) all written and oral "Contracts" (which, for purposes hereof, shall include all written or oral contracts with Clients (collectively, the "Client Contracts"), employment agreements, agreements with Associates, agreements with independent contractors, agreements with Licensees, the right to acquire the business and operations of the U.K. Licensee and the German Licensee, and all other agreements and instruments relating to the Acquired Assets and the operation of the Business to which HSA-Texas is a party or to which the Acquired Assets are subject or bound, except for any Lease) which PRGX specifically agrees to assume, which assumption shall be evidenced by inclusion of such Contract by

     PRGX on a schedule to the Assignment and Assumption Agreement (collectively, "Assigned Contracts");

          (c) all accounts receivable, notes receivable, employee, independent contractor and associate advances made by HSA-Texas (collectively, "Accounts Receivable") and all work in progress including all unbilled claims of HSA-Texas (collectively, the "Work in Progress");

          (d) all benefits accruing to HSA-Texas as lessee or sublessee under, those "Leases" (which, for purposes hereof, means all written and oral leases or subleases in respect of the Business and to which HSA-Texas is a party, including all real property and equipment leases), which PRGX specifically agrees to assume, which assumption shall be evidenced by inclusion of such Lease by PRGX on a schedule to the Assignment and Assumption Agreement (collectively, the "Assigned Leases");

          (e) all intellectual property used or owned by HSA-Texas or the Business, including the trade names "Howard Schultz & Associates," "HS&A", "SUREF!ND(R)" "DIRECTF!ND(TM)", "NETF!ND(TM)", and any other trade names, trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any local, state, U.S. or non-U.S. jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any local, state, U.S. or non-U.S. jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any local, state, U.S. or non-U.S. jurisdiction; and registrations or applications for registration of copyrights in any local, state, U.S. or non-U.S. jurisdiction, and any renewals or extensions thereof; all computer and electronic data processing programs and software programs and systems and related documentation, research projects, computer software under development, software concepts owned and proprietary intellectual property, processes, formulae and algorithms, including all intellectual property used in the ownership, marketing, development, maintenance, support and delivery of the software and presently owned or licensed by HSA-Texas which are used or proposed to be used or reserved for use by HSA-Texas in the Business (including SUREF!ND(R) software, DIRECTF!ND(TM) software, NETF!ND(TM) software, and any other computer software programs and databases developed by or for HSA-Texas and the Business or licensed to them) (the "Software"); all inventions, improvements, developments, modifications and derivative works, whether or not reduced to practice, which HSA-Texas, Shareholders, or any employee of HSA-Texas, together or individually, alone or in combination with each other or any other person, has made which relates to the Business (collectively, "Developments"); all know-how, trade secrets, formulas, confidential information, customer lists, technical information, data, reports, deliverables, source code, object code, process technology, plans, drawings and blueprints; and any similar intellectual property or proprietary rights, including those set forth on Schedule 5.19 attached hereto (collectively, the "Intellectual Property Assets");

          (f) all of HSA-Texas' licenses, consents, permits, variances, certifications and approvals of all Governmental Entities, to the extent assignable, including those listed on Schedule 1.1(f) attached hereto (collectively, the "Licenses and Permits");

          (g) all claims, security and other deposits, refunds, prepaid expenses, causes of action, lawsuits, choses in action, rights of recovery and rights to indemnification, warranty rights, rights under non-disclosure, non-competition, non-solicitation, and similar agreements, and rights of set off in respect of the Business and Acquired Assets, including those items listed on Schedule 1.1(g) attached hereto (collectively, the "Deposits and Other Rights");

          (h) all of HSA-Texas' client and supplier lists, all client files, all files related to employees, consultants or independent contractors, all computer data bases and other business records relating to the Acquired Assets other than HSA-Texas' corporate minute books and stock records;

          (i) all of HSA-Texas' telephone numbers and the directory advertising for such telephone numbers;

          (j) all of HSA-Texas' bank accounts, lock boxes (including the contents thereof), safety deposit boxes (including the contents thereof), including those listed on Schedule 1.1(j) attached hereto;

          (k) all of HSA-Texas' cash on hand, cash in bank or other financial institution accounts and cash equivalents;

          (l) all of HSA-Texas' equity ownership interests, including shares of voting and non-voting common and preferred stock, in all of the Subsidiaries, and interests in any joint ventures; and

          (m) all of HSA-Texas' other tangible personal property and intangible property used or held for use in connection with the Business, including any and all goodwill and going concern value of the Business and the Companies.

     1.2 EXCLUDED ASSETS.  Notwithstanding anything to the contrary contained in
Section 1.1 hereof, PRGX shall not acquire, and HSA-Texas shall not transfer to PRGX, the following assets (collectively, the "Excluded Assets"):

          (a) HSA-Texas' corporate minute and stock books;

          (b) any assets held under any pension, profit sharing or other Employee Benefit Plan;

          (c) the amount of cash, up to a maximum of $7,000, required for funding termination obligations, if any, of HSA-Texas in respect of the HSA-Texas 401k Plan;

          (d) the two parcels of real property and the improvements thereon used on the date hereof as the HSA-Texas headquarters in Dallas, Texas, located at the addresses and with the legal descriptions, as set forth on Schedule
     1.2 attached hereto (such real property and improvements collectively being the "Dallas Headquarters");

          (e) the amount of any cash received by HSA-Texas after the date hereof attributable to the exercise by employees of HSA-Texas of any options to purchase HSA-Texas Common Stock; and

          (f) an amount of cash, and to the extent cash is insufficient, accounts receivable of HSA-Texas (the "Retained Accounts") having a face amount, which in the reasonable estimation of the Shareholders, as agreed to by PRGX, is in an amount sufficient to enable the Shareholders to pay Flow-Through Taxes (but not to pay taxes on any gains or income on the transactions contemplated herein) resulting from normal operations in the ordinary course of business for the period beginning on January 1, 2001 through the Closing Date and any Flow-Through Taxes attributable to the collection of the Retained Accounts; provided in the event that the amount of Flow-Through Taxes paid is less than the face amount of the retained accounts receivable, HSA-Texas shall pay PRGX the amount of such excess in cash or by return to PRGX of any such uncollected accounts receivable promptly after payment of the Flow-Through Taxes.

     1.3 CONVEYANCE OF ASSETS. The conveyance, transfer and delivery of the Acquired Assets shall be made by HSA-Texas and accepted by PRGX on the Closing Date, as of the Effective Date, as follows:

          (a) HSA-Texas shall execute and deliver to PRGX a bill of sale in the form of Exhibit 1.3(a) attached hereto and made a part hereof (the "Bill of Sale");

          (b) HSA-Texas and PRGX shall execute and deliver to PRGX an Assignment and Assumption Agreement in the form of Exhibit 1.3(b) attached hereto and made a part hereof (the "Assignment and Assumption Agreement") with respect to the Assumed Liabilities;

          (c) HSA-Texas shall execute and deliver to PRGX a trademark assignment in the form of Exhibit 1.3(c)-1 attached hereto and made a part hereof and a copyright assignment in the form of Exhibit 1.3(c)-2 attached hereto and made a part hereof; and

          (d) HSA-Texas shall execute and deliver such additional instruments of transfer, conveyance and assignment on the Closing Date, as counsel to HSA-Texas and counsel to PRGX shall mutually deem necessary or appropriate.

     1.4 CLOSING. The closing of the transactions contemplated herein (the "Closing") shall take place at 10:00 a.m. Eastern time on a date to be specified by the parties, which shall be no later than the tenth business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article 8 hereof, unless another time or date is agreed to by the parties hereto (the "Closing Date"). The Closing will be held at the offices of Arnall Golden Gregory LLP, Atlanta, Georgia. The Closing shall be effective as of 12:01 a.m., Eastern time, on the date which is either the last day of the month immediately preceding the Closing Date or the first day of the month in which the Closing occurs, as mutually agreed to by PRGX and HSA-Texas (the "Effective Date"). For tax purposes, the Acquisition shall be effective on the Closing Date. For accounting purposes, the parties intend that effective control of the Business and the Acquired Assets, including all risks and rewards of ownership, all cash receipts, profits and losses, and all benefits and burdens of ownership shall transfer to PRGX on and as of the Effective Date, and, all day-to-day management and operating control of the Business and the Acquired Assets shall pass to PRGX from and after the Effective Date and all computations, adjustments and transfers pursuant hereto for purposes hereof shall be on and as of 12:01 a.m. Eastern time, on the Effective Date. Accordingly, after the Closing, PRGX will be responsible for and pay when due any and all normal operating expenses of the Business incurred in the ordinary course of business by HSA-Texas during the period between the Effective Date through the Closing Date which are Assumed Liabilities hereunder.

                                   ARTICLE 2

                    CONSIDERATION; ASSUMPTION OF LIABILITIES

     2.1 CONSIDERATION.

     (a) Determination of Consideration. Subject to the terms and conditions of this Agreement and subject to the possible forfeiture of certain shares of PRGX Common Stock as provided in Section 2.5 hereof, the aggregate consideration (the "Consideration") payable to HSA-Texas for the Acquired Assets shall be determined as follows:

          (i) 16,000,000 shares of PRGX Common Stock;

          (ii) less that number of shares of PRGX Common Stock (the "DSD Shares") equal to (A) the aggregate purchase price (including liabilities assumed or taken subject to) paid or to be paid by HSA-Texas pursuant to definitive signed agreements with respect to the DSD Acquisitions (or if definitive agreement(s) are not signed with respect to either of the DSD Acquisitions prior to the mailing of the Joint Proxy Statement/Prospectus to the PRGX shareholders, an amount mutually agreed upon by PRGX and HSA-Texas as representing the estimated purchase price for such DSD Acquisition(s)) (B) divided by the lesser of (1) $6.50 or (2) the average closing price per share of PRGX Common Stock (as reported in The Wall Street Journal) for the 5 consecutive trading days ending on the fifth trading day immediately preceding the Closing Date (the "PRGX Average Price");

          (iii) less the aggregate number of shares of PRGX Common Stock issued by PRGX in connection with the Concurrent Acquisitions pursuant to the Stock Agreements (the "Concurrent Acquisition Shares");

          (iv) less that number of shares of PRGX Common Stock determined, as follows:

             (A) first, calculate the aggregate "in the money" value of HSA-Texas Options outstanding on the Closing Date (including both the HSA-Texas Options of Persons Not Hired and HSA-Texas Options which are Options to be Assumed) in accordance with Section 2.1(b) below;

             (B) second, calculate the aggregate "in the money" value of the HSA-Texas SARs outstanding on the Closing Date in accordance with
        Section 2.1(b) below;

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

             (C) third, add the result of the calculations in Section 2.1(a)(iv)(A) and Section 2.1(a)(iv)(B) above, and divide the sum by the PRGX Average Price.

     (b) "In the Money" Calculation. The "in the money" value of HSA-Texas Options and HSA-Texas SARs is determined, as follows:

          (i) multiply (16,000,000 less the DSD Shares and less the Concurrent Acquisition Shares) by the PRGX Average Price;

          (ii) divide the product in (i) above by the sum of (A) the number of shares of HSA-Texas Common Stock outstanding on the Closing Date, (B) the number of shares of HSA-Texas Common Stock subject to HSA-Texas Options (both HSA-Texas Options of Persons Not Hired and Options to be Assumed) outstanding on the Closing Date, and (C) and the number of HSA-Texas SARs outstanding on the Closing Date;

          (iii) the quotient in (ii) above is the "Per Share Value" of the gross consideration paid by PRGX for HSA-Texas' Acquired Assets (before reducing such gross consideration by the "in the money" value of the HSA-Texas Options and HSA-Texas SARs outstanding on the Closing Date);

          (iv) the per share "in the money" value of each HSA-Texas Option and each HSA-Texas SAR equals the Per Share Value less the respective exercise price of such HSA-Texas Option and the grant price of such HSA-Texas SARs;

          (v) the aggregate "in the money value" of the HSA-Texas Options or HSA-Texas SARs, as the case may be, equals the product of the per share "in the money value" of each HSA-Texas Option or each HSA-Texas SAR granted at a particular exercise or grant price, times the total number of HSA-Texas Options or HSA-Texas SARs outstanding at Closing granted at such exercise or grant price; and

          (vi) the sum of the aggregate "in the money value" of the HSA-Texas Options and the HSA-Texas SARs divided by the PRGX Average Price determines the number of shares of PRGX Common Stock to be deducted in Section 2.1(a)(iv) above.

     (c) Payment to HSA-Texas at Closing. On the Closing Date, HSA-Texas shall be entitled to receive a stock certificate or certificates for that number of shares of PRGX Common Stock equal to the Consideration less the Escrow Shares.

     2.2 ASSUMPTION OF LIABILITIES.

     (a) PRGX agrees to assume on the Closing Date, as of the Effective Date, only the following liabilities outstanding as of the Effective Date, to the extent not included in Retained Liabilities (collectively, the liabilities described in Sections 2.2(a) and 2.2(b) hereof being the "Assumed Liabilities"): all liabilities and obligations of HSA-Texas to the extent disclosed either on the December 31, 2000 balance sheet contained in the Audited Statements or on the Estimated Balance Sheet, prepared as provided herein and all liabilities and obligations of HSA-Texas incurred by HSA-Texas in the ordinary course of Business after the Effective Date consistent with past practices, and the amount of principal and interest outstanding on the Effective Date in respect of the Assumed Schultz Loan (without duplication of any other Assumed Liability). For purposes hereof, "Assumed Schultz Loan" means that portion of HSA-Texas' obligations to H. Schultz as of the Effective Date solely for amounts loaned to HSA-Texas for the following:

          (i) normal operations of the Business to be acquired pursuant hereto, including amounts expended by the Business in acquisitions of assets utilized by the Business (except for amounts equal to cash distributions to Shareholders after December 31, 2000, other than normal compensation and expense reimbursement, which cash distribution amounts will not be deemed part of the Assumed Schultz Loan),

          (ii) the aggregate amount paid or to be paid (including liabilities assumed or taken subject to) pursuant to definitive signed agreements with respect to the DSD Acquisitions;

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

          (iii) that portion of the aggregate amount paid by HSA-Texas to the holders of HSA-Texas SARs to extinguish their rights thereunder prior to or concurrently with the Closing which represents the "in the money" value of the HSA-Texas SARs, together with applicable withholding amounts,

          (iv) that portion of the aggregate amount paid by HSA-Texas to the Optionees who are Persons Not Hired to cancel their HSA-Texas Options prior to or concurrently with the Closing which represents the "in the money value" of all such HSA-Texas Options of Persons Not Hired, together with applicable withholding amounts,

          (v) all HSA-Texas Transaction Expenses, and

          (vi) principal and interest payments since December 31, 2000 on the acquisition related notes payable described in Note 3 of the Audited Statements (the "Acquisition Related Notes").

     (b) Without limiting the generality of the foregoing, PRGX shall assume on the Closing Date, as of the Effective Date, the following liabilities of HSA-Texas:

          (i) all outstanding obligations and liabilities of HSA-Texas arising from and after the Effective Date under the Assigned Contracts and the Assigned Leases;

          (ii) the aggregate principal and accrued interest amount of the Change in Status Payments, if any, to the extent accrued on the Estimated Balance Sheet and outstanding on the Effective Date;

          (iii) commission amounts payable to Associates or commissioned employees whether or not they accept employment with PRGX or its designee upon collection of Work in Progress outstanding on the Effective Date which is converted to accounts receivable after the Effective Date, net of any deductions attributable to Vendor Paybacks (except to the extent any Associate has agreed in writing to accept a Change in Status Payment in lieu of such commission amounts); and

          (iv) amounts owed under HSA-Texas' severance policies in effect as of the date hereof to any employee of the Companies to whom PRGX and HSA-Texas have mutually agreed not to offer employment by PRGX or any of its affiliates to the extent such amounts are specified on Schedule 2.2(b)(iv) attached hereto (the "Assumed Severance Amount");

     (c) Concurrently with the Closing, PRGX shall pay H. Schultz in immediately available funds the entire amount of principal and accrued interest outstanding at Closing on the Assumed Schultz Loan in full and final settlement thereof.

     2.3 RETAINED LIABILITIES. The liabilities and obligations which shall be retained by HSA-Texas shall consist of all liabilities of HSA-Texas other than the Assumed Liabilities, including the following (the "Retained Liabilities"):

          (a) except as specifically provided herein with respect to amounts owed as of the Effective Date which are included on the December 31, 2000 balance sheet included in the Audited Statements, Estimated Balance Sheets, and the Assumed Schultz Loan, all liabilities of HSA-Texas relating to indebtedness for borrowed money;

          (b) all liabilities of the Companies and Shareholders for federal, state, local or foreign Taxes, including Taxes incurred in respect of or measured by (i) the income of the Companies earned on or realized prior to the Effective Date to the extent such liabilities exceed the amount accrued for such liabilities on the December 31, 2000 Audited Statements and/or the Estimated Balance Sheet and (ii) any gain or income from the transfer of the Acquired Assets and other transactions contemplated herein;

          (c) all liabilities secured by or related to the Dallas Headquarters property described on Schedule 1.2 attached hereto;

          (d) all claims and liabilities, whether arising on or before, or subsequent to Closing, resulting from HSA-Texas' or Shareholders' breach, on or before Closing, of any covenant, condition or other obligation required of HSA-Texas or Shareholders under any Contract or Lease;

          (e) all amounts owed under HSA-Texas' severance policies to any employee or Associate of the Companies (i) to whom PRGUSA offered employment as of the Closing Date and who either (a) rejected PRGUSA' offer of employment, (b) did not satisfy on the Closing Date the Employment Conditions specified herein or (c) voluntarily resigned his employment with PRGUSA within 30 days after the commencement of such person's employment with PRGUSA or (ii) to whom PRGUSA offered engagement as an independent contractor and such person did not accept such engagement (collectively "Persons Not Hired");

          (f) except as specifically provided in Section 2.2(b)(iv) with respect to certain severance obligations, any liabilities with respect to employee benefits or under any Employee Benefit Plan;

          (g) all non-Business payables of any of the Companies, meaning those not directly related to the Business to be acquired by PRGX pursuant hereto;

          (h) all obligations and liabilities with respect to HSA-Texas Options of Persons Not Hired and HSA-Texas SARs; and

          (i) all obligations and liabilities to any shareholder of HSA Texas who exercises dissenters' rights.

     2.4 HSA-TEXAS OPTIONS AND HSA-TEXAS SARS.

     (a) Assumed Options. Concurrently with the Closing, PRGX will assume all of the HSA-Texas Options held by each of those Optionees identified on Schedule 5.5(b) hereof, who either is offered and accepts employment with PRGX and meets the Employment Conditions, is offered and accepts engagement by PRGX as an independent contractor, or has agreed to serve on the Board of Directors of PRGX (with all of the HSA-Texas Options of such Optionees being the "Options to be Assumed"). With respect to each of the Options to be Assumed, PRGX shall substitute PRGX Common Stock for HSA-Texas Common Stock in respect of the unexercised portion of such HSA-Texas Option in accordance with the 1999 Howard Schultz & Associates Stock Option Plan, as amended prior to the Closing Date in accordance herewith (the "HSA-Texas Option Plan") and based on the Option Conversion Ratio described herein (after such assumption and conversion, the "Assumed Options"). Effective upon the Closing, PRGX shall adopt a stock option plan providing substantially the same terms and conditions as the HSA-Texas Option Plan, as amended as described herein for the administration by PRGX of the Assumed Options. The number of shares of PRGX Common Stock subject to each Assumed Option shall equal the number of shares of HSA-Texas Common Stock to which the corresponding HSA-Texas Option was subject immediately prior to the Closing, multiplied by the Option Conversion Ratio (rounded to the nearest whole share), and the per share exercise price of such Assumed Option shall equal the exercise price of the corresponding HSA-Texas Option immediately prior to the Closing, divided by the Option Conversion Ratio, rounded upward to the nearest whole cent. The Assumed Options shall be fully vested and immediately exercisable upon the Closing, subject to compliance with applicable federal and state securities laws, and shall expire on the fifth anniversary of the Closing Date.

     (b) Amendment to HSA-Texas Option Plan; Mechanics for Receiving Assumed Option. Prior to Closing, HSA-Texas shall adopt an amended and restated HSA-Texas Option Plan in substantially the same form attached hereto as Exhibit 2.4(b), and, if necessary, amend the HSA-Texas option grant agreements, in order to extend the expiration date of the HSA-Texas Options upon a "change of control" as defined therein to five years, modify or delete those provisions that relate to HSA-Texas' status as a private company whose shares of capital stock are not publicly traded and such other amendments as mutually agreed by PRGX and HSA-Texas. Promptly after the Closing, HSA-Texas and PRGX shall jointly notify all Optionees whose HSA-Texas Options have become Assumed Options of the number of shares of PRGX Common Stock subject thereto and the exercise price thereof. HSA-Texas shall cooperate with PRGX in connection with PRGX's distribution of this information to the Optionees as described herein.

     (c) Option Conversion Ratio. For purposes hereof, the "Option Conversion Ratio" means the Per Share Value, as determined pursuant to Section 2.1(a) hereof, divided by the PRGX Average Price.

     (d) Adjustments. If, between the date of this Agreement and the Closing Date, the outstanding PRGX Common Stock or HSA-Texas Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Option Conversion Ratio, to the extent not adjusted as a result of the adjustment to the PRGX Average Price, shall be appropriately adjusted to provide to the Optionees the same economic effect as contemplated by this Agreement prior to such event.

     (e) Form S-8. PRGX shall take all corporate action necessary to reserve for issuance a sufficient number of shares of PRGX Common Stock for delivery upon exercise of the Assumed Options. As soon as practicable, but in no event more than 30 days, after the Closing Date, PRGX shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of PRGX Common Stock subject to such Assumed Options, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses referred to therein) for so long as such Assumed Options remain outstanding.

     (f) HSA-Texas SARs. With respect to all stock appreciation rights granted by HSA-Texas (collectively, the "HSA-Texas SARs"), HSA-Texas shall, prior to or concurrently with the Closing, acquire for cash in an amount equal to the aggregate difference between the Per Share Value and the grant price of such HSA-Texas SARs plus any other amount required to extinguish such HSA-Texas SARs. HSA-Texas will be responsible for deducting or withholding from such payment and remitting to the appropriate Tax Authority(ies) such amount or amounts as may be required to be so deducted or withheld pursuant to applicable federal, state or local laws.

     (g) Persons Not Hired. In respect of the HSA-Texas Options held by any Person Not Hired, HSA-Texas shall, prior to or concurrently with the Closing, cancel all such HSA-Texas Options and pay such Optionees an amount in cash equal to the "spread" in respect of such HSA-Texas Option, as defined in and in accordance with Article XI of the HSA-Texas Option Plan. HSA-Texas will be responsible for deducting or withholding from such payment and remitting to the appropriate Tax Authority(ies) such amount or amounts as may be required to be so deducted or withheld pursuant to applicable federal, state or local laws.

     2.5 ESCROW. At the Closing, pursuant to the terms of the Escrow Agreement by and among PRGX, HSA-Texas, the Shareholders' Representative and the Shareholders in the form of Exhibit 2.5 attached hereto (the "Escrow Agreement"), PRGX shall retain from the aggregate Consideration to be paid to HSA-Texas (i) 2,300,000 shares of PRGX Common Stock (the "U.K. Escrow Shares") in escrow pending the consummation of the U.K. Acquisition, (ii) 200,000 shares of PRGX Common Stock (the "German Escrow Shares"), in escrow pending the consummation of the German Acquisition, and (iii) in the event that HSA-Texas has not consummated the DSD Acquisition to PRGX's reasonable satisfaction prior to the Closing, 500,000 shares of PRGX Common Stock in escrow pending the consummation of the DSD Acquisition (the "DSD Escrow Shares" and collectively with the U.K. Escrow Shares and the German Escrow Shares, the "Escrow Shares"). The U.K. Acquisition, the German Acquisition and the DSD Acquisition are hereinafter referred to as the "Escrow Acquisitions". The Escrow Shares in respect of each of such acquisition shall be released, as provided in the Escrow Agreement. In the event any of the Escrow Acquisitions are consummated prior to the Closing Date in accordance with an agreement approved by PRGX as provided in
Section 4.25 hereof, the Escrow Shares in respect of such Escrow Acquisition shall not be deposited in escrow in accordance herewith, but instead shall be paid as Consideration hereunder to HSA-Texas.

                                   ARTICLE 3

                       APPROVALS; REGISTRATION STATEMENT

     3.1 APPROVALS; S-4 REGISTRATION STATEMENT AND JOINT PROXY
     STATEMENT/PROSPECTUS; SHAREHOLDER MEETINGS.

     (a) PRGX Approvals.

          (i) PRGX Recommendations. PRGX hereby represents that the PRGX Board of Directors (the "PRGX Board"), at a meeting duly called and held, has (A) approved this Agreement and the transactions contemplated hereby, including the Acquisition and the Concurrent Acquisitions, the issuance of shares of PRGX Common Stock as Consideration in connection with the Acquisition, the Concurrent Acquisitions and the assumption of the Assumed Options (the "PRGX Share Issuance"), and (B) resolved to recommend approval and adoption of this Agreement, the Stock Agreement, the Acquisition, the Concurrent Acquisitions and the PRGX Share Issuance by the PRGX shareholders at the PRGX Special Meeting (the recommendations referred to in clause (B) above are collectively referred to in this Agreement as the "PRGX Recommendations").

          (ii) Opinion of PRGX Financial Advisor. PRGX has received the opinion of Merrill Lynch (the "Fairness Opinion"), dated on or about the date of the Letter of Intent by and among PRGX, HSA-Texas, the Shareholders and certain other shareholders of HSA-Texas dated July 24, 2001 (the "Letter of Intent"), and updated as of the date hereof, to the effect that, as of such date, the aggregate consideration to be paid to PRGX pursuant to this Agreement and the Stock Agreement is fair to PRGX from a financial point of view, a copy of which opinion will be made available to HSA-Texas promptly after the date of this Agreement.

          (iii) PRGX Special Meeting. PRGX shall, in accordance with all applicable laws, subject to the condition in Section 8.1(c) having been met, duly call, give notice of, convene and hold a special meeting of its shareholders (the "PRGX Special Meeting") as soon as practicable for the purpose of considering and taking action on the PRGX Recommendations.

     (b) HSA-Texas Approvals.

             (i) HSA-Texas Recommendations. HSA-Texas and the Shareholders hereby represent and warrant that the HSA-Texas Board of Directors (the "HSA-Texas Board"), at a meeting duly called and held, has unanimously
        (A) approved this Agreement and the transactions contemplated hereby, including the Acquisition and the Concurrent Acquisitions, and (B) resolved to recommend approval and adoption of this Agreement, the Acquisition and the Concurrent Acquisitions by the HSA-Texas shareholders (the recommendations referred to in clause (B) above are collectively referred to in this Agreement as the "HSA-Texas Recommendations").

             (ii) HSA-Texas Special Meeting. HSA-Texas, acting through the HSA-Texas Board, shall, in accordance with all applicable laws, within 7 days after the receipt of the final Joint Proxy Statement/Prospectus, described below, convene and hold a special meeting of its shareholders (with such meeting having been previously duly called and notice having previously been duly given in accordance with Texas corporate law) for the purpose of considering and taking action on the HSA-Texas Recommendations (the "HSA-Texas Special Meeting").

     (c) Form S-4 Registration Statement. As promptly as practicable after the date of this Agreement, PRGX will prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the PRGX Share Issuance as provided herein, which Registration Statement, when declared effective by the SEC, shall contain (i) a proxy statement to be mailed by PRGX to its shareholders in connection with the vote of such shareholders with respect to the PRGX Recommendations and (ii) a prospectus of PRGX in connection with such registration under the Securities Act (together, the "Joint Proxy Statement/Prospectus").

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

     (d) Cooperation. PRGX shall obtain and furnish the information required to be included by the SEC in the Joint Proxy Statement/Prospectus. HSA-Texas and Shareholders agree that they will promptly provide PRGX with information concerning HSA-Texas and Shareholders required to be included in the Joint Proxy Statement/Prospectus. PRGX shall use its reasonable best efforts to respond to any comments of the SEC with respect to the Registration Statement as promptly as practicable. If at any time prior to the Closing Date there shall occur any event with respect to PRGX or HSA-Texas or any of their respective subsidiaries, as the case may be, or with respect to other information supplied by PRGX or HSA-Texas, as the case may be, for inclusion in the Registration Statement, in either case which event is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Registration Statement, PRGX or HSA-Texas shall notify the other party, and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by applicable law, disseminated to the PRGX shareholders and the HSA-Texas shareholders. PRGX shall notify HSA-Texas promptly upon (i) the declaration by the SEC of the effectiveness of the Registration Statement, (ii) the issuance or threatened issuance of any stop order or other order preventing or suspending the use of any prospectus relating to the Registration Statement, (iii) any suspension or threatened suspension of the use of any prospectus relating to the Registration Statement in any state,
(iv) any proceedings commenced or threatened to be commenced by the SEC or any state securities commission that might result in the issuance of a stop order or other order or suspension of use or (v) any request by the SEC to supplement or amend the Joint Proxy Statement/ Prospectus after the effectiveness thereof. PRGX and, to the extent applicable, HSA-Texas, shall use their reasonable best efforts to prevent or promptly remove any stop order or other order preventing or suspending the use of any prospectus relating to the Registration Statement and to comply with any such request by the SEC or any state securities commission to amend or supplement the Registration Statement or the Joint Proxy Statement/Prospectus.

     (e) Solicitation of Proxies. PRGX Board shall use its commercially reasonable efforts to solicit from the PRGX shareholders proxies in favor of the PRGX Recommendations and shall take all other action necessary or in the opinion of PRGX advisable to secure the vote of the PRGX shareholders required for the approval of the PRGX Recommendations and the adoption of this Agreement.

     (f) SEC Comments. PRGX and HSA-Texas will notify each other promptly of the receipt by such party or its representatives of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to the Registration Statement or the Joint Proxy Statement/Prospectus or for additional information and will supply the other Party with copies of all correspondence between PRGX, HSA-Texas or any of their respective representatives, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto.

     (g) HSA-Texas Comfort Letters. HSA-Texas shall use its commercially reasonable efforts to cause to be delivered to PRGX a letter from HSA-Texas' independent accountants, dated as of the date on which the Registration Statement becomes effective, which letter will be updated as of the Closing Date, addressed to PRGX, in form and substance reasonably satisfactory to PRGX and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (h) PRGX Comfort Letters. PRGX shall use its commercially reasonable efforts to cause to be delivered to HSA-Texas two letters from PRGX's independent accountants, as of the date on which the Registration Statement becomes effective, which letter will be updated as of the Closing Date, addressed to HSA-Texas, in form and substance reasonably satisfactory to HSA-Texas and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     3.2 LISTING OF SHARES. PRGX shall use its reasonable best efforts to cause the shares of PRGX Common Stock to be issued in the Acquisition, and the shares of PRGX Common Stock to be reserved for issuance upon exercise of the Assumed Options, to be approved for listing on the NASDAQ National Market, subject to official notice of issuance, concurrently with the Closing Date.

     3.3 AFFILIATES. Prior to Closing, HSA-Texas shall deliver to PRGX a letter identifying all persons who, in the judgment of HSA-Texas, may be deemed to be "affiliates" of HSA-Texas under the Securities Act and applicable SEC rules and regulations as of the Closing Date. Prior to Closing, PRGX shall have received
(i) a written agreement of each such Person in the form attached as Exhibit 3.3 hereto containing standard SEC Rule 145 provisions (a "HSA-Texas Affiliate Agreement").

     3.4 NO NEGOTIATIONS.

     (a) HSA-Texas. From and after the date hereof until the earlier of the termination of this Agreement pursuant to Article 9 hereof or the Closing, neither HSA-Texas nor any of the Shareholders will take any of the following actions, nor will HSA-Texas or any of the Shareholders permit any of HSA-Texas or the Subsidiaries to take any of the following actions, nor will HSA-Texas or any of the Shareholders authorize any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, HSA-Texas or any of its Subsidiaries to take any of the following actions (and will instruct such persons not to take any of the following actions), directly or indirectly: (i) solicit, initiate or encourage the submission of a proposal for any HSA-Texas Alternative Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any "Third Party" (which, for all purposes of this Agreement includes any "person" as such term is defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") other than PRGX, HSA-Texas or any affiliate thereof) any information with respect to, or take any other action knowingly to facilitate, any HSA-Texas Alternative Transaction or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any HSA-Texas Alternative Transaction. For all purposes of this Agreement, "HSA-Texas Alternative Transaction" means: (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving HSA-Texas or any of those of the Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of HSA-Texas and its Subsidiaries, (ii) any purchase or sale of 20% or more of the consolidated assets (including stock of Subsidiaries) of HSA-Texas and its Subsidiaries outside the ordinary course of business (iii) the purchase or sale of, or tender or exchange offer for, capital stock of HSA-Texas or any of the Subsidiaries, (iv) the issuance by HSA-Texas of capital stock containing terms which are inconsistent with the consummation of the transactions contemplated by this Agreement, or (v) the declaration or payment of any dividend or distribution other than those permitted by Section 4.5(a)(iii) hereof. HSA-Texas and the Shareholders agree to notify PRGX in writing promptly upon becoming aware that it or they have received any indications in writing or otherwise of interest, requests for information or offers in respect of an HSA-Texas Alternative Transaction relating to any of the assets or operations of HSA-Texas or its Subsidiaries, and will communicate to PRGX the identity of the potential buyer and, if indicated, whether or not the consideration in respect of the HSA-Texas Alternative Transaction is in an amount greater than the Consideration provided for herein or in the Stock Agreement. HSA-Texas and Shareholders represent that neither it nor they are party to or bound by any agreement with respect to an HSA-Texas Alternative Transaction.

     (b) PRGX. From and after the date hereof until the earlier of the termination of this Agreement pursuant to Article 9 hereof or the Closing, PRGX will not, and will not permit any of its subsidiaries to, and will not authorize any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, PRGX or any of its subsidiaries to (and will instruct such persons not to), directly or indirectly,
(i) solicit, initiate or encourage the submission of a proposal for any PRGX Alternative Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information with respect to, or take any other action knowingly to facilitate, any PRGX Alternative Transaction or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any PRGX Alternative Transaction; provided, however, that nothing contained in this Section 3.4(b) shall prohibit the PRGX Board from furnishing information to, or entering into discussions or negotiations with, any Third Party that (A) makes an unsolicited bona fide proposal of a PRGX Alternative Transaction if (1) the PRGX Board determines in good faith that such action is necessary for the PRGX Board to comply with its fiduciary duties to PRGX's shareholders under applicable law, (2) the PRGX Board determines in good faith that such PRGX Alternative Transaction would, if consummated, constitute or be reasonably likely to constitute a Superior Proposal and (3) prior to taking such action, receives from such Third Party an

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executed confidentiality agreement in reasonably customary form or (B) agrees to include in the PRGX Alternative Transaction the concurrent acquisition of HSA-Texas and the Concurrent Companies or substantially all of HSA-Texas' and the Concurrent Companies' assets as if HSA-Texas and the Concurrent Companies were a part of PRGX at the consummation of the PRGX Alternative Transaction.
PRGX will promptly notify HSA-Texas of its receipt of any written indications of interest or written offers in respect of a PRGX Alternative Transaction.

     (c) PRGX Recommendations. The PRGX Board will not (i) withdraw or modify, or propose to withdraw or to modify, in any case in a manner adverse to HSA-Texas, the PRGX Recommendations or (ii) approve or recommend to its shareholders a PRGX Alternative Transaction, unless (A) the PRGX Board determines in good faith that it is necessary to terminate this Agreement in order for the PRGX Board to comply with its fiduciary duties to PRGX's shareholders under applicable law, in which case, PRGX will terminate this Agreement and pay HSA-Texas the Termination Fee as provided in Section 9.2(e) hereof or (B) such PRGX Alternative Transaction includes the concurrent acquisition of HSA-Texas and the Concurrent Companies or substantially all of HSA-Texas' and the Concurrent Companies' assets as if HSA-Texas and the Concurrent Companies were a part of PRGX at the consummation of the PRGX Alternative Transaction, in which case PRGX may terminate this Agreement without any obligation to pay HSA-Texas any Termination Fee. The PRGX Board may not approve or recommend a PRGX Alternative Transaction on the basis that it is necessary to comply with its fiduciary duties to PRGX's shareholders (and in connection therewith, withdraw or modify its PRGX Recommendation) unless (1) such PRGX Alternative Transaction is a Superior Proposal and (2) the PRGX Board shall have specifically determined that such action is necessary for the PRGX Board to comply with its fiduciary duties to PRGX's shareholders. Nothing contained in this Section 3.4(c) shall prohibit PRGX from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to PRGX's shareholders which, in the good faith reasonable judgment of the PRGX Board, is required under applicable law; provided, that except as otherwise permitted in this Section 3.4(c), PRGX shall not withdraw or modify, or propose to withdraw or modify, the PRGX Recommendations or approve or recommend, or propose to approve or recommend, a PRGX Alternative Transaction. Notwithstanding anything contained in this Agreement to the contrary, (x) any action by the PRGX Board permitted by, and taken in accordance with, this Section 3.4(c) shall not constitute a breach of this Agreement by PRGX and (y) nothing in this Agreement shall (aa) limit the PRGX's Board's ability to make any disclosure to PRGX's shareholders that the PRGX Board determines in good faith is required to be made to satisfy its fiduciary duties under applicable law or (bb) limit PRGX's ability to make any disclosure required by applicable law, and such actions shall not be considered a breach of this Agreement.

     (d) Definitions.

          (i) For all purposes of this Agreement, "PRGX Alternative Transaction" specifically excludes each of the proposed divestitures described on
     Schedule 3.4(d) hereof and means: (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PRGX or any of those of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of PRGX and its subsidiaries; (B) any purchase or sale of 20% or more of the consolidated assets (including stock of subsidiaries) of PRGX and its subsidiaries, taken as a whole; (C) the purchase or sale of, or tender or exchange offer for, 20% or more of the shares of capital stock of PRGX; (D) the issuance by PRGX of capital stock containing terms which are inconsistent with the consummation of the transactions contemplated by this Agreement; (E) the declaration or payment of a dividend representing 20% or more of the value of PRGX and its subsidiaries, taken as a whole; or (F) the repurchase by PRGX or any of its subsidiaries of an aggregate of more than 20% of the outstanding shares of capital stock of PRGX, except for repurchases pursuant to PRGX's previously announced stock buy back plan.

          (ii) For all purposes of this Agreement, a "Superior Proposal" means any bona fide written unsolicited proposal of a PRGX Alternative Transaction that the PRGX Board determines in its good faith business judgment (A) would result in a transaction, if consummated, that would be superior to PRGX's shareholders from a financial point of view as compared to the transactions contemplated hereby and (B) is reasonably capable of being consummated in accordance with its terms (including that any financing required to consummate the transaction contemplated by such proposal is reasonably likely to be obtained), in each case taking into account all factors the PRGX Board considers relevant, including all legal, financial, regulatory and other aspects of the proposal and the Third Party.

     3.5 REGISTRATION RIGHTS AGREEMENT. Concurrently with the Closing, PRGX and the Shareholders will enter into a registration rights agreement in respect of the shares of PRGX Common Stock issued in connection with this Acquisition and the Concurrent Acquisitions in substantially the same form attached hereto as
Exhibit 3.5 (the "Registration Rights Agreement").

                                   ARTICLE 4
                      ADDITIONAL COVENANTS AND AGREEMENTS

     4.1 DUE DILIGENCE REVIEW.

     (a) Due Diligence. HSA-Texas shall deliver to PRGX all Schedules required to be attached hereto in accordance with Section 4.21 and shall promptly deliver to PRGX true, correct and complete copies of all documents, together with all amendments thereto through the date of execution hereof, contemplated by this Agreement and required by the terms hereof to be listed on the Exhibits or Schedules attached hereto not previously delivered to PRGX, including any Material Leases, Material Contracts, insurance policies, the Historical Statements and Companies' Tax Returns for 1997, 1998 and 1999. Prior to the Closing Date, PRGX, its counsel and representatives, including KPMG LLP (collectively, the "PRGX Representatives") shall have conducted such due diligence investigation of the Business of HSA-Texas as PRGX shall determine. HSA-Texas shall provide such persons full access during normal business hours to the offices, properties, books, records, files and other documents and information regarding HSA-Texas' assets and Business, to HSA-Texas' employees, independent contractors, Associates, officers, sales agents, project managers, contract service providers, strategic partners, other representatives and customers and to all materials, programs, data, reports, systems, practices, deliverables, and other properties and assets and shall fully cooperate with PRGX and such persons and provide full opportunity to said parties to make such investigation and copy such documents as PRGX shall desire; provided, however, that (i) no information with respect to any specific Clients will be required to be disclosed pursuant to this Section prior to or in any manner other than as set forth in the Schedules attached hereto (or to be attached hereto) in accordance with Section 5.14, Section 5.15 (with respect to information about Clients) or Section 5.17 hereof, (ii) no information with respect to trade secrets relating to technology and/or auditing methodology of the Business will be provided prior to obtaining HSA-Texas' consent, which consent will not be unreasonably withheld, (iii) with respect to employees of the Business, PRGX will not communicate with such persons without prior notice to HSA-Texas and providing HSA-Texas an opportunity to be present at any meeting with such employees, and (iv) with respect to Associates, PRGX will not communicate with the Associates prior to obtaining HSA-Texas' consent, which consent will not be unreasonably withheld. Such persons shall not contact independent contractors or customers of HSA-Texas without HSA-Texas' prior consent. No investigation of the Business of HSA-Texas by PRGX, its counsel and representatives, including the PRGX Representatives, either prior to, on, or after the date hereof shall affect PRGX's right to rely upon, or HSA-Texas' and Shareholders' responsibility for the accuracy of the representations and warranties of HSA-Texas and Shareholders made herein.

     (b) Historical Statements. As soon as practicable, HSA-Texas and Shareholders, at their sole cost and expense, shall prepare and provide to PRGX an audited combined balance sheet (including the notes thereto) of HSA-Texas, its consolidated Subsidiaries, and the Concurrent Companies prepared as of December 31, 2000 and December 31, 1999, and the related audited combined statements of operations, changes in Shareholders' equity and cash flows for each of the years in the three year period ending December 30, 2000, including in each case, the notes thereto, together with an unqualified audit report thereon (the "Report") of KPMG LLP, HSA-Texas' independent auditor (collectively, the "Audited Statements") and separate internal unaudited combined monthly balance sheets and combined income statements as of and for the months of January 2001 through June 30, 2001 (collectively, such monthly statements with the Audited

Statements, the "Historical Statements"). In addition, HSA-Texas and Shareholders shall provide PRGX with such other financial information, including copies of books and records and other materials (i) required in connection with filing the Registration Statement, (ii) sufficient to enable PRGX to prepare such pro forma financial statements as shall comply with the provisions of
Article 11 of Regulation S-X to be presented in the Registration Statement and any filing required pursuant to the Exchange Act, and (iii) in form and substance satisfying the requirements for filing the Historical Statements and Report with the Securities and Exchange Commission. HSA-Texas and Shareholders will, and will cause each of its Subsidiaries' and the Concurrent Companies' officers, directors and employees to, cooperate fully with PRGX and the PRGX Representatives to provide all such information and documents as PRGX or the PRGX Representatives may periodically request.

     (c) Estimated Financials. On or before seven business days prior to the Closing Date, HSA-Texas shall prepare in accordance with Section 4.1(d) hereof, and PRGX and HSA-Texas shall agree upon, a combined estimated balance sheet of HSA-Texas, its consolidated Subsidiaries, and the Concurrent Companies, including a detailed listing of the assets and liabilities of the Business as of the Effective Date and such separate estimated balance sheets, on a stand-alone basis as of the Effective Date, of those operating units of the Business as agreed to by PRGX and HSA-Texas (the "Estimated Balance Sheets"), and a combined written estimated income statement of HSA-Texas, its consolidated Subsidiaries, and the Concurrent Companies, including a detailed listing of revenues, expenses and income of the Business for the period from January 1, 2001 through the Effective Date and such separate estimated income statements, on a stand-alone basis for such period, of those operating units of the Business as agreed to by PRGX and HSA-Texas (the "Estimated Income Statements"), and a combined written estimated statement of cash flows of HSA-Texas, its consolidated Subsidiaries, and the Concurrent Companies for the period from January 1, 2001 through the Effective Date and such separate estimated statements of cash flows, on a stand-alone basis for such period, of those operating units of the Business as agreed to by PRGX and HSA-Texas (the "Estimated Statement of Cash Flows") (collectively, the Estimated Balance Sheets, the Estimated Income Statement, the Estimated Statements of Cash Flows, being the "Estimated Financials"), each of which statements will contain with respect to any item which is not capable of determination at Closing, a good faith estimate of such item as of the Effective Date, and which shall, when delivered, be attached hereto as Schedule 4.1(c).

     (d) Preparation of Estimated Financials. The Estimated Financials shall be prepared in accordance with generally accepted accounting principles for financial reporting in the United States ("GAAP") applied on a basis consistent with the Historical Statements including the notes thereto, shall include the same categories of assets and liabilities of the Companies as of the Effective Date as were included on the December 31, 2000 balance sheet included in the Audited Statements and the same items of revenues, expenses and income of the Companies as of the Effective Date as were included on the income statement for the year ended December 31, 2000 included in the Audited Statements, and shall be consistent with HSA-Texas' past accounting practices and procedures.

     (e) Confidentiality. Between the date of this Agreement and the Closing Date, PRGX and HSA-Texas will maintain in confidence, and will cause their respective directors, officers, employees, agents, representatives and advisors, to maintain in confidence any written, oral or other information obtained in confidence from any other party hereto in connection with this Agreement or the transactions contemplated herein, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) or use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing of such information is required by, or is necessary or appropriate in connection with, legal proceedings or any statute, regulation or rule of any Governmental Entity. The parties hereto will hold any information obtained pursuant to this Agreement in confidence in accordance with, and shall otherwise be subject to the Nondisclosure Agreement dated November 2000 between HSA-Texas and PRGX (the "Nondisclosure Agreement"), which Nondisclosure Agreement shall continue in full force and effect.

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

     4.2 EMPLOYMENT MATTERS.

     (a) H. Schultz and A. Schultz Offer Letters. Concurrently with the Closing, PRGX and H. Schultz shall enter into an offer letter for two-year employment (the "H. Schultz Offer Letter") in substantially the form of Exhibit 4.2A attached hereto and PRGX and A. Schultz shall enter into an offer letter for two-year employment (the "A. Schultz Offer Letter") in substantially the form of Exhibit 4.2B attached hereto.

     (b) Other PRGX Employment.

          (i) The Business is conducted through employees of the Companies and through independent contractors directly or indirectly engaged by the Companies to perform accounts payable auditing and related consulting services, which independent contractors are referred to by the Companies as Associates (collectively such independent contractors being, "Associates"). PRGX shall cause its wholly owned subsidiary, The Profit Recovery Group USA, Inc. ("PRGUSA") to offer employment to such employees and Associates as indicated on Schedule 4.2 attached hereto, each of whom are persons whose continued employment is important to the success of the Business (such persons, as designated or modified from time to time by PRGX prior to the Closing, together with H. Schultz and A. Schultz, being the "Key Employees"). PRGX may, but shall have no obligation to offer employment to any other employees of the Companies or any other Associates.

          (ii) With respect to any individual offered employment by PRGUSA, such employment shall be subject to the following conditions: such person shall
     (A) report to work for PRGUSA, (B) shall sign customary documents and forms including a Form I-9 and PRGUSA's Employee Agreement (providing for non-competition, non-solicitation and confidentiality covenants during the term of such person's employment and for 24 months thereafter), in substantially the form attached hereto as Exhibit 4.2C (the "Employee Agreement"), if a Key Employee, prior to the Effective Date, if not a Key Employee, within 60 days after the Effective Date, and (C) meet PRGUSA's then current employment standards (collectively, the "Employment Conditions"); provided that nothing contained herein shall preclude PRGX or PRGUSA from revising the Employment Conditions after the Closing or effecting the termination of any such persons after the Closing. HSA-Texas and Shareholders shall cooperate with and assist PRGX in obtaining executed Employee Agreements from Key Employees and such other employees, consultants and independent contractors as PRGX designates as needed or requested by PRGX. Notwithstanding the foregoing, in no event shall PRGX be required to provide employee benefits the same as or similar to those provided by HSA-Texas or otherwise.

     (c) Payroll. The parties acknowledge that, after the Closing, PRGUSA shall move those employees and Associates of the Business who are offered and accept employment by PRGUSA and who meet the Employment Conditions (the "Hired Employees") to PRGUSA's payroll system as soon as practicable, but no later than a date 90 days after the Effective Date. Until such time as such Hired Employees are included on PRGUSA's payroll system, HSA-Texas shall, when and as funded by PRGUSA, make disbursements on behalf of PRGUSA and as PRGUSA's agent to the Hired Employees for payroll and employee compensation earned after the Closing Date in respect of their employment by PRGUSA in accordance with HSA-Texas past practices pursuant to instructions from PRGUSA. PRGX will cause PRGUSA to fund HSA-Texas with all amounts necessary to make such payments prior to the time such payments are due to the Hired Employees, including payroll taxes, and PRGX shall indemnify and hold HSA-Texas harmless in respect of any and all liabilities arising from such arrangement, other than HSA-Texas' failure to properly apply the funds advanced by PRGUSA.

     (d) Continuation of Healthcare Coverage. HSA-Texas shall use its best efforts to obtain and deliver to PRGX prior to the Closing an undertaking from its current group health and dental insurance providers that such providers will continue coverage of (a) the Hired Employees, (b) their covered dependents as of the Closing Date and (c) all other "M & A qualified beneficiaries" as of the Effective Date, as that term is defined in U.S. Treas. Reg. sec.54.4980B8, Q & A-4(a), with respect to the transactions contemplated hereby, within the meaning of such Treas. Reg., at PRGX's sole expense, subject to participants' contributions, deductibles and copayments, as applicable, until such time as the Hired Employees are enrolled into such PRGUSA health and welfare benefit plans as such persons may be eligible to participate in. HSA-Texas shall notify PRGUSA of the termination of any group health or dental insurance plans sponsored by HSA-Texas which occurs after the Effective Date.

     (e) HSA-Texas' 401(k) Plan. HSA-Texas agrees that it will cause the account balance, if any, of each Business Employee under the HSA-Texas 401(k) Plan (the "401(k) Plan") to be fully vested as of the Closing Date. Such vested account balances shall include (i) the employer matching contribution on behalf of Business Employees for the 401(k) Plan's 2000 plan year (the "2000 Employer Match"), and (ii) the accrued, prorated portion prior to the Closing Date, of the employer matching contribution on behalf of Business Employees for the 401(k) Plan's 2001 plan year (the "2001 Employer Match"). The 2000 Employer Match and the 2001 Employer Match will be contributed by HSA-Texas to the 401(k) Plan on or prior to the Closing Date. At Closing, HSA-Texas shall deliver to PRGX an amendment to the 401(k) Plan, properly authorized by the Board of Directors of HSA-Texas, that ceases contributions to the 401(k) Plan effective from and after the Closing Date. As soon as reasonably practicable following the Closing, HSA-Texas shall (i) amend the 401(k) Plan to bring the 401(k) Plan into compliance with current laws, including, without limitation, changes in law described in Rev. Proc. 2000-27, 2000-26 I.R.B. 1272, (ii) file the 401(k) Plan with the IRS pursuant to Form 5310 to obtain a determination upon plan termination, and (iii) take all actions subsequent to such filing as are necessary to obtain a favorable determination upon plan termination from the IRS, including, without limitation, making any amendments to the 401(k) Plan requested by the IRS. HSA-Texas shall bear all costs and expenses associated with the foregoing. Upon receipt of a favorable determination letter from the IRS with respect to the 401(k) Plan, HSA-Texas shall cause the 401(k) Plan to distribute the Participant's vested account balances in the 401(k) Plan in accordance with applicable law, and PRGUSA shall have no obligation to accept qualified direct transfer distributions from the 401(k) Plan. Until such distributions are made, HSA-Texas, PRGX and PRGUSA shall take such actions as are necessary to maintain any plan loan that any Business Employee may have outstanding from the 401(k) Plan ("HSA-Texas Plan Loan") in good standing and with repayment terms comparable to the repayment terms of such HSA-Texas Plan Loan in effect prior to the Closing Date, including, without limitation, facilitating repayment of such HSA-Texas Plan Loans by means of payroll deduction from salary paid by PRGUSA. Once all distributions have been made from the 401(k) Plan, HSA-Texas shall take appropriate steps to terminate the 401(k) Plan. The obligations of HSA-Texas under this Section 4.2(e) shall be assumed by the Shareholders following the liquidation of HSA-Texas.

     (f) New PRGX Stock Options. Effective as of the Closing, in consideration of their employment with PRGX, PRGX shall, pursuant to PRGX's standard stock option agreement (the "PRGX Stock Option Agreement"), grant to certain Key Employees (as mutually agreed to by PRGX and HSA-Texas), new non-qualified options to purchase that number of shares of PRGX Common Stock set forth in their respective PRGX Stock Option Agreements, at an exercise price equal to the closing sale price per share of PRGX Common Stock on the Closing Date (as reported in The Wall Street Journal published on the first business day immediately following the Closing Date) in amounts commensurate with those non-qualified options to purchase shares of PRGX Common Stock that PRGX has recently granted prior to the date hereof to PRGX personnel in similar jobs. In order to receive options to purchase PRGX Common Stock, such Person must be a Hired Employee.

     4.3 CONSENTS. Promptly after execution of this Agreement, HSA-Texas and Shareholders will apply for or otherwise seek, and use their best efforts to obtain, all consents, releases and approvals required with respect to HSA-Texas and/or Shareholders for consummation of the transactions contemplated hereby, including without limitation, those consents listed in Schedule 5.4 hereof (collectively, "Consents"). Any charges imposed by the lessors or other parties to the Assigned Contracts and Assigned Leases for such estoppels and consents shall be borne solely by HSA-Texas.

     4.4 NON-COMPETITION AGREEMENT. Concurrently with the Closing, in consideration of the acquisition of Acquired Assets as contemplated herein, HSA-Texas, the Shareholders, Michael Lowery, Gertrude Lowery, Charles Schembri and Mac Martirossian shall enter into a non-competition, non-solicitation, and confidentiality agreement with PRGX in substantially the form attached hereto as
Exhibit 4.4 (the "Non-competition Agreement").

     4.5 CONDUCT OF BUSINESS BY HSA-TEXAS PENDING REORGANIZATION. HSA-Texas and Shareholders covenant and agree that, unless PRGX shall otherwise consent in writing or as otherwise specifically contemplated herein, between the date hereof and the Closing, the Business shall be conducted only in, and HSA-Texas shall not take any action except in, the ordinary course of business and in a manner consistent with HSA-Texas' past practices; and HSA-Texas will use its best efforts to preserve substantially intact the Business of HSA-Texas, to keep available the services of the present officers, employees, and consultants of the Companies, and to preserve the present relationships of the Companies with customers, clients and other persons having business relationships with the Companies. HSA-Texas and Shareholders covenant and agree that between the date hereof and Closing, there shall be no material diminution of the Acquired Assets, nor any material increase in the Assumed Liabilities except for amounts owed by HSA-Texas to H. Schultz for advances of amounts that would be included in the definition of the Assumed Schultz Loan. By way of amplification and not limitation, except as expressly provided for in this Agreement, HSA-Texas and Shareholders covenant that, between the date hereof and the Closing, the Companies and Shareholders shall not, directly or indirectly, do any of the following without the prior written consent of PRGX, which consent will not be unreasonably withheld or delayed:

          (a) except as set forth on Schedule 4.5(a) attached hereto, (i) issue, sell, gift, pledge, transfer, dispose of, encumber, authorize any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, any Company; (ii) amend the Articles of Incorporation or By-Laws or other organizational documents of any Company;
     (iii) split, combine or reclassify any outstanding share of any Company's capital stock or other ownership interest, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any Company's capital stock or other ownership interest (except for (A) normal salary and bonuses earned in the ordinary course of business that have been disclosed to PRGX in writing in advance of payment, and (B) distributions from HSA-Texas (not in excess of the amount set forth in Section 1.2(f)) to enable its Shareholders to pay federal and state taxes on the taxable income (for U.S. federal and state and foreign income tax purposes) from the Business' operations in the ordinary course of the business for the period from and after January 1, 2001 up to the Closing Date, in each case consistent with HSA-Texas' past practices and as disclosed to PRGX in writing in advance of payment, and (C) the aggregate amount of cash received by HSA-Texas from and after the date hereof and prior to the Effective Date attributable to the exercise by its employees of any HSA-Texas Options) (iv) redeem, purchase or otherwise acquire any shares of any Company's capital stock or other ownership interest; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.5(a);

          (b) except as set forth on Schedule 4.5(b) attached hereto, (i) acquire (by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business and in a manner consistent with past practices, sell, pledge, dispose of, or encumber any assets of any Company; (iii) enter into any material Contract or agreement, except for Client Contracts entered into in the ordinary course of business; (iv) authorize or consummate any single capital expenditure in excess of $50,000 or capital expenditures in the aggregate in excess of $100,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.5(b);

          (c) except as set forth on Schedule 4.5(c) attached hereto, take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to materially increasing the compensation or other remuneration of any officer, director, Shareholder or employee of any Company, pay any bonuses to any of its employees (except for bonuses earned in the ordinary course of business and disclosed to PRGX in writing in advance of payment), or with respect to the grant of any severance or termination pay (otherwise than pursuant to policies of HSA-Texas in effect on the date hereof and fully disclosed to PRGX in writing prior to the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

          (d) except as set forth on Schedule 4.5(d) attached hereto, make any payments except in the ordinary course of business and in amounts and in a manner consistent with past practice (none of which payments shall be unreasonable or unusual), under any Employee Benefit Plan or otherwise to any employee of, or independent contractor or consultant to, any Company, enter into any Employee Benefit Plan, any employment or consulting agreement, grant or establish any new awards under any such existing Employee Benefit Plan or agreement, or adopt or otherwise amend any of the foregoing;

          (e) take any action except in the ordinary course of business and in a manner consistent with past practice with respect to, or make any change in, its methods of management, distribution, marketing, accounting or operating (including practices relating to payment of trade accounts or to other payments) or relating to establishing or adjusting reserves, writing down or failing to write down (in accordance with its past practices consistently applied) or writing up the value of any assets of any Company;

          (f) except as set forth on Schedule 4.5(f) attached hereto, take any action or enter into any agreement or make any change in the billing or collection of its accounts receivable and unbilled claims (other than in the ordinary course of business and consistent with past practices), including without limitation, discounting or writing off any of HSA-Texas' accounts receivable or work in progress for early payment, or granting any other deduction or discount thereon or accelerating the collection thereof;

          (g) except as specifically permitted herein and except as set forth on
     Schedule 4.5(g) attached hereto, take any action to incur, assume, increase or guarantee prior to Closing any indebtedness for borrowed money from banks or other financial institutions or cancel, without payment in full, any notes, loans or other receivables;

          (h) loan or advance monies to any Person under any circumstance whatsoever except travel advances or other reasonable expense advances to employees or audit associates of any Company made in the ordinary course of business and consistent with past practice;

          (i) change any existing bank accounts or lock box arrangements of any Company, except for deposits, withdrawals, or changes of signatories in the ordinary course of business;

          (j) except as set forth on Schedule 4.5(j) attached hereto, waive any material rights of any Company or settle any material claim involving any Company;

          (k) sell, license, or otherwise dispose of any of its Intellectual Property Assets other than in the ordinary course of business consistent with past practice;

          (l) fail to make any Tax filing or Tax payment required to be made prior to the Closing Date; or

          (m) do any act or omit to do any act which would cause a breach of, or inability to perform, any contract, commitment or obligation of any Company or any Shareholder, which breach has a Material Adverse Effect on HSA-Texas or the ability of HSA-Texas or Shareholders to perform its, his or her obligations under this Agreement or any HSA-Texas Transaction Document.

     4.6 NOTIFICATION.

          (a) HSA-Texas and Shareholders shall give prompt notice to PRGX of the following:

             (i) The occurrence or nonoccurrence of any event of which any Shareholder or HSA-Texas obtains knowledge the occurrence or nonoccurrence of which would be reasonably likely to cause either (A) a material breach of any representation or warranty of HSA-Texas or any Shareholder contained in this Agreement at any time from the date hereof to the Closing Date, or (B) directly or indirectly, any Material Adverse Effect. PRGX's knowledge of any facts obtained by PRGX prior to the date hereof or disclosed herein that may give rise after the date hereof to a Material Adverse Effect on HSA-Texas shall not affect whether or not a Material Adverse Effect on HSA-Texas shall have occurred.

             (ii) Any material failure by HSA-Texas to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

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          (b) PRGX shall give prompt notice to HSA-Texas and Shareholders of the following:

             (i) The occurrence or nonoccurrence of any event of which PRGX obtains knowledge the occurrence or nonoccurrence of which would be reasonably likely to cause either (A) a material breach of any representation or warranty of PRGX contained in this Agreement at any time from the date hereof to the Closing Date, or (B) directly or indirectly, any Material Adverse Effect. Neither HSA-Texas' nor any Shareholder's knowledge of any facts obtained by HSA-Texas or such Shareholder prior to the date hereof or disclosed herein that may give rise after the date hereof to a Material Adverse Effect on PRGX shall affect whether or not a Material Adverse Effect on PRGX shall have occurred.

             (ii) Any material failure by HSA-Texas to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          (c) For purposes of this Agreement, "Material Adverse Effect" means with respect to any Person, any change or effect that is materially adverse to the financial condition, business, results of operations, assets, or prospects of such Person and its subsidiaries, taken as a whole. For purposes of this Agreement, "Person" means an individual, partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity. Notwithstanding the foregoing, the delivery of any notice pursuant to this
     Section 4.6. shall not limit or otherwise affect the remedies available hereunder to the Person receiving such notice.

     4.7 PUBLIC ANNOUNCEMENTS.

     (a) PRGX and HSA-Texas will issue a mutually agreeable joint press release at such time as PRGX and HSA-Texas shall agree. HSA-Texas and Shareholders shall obtain the prior written consent of PRGX before issuing any press release or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to receiving such consent. After the execution of this Agreement, PRGX shall use commercially reasonable efforts to provide HSA-Texas and the Shareholders with a copy of any press release relating to the transaction prior to its release, provided that nothing contained herein shall limit PRGX from making any public disclosure relating to the transactions without such prior delivery to HSA-Texas and Shareholders if, in PRGX's good faith belief, such public disclosure is necessary to comply with applicable law, regulations or stock exchange rules.

     (b) Except for any public announcement relating to the transactions contemplated herein as may be required by law or stock exchange rules or as provided in this Section or in Section 4.1 hereof, each Company, each Shareholder, and PRGX agrees that until the press release contemplated in
Section 4.7(a) hereof is issued, each of such parties have not, and have directed its directors, officers, employees, representatives and agents who have knowledge of the transactions not to, disclose to any Person who is not a participant in discussions concerning the transactions (other than persons whose consent is required to be obtained hereunder), any of the terms, conditions or other facts with respect to the transactions contemplated herein, or any portion of the PRGX Disclosure which has not been made publicly available by PRGX, including the fact that negotiations are taking place. In addition, each Company and Shareholder shall obtain the prior written consent of PRGX (and shall require their respective directors, officers, members, employees, representatives and agents who have knowledge of the transactions contemplated hereby or of any portion of the PRGX Disclosure which has not been made publicly available by PRGX to obtain the prior written consent of PRGX) before buying, selling, assigning, exchanging (by merger or otherwise) or otherwise trading in or engaging in any transactions with respect to PRGX securities, including any grant of a lien or other security interest with respect to PRGX securities, any short sale, the sale of any option or contract to purchase, the purchase of any option or contract to sell, the grant of any option, right or warrant to purchase or otherwise transfer or dispose of such securities, entering into any hedge, swap, straddle, collar, prepaid forward contract, single pay contract or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any such securities, whether such transaction is to be settled by delivery of securities, in cash or otherwise, until such time as PRGX shall have notified HSA-Texas in writing that such permission is no

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longer required due to the public availability of all material information with respect to the contemplated transactions and the PRGX Disclosure.

     4.8 REGULATORY AUTHORIZATION. As soon as practicable after the date hereof, PRGX, HSA-Texas and Shareholders shall each file with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") the notification and report form required for the transactions contemplated hereby in connection therewith pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") and each agrees to file as promptly as practicable any supplemental information requested by the DOJ or FTC. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. All fees in respect of any filings under the HSR Act made by PRGX and HSA-Texas in connection with the transactions contemplated herein shall paid by PRGX. All fees in respect of any filings made by any Shareholder under the HSR Act in connection with the transactions contemplated herein shall be paid by such Shareholder. Each of the parties shall assist the other in making all filings under the HSR Act and shall provide all information and documentation requested by the DOJ or the FTC.

     4.9 TAX MATTERS.

     (a) Definitions. As used in this Agreement, the following terms have the specified meanings:

          (i) "Flow-Through Taxes" shall mean U.S. federal income Taxes attributable to income and gains of HSA-Texas until the Closing date which are payable by Shareholders pursuant to Section 1366 of the Code for Tax years, or partial Tax years, for which HSA-Texas is an S corporation. The term "Flow-Through Taxes" shall also include any state or local income Taxes attributable to income and gains of HSA-Texas which are payable by the Shareholders under principles comparable to Section 1366 of the Code.

          (ii) "Tax Authority" shall mean any federal, foreign, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

          (iii) "Tax Return" shall mean any return, amended return, estimated return, information return, declaration, deposit, claim for refund or statement (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Tax or filed by or including HSA-Texas or any of the Subsidiaries.

          (iv) "Tax" or "Taxes" shall mean all taxes, charges, fees, interest, fines, penalties, additions to tax or other assessments, whether disputed or not, including without limitation, income, excise, environmental, property, sales, gross receipts, gains, transfer, occupation, privilege, employment (including social security and unemployment), use, value added, capital stock or surplus, franchise taxes, advance corporate tax and customs duties imposed by any Tax Authority, payable by HSA-Texas, the Shareholders, or any of the Subsidiaries, or relating to or chargeable against HSA-Texas' or any of the Subsidiaries' assets, revenues or income and payable by HSA-Texas, the Shareholders or such Subsidiary.

     (b) Tax Returns.

          (i) Preparation and Filing of Tax Returns. The Shareholders shall prepare or cause to be prepared, and file or cause to be filed, at the Shareholders' expense, all Tax Returns required to be filed by HSA-Texas and the Shareholders. Such Tax Returns for HSA-Texas shall be prepared based on and consistent with tax accounting methods and principles used by HSA-Texas and Shareholders, as the case may be, in preparing Tax Returns for prior Tax periods.

          (ii) Methods of Allocating Tax Liabilities. For purposes of preparing the Estimated Financials, any Tax for any Tax period which begins before the Effective Date and ends after the Effective Date (an "Overlap Tax Period") shall be allocated as follows: The portion of such Tax which relates to the portion of such Taxable period ending on the Effective Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be an amount of such Tax for the total number of days in the Overlap Tax Period multiplied by a fraction the numerator of which is the number of days
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     in the Taxable period ending on the Effective Date and the denominator is the total number of days in the entire Overlap Tax Period, and (B) in the case of any Tax based upon or related to income or receipts, be deemed to be equal to the amount which would be payable if the relevant Taxable period ended on the Effective Date. Any credits relating to a Taxable period that begins before and ends after the Effective Date shall be taken into account as though the relevant Taxable period ended on the Effective Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Companies.

     (c) Cooperation of Parties. Except as otherwise provided in this Agreement, the parties hereby agree that each of them shall cooperate with the other in executing or causing to be executed any required document and by making available to the other all work papers, records and notes of any kind at all reasonable times for the purpose of allowing the appropriate party to complete Tax Returns, participate in a proceeding, obtain refunds, make any determination required under this Agreement or defend or prosecute Tax claims.

     (d) Reorganization. HSA-Texas, Shareholders and PRGX hereby acknowledge and agree that the transactions contemplated hereby with respect to the acquisition of the Acquired Assets of HSA-Texas shall be treated by the parties for all tax purposes as (i) the acquisition by PRGX of the Acquired Assets solely in consideration of the issuance to HSA-Texas of the shares of PRGX Common Stock, constituting the Consideration and the assumption by PRGX of the Assumed Liabilities, and (ii) as a tax-free reorganization under Section 368(a)(1)(C) of the Code and any other applicable laws. It is the intent of the parties that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368(a) of the Code. The parties hereto shall use their best efforts to cause the transaction contemplated hereby to be recognized as a tax-free reorganization under Section 368(a)(1)(C) of the Code and any other applicable state or federal law. HSA-Texas hereby covenants and agrees that, following the Closing, it will promptly effect its complete liquidation and distribute all of its remaining assets (including the shares of PRGX Common Stock) to its stockholders in accordance with applicable law and its operative agreements.

     4.10 CORPORATE NAME. As soon as practicable following Closing, HSA-Texas shall change its corporate name to a name which does not contain the words "Howard Schultz", "Schultz" or the letters "HS&A", and HSA-Texas and Shareholders shall cooperate with PRGX in any efforts undertaken by PRGX to secure or protect its rights in any name used by the Companies in the conduct of the Business prior to Closing. As soon as practicable following Closing, PRGX will change its corporate name to "PRG/Schultz International, Inc."

     4.11 TRANSACTION EXPENSES.  Except as otherwise specifically provided in
Section 9.2 hereof, all of the expenses incurred by PRGX in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and other agreements referred to herein and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for PRGX, Bain & Co., all filing fees and expenses in respect of filings by PRGX under the HSR Act, and all fees and expenses for the preparation, printing, filing, and mailing of the joint Proxy Statement/Prospectus and Form S-4 and the solicitation of shareholder approvals ("PRGX Transaction Expenses") shall be paid by PRGX. Except as otherwise specifically provided in Section 9.2 hereof, all expenses incurred by HSA-Texas in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, brokers, counsel, accountants, and all HSR filing fees of HSA-Texas ("HSA-Texas Transaction Expenses") shall be paid by HSA-Texas or Shareholders. If the Acquisition is consummated, PRGX shall pay any previously unpaid reasonable and necessary fees and expenses of attorneys and accountants of HSA-Texas (including all fees and expenses of KPMG LLP in connection with the preparation of the Audited Statements) in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and the transactions contemplated herein. Any and all expenses incurred by any stockholder of HSA-Texas, including the Shareholders, in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby shall be paid solely by such stockholder of HSA-Texas.

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     4.12 REMOVAL OF LIENS AND ENCUMBRANCES.  HSA-Texas and Shareholders hereby agree to use their best efforts to obtain and file releases and termination statements for all recorded liens, encumbrances, judgments and similar filings which in any way relate to or affect the Acquired Assets as such liens, encumbrances, judgments and similar filings are described on Schedule 5.3 hereto, other than the Permitted Encumbrances (the "Recorded Liens") as and when provided herein. In respect of any such Recorded Liens that reflect underlying obligations of a Company that have previously been satisfied, HSA-Texas shall, or shall cause such Company to, obtain and file releases and termination statements in respect thereof prior to the Closing Date. In respect of any Recorded Liens that reflect underlying obligations that will be paid by HSA-Texas or such Company at Closing, HSA-Texas shall, or shall cause such Company to, prior to the Closing Date, prepare termination statements and releases in respect of such Recorded Liens and cause them to be executed by the secured party in respect thereof and delivered to PRGX at Closing for filing upon confirmation by such secured party of receipt of funds satisfying such underlying obligation. HSA-Texas and Shareholders hereby covenant and agree to indemnify and hold PRGX harmless from and against any and all losses or liabilities incurred by PRGX resulting from or arising out of HSA-Texas' failure to remove any Recorded Liens, in accordance with Article 7 hereof.

     4.13 BULK SALES LAW. PRGX hereby waives compliance by HSA-Texas with any applicable U.C.C. or tax bulk sales law, and HSA-Texas and Shareholders agree, jointly and severally, to indemnify and hold harmless PRGX (and affiliates thereof) from and against any claims or liabilities not assumed by PRGX pursuant to this Agreement asserted against PRGX (or any affiliate thereof) by any creditor of HSA-Texas by reason of such noncompliance or for any other claims or liabilities against PRGX for failure to comply with any such bulk transfer law.

     4.14 BANK ACCOUNTS. Prior to the Effective Date and effective as of the Effective Date, HSA-Texas and Shareholders shall have caused the following to occur in respect of each of the Bank Accounts: All payments to HSA-Texas, including Client payments, are made to the lock box identified in Schedule 1.1(j) ("Lock Box"), which payments are swept to an operating account identified on Schedule 1.1(j) ("Operating Account"). From the Effective Date to the Closing Date, HSA-Texas will receive payments and make disbursements in respect of the Business in the ordinary course consistent with past practices for the sole benefit of PRGX in accordance with Section 1.4 hereof, provided the Closing occurs in accordance with the terms hereof. On the business day immediately preceding the Closing Date, HSA-Texas shall deliver irrevocable written instructions to each bank at which a bank account is located (the "Banks") to discontinue, as of the end of the banking business day immediately preceding the Closing Date, the sweep from the Lock Box into the Operating Account or any other account, and instead sweep all amounts received in the Lock Box from and after the end of the banking business day immediately preceding the Closing Date into PRGX's account at the Bank (the "PRGX Accounts"). In addition to receipts in the Lock Box, all payments to HSA-Texas or Shareholders in connection with the Business otherwise received on or after the Effective Date will be for the sole benefit of PRGX and, provided the Closing occurs, shall be remitted to PRGX as part of the Acquired Assets. Signature cards required by the Bank to change or add to persons authorized to access the Lock Box shall have been provided to PRGX with sufficient time for PRGX to complete and transmit to the Bank prior to the Closing Date.

     4.15 DALLAS LEASE. Prior to the Closing, HSA-Texas and Shareholders shall negotiate a lease between PRGX and the HSA-Texas for that square footage of the premises required by the Business after the Closing, at fair market rental rates and other terms and conditions acceptable to PRGX. All expenses of HSA-Texas in connection with the negotiation, execution and delivery of such lease, and all brokers fees of HSA-Texas and PRGX, shall be borne by the Shareholders.

     4.16 ACQUISITION OF CERTAIN INDEPENDENT CONTRACTOR OPERATIONS. Prior to or concurrently with the Closing, HSA-Texas shall have completed (a) the acquisition solely for HSA-Texas Common Stock of the business operations of independent contractors providing the Salt Lake City Data Processing Center services and (b) the DSD Acquisition solely for cash.

     4.17 ACQUISITION OF INDEPENDENT CONTRACTOR STATUS. Prior to the Closing, PRGX and HSA-Texas may agree upon a plan pursuant to which HSA-Texas will negotiate with certain of its Associates to whom PRGX

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intends to cause to be offered employment with PRGUSA to accept a fixed amount, determined pursuant to a formula agreed to by PRGX and HSA-Texas, payable on terms as agreed to by PRGX and HSA-Texas (collectively, such obligations being the "Change in Status Payments"), in exchange for such Associate's agreement to change his status from an independent contractor to an employee of PRGUSA paid at the then standard PRGUSA compensation formula, subject to normal withholding and deductions. The amount of such Change in Status Payments, if any, accrued as a liability on the Estimated Balance Sheet shall be an Assumed Liability.

     4.18 DIRECTORS. Subject to compliance with the Georgia Business Corporation Code (the "GBCC"), PRGX's Certificate of Incorporation, the fiduciary duties of the PRGX Board of Directors and applicable law, as soon as practicable after the Closing, PRGX shall promptly use its commercially reasonable efforts to take all actions necessary (a) to cause the PRGX Board to be enlarged to thirteen (13) members, (b) to cause those four Persons (including
H. Schultz, A. Schultz, and two others) who are recommended by H. Schultz to be nominated by the PRGX Board for election as directors of PRGX and (c) to cause such nominees to be submitted to the PRGX shareholders for election at the Special Meeting. Two of the H. Schultz-nominated positions will be for Class II Directors, whose term expires in 2004, one H. Schultz-nominated position will be for a Class I Director, whose term expires in 2003, and one H. Schultz-nominated position will be for a Class III Director, whose term expires in 2002. PRGX will use its commercially reasonable efforts to take all actions necessary to cause the director previously nominated by H. Schultz whose term expires in 2002 to be renominated for such next election.

     4.19 SHAREHOLDER AGREEMENT. Effective upon the Closing, each of the Shareholders shall enter into a shareholders agreement with John M. Cook and Jack M. Toma in substantially the form attached hereto as Exhibit 4.19 (the "Shareholder Agreement").

     4.20 CONTRIBUTION OF SHARES. Effective upon the Closing, each of the Shareholders shall, and shall use its best efforts to cause all other equity owners of each of the Subsidiaries to contribute without consideration therefor all of the equity interests owned by such Shareholder or other equity owner in such Subsidiary to the direct parent corporation holding a majority of the outstanding equity interest in such Subsidiary or to the designee of such corporation, unless such ownership is required by the jurisdiction of organization of such Subsidiary, in which case, each of the Shareholders shall, and shall use its best efforts to cause all other equity owners of such Subsidiaries, to enter into a written agreement, in substantially the form attached hereto as Exhibit 4.20, confirming that such Person is holding such equity interests solely to satisfy a requirement of local law and that such Person agrees to transfer such equity interest to any designee of PRGX, without consideration, upon written request by PRGX, after the Closing.

     4.21 SCHEDULES. As soon as practicable but in no event later than 30 days after the date of this Agreement, HSA-Texas shall deliver all those Schedules required by the terms hereof that are not attached hereto, which Schedules shall speak as of the date of this Agreement.

     4.22 TRANSFER OF PERSONAL PROPERTY. Effective upon the Closing, each of the Shareholders shall transfer, by appropriate documents of transfer, any and all right, title and interest such Shareholder has in and to any assets and rights relating to the Business which any of the Companies use to conduct the Business, so that at the Closing all such assets shall be part of the Acquired Assets, including that certain software that HSA-Texas leases from H. Schultz under a lease agreement dated December 1999, but not including the condominium owned by the Schultz family that is used from time to time by the Companies.

     4.23 REPAYMENT OF OTHER SHAREHOLDER LOANS. Effective upon the Closing, HSA-Texas and the Shareholders shall cause all of the stockholders of HSA-Texas (including those other than the Shareholders) to repay in full all amounts owed by such stockholders to HSA-Texas.

     4.24 RESIGNATIONS. Effective upon the Closing, each of the Shareholders shall resign and shall cause all other persons to resign, in writing from all offices and directorships held by such Shareholder or other person in each of the Subsidiaries and Licensees.

     4.25 ESCROW ACQUISITIONS. From and after the date hereof, HSA-Texas shall diligently negotiate with each of the respective parties to the Escrow Acquisitions to enter into an agreement with such parties and
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consummate the Escrow Acquisitions pursuant thereto. HSA-Texas agrees to keep
PRGX fully and promptly apprised of the status of all such negotiations. HSA-Texas will not enter into any agreement with respect to any of the Escrow Acquisitions without the prior review by and consent of PRGX, which consent will not be unreasonably withheld.

                                   ARTICLE 5

                       REPRESENTATIONS AND WARRANTIES OF
                           HSA-TEXAS AND SHAREHOLDERS

     In order to induce PRGX to enter into this Agreement and consummate the transactions contemplated hereby, HSA-Texas and each Shareholder jointly and severally represent and warrant to PRGX as follows, each of which warranties and representations is material to and relied upon by PRGX.

     5.1 ORGANIZATION AND AUTHORITY OF COMPANIES. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction designated on Schedule 5.1(a) attached hereto. Each Company is duly qualified as a foreign corporation in all jurisdictions inside and outside of the United States in which the conduct of its business or the ownership of its properties requires such qualification (except where the failure to do so would not have a Material Adverse Effect on such Company) and Schedule 5.1(b) lists all the jurisdictions inside and outside the United States where each Company is so qualified. Each Company has all necessary corporate power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted. Except as described on Schedule 1(a), no Company owns, directly or indirectly, any equity interest in any corporation, partnership, joint venture, or other entity.

     5.2 CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. HSA-Texas has full corporate power and authority, and each Shareholder has full power and authority, to execute and deliver this Agreement and each of the HSA-Texas Transaction Documents to which HSA-Texas or such Shareholder is or will be a party and to consummate the transactions contemplated hereby. "HSA-Texas Transaction Documents" means each of the agreements, documents and instruments referenced in this Agreement to be executed and delivered by HSA-Texas and/or any Shareholder. Prior to the Effective Date, the directors and the Shareholders of HSA-Texas shall have duly approved and authorized the execution and delivery of this Agreement and each of the HSA-Texas Transaction Documents to which HSA-Texas is or will be a party and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings shall then be necessary. In respect of each of the Trusts, the execution, delivery and performance of this Agreement by such Trust has been duly authorized by all governing agreements of such Trust. In respect of each trust, the trustee identified on Schedule 5.2(a) hereof is the sole Trustee of such Trust and has sole full right, power and authority to enter into this Agreement on behalf of the Trust and to perform Trust's obligations hereunder. Assuming that this Agreement and each of the HSA-Texas Transaction Documents which are also PRGX Transaction Documents constitutes a valid and binding agreement of PRGX, this Agreement and each of the HSA- Texas Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of HSA-Texas and/or such Shareholder, as the case may be, in each case enforceable in accordance with its terms. The duly elected directors and officers of each Company are set forth on Schedule 5.2(b) attached hereto.

     5.3 TITLE TO ASSETS. Except as set forth on Schedule 5.3 attached hereto, each Company has good, valid and marketable title to all of its assets free and clear of any mortgages, liens, pledges, security interests, encumbrances, or similar rights of every kind and nature, except for any liens for taxes not yet due and payable and those encumbrances in respect of the Acquisition-Related Notes specifically set forth on Schedule 5.11B attached hereto which will be removed concurrently with the Closing (collectively, the "Permitted Encumbrances") and except for liens and encumbrances on the Dallas Headquarters property, which is an Excluded Asset. Except for the Dallas Headquarters property, which is an Excluded Asset, no Company owns any real property.

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     5.4 NO CONFLICT; REQUIRED CONSENTS.  Schedule 5.4 contains a true, correct and complete list of (a) all Material Contracts and Material Leases that require consent or approval to the assignment of such Material Contract or Material Lease in order to operate the Business on a daily basis as presently conducted and (b) all contracts (other than Material Contracts) and all Leases (other than Material Leases) that require consent or approval to the assignment of a Contract or Lease where the absence of such consent is likely to result in a Material Adverse Effect (collectively, the "Company Consents" and individually a "Company Consent"). Assuming compliance with the applicable requirements of the HSR Act and assuming all Company Consents have been obtained or taken prior to Closing, the execution and delivery by HSA-Texas and Shareholders of this Agreement and the HSA-Texas Transaction Documents, and the consummation by HSA-Texas and Shareholders of the transactions contemplated hereby and thereby do not and will not (i) require the consent, approval or action of, or any filing with or notice to, any corporation, firm, Person or other entity or any Governmental Entity (except for the Acquisition Related Notes and related security agreements, and except for consents and approvals under Contracts and Leases not required to be listed on Schedule 5.4); (ii) violate the terms of any instrument, document or agreement to which any Company is a party, or by which any Company or any Shareholder or the property of any Company is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of any Company (except for the Acquisition Related Notes and related security agreements, and except for consents and approvals under Contracts and Leases not required to be listed on Schedule 5.4), in each case except where such violation, conflict, breach, default or lien will not have a Material Adverse Effect; (iii) violate HSA-Texas' Articles of Incorporation or Bylaws or other organizational or governing agreements; or (iv) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Entity applicable to any Company, the Business or the Acquired Assets. No Company nor any Shareholder is subject to, or is a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other restriction of any kind or character which would prevent or hinder the continued operation of the Business after the Effective Date on substantially the same basis as theretofore operated.

     5.5 OWNERSHIP OF CAPITAL STOCK AND OPTIONS.

     (a) All outstanding shares of each Company's capital stock are validly issued, fully paid and non-assessable and are owned of record and beneficially solely by those persons and entities listed on Schedule 5.5(a) attached hereto in respect of each Company. Except as set forth on Schedule 5.5(a), no one other than the Shareholders has any beneficial or record interest in the capital stock of HSA-Texas and no one other than the shareholders identified on Schedule 5.5(a) in respect of each Subsidiary owns any beneficial or record interest in the capital stock of such Subsidiary. Each Shareholder warrants and represents that it is the lawful owner of, and has good and marketable title to, all of HSA-Texas' outstanding capital stock identified as owned by it on Schedule 5.5(a), free and clear of any mortgage, pledge, claim, lien, charge, encumbrance or other right in any third party (including any right to purchase, vote or direct the voting of, any shares thereof). HSA-Texas represents and warrants that the lawful owner(s) of each Subsidiary are identified on Schedule 5.5.(a) and that each such owner(s) so identified have good and marketable title to, all of such Subsidiary's outstanding capital stock identified as owned by it on
Schedule 5.5(a), free and clear of any mortgage, pledge, claim, lien, charge, encumbrance or other right in any third party (including any right to purchase, vote or direct the voting of, any shares thereof). Schedule 5.5(a) includes a true, correct and complete list of those Subsidiaries organized in jurisdictions which require individual or resident shareholders.

     (b) Schedule 5.5(b) attached hereto is a true, correct and complete list of all options outstanding as of the date hereof, issued by HSA-Texas prior to the date hereof, to purchase shares of HSA-Texas Common Stock, showing the name and address of the holder (each an "Optionee"), the number of shares of HSA-Texas Common Stock subject to such option, the exercise price of such option, the expiration date of such option and any other relevant information with respect to such option, which list will be updated so as to be true, correct and complete as of the Closing Date (collectively, the "HSA-Texas Options"). Prior to the date hereof, HSA-Texas has provided PRGX with a true, correct and complete copy of the 1999 Howard Schultz & Associates Stock Option Plan, which is the only stock option plan pursuant to which any options to acquire

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shares of any of the Companies' common stock have been granted. Also set forth on Schedule 5.5(b) is a true, correct and complete list of all holders of HSA-Texas SARs, showing the name and address of each holder, the number of SARs granted to such holder, the grant price of such SAR, and all other relevant information with respect to such HSA-Texas SAR, which list will be updated so as to be true, correct and complete as of the Closing Date. As soon as practicable after the date hereof, HSA-Texas will provide true correct and complete copies of all option grant agreements entered into by HSA-Texas, which reflect options outstanding as of the date hereof to acquire shares of common stock of any of the Companies and true correct and complete copies of all documents memorializing the HSA-Texas SARs and any other contract rights obligating any of the Companies to issue shares of its capital stock or otherwise relating to its capital stock, in each case as amended and in effect on the date hereof (collectively, the "Grant Agreements"). All such HSA-Texas Options are fully vested and are nonqualified stock options, and are not "incentive stock options", under Section 422 of the Code. The HSA-Texas Common Stock subject to all HSA-Texas Options is solely HSA-Texas Non-Voting Common Stock. Except as set forth on Schedule 5.5(b), no Company has issued any convertible securities, options, warrants, or entered into any contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional shares of its capital stock or other securities or which otherwise relate to its capital stock or other securities. All HSA-Texas Options have been granted under a stock option grant agreement in the form attached hereto in
Schedule 5.5(b)(i) and there are no other written or oral agreements relating to such HSA-Texas Options. All HSA-Texas SARs have been granted pursuant to a document(s) in the form attached hereto as Schedule 5.5(b)(ii) and there are no other written or oral agreements relating to such HSA-Texas SARs.

     5.6 COMPLIANCE WITH LAWS. Except as set forth on Schedule 5.6, each Company is in compliance with all applicable laws, orders, rules and regulations of all Governmental Entities, except where such noncompliance has and will have, individually or in the aggregate, no Material Adverse Effect on the Business or Acquired Assets. No Company nor any Shareholder has received written notice of any noncompliance with the foregoing, nor are they aware of any basis therefor.

     5.7 LICENSES AND PERMITS. Except as set forth on Schedule 5.7, each Company holds and is in compliance with all Licenses and Permits listed on
Schedule 1.1(f) attached hereto, and such list constitutes all of the city, county, state, federal and foreign licenses, permits, approvals and authorizations necessary or required for the use or ownership of the Acquired Assets and the operation of the Business, except where such failure to hold or noncompliance has or will have, individually or in the aggregate, no Material Adverse Effect on the Business or Acquired Assets. No Company nor any Shareholder has received written notice of any violations in respect of any such Licenses and Permits. No proceeding is pending or, to the Knowledge of HSA-Texas or any Shareholder, threatened, which seeks revocation or limitation of any such Licenses and Permits.

     5.8 FINANCIAL INFORMATION. Prior to the date hereof, HSA-Texas has delivered to PRGX true, correct and complete copies of the Historical Statements for periods through June 30, 2001, except that Historical Statements (other than the Audited Statements) do not contain customary footnotes. The Historical Statements have been prepared in accordance with GAAP, fairly present the combined financial condition of the Companies and the Concurrent Companies at the respective dates thereof and the combined results of operations of the Companies and the Concurrent Companies for the periods then ended, in each case in accordance with past practice and GAAP consistently applied during the periods presented (except as otherwise disclosed in the notes thereto). The Estimated Financials will be prepared in accordance with GAAP, will fairly present the combined financial conditions of the Companies and the Concurrent Companies for the period ended as of the Effective Date, in accordance with past practice and GAAP consistently applied during the periods presented. The Historical Statements are, and the Estimated Financials will be, consistent with the books and records of the Business. All work papers related to the Historical Statements and the Estimated Financials and other financial information provided by the Companies and the Concurrent Companies to PRGX or KPMG LLP in connection with their due diligence are true, correct and consistent with the books and records of the Companies and the Concurrent Companies. On the date hereof there were, and as of the Effective Date there will be, no liabilities or obligations of the Companies or the Concurrent Companies of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise except

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for those (i) that are specifically reflected or reserved against as to amount in the balance sheets contained in the Audited Statements, or (ii) that are Assumed Liabilities or are specifically set forth on Schedule 5.8 attached hereto, none of which, individually or in the aggregate, constitutes a Material Adverse Effect. Except as disclosed on Schedules 5.8 attached hereto, no Company is, nor has any Company been during the 12 months immediately preceding the execution of this Agreement, insolvent within the meaning of 11 U.S.C.
sec. 101(31). Each Company has paid and is paying its debts as they become due.

     5.9 SUFFICIENCY OF ASSETS. The Acquired Assets, together with the Excluded Assets, constitute all of the material assets and rights of any nature with which HSA-Texas has conducted the Business for the twelve month period prior to the Effective Date, subject only to additions and deletions in the ordinary course of business. The Acquired Assets are owned and held solely by the Companies, and all agreements, obligations, expenses and transactions related to the Business have been entered into, incurred and conducted solely by the Companies.

     5.10 DEPOSITS AND OTHER RIGHTS. Attached as Schedule 1.1(g) is a true, correct and complete list of all Deposits and Other Rights of each of the Companies, listing, where appropriate, the location thereof. Schedule 1.1(g) shall be updated, as of the Effective Date, to list the amount of all monetary Deposits and Other Rights.

     5.11 TRADE PAYABLES; ACCRUED EXPENSES; OTHER DEBT.

     (a) Trade Payables. All trade payables and accrued expenses of the Companies assumed by PRGX at Closing shall have been incurred in the ordinary course of business, shall be directly related to the Business to be acquired by PRGX pursuant hereto, and shall not, as of the Effective Date, be overdue other than those, if any, not yet paid due to a bona fide dispute (as detailed on Schedule 5.11A).

     (b) Debt for Borrowed Money. Schedule 5.11B is a true, correct and complete list as of the date hereof, which list will be updated at Closing so as to be true, correct and complete as of the Effective Date, of all debts, obligations, guaranties, seller financing and other indebtedness for borrowed money of each of the Companies outstanding as of the date hereof (including the Acquisition-Related Notes), stating the origin of the obligation, the obligee of such obligation, the security therefor (including a specific description of collateral), the terms of payment and the amount owed as of the date hereof.

     5.12 TAX RETURNS AND PAYMENTS.

     (a) Payment of Taxes and Other Matters.  Except as otherwise disclosed in
Schedule 5.12 attached hereto: (i) all material Tax Returns, including estimated Tax returns and reports of every kind with respect to Taxes which are due to have been filed by HSA-Texas and the Subsidiaries on or before the Closing Date in accordance with any applicable law in all jurisdictions where HSA-Texas or any Subsidiary is subject to Taxes, have been or will be duly filed on or before the Closing Date and are, or on or before the Closing Date will be, true, correct and complete in all material respects; (ii) all Taxes, deposits or other payments which relate to Taxes required to be paid (whether or not shown on a Tax Return) by HSA-Texas and any Subsidiary on or prior to the Effective Date have been, or will be, paid in full or will be accrued or reserved as a Tax liability on the December 31, 2000 Audited Financials and/or on the Estimated Financials; (iii) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns or reports of Taxes were or are due to be filed; (iv) all deficiencies asserted as a result of any examination of any Tax Return or report of Taxes of HSA-Texas or any Subsidiary have been, or on or before the Closing Date, will be, paid in full or finally settled with no outstanding liability to HSA-Texas or any Subsidiary or will be included in the amount of the reserve for Tax liability shown on the December 31, 2000 Audited Financials and/or on the Estimated Financials, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (v) to HSA-Texas' knowledge, no claims have been asserted against and no proposals or deficiencies for any Taxes are being asserted against HSA-Texas or any Subsidiary, or proposed or threatened, and no audit or investigation of any Tax Return or report of Taxes is currently underway, pending or threatened; (vi) there are no outstanding waivers or agreements by HSA-Texas or any Subsidiary for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any

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requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by HSA-Texas or any Subsidiary or any other matter pending between HSA-Texas or any Subsidiary and any taxing authority; (vii) there are no liens for Taxes upon any property or assets of HSA-Texas or any Subsidiary except statutory liens for current Taxes not yet delinquent; (viii) to HSA-Texas' knowledge, no claim has ever been made by a Tax Authority in a jurisdiction where any Subsidiary does not file Tax Returns that such Subsidiary is or may be subject to Tax by that jurisdiction;
(ix) no Subsidiary is a party to or bound by any tax allocation or tax sharing agreement and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes; (x) no Subsidiary and, with respect to Flow-Through Taxes attributable to the operations of HSA-Texas, no Shareholder, is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by such Subsidiary or HSA-Texas, nor to HSA-Texas' knowledge, has the Internal Revenue Service proposed any adjustment or change in accounting methods for HSA-Texas or any Subsidiary.

     (b) Subchapter S Status. HSA-Texas made a valid election to be treated as an S Corporation for U.S. federal income tax purposes effective as of January 1, 1983 (the "S Effective Date"), and such election has remained valid and effective at all times since such date, and HSA-Texas will be an S corporation up to and including the day before the Closing Date. HSA-Texas has made available to PRGX a true, correct and complete copy of its S election, and acknowledgement of receipt thereof by the Internal Revenue Service.

     5.13 FIXED ASSETS. The Fixed Assets and the fixed assets leased by each of the Companies include all of the furniture, fixtures, and equipment owned and used by each of the Companies in the operation of the Business. Except as specifically set forth on Schedule 1.1(a) attached hereto, each of the Fixed Assets is in the possession of the Companies and is in good operating condition and repair, normal wear and tear excepted. Prior to the Closing, HSA-Texas will deliver to PRGX a true, correct and complete list of the Fixed Assets of the Companies that is reconciled with the Fixed Assets line item of the Estimated Balance Sheet.

     5.14 INFORMATION ON AUDITS; ACCOUNTS RECEIVABLE.

     (a) Information on Audits. Schedule 5.14(a) will be delivered by HSA-Texas to PRGX within 3 days after the later to occur of PRGX's receipt of the bank approval described in Section 8.1(k) hereof or the mailing by PRGX of the Joint Proxy Statement/Prospectus to its shareholders. Schedule 5.14(a), when so delivered, will be a true, correct and complete list, as of the last day of the calendar quarter immediately preceding delivery of such Schedule, of the following information with respect to each Active Audit of Key Clients; provided that with respect to such Schedule, Key Clients shall not be identified by name, but shall be represented by a letter of the alphabet, and at least 3 business days prior to the Closing, HSA-Texas will update the information contained on
Schedule 5.14(a) so as to be true, correct and complete as of the Effective Date, and deliver to PRGX a key which identifies the name and address of the Key Client represented by each letter on such list:

          (i) name of Client;

          (ii) primary or secondary audit;

          (iii) scope of audit (e.g., all divisions, Southeast region only -- merchandise, expenses, advertising, real estate);

          (iv) audit year(s) or other covered time period of audit;

          (v) the contract rate for the Company's service fee;

          (vi) Client reserve or holdback percentage;

          (vii) audit commencement date and projected completion date;

          (viii) aggregate claims approved by Client;

          (ix) aggregate gross service fees billed to Client by the Company for such audit;

          (x) aggregate amount of cash receipts from such audit;
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          (xi) reserve amount held by Client; and

          (xii) the aggregate amount of Vendor Paybacks per audit that have been paid as of June 30, 2001 (and as of the last day of the calendar quarter immediately preceding the Closing Date).

For purposes hereof, "Active Audits" means, collectively, all those audits of Clients of the Business in respect of which claims remain to be written, including those listed on Schedule 5.14(a) attached hereto. "Inactive Audits" means, collectively, all those audits for Clients of the Business in respect of which no claims remain to be written, including those in respect of which Client continues, as of the date hereof, to hold a reserve for credits, chargebacks or other Vendor Paybacks. A "Vendor Payback" means the credits, chargebacks or payments made by a Company to a Client as a result of the Client's refund of payments made to such Client's vendor refunding commissions received by said Company from such Client.

     (b) Accounts Receivable. Prior to the Closing, HSA-Texas shall provide PRGX with a true, correct and complete list of the Accounts Receivables of the Companies and the Concurrent Companies reconciled with the Accounts Receivable line item on the Estimated Balance Sheet, showing by Client and by each Active Audit for such Client, the terms and time period for collection thereof. Each of the Accounts Receivable is bona fide and represents a valid obligation arising from sales actually made or services actually performed by the Companies or the Concurrent Companies in the ordinary course of Business. Each of the Accounts Receivable shall be as of the Effective Date current and collectible in full within ninety (90) days after the day on which it first becomes due and payable net of the reserve shown on the Estimated Balance Sheet (which reserve will be adequate and calculated consistent with past practice and will not represent a greater percentage of the Accounts Receivable reflected on the Estimated Balance Sheet than the reserve to the accounts receivable on the December 31, 2000 balance sheet contained in the Audited Statements) and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging. There is no contest, claim, dispute, defense or right of setoff relating to the amount or validity of such Account Receivable, except for possible vendor payback claims of the Client. As to each such Account Receivable, to the Knowledge of HSA-Texas and, if such Account Receivable is on the books of a Subsidiary, to the knowledge of such Subsidiary, neither the vendor nor the respective Client has objected to the claim for reimbursement upon which such Account Receivable is based. The Work in Progress included in the Acquired Assets is bona fide and will, if and when converted to Accounts Receivable, represent valid obligations arising from sales actually made or services actually performed by the Companies in the ordinary course of business, subject only to possible vendor pay-back claims of the Client.

     5.15 MATERIAL CONTRACTS; LICENSE AGREEMENTS.

     (a) Definition of Material Contract. Schedule 5.15 attached hereto is a true, correct and complete list of all "Material Contracts" which, for purposes hereof, means, collectively, all Contracts which:

          (i) are with those entities which constitute Key Clients for 2000 or 2001;

          (ii) evidence the obligation of any Company for debt to any Person for borrowed money or evidence the obligation of any Person, including any franchisee or licensee, to any of the Companies for borrowed money (including seller/licensee financing arrangements, but not Leases);

          (iii) are license agreements (including those related to Software), either as licensor or licensee, including all agreements with all Licensees and which involve an aggregate annual expenditure or receipt by any Company of $25,000 or more;

          (iv) are with strategic or business partners of any Company, including all agreements relating to the Salt Lake City Data Processing Center and the DSD Operations of the Business;

          (v) involve the provision of data processing services or telecommunications services to any Company and which involve an aggregate annual expenditure by any Company of $100,000 or more;

          (vi) are contracts with vendors of products or services to any Company (including supply or requirements contracts), indicating any which are not cancelable by such Company without cost on

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     60 days or less notice and which involve an aggregate annual expenditure by any Company of $100,000 or more;

          (vii) are with employees or independent contractors or sales agents of any Company;

          (viii) relate to any merger, asset purchase, stock purchase or similar purchase and sale agreement to which any of the Company is or was a party within the last three years, or has continuing obligations in respect of, including all agreements relating to the prior acquisition of the imaging business, the Salt Lake City Data Processing Center and the DSD Acquisition;

          (ix) are with any current Client and have an unexpired term of 2 or more years;

          (x) have or may have the effect of (1) prohibiting or impairing any business practice of the Companies, any acquisition of property (tangible or intangible) by Companies or the conduct of business by the Companies,
     (2) requiring the referral of any business by the Companies, or (3) requiring or purporting to require the payment of money or the acceleration of performance of any obligations of any Company by virtue of the Closing; or

          (xi) are Client Contracts which contain any (1) obligations to provide equipment or services beyond the scope of the Business or (2) any guaranty, rebate or refund that will or is reasonably likely to exceed $25,000 in any 12 month period.

Schedule 5.15 indicates thereon the category, by section reference, of Material Contract described in this Section 5.15(a) to which such Material Contract belongs. Notwithstanding anything to the contrary herein, with respect to the information about Clients and Key Clients on the Schedules or deliveries required to be delivered as of the date hereof by this Section 5.15, Client and Key Clients shall not be identified by name, but shall be represented by a letter of the alphabet, and immediately prior to the Closing, HSA-Texas will deliver to PRGX a key which identifies the name and address of the Client or Key Client represented by each letter on such list:

     (b) Certain Representations re Material Contracts. Except as specifically set forth in Schedule 5.15(b)-1, no Company has entered into any agreement under which it is restricted from providing services to Clients or potential Clients or any class of Clients, in any geographic area during any period of time or in any segment of the market. HSA-Texas and Shareholders have provided or made available to PRGX true, correct and complete copies of all written Material Contracts, including any and all amendments and waivers thereto, and have provided descriptions of the material terms of any oral Material Contracts on
Schedule 5.15(b)-2 hereof. Assuming the Material Contracts constitute the valid and binding agreements of the Company party thereto, such Material Contracts are valid, legally binding and enforceable against the other parties thereto subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles. Except as specifically set forth on Schedule 5.15(b)-3, no Company nor, to the Knowledge of HSA-Texas or any Shareholder, any other party to any of the Material Contracts, is in breach of, or in default under, any of the Material Contracts, and no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a default by any Company or, to the Knowledge of HSA-Texas or any Shareholder, any other party to any of the Material Contracts. Except as specifically set forth on Schedule 5.15(b)-4, the assignment of any of the Material Contracts to PRGX in accordance with this Agreement will not constitute a breach or violation of such Material Contract.

     (c) Contracts regarding Escrow Acquisitions. Prior to the date hereof, HSA-Texas has provided to PRGX true, correct and complete copies of all agreements, together with all amendments, supplements and addenda thereto, between PRGX and each Licensee. In addition to the representations set forth in subsection (b) above, HSA-Texas and Shareholders make the following additional representations in respect of Material Contracts involving a Licensee. With respect to the German Licensee, HSA-Texas has the absolute and unqualified right to purchase the license granted to such Licensee pursuant to the terms of a written agreement, true, correct and complete copies of which have been previously delivered to PRGX. With respect to the all agreements between HSA-Texas and the U.K. Licensee, all of HSA-Texas' rights under its agreements with the U.K. Licensee, including all rights to royalties and all rights to acquire the U.K. Licensee,
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are assignable by HSA-Texas to PRGX without the consent of the U.K. Licensee, or if such consent is required, such consent will be obtained by HSA-Texas prior to the Closing without modification of any of such agreements.

     5.16 MATERIAL LEASES. Schedule 5.16 attached hereto is a true, correct and complete list of all "Material Leases," which means, for purposes hereof, all Leases which (a) involve an aggregate annual expenditure by any Company of $25,000 or more, (b) are not cancelable by such Company without cost on sixty
(60) days' or less notice, or (c) have a term which extends for more than one
(1) year from the Effective Date. HSA-Texas has delivered to PRGX true, correct and complete copies of all of the Material Leases, together with all amendments, addenda and supplements thereto. Except as specifically set forth on Schedule 5.16, with respect to each Material Lease:

          (a) the Company party thereto holds the leasehold interest created under each Material Lease;

          (b) assuming the Material Lease constitutes the valid and binding agreement of such Company, the Material Lease is legal, valid, binding and enforceable against the other party thereto and in full force and effect, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles;

          (c) subject to obtaining any necessary consent in respect of the transactions contemplated hereunder and assuming the Material Lease constitutes the valid and binding agreement of the party thereto other than such Company, the Material Lease will continue to be legal, valid, binding and enforceable against PRGX and in full force and effect on identical terms following the Effective Date;

          (d) no Company, nor, to HSA-Texas' or any Shareholder's Knowledge, any other party to the Material Lease is in breach or default, and no event has occurred which, with the giving of notice or lapse of time, would constitute a breach or default by such Company or permit termination, modification or acceleration thereunder by any other party thereto;

          (e) no Company nor, to HSA-Texas' or any Shareholder's Knowledge, any other party to the Material Lease has repudiated in writing any provision thereof;

          (f) there have been and there are no disputes, oral agreements or forbearances in effect as to the Material Lease;

          (g) no Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold of the Material Lease and HSA-Texas and Shareholders are not aware of any such assignment, transfer, conveyance, mortgage, deed in trust or encumbrance of any interest in the leasehold of the Material Lease;

          (h) in respect of each such Material Lease which is a real property lease, (i) such lease is the only instrument which gives rise to a right of occupancy by the Company at such location, (ii) Company is the original lessee (or has validly succeeded to the rights of the original lessee) under such lease, (iii) Company actively occupies such location, (iv) Company has paid the rent under the lease on a current basis and there are no past due amounts; and

          (i) in respect of each such Material Lease which is an equipment lease, (i) such Company is in actual possession of the equipment leased under each equipment lease, (ii) Company has paid the rent set forth in each of the equipment leases on a current basis and there are no past due amounts. Attached as Schedule 5.16 is a true, correct and complete list of the equipment subject to each equipment lease and the location of such equipment.

     5.17 CLIENTS AND KEY CLIENTS. For purposes hereof, "Clients" means those clients to whom any Company provides or has provided the services of the Business and "Key Clients" means those 27 Clients of the Companies and the Concurrent Companies, which as of December 31, 2000 (or in respect of 2001, as of the period from January 1, 2001 to June 30, 2001) accounted for the highest percentages of the revenue of the Clients generating at least 80% of the revenues of the Companies and the Concurrent Companies on a combined basis during such period.

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          (a) Schedule 5.17(a-1) attached hereto contains the number of Key
     Clients for each of 2000 and 2001, and the aggregate revenues of such Clients for each of such periods. Schedule 5.17(a-2) separately states the number of Key Client Contracts (and the aggregate revenues of such number of Key Clients for each of such periods) which contain any of the following provisions: (i) performance guaranties, refunds or rebates that could reasonably be expected to exceed $25,000, with respect to any annual audit period, (ii) have or may have the effect of limiting or impairing any material business practice or activity of any Company, (iii) have a net commission rate below 20% of recovered funds, (iv) require any referral of business by any Company, (v) allow for cancellation by the Client on less than 90 days notice or (vi) require consent to assignment, the payment of money or the acceleration of performance of any obligation by a Company because of the proposed transaction with PRGX. Except for the number of Key Clients (with the aggregate revenues for such number for each period) listed on Schedule 5.17(a-3), to the Knowledge of HSA-Texas, there are no Key Clients who have, within the 12 months immediately preceding the date hereof, expressed to any Company material dissatisfaction with the Companies' services. Schedule 5.17(a-4) contains the revenues generated by all Key Clients during each of 2000 and 2001, the percentage of the total revenues of the Companies and the Concurrent Companies on a combined basis for each such period that the revenues of the Key Clients for such period constitutes, and the average remaining term of the Contracts for all Key Clients. Schedule 5.17(a-5) contains the number of Key Clients gained from or lost to any Person other than PRGX in the last 24 months and the number of primary audits for Key Clients converted to secondary audits in the last 24 months, other than audits in which PRGX performs the primary audit. All written contracts with Key Clients reflect all material terms of the contractual relationship of the Key Client with the Company.

          (b) Schedule 5.17(b-1) when delivered, as provided below, will be a true, correct and complete list of all Key Clients, which will be separately identified for each of 2000 and 2001. Schedule 5.17(b-2) will specifically identify each Key Client Contract which contains any of the following provisions: (i) performance guaranties, refunds or rebates that could reasonably be expected to exceed $25,000, with respect to any annual audit period, (ii) have or may have the effect of limiting or impairing any material business practice or activity of any Company, (iii) have a net commission rate below 20% of recovered funds, (iv) require any referral of business by any Company, (v) allow for cancellation by the Client on less than 90 days notice or (vi) require consent to assignment, the payment of money or the acceleration of performance of any obligation by a Company because of the proposed transaction with PRGX. Except as will be specifically described on Schedule 5.17(b-3), to the Knowledge of HSA-Texas, there are no Key Clients who have, within the 12 months immediately preceding the date hereof, expressed to any Company material dissatisfaction with the Companies' services. Schedule 5.17(b-4) will contain a true, correct and complete list for calendar year 2000 and 2001 of each Key Client for each such period, the revenues generated by each such Key Client during the respective period, the percentage of the total revenues of the Companies and the Concurrent Companies on a combined basis for each such period that the revenues of each Key Client for such period constitutes, and the term of the Contract for such Key Client, including the expiration date thereof. In addition, Schedule 5.17(b-5) will include a list of Key Clients gained from or lost to any Person other than PRGX in the last 24 months a list of primary audits for Key Clients converted to secondary audits in the last 24 months, other than audits in which PRGX performs the primary audit, and the details of any rebate, recovery advance, or recovery guarantee provisions with Key Clients for 2000 and 2001, and the assumption or reimbursement of Key Client expenses associated with data acquisition or other audit related activities ("Key Client Programs"). Schedule 5.17(b-1) through Schedule 5.17(b-5) will be delivered to PRGX at least five business days prior to the Closing. In addition, upon delivery of such Schedules, HSA-Texas will update the information contained on Schedule 5.17(b), so as to be true, correct and complete as of the Effective Date. At least five days prior to the Closing, HSA-Texas will provide PRGX true, correct and complete copies of all contracts with all Key Clients, together with all amendments thereto. All contracts with Key Clients reflect all material terms of the contractual relationship of the Key Client with the Company as of the Effective Date.

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     5.18 EMPLOYEES; ASSOCIATES.

     (a) Employees.

          (i) Schedule 5.18(a) includes in respect to each current employee of each of the Companies, a true, correct and complete list of the name, location address, function and title of such person, base salary or hourly rate, any bonus, commission formulae or profit sharing agreements applicable thereto, all other benefits and all accrued commissions, the amount of any advances on commissions (describing the repayment terms thereof) and expenses such Person has received which are outstanding as of the Effective Date and the name of the entity which pays the compensation or commission to such employee. Schedule 5.18(a) includes a true, correct and complete list of all agreements and understandings between each Company and its employees (including a description on such Schedule of all oral agreements) concerning their employment relationship with such Company (including all restrictive covenant agreements and severance benefits), true, correct and complete copies of which have been provided to PRGX (or descriptions contained on Schedule 5.18(a) in respect of any oral agreements).

          (ii) Except as otherwise set forth in Schedule 5.18(a), the employment of each employee is terminable within 30 days' written notice by such Company or such employee, subject to any rights to salaries and commissions earned prior to such termination and no such Person has been granted the right to continued employment or engagement by any Company or to any material compensation or payment following termination of employment with such Company.

          (iii) Schedule 5.18(a) contains a true, correct and complete copy of HSA-Texas' standard form employment agreement and non-competition and restrictive covenant agreement with its employees. Except to the extent specified on Schedule 5.18(a), there are no deviations from such standard contract in the agreements with the employees, except for immaterial modifications which do not confer additional benefits on such employee or impose additional liability on any Company.

          (iv) To HSA-Texas' and Shareholders' Knowledge, no officer or Key Employee, or any group of employees, intends to terminate their employment with any Company, nor does any Company have a present intention to terminate the employment of any officer, Key Employee or group of employees.

     (b) Associates.

          (i) Schedule 5.18(b) includes in respect to each Associate who, as of the date of this Agreement, is engaged by any of the Companies to perform auditing services a true, correct and complete list of the name, location address, function and title of such person, the Associate's commission percentage, any bonus arrangements, all accrued commissions, the amount of any advances on commissions or other amount owed to any Company (describing the repayment terms thereof) which are outstanding as of the Effective Date, any rights to payments upon or after termination of the independent contractor relationship with any of the Companies, any other benefits, and the name of the entity which pays the commission to such Associate. Prior to the Closing, HSA-Texas shall have delivered to PRGX, true, correct and complete copies of all agreements and understandings between each Company and its Associates (including a written description on such Schedule of all oral agreements) together with all amendments, addenda and supplements thereto concerning their relationship with such Company (including any restrictive covenant agreements and any severance agreements).

          (ii) Except as otherwise set forth in Schedule 5.18(b), the engagement of each Associate is terminable within 30 days' written notice by such Company or such Associate, subject to any rights to commissions earned prior to such termination and no such Person has been granted the right to continued engagement by any Company or to any material compensation or payment following termination of engagement with such Company.

          (iii) Schedule 5.18(b) attached hereto contains a true, correct and complete description of the Companies' policy for post-termination trailing commissions payable to Associates and its policy for the deduction of commissions associated with Client paybacks and lists any material deviations from such policy in respect of any Associate, except for immaterial modifications which do not confer additional

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     benefits on such Associate or impose additional liability on any Company.
     Each Associate and any other Person who is designated by any Company as an independent contractor has met, and until the Closing Date will continue to meet, the requirements under the Code, and the regulations promulgated thereunder to be an independent contractor.

          (iv) To HSA-Texas' and Shareholders' Knowledge, no Associates, or any group of Associates, intends to terminate their engagement with any Company, nor does any Company have a present intention to terminate the engagement of any Associate or group of Associates.

          (v) None of Companies' agreements or arrangements with any sales agents or Associates will obligate PRGX to pay commissions, fees or other compensation to such sales agents or Associates for revenues earned by PRGX for services performed for Clients after the Effective Date other than services of the type the Companies provided to such Clients prior to the Effective Date.

     (c) Employment Laws. Each Company (i) is in compliance with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours in respect of its employees and, to the extent applicable, its Associates of all Governmental Entities which have jurisdiction over such Company's employment practices; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing in respect of any employees or Associates; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the normal course of business and consistent with past practice). In respect of each Company's current and former employees and Associates, except as set forth on Schedule 5.18(b), (i) there are no charges, investigations, administrative proceedings or formal complaints of discrimination pending or, to HSA-Texas' and the Shareholders' Knowledge, threatened before any Governmental Entity against any Company; (ii) there have been no audits by any Governmental Entity of any of the Companies' equal employment opportunity practices; (iii) no current or former employee or Associate of any Company has notified any Company of any fact or circumstance which, if true, might constitute a violation of any Employment Law; and (iv) to HSA-Texas' and the Shareholders' Knowledge, no Company nor any employee of any Company has engaged in any activity which constitutes a violation of any Employment Law. For purposes hereof, "Employment Laws" means any constitutional, statutory, regulatory or common law of any Governmental Entity relating to employment discrimination or harassment, including, but not limited to, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 and the Americans with Disabilities Act.

     (d) Breaches. To the Knowledge of HSA-Texas and the Shareholders, and, except as set forth in Schedule 5.18(d), (i) no Person employed or engaged as an employee, sales agent, business or strategic partner, Associate, independent contractor or consultant by any Company has, in respect of his or her activities to date on behalf of such Company, violated any of the terms or conditions of his or her employment agreement, independent contractor, proprietary inventions or similar agreement or other engagement with the Company or any other contract to which Company is a party with any third party, or disclosed or used any trade secrets or proprietary or confidential information or documentation of any third party without the authorization of such third party, or interfered in the employment relationship between any third party and any of its employees and
(ii) no Person employed or engaged as an employee, sales agent, business or strategic partner, independent contractor or consultant by any Company has disclosed or used any trade secrets or any other proprietary or confidential information or documentation of any former employer or other third party, or has violated any non-compete obligation or confidential relationship that such Person has or may have had with any third party, in connection with such person's activities on behalf of the Companies. To HSA-Texas' and the Shareholders' Knowledge, except as set forth on Schedule 5.18(d) and excluding any former employees or Associates who are performing services for PRGX or its affiliates, no former employees whose employment with any Company was terminated by such Company or by such employee or otherwise expired within the last 2 years and no Associate whose engagement with any Company was terminated by such

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Company or by such Associate or otherwise expired within the last 2 years is currently or has within the last 2 years competed with the Business.

     5.19 INTELLECTUAL PROPERTY.

     (a) Schedule 5.19(a) is a true, correct and complete list of all Intellectual Property Assets that are material to the conduct of the Business and/or are used by any of the Companies in the operation of the Business.
Schedule 5.19(a) indicates with respect to the Intellectual Property Assets whether such Intellectual Property Asset is (i) owned by the Company, (ii) licensed to or from, the Company, and/or (iii) registered with any Governmental Entity (or whether an application for registration is pending). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HSA-Texas: (A) each of the Companies owns, or is validly licensed to use (in each case, free and clear of all liens, security interests, charges, encumbrances and other adverse claims), all Intellectual Property Assets used in or necessary for the conduct of its business as currently conducted; (B) to the Knowledge of HSA-Texas and Shareholders, the use of any Intellectual Property Assets by any Company does not infringe on or otherwise violate the rights of any Person; (C) except as of the date hereof as disclosed in Schedule 5.19(a) with respect to certain software owned by H. Schultz which will be contributed by him to HSA-Texas prior to Closing in accordance with
Section 4.21 hereof and with respect to which this representation will apply at Closing, the use of any licensed Intellectual Property Assets is in accordance with applicable licenses pursuant to which the Company acquired the right to use such Intellectual Property Asset; and (D) except as of the date hereof as disclosed in Schedule 5.19(a) with respect to certain software owned by H. Schultz which will be contributed by him to HSA-Texas prior to Closing in accordance with Section 4.21 hereof and with respect to which this representation will apply at Closing, to the Knowledge of HSA-Texas and Shareholders, no Person is challenging, infringing on and with respect to which this Representation will apply at Closing, or otherwise violating any right of any of the Companies with respect to any Intellectual Property Asset owned by and/or licensed to any of the Companies. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on HSA-Texas, neither HSA-Texas nor any of the Shareholders has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property Asset used by any Company and to its Knowledge no Intellectual Property Asset owned and/or licensed by any Company is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property Asset.

     (b) Schedule 5.19(b) contains a complete and accurate list and summary description of all of the Software and Developments. Schedule 5.19(b) identifies any third-party software which has been incorporated into the Software (the "Incorporated Software"), and identifies any other standard third party software required to utilize the Software. Except as specified on Schedule 5.19(b), no Company has taken any measures to register, patent, copyright or otherwise protect the Software other than reasonable efforts to protect the confidentiality of the source code for the Software. Except as set forth on
Schedule 5.19(b), the Company identified on Schedule 5.19(b) owns outright the Software and Developments, and no Company has sold, licensed, leased or otherwise transferred or granted any interest or rights to any of such Software and Developments, and:

          (i) Such Company possesses or has access to the original and all copies of all documentation, including all source code for all Software and Developments owned by it;

          (ii) any Intellectual Property Assets that were created by employees of any Company were made in the regular course of such employees' employment relationship with such Company using such Company's facilities and resources and, as such, constitute "works made for hire" within the meaning of the United States Copyright Act of 1976, as amended (the "Copyright Act"). In the event and to the extent that work performed by any employee, Associate, contractor or consultant does not constitute a "work made for hire" within the meaning of the Copyright Act, except as set forth on Schedule 5.19(b), no Person has signed a proprietary inventions or similar agreement with Company transferring and assigning to such Company all right, title and interest in and to all Intellectual Property Assets developed by such employee, contractor or consultant. Such agreements require such individuals to cooperate with such Company in perfecting ownership in, and enforcing any intellectual property rights relating to, such

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     Intellectual Property Assets. Each Company acquired its rights to the
     Incorporated Software pursuant to the license agreements listed on Schedule 5.19(b), complete copies of which have been delivered to PRGX (the "Intellectual Property Rights Agreements"). As to Incorporated Software, each Company has the rights granted to it in the related Intellectual Property Rights Agreements;

          (iii) with respect to all Software and Developments and except as disclosed in the Intellectual Property Rights Agreements or the Client
     Contracts: (A) neither the manufacture, marketing, license, sale or use of any Software or Development violates or will violate any license or agreement with any third party or infringes or has infringed on the intellectual property rights of others, (B) Company identified on Schedule 5.19(b) has the exclusive right to use the Software and Developments, (C) such Company has retained the exclusive right to reproduce, copy, sell, license and/or distribute the Software and Developments.

          (iv) All of the Software which is licensed by any Company under Client Contracts complies in all material respects with the performance representations with respect thereto contained in such Company's user and technical manuals in effect at the time of the Client Contracts, and, when used in accordance with such user and technical manuals, performs in accordance with the Client Contracts in all material respects. Except as set forth on Schedule 5.19(b), any such Software as is currently made available for licensing to or access by customers is ready for installation and/or use in substantial conformance with the capability and performance standards set forth in the user or instruction manual associated with such Software. Any such marketed Software system is documented and the documentation supplied to each licensee or user of each such system is sufficient in all material respects to enable a user reasonably competent in such matters to operate, access and/or use such system as intended. Nothing has come to the attention of any Company or any Shareholder to indicate that the license agreements entered into by any Company for use of Software by customers do not contain provisions for protection of such Company's confidential information, trade secrets and proprietary rights which such Company reasonably believes have been and will be sufficient to preserve such Company's proprietary rights therein.

          (v) Except as set forth on Schedule 5.19(b), no Company has any royalty, commission or similar obligation relating to the Software.

          (vi) Except as specified on Schedule 5.19(b), and to the Knowledge of HSA-Texas and the Shareholders, none of the past or present employees or independent contractors of any Company is in possession of Software, nor has made unauthorized use of Software or the Intellectual Property Assets, except such as have had and will have no Material Adverse Effect. To the Knowledge of HSA-Texas and the Shareholders, no party other than the Companies has access to or possession of source code, except as disclosed in the Client Contracts. Except as set forth on Schedule 5.19(b), none of the elements of the Software and the Intellectual Property Assets is in the public domain.

     (c) Subject to receipt of any consents required by the terms thereof, the consummation of the transactions contemplated hereby will not cause the termination, or cancellation, or otherwise affect in any manner any licenses or other rights held by any Company in the Intellectual Property Assets (including rights to Incorporated Software) and will not alter or in any way impair any of the Intellectual Property Assets (including rights to Incorporated Software).

     (d) Each of the Companies has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. Companies have good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to HSA-Texas' and the Shareholders' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of any Company. Except as set forth on Schedule 5.19(d), no Trade Secret is subject to any adverse claim or, to the Knowledge of HSA-Texas and the Shareholders, has been challenged or threatened in any way.

     (e) All third party software utilized by any Company is identified in either Schedule 1.1(a) or Schedule 5.19(e). No Company uses any third party software which is not properly licensed to it, nor has it violated any such license. All software on each personal computer owned or leased by any Company is

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properly licensed to such Company, and such Company has in its possession written evidence of each such license. Upon the Closing, each such license will permit PRGX's continued use of such third party software after the Effective Date, with no additional cost to PRGX.

     5.20 INTERNET PRESENCE. Except as set forth on Schedule 5.20 attached hereto, no Company has any public, private or reserved presence on the world wide web, multi-party extranet, virtual private network, or similar internet based, linked system ("Internet Presence"). Each Company's domain name(s), if any, are currently registered with the currently authorized Internet Domain Name Registrar, are transferable to PRGX, and are in good standing. Except as set forth on Schedule 5.20 attached hereto, Companies warrant that their Internet Presence, is wholly passive and informational in nature and involves no interactivity between third parties and any Company including purchases, sales, leases or other commercial transactions conducted in any degree by or through the Internet Presence.

     5.21 YEAR 2000 COMPLIANCE. Except as set forth on Schedule 5.21 attached hereto, each Company has previously performed unit, integration and acceptance testing of all software, hardware, and all other devices containing or utilizing electronic components reasonably necessary to the performance of the Business' obligations and operations and the Software (all of the foregoing, collectively, "Computer Systems"), including all Computer Systems owned, leased, sold, developed, assembled, distributed, supported, maintained, used, or operated by, to, for, or from any Company, and the results of such testing, as well as the Companies' experience to date, establish that all Computer Systems, have functioned normally before, during, and after the change from the year 1999 to each successive year through the year 2010, and Companies have no basis to believe there will be any interruption in service in the future attributable to such change.

     5.22 BENEFIT PLANS AND ERISA.

     (a) Employee Benefit Plans. Schedule 5.22(a) sets forth a true and complete list of each "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund or arrangement (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an "Employee Benefit Plan", and collectively, the "Employee Benefit Plans") that is currently in effect, was maintained since December 31, 1994 or which has been approved before the date hereof but is not yet effective, for the benefit of (i) directors or employees of any Company working in the Business or any other persons performing services for any Company in the Business, including without limitation, the Associates (ii) former directors or employees of any Company working in the Business or any other persons formerly performing services for any Company in the Business, including, without limitation, any Person formerly performing services for any Company as an independent contractor, and/or (iii) beneficiaries of anyone described in (i) or (ii) (collectively, "Business Employees") or with respect to which any Company or any "ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than HSA-Texas, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes any Company) has or has had any obligation on behalf of any Business Employee. Except as disclosed on Schedule 5.22(a) attached hereto, there are no other benefits to which any Business Employee is entitled.

     (b) Documents Delivered. HSA-Texas has delivered to PRGX, with respect to each Employee Benefit Plan, true and complete copies of (i) the documents embodying and relating to each Employee Benefit Plan, including, without limitation, the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, investment management agreements, group annuity contracts, administrative service contracts, insurance contracts, collective bargaining agreements, the most recent summary plan description with each summary of material modification, if any, and employee handbooks, (ii) annual reports including but not limited to Forms 5500, 990 and 1041 for the last three (3) years for the plan or any related trust, (iii) actuarial valuation reports and financial statements for the last three (3) years, (iv) each communication involving the plan or any related trust to or from the Internal Revenue Service ("IRS"),

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Department of Labor ("DOL"), Pension Benefit Guaranty Corporation ("PBGC") or
any other governmental authority including, without limitation, the most recent determination letter received from the IRS pertaining to any Employee Benefit Plan intended to qualify under Sections 401(a) or 501(c)(9) of the Code.

     (c) Compliance with ERISA and the Code; Pension Plans. Except as set forth in Schedule 5.22(c), each Employee Benefit Plan is in compliance with the provisions of ERISA and the provisions of the Code applicable to it. Except as set forth in Schedule 5.22(c), no Company has maintained or contributed to any plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code during its last six (6) fiscal years, and each plan maintained by an ERISA Affiliate which is subject to Title IV of ERISA or Section 412 of the Code is fully accrued and funded in compliance with ERISA and the Code as of the Effective Date, and if any such plan or plans were terminated as of the Effective Date, the termination would satisfy the minimum funding requirements of ERISA and the Code. All Employee Benefit Plans which are "pension plans" as defined in Section 3(2) of ERISA have received favorable determination letters from the Internal Revenue Service as to their tax-qualified status and the tax-exempt status of any related trust under Sections 401(a) and 501 of the Code, respectively, which determinations are currently in effect, and no event has occurred and no circumstances exists that will or could give rise to disqualification or loss of tax-exempt status of any such plan or trust. All amendments required to bring any such pension plans and related trusts into conformity with applicable law have been timely adopted or the applicable deadlines for making such amendments have not expired.

     (d) Multiple Employer Arrangements. Except as set forth in Schedule 5.22(d), no Company nor any ERISA Affiliate maintains or contributes to, is required to maintain or contribute to, or, since December 31, 1975, has maintained or contributed to, (i) a "multiemployer plan" (as defined by Section 4001(a)(3) of ERISA), (ii) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), (iii) a "plan maintained by more than one employer" (within the meaning of Section 413(c) of the Code), or (iv) a voluntary employee beneficiary association within the meaning of Section 501(c)(9) of the Code.

     (e) No Employee Benefit Plan Claims. PRGX and PRGUSA shall not, as a result of the transactions contemplated by this Agreement (or any employment by PRGX or PRGUSA of Business Employees): (i) become liable for any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of any Company or any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan or any Employee Benefit Plan sponsored, maintained or contributed to by an ERISA Affiliate (including predecessors thereof) (assuming a like definition of "Employee Benefit Plan" were applicable to ERISA Affiliates as to those same types of agreements, policies, trusts, funds and arrangements sponsored, maintained or contributed to by them) (each such plan for an ERISA Affiliate, an "ERISA Affiliate Employee Benefit Plan"), including, without limitation, withdrawal liability arising under Title IV, Subtitle E, Part 1 of ERISA, liabilities to the PBGC, liabilities under Section 412 of the Code or
Section 302(a)(2) of ERISA and liabilities arising from the failure to treat any Person performing services for any Company or ERISA Affiliate as an employee (or improper treatment of a Person as an employee), or (ii) be or become a party to any Employee Benefit Plan or any ERISA Affiliate Employee Benefit Plan.

     (f) No Liens. No Company, ERISA Affiliate, and none of the Acquired Assets is subject to any lien arising under ERISA or the Code, including, but not limited to, a lien arising pursuant to Title IV of ERISA or Section 412 of the Code or a lien arising as a result of any tax imposed by Chapter 43 of Subtitle D of the Code. Neither HSA-Texas nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA.

     (g) COBRA Matters. Each Company, each ERISA Affiliate, each Employee Benefit Plan and each Employee Benefit Plan "sponsor" or "administrator" (within the meaning of Section 3(16) of ERISA) has complied in all respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (such statutory provisions and predecessors thereof are referred to herein collectively as "COBRA"). Schedule 5.22(g) attached hereto lists the name of each Business Employee who has experienced a "Qualifying Event" (as defined in COBRA) with respect to an Employee Benefit Plan who is eligible for "Continuation Coverage" (as defined in COBRA) and whose maximum period for Continuation

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Coverage has not expired. Included in such list are the current address for each such individual, the date and type of each Qualifying Event, whether the individual has already elected Continuation Coverage and, for any individual who has not yet elected Continuation Coverage, the date on which such individual was notified of his or her rights to elect Continuation Coverage. Schedule 5.22(g) attached hereto also lists the name of each Business Employee who is on a leave of absence (whether or not pursuant to the Family and Medical Leave Act of 1993, as amended ("FMLA")) and is receiving or is entitled to receive health coverage under an Employee Benefit Plan, whether pursuant to FMLA, COBRA or otherwise.

     (h) Accrued Vacation and Sick Pay. Attached hereto as a part of Schedule 5.22(h) is a true, correct and complete list by employee of the number of days and amount of accrued unpaid vacation and sick pay for each employee of each Company. No Company has any liability to Business Employees upon termination of employment for unused and/or accrued sick pay.

     5.23 ENVIRONMENTAL COMPLIANCE. For purposes of this Agreement: (a) "Environmental Laws" means the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., and all other applicable foreign, federal, state, county, municipal, administrative or other laws, ordinances, rules, regulations and requirements or common law doctrines pertaining to environmental, health, safety or ecological conditions, along with any regulations promulgated thereunder; and (b) "Hazardous Material" means (i) any "hazardous substance", "hazardous waste" or "hazardous material" defined as such in (or for purposes of) any Environmental Law; (ii) any petroleum product; and
(iii) any other substance, regardless of physical form, that is subject to any law regulating, or imposing obligations, liability, or standards of conduct concerning the protection of human health, plant life, animal life, natural resources, or property.

          (a) No Company, nor to the Knowledge of HSA-Texas and the Shareholders, any prior owner, user or occupant of any property currently or formerly owned (collectively, the "Properties"), has conducted or authorized the use, generation, transportation, storage, handling, treatment, or disposal of any Hazardous Material on the Properties, except as is necessary in the ordinary course of business and in all cases in material compliance with the Environmental Laws and in each instance in a manner that has not and will not result in any liability to any Company, PRGX or the Properties;

          (b) There has been by any Company no spill, discharge, release, emission, or contamination of the Properties by any Hazardous Material;

          (c) No Company nor any Shareholder has received any written notice of, and to the Knowledge of HSA-Texas and the Shareholders, no Governmental Entity or any employee or agent thereof has determined, or threatens to determine, that there exists a violation of any Environmental Law at the Properties or that any Company has incurred any liability with respect to the Properties or any wastes or material generated at the Properties under any Environmental Law;

          (d) There is no pending litigation or proceeding by or before any Governmental Entity in which it is alleged that there has been a discharge, spill, disposal or release of any Hazardous Material on or from the Properties, nor is any Company or any Shareholder aware of any facts or circumstances that would reasonably lead it to believe that any Person or Governmental Entity may allege any of the foregoing;

          (e) There are no agreements between any Company and any Governmental Entity relating in any way to the presence, spill, discharge, release, threat of release, storage, treatment or disposal of any Hazardous Material on or from the Properties;

          (f) There are no Environmental Laws applicable to the Properties that would require any Company to obtain the approval of or provide notice to any Governmental Entity as a condition to the consummation of the transactions contemplated by this Agreement;

          (g) Each Company is, and at all times has been in full compliance with, and has not been and is not in violation of or liable under any Environmental Laws;

          (h) No Company is required to obtain any permits required by any Environmental Laws to conduct the Business as it is presently being conducted;
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          (i) No Company nor the Properties have incurred any liability or obligation under the Environmental Laws or otherwise pertaining to Hazardous Materials that remains unresolved;

          (j) During each Company's leasing and occupancy of the Properties, (A) none of the Properties has been excavated; and (B) to the Knowledge of HSA-Texas and the Shareholders no construction debris or other debris was buried on the Properties; and

          (k) HSA-Texas and Shareholders have delivered to PRGX true and complete copies of all reports or tests with respect to the compliance of the Properties with the Environmental Laws and/or the presence of any Hazardous Material on the Properties, if any, that were (A) prepared for any Company or (B) prepared for other parties and are in the possession of any Company or any Shareholder.

     5.24 LITIGATION; JUDGMENTS.

     (a) Except as set forth on Schedule 5.24 attached hereto, there is no action, proceeding or, to HSA-Texas' or Shareholders' Knowledge, investigation before any court, tribunal or governmental body pending or, to HSA-Texas' or Shareholders' Knowledge, threatened: (i) that has been commenced by or against or involving the Acquired Assets, any of the Companies or the Business, or (ii) that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated herein or the Companies' or Shareholders' ability to consummate the transactions contemplated by this Agreement and the HSA-Texas Transaction Documents or which might adversely affect the Business or the Acquired Assets.

     (b) No event has occurred and no circumstance exists that may give rise to or serve as a basis for the commencement of any such any action, proceeding or investigation described in subsection (a) above.

     (c) None of the Companies or Shareholders are subject to any judgment, order or decree entered in any lawsuit or proceeding relating to the Acquired Assets, the Companies or the operation of the Business, nor has any such action been settled or resulted in a final judgment since January 1, 1999.

     5.25 INSURANCE.

     Schedule 5.25 attached hereto contains a true, correct and complete list of all of the insurance policies maintained by each Company, which schedule includes the name of the insurance company, the policy number, a description of the type of insurance covered by such policy, the dollar limit of the policy, and the annual premiums for such policy, and the name and phone number of the insurance agent in respect thereto. Companies shall maintain such insurance policies in full force and effect through the Closing Date. Except as set forth on Schedule 5.25, (i) no claims are pending under the listed policies, nor do HSA-Texas or Shareholders know of any basis therefor and (ii) there have been no settlement of insurance claims since January 1, 1999.

     5.26 IMMIGRATION MATTERS.

     (a) Companies Employing Persons in the U.S. With respect to each of the Companies which employees persons in the U.S.:

          (i) Current Employees. With respect to all current employees (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) of the Companies, true and complete copies of all Forms I-9 (Employment Eligibility Verification Forms) completed pursuant to the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder ("IRCA") and any and all copies of documentation, records or other papers retained with Forms I-9 (Employment Eligibility Verification Forms), will be delivered to PRGX prior to the Closing. Each of the Companies has complied with IRCA with respect to the completion of Forms I-9 for all employees and the re-verification of the employment status of any and all employees whose employment authorization documents indicated a limited period of employment authorization.

          (ii) Former Employees. With respect to all former employees of the Companies who left the employment within three (3) years prior to Closing, such Company has complied with IRCA with respect to the maintenance of Forms I-9 for at least three (3) years or for one (1) year beyond the date of
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

     termination, whichever is later. True and complete copies all Forms I-9 maintained for former employees pursuant to IRCA, and any and all copies of documentation, records or other papers retained with Forms I-9, will be delivered to PRGX prior to the Closing.

          (iii) Visa Status. Schedule 5.26 attached hereto contains a true and complete list of all employees of each of the Companies working under INS authorization in E, F, H, J, L, M, O, P or TN Visa Status together with a listing of each such employee's visa status and visa expiration date. Each of the Companies maintains current files containing all Labor Condition Applications (LCA) and related public and non-public access documentation which it must present upon request by the U.S. Department of Labor or the general public, including but not limited to all documentation noted in 20 CFR sec. 655.760.

          (iv) Authorization to Work in U.S. The Companies have only employed in respect of the Business individuals authorized to work in the United States. Within the twenty-four (24) months preceding the execution of this Agreement, none of the Companies have received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

          (v) Effect of Reorganization. The consummation of the transactions contemplated by this Agreement will not, (i) give rise to any liability for the failure to properly complete and update Forms I-9, (ii) give rise to any liability for the employment of individuals not authorized to work in the United States or (iii) cause any current employee to become unauthorized to work in the United States.

          (vi) Delivery of Forms I-9. HSA-Texas shall obtain and provide to PRGX at least thirty (30) days before the Closing Date Forms I-9 from all of its Business Employees. HSA-Texas shall prepare all Forms W-2 for filing with the United States Internal Revenue Service for its current employees as of the Closing Date.

     (b) Companies Employing Persons Outside the U.S. With respect to each of the Companies which employees persons outside the U.S., such Company is in compliance with all laws, orders, rules and regulations of all Governmental Entities relating to the employment of persons who are not citizens of such jurisdiction.

     5.27 BROKER'S FEES. No Company or Shareholder has retained or utilized the services of any broker, finder or intermediary or paid or agreed to pay any fee or commission to any other Person for or on account of the transactions contemplated hereby, or had any communications with any Person with respect thereto, which would obligate PRGX to pay any such fees or commissions.

     5.28 ABSENCE OF MATERIAL CHANGES. Except as set forth in Schedule 5.28 attached hereto, from December 31, 2000 to the date of this Agreement:

          (a) there has not been any Material Adverse Effect;

          (b) no Company has lost (or received written notice that it is about to lose) any Key Clients or Key Clients with which any Company has significant business relations;

          (c) to the Knowledge of HSA-Texas, no former senior manager (i.e., audit manager or higher) of any Company is currently competing with any Company or planning to so compete;

          (d) the Companies have operated the Business in the ordinary course and have not sold, assigned, or transferred any assets except in the ordinary course of business consistent with past practice;

          (e) no Company or Shareholder has mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract, or other encumbrance of any nature whatsoever, any of the Acquired Assets;

          (f) there has been no amendment, termination, or waiver of any right of any Company under any contract, governmental license or permit that may materially adversely affect the Acquired Assets or the Business;

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

          (g) No Company has:

             (i) paid any judgment resulting from any suit, proceeding, arbitration, claim or counterclaim in respect of its assets or Business in excess of $1,000 (provided that all such excluded payments do not aggregate to more than $5,000);

             (ii) made any such payment to any party in settlement of any such suit, proceeding, arbitration, claim or counterclaim in excess of $1,000 (provided that all such excluded payments do not aggregate to more than $5,000);

             (iii) written down, or failed to write down (in accordance with its past practices consistently applied) or written up the value of any inventory or assets of Companies;

             (iv) made any material changes in the customary methods of operation of the Business, including practices and policies relating to purchasing, marketing, selling, accounting, payment of trade creditors or in the billing or collection of accounts receivable or work in progress, including without limitation, discounting or writing off any of Companies' accounts receivable or work in progress for early payment, or granting any other deduction or discount thereon or accelerating the collection thereof except in accordance with past practices consistently applied;

             (v) (except in respect of ordinary trade payables) incurred any indebtedness or guaranteed any indebtedness, except for borrowings under existing loans or lines of credit in the ordinary course of business consistent with past practice;

             (vi) taken any action other than in the ordinary course of business and in a manner consistent with past practices (none of which actions has been unreasonable or unusual) with respect to increasing the compensation of any officer, director, consultant or employee of any Company, paid bonuses to any consultant or employees (except for bonuses earned in the ordinary course of business), or with respect to the grant of any severance or termination pay (otherwise than pursuant to policies of Companies in effect on the date hereof fully disclosed to PRGX in writing prior to the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

             (vii) declared, set aside or paid any dividend or distribution payable in cash, stock, property or otherwise with respect to any Company's capital stock (except for distributions to Shareholders consistent with past practices); or

          (h) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 5.28.

     5.29 CERTAIN ARRANGEMENTS.

     (a) Schedule 5.29 is a true, correct and complete list as of the date hereof and since December 31, 2000 of, any direct or indirect transaction or series of transactions involving more than $60,000 per year, individually or in the aggregate (other than in respect of compensation or travel or expense account reimbursement in the ordinary course of business consistent with past practice) that any Shareholder, director, officer, employee, Associate or other affiliate (for purposes of this Agreement, "affiliate" means any individual, partnership, corporation, trust, joint venture or other entity controlled by, controlling or under common control with any Company or any Shareholder) or any relative of any Shareholder, director, officer, employee, Associate, or other affiliate (collectively, a "Related Party") has or had with any Company and contains a brief description of each transaction, including without limitation:

          (i) any oral or written contract, agreement, understanding, commitment or other arrangement providing for the furnishing of services, or the sale or rental of real or personal property from or otherwise requiring payments to any such Related Party or to any affiliate or relative of such Related Party;

          (ii) any loans or advances to or from any Company (exclusive of travel advances, expense advances, and normal salary advances in connection with vacation periods, or compensation, or travel or expense account reimbursement all in the ordinary course of business) to any such Related Party or to any affiliate or relative of such Related Party, giving for each the principal amount outstanding, interest rate, maturity date and security therefor;

          (iii) any direct or indirect interest in any property, real or personal, tangible or intangible by any such Related Party or to any affiliate or relative of such Related Party, including inventions, patents, copyrights, trademarks, or trade names, used in or pertaining to the Business, except for the normal rights of a shareholder; and

          (iv) all services and overhead support provided by such Related Party to any Company, describing the nature and value of such services and support, the amount of all compensation, fees, commissions or other amounts owed by or to the Related Party and a description of the relationship of, and oral or written agreements or understandings between, any Company and such Related Party in respect of such Related Party as a supplier or customer to any Company.

     (b) Except as set forth on Schedule 5.29, all services, overhead support and other interests provided by Shareholder or any affiliate thereof to any Company have been provided on a basis no more favorable to such Company than could be obtained in an arms' length transaction.

     (c) No Shareholder is engaged in competition with any Company with respect to any line of the products or services of such Company in any market presently served by such Company. No Shareholder uses the services of any employee of the Business in any other enterprise controlled by such Shareholder.

     5.30 BANK ACCOUNTS. Schedule 1.1(j) contains a true, correct and complete list showing the name and location of each bank or other institution in which each Company has any deposit account, lock box or safe deposit box (collectively, the "Bank Accounts"), together with a listing of all account numbers and names of all persons authorized to draw thereon or have access thereto.

     5.31 INFORMATION SUPPLIED.

     (a) None of the information supplied or to be supplied by HSA-Texas for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to PRGX shareholders or HSA-Texas shareholders or at the time of the PRGX Special Meeting or the HSA-Texas Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

     (b) Notwithstanding the foregoing provisions of this Section 5.31, no representation or warranty is made by HSA-Texas with respect to statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by PRGX for inclusion or incorporation by reference therein.

     5.32 BOARD APPROVAL. The Board of Directors of HSA-Texas, by resolutions duly adopted by vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) approved this Agreement and the Acquisition and (b) recommended that the shareholders of HSA-Texas adopt this Agreement and directed that such adoption be submitted for consideration by the HSA-Texas shareholders at the HSA-Texas Special Meeting. To the Knowledge of HSA-Texas and Shareholders, no state takeover statute is applicable to this Agreement or the Acquisition or the other transactions contemplated hereby.

     5.33 VOTE REQUIRED. The affirmative vote of the holders of at least two-thirds of the outstanding shares of HSA-Texas Voting Common Stock (the "Required HSA-Texas Vote") is the only vote of the holders of any class or series of HSA-Texas capital stock necessary to approve or adopt this Agreement, the Acquisition
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

and the consummation of the Acquisition and the other transactions contemplated herein. The holders of HSA-Texas Non-Voting Common Stock are not entitled to vote to approve or adopt this Agreement, the Acquisition and the consummation of the Acquisition and the other transactions contemplated herein.

     5.34 TERMINATION OF ALTERNATIVE NEGOTIATIONS. HSA-Texas and Shareholders have and have caused the Subsidiaries to, and have instructed their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to have, ceased and terminated any activities, discussions or negotiations with any parties conducted heretofore with respect to any possible HSA-Texas Alternative Transaction and have notified in writing each party with whom HSA-Texas, or any Shareholders, officer, director, investment advisor, financial advisor, attorney or other representative retained by any of them, has had discussions with during the 60 days prior to the date of this Agreement that the HSA-Texas Board no longer seeks the making of any HSA-Texas Alternative Transaction.

     5.35 NO UNLAWFUL PAYMENTS

     (a) Neither HSA-Texas nor, to the Knowledge of HSA-Texas, any director, officer, agent, employee, or other person associated with or acting on behalf of HSA-Texas has, directly or indirectly:

          (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity;

          (ii) made any unlawful payment to domestic or foreign government officials or employees, or to domestic or foreign political parties or campaigns, from corporate funds;

          (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended;

          (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets;

          (v) made any false or fictitious entry on the books or records of HSA-Texas;

          (vi) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment;

          (vii) given any favor or gift which is not deductible for federal income tax purposes; or

          (viii) made any bribe, kickback or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

     5.36 DISCLOSURE. The statements, representations and warranties made by HSA-Texas and any Shareholder in this Agreement and in the Schedules attached hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 4.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement in light of the circumstances in which they were made, not misleading. There is no fact Known to HSA-Texas or any Shareholder that has specific application to any Company (other than general economic or industry conditions) and that has a Material Adverse Effect or, as far as HSA-Texas or any Shareholder can reasonably foresee, materially threatens to have a Material Adverse Effect that has not been set forth in this Agreement or the Schedules hereto.

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

                                   ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF PRGX

     In order to induce HSA-Texas and Shareholders to enter into this Agreement and consummate the transactions contemplated hereby, PRGX represents and warrants to HSA-Texas and Shareholders as follows, each of which representations and warranties is material to and relied upon by HSA-Texas and Shareholders:

     6.1 ORGANIZATION OF PRGX. PRGX is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority to own its property and to carry on its business as now being conducted by it.

     6.2 CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. PRGX has full corporate power and authority to execute and deliver this Agreement and each of the other agreements, documents and instruments referenced in this Agreement to which PRGX is or will be a party (the "PRGX Transaction Documents") and to consummate the transactions contemplated hereby and thereby. Prior to the Effective Date, the Board of Directors of PRGX shall have duly approved and authorized the execution and delivery of this Agreement and each of the PRGX Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of PRGX are necessary to approve and authorize the execution and delivery of this Agreement and such PRGX Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Assuming that this Agreement and each of the PRGX Transaction Documents constitutes a valid and binding agreement of Companies and/or Shareholders, as the case may be, this Agreement and each of the PRGX Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of PRGX, enforceable against PRGX in accordance with its terms.

     6.3 NO CONFLICT; CONSENTS. The execution and delivery by PRGX of this Agreement, the PRGX Transaction Documents and the consummation by PRGX of the transactions contemplated hereby and thereby do not and will not (a) require, other than compliance with applicable requirements of the HSR Act and the consent of or notice to PRGX's principal lenders (a bank syndicate led by Bank of America, N.A.), the consent, approval or action of, or any filing or notice to, any corporation, firm, Person or other entity or any Governmental Entity;
(b) violate the terms of any instrument, document or agreement to which PRGX is a party, or by which PRGX or the property of PRGX is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; (c) violate PRGX's Articles of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any Governmental Entity applicable to PRGX, or the business or assets of PRGX.

     6.4 BROKER'S FEES AND EXPENSES. Except for any broker used in connection with the negotiation of the leased space at the Dallas Headquarters, PRGX has not retained or utilized the services of any broker, finder, or intermediary, or paid or agreed to pay any fee or commission to any other Person for or on account of the transactions contemplated hereby, or had any communications with any Person which would obligate HSA-Texas or Shareholders to pay any such fees or commissions.

     6.5 INFORMATION SUPPLIED.

     (a) None of the information supplied or to be supplied by PRGX for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to PRGX shareholders or HSA-Texas shareholders or at the time of the PRGX Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Joint Proxy Statement/Prospectus will comply as to form in

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

all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

     (b) Notwithstanding the foregoing provisions of this Section 6.5, no representation or warranty is made by PRGX with respect to statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by HSA-Texas for inclusion or incorporation by reference therein.

     6.6 BOARD APPROVAL. The Board of Directors of PRGX, by resolutions duly adopted by the affirmative vote of a majority of those voting at a meeting duly called and held, at which a quorum is present, and not subsequently rescinded or modified in any way, has duly (a) approved this Agreement, the Stock Agreement, the Acquisition, the Concurrent Acquisitions, and the PRGX Share Issuance and
(b) recommended that the shareholders of PRGX approve the PRGX Share Issuance and directed that such matters be submitted for consideration by PRGX shareholders at the PRGX Special Meeting. To the knowledge of PRGX, no state takeover statute is applicable to this Agreement or the Acquisition or the other transactions contemplated hereby.

     6.7 VOTE REQUIRED. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of PRGX Common Stock (the "Required PRGX Vote"), is the only vote of the holders of any class or series of PRGX capital stock necessary to approve or adopt this Agreement, the PRGX Share Issuance, the Acquisition and the consummation of the Acquisition and the other transactions contemplated herein.

                                   ARTICLE 7

                                INDEMNIFICATION

     7.1 INDEMNIFICATION BY HSA-TEXAS AND SHAREHOLDERS. In addition to any other indemnification obligation of HSA-Texas or Shareholders under any other provision hereof, HSA-Texas, H. Schultz, A. Schultz and the Trusts (other than the AHS Irrevocable Trust), jointly and severally, indemnify and hold, and the AHS Irrevocable Trust, severally, indemnifies and holds, PRGX, and its subsidiaries, affiliates, directors, officers, employees and agents (collectively, the "PRGX Indemnified Parties"), harmless from and against all claims, liabilities, lawsuits, costs, damages or expenses (including reasonable attorneys' fees and expenses incurred in litigation or otherwise) arising out of and sustained by any of the PRGX Indemnified Parties due to or relating to, the following (collectively, "Section 7.1 Indemnified Claims"):

          (a) any misrepresentation or breach of any representation or warranty, or breach, nonfulfillment of, or failure to perform, any covenant, obligation or agreement of HSA-Texas or any Shareholder contained in this Agreement or in any Schedule or Revised Schedule hereto or any HSA-Texas Transaction Document;

          (b) any liability or obligation suffered by the PRGX Indemnified Parties, other than Assumed Liabilities, whether or not the existence or assertion of such liability or obligation would constitute a breach of any representation, warranty, covenant, obligation or agreement contained herein or in any HSA-Texas Transaction Document (i) relating to the operation of the Business, or the ownership or use of the Acquired Assets prior to the Effective Date, which is not specifically disclosed in the Schedules or Revised Schedule delivered in accordance with Sections 4.1, 4.21, 8.3(f) and any other applicable provision hereof or (ii) effective upon the closing of each Escrow Acquisition, relating to the operation of the business and use of the assets prior to the closing date of such escrow acquisition which is not specifically disclosed in the schedules delivered in accordance with the acquisition agreement for such Escrow Acquisition;

          (c) any failure of any Company to comply with any specified legal compliance requirements, including Executive Order 11246, contained in any contracts of any Company with any Governmental Entity;

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          (d) the treatment, as employees, for any period prior to the Closing
     Date, by any Governmental Entity, including any Tax Authority, of any Associates, auditors, consultants or other service providers of the Business whom any Company treated for such period as independent contractors, and not as employees, for any foreign, national federal, state or local purposes, including any withholding for any state, federal or foreign income tax, FICA or FUTA amounts, state, federal or foreign unemployment insurance contributions, payments in respect of workers' compensation insurance, the provision of benefits under the Employee Benefit Plans, or payments under The Fair Labor Standards Act or regulations promulgated thereunder, and, effective upon the closing of each Escrow Acquisition, the treatment, as employees, for any period prior to the closing date of such Escrow Acquisition by any Governmental Entity, including any Tax Authority, of any service providers of the business of the seller in the Escrow Acquisition whom such seller treated for such period as independent contractors, and not as employees, for any foreign, national federal, state or local purposes, as described above;

          (e) any failure to obtain prior to Closing any required consent to the assignment to PRGX of (i) all agreements between HSA-Texas and the U.K. Licensee or (ii) any other Acquired Asset (unless PRGX has waived in writing prior to or at the Closing the requirement that such consent be obtained or unless such unobtained consent is listed on Schedule 5.4 attached hereto, other than consents to the assignment of agreements with the U.K. Licensee even if listed on Schedule 5.4); and, effective upon the closing of each Escrow Acquisition, the failure to obtain, concurrently with such closing, restrictive covenants from the seller and equity holders of such seller as to non-competition, non-solicitation of customers and employees and confidentiality substantially similar to the covenants HSA-Texas and Shareholders have agreed to pursuant hereto, to the reasonable satisfaction of PRGX;

          (f) failure to comply with any applicable bulk transfer laws;

          (g) the amount in excess of $100,000 of any Vendor Payback (less any payback reserve applicable) in respect of any Inactive Audit provided the aggregate Vendor Payback to such Client is in excess of $350,000;

          (h) all severance liabilities or obligations to any employees of or other service providers to the business, if any, other than the Assumed Severance Amount, and any claims asserted by shareholders of HSA-Texas, Optionees or holders of HSA-Texas SARs in connection with or arising out of
     (i) the determination of the number and exercise price of Options to be Assumed by PRGX, and the allocation among the HSA-Texas shareholders and the of the amount of Consideration to be issued and the Options to be Assumed by pursuant to this Agreement and the (ii) the allocation of the Consideration hereunder and the consideration to be paid to the shareholders of the Concurrent Companies under the Stock Agreement;

          (i) any breach occurring prior to the Closing by any Company in respect of any representation, warranty, covenant or agreement in any Assigned Contract or Assigned Lease; and

          (j) all Retained Liabilities.

Notwithstanding the foregoing, neither HSA-Texas, H. Schultz, A. Schultz nor the Trusts shall have any liability to the PRGX Indemnified Parties for any claims, liabilities, lawsuits, costs, damages or expenses (including reasonable attorneys' fees and expenses incurred in litigation or otherwise) arising out of and sustained by any of the PRGX Indemnified Parties due to or relating to HSA-Texas' failure to obtain executed Non-competition Agreement from any of Michael Lowery, Gertrude Lowery, Charles Schembri or Mac Martirossian.

     7.2 INDEMNIFICATION BY PRGX. In addition to any other indemnification obligation of PRGX hereunder, PRGX hereby indemnifies and holds HSA-Texas and Shareholders and Shareholders' and HSA-Texas' affiliates, directors, officers, employees and agents (collectively, the "HSA-Texas Indemnified Parties") harmless from and against all claims, liabilities, lawsuits, costs, damages or expenses (including reasonable attorneys fees and expenses incurred in litigation or otherwise) arising out of and sustained by any of them due to or relating to (a) any misrepresentation or breach of any representation, warranty, covenant or agreement of PRGX in this Agreement or any of the PRGX Transaction Documents; and (b) any liability or obligation
                                       A-48
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incurred by HSA-Texas or any Shareholder relating to the operation or ownership of the Business by PRGX, or the ownership or use of the Acquired Assets by PRGX, from and after the Effective Date, other than Section 7.1 Indemnified Claims and other than Retained Liabilities (collectively, "Section 7.2 Indemnified Claims").

     7.3 PROCEDURES FOR INDEMNIFICATION. Concurrently with the Closing, the parties hereto shall enter into an Indemnification Agreement in substantially the same form as attached hereto as Exhibit 7.3 (the "Indemnification Agreement"), providing the procedures for indemnification, the survival period and certain limitations on indemnification described herein and in the Stock Agreement.

                                   ARTICLE 8

                              CONDITIONS PRECEDENT

     8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of PRGX and HSA-Texas to consummate the Acquisition are subject to the satisfaction or waiver, by both PRGX and HSA-Texas, on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. (i) PRGX shall have obtained the Required PRGX Vote by the shareholders of PRGX in connection with the approval of the PRGX Share Issuance, and each of the actions contemplated hereby for which approval of the shareholders of PRGX is required, and (ii) HSA-Texas shall have provided to PRGX, within 7 days after delivery to HSA-Texas of the final Joint Proxy Statement/Prospectus, written affirmation by the HSA-Texas shareholders, substantially in the form of Exhibit 8.1(a) attached hereto, of the offer by PRGX to acquire the Acquired Assets contained in this Agreement, and stating that the Required HSA-Texas Vote by the shareholders of HSA-Texas in connection with the adoption of this Agreement and each of the actions contemplated hereby for which approval of the shareholders of HSA-Texas is required, has been obtained.

          (b) No Injunctions or Restraints, Illegality. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition. No action seeking such an order or injunction shall be pending or threatened. A "Governmental Entity" means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (or any department, agency or political subdivision thereof).

          (c) HSR Act. The waiting period (and any extension thereof) applicable to the Acquisition under the HSR Act shall have been terminated or shall have expired.

          (d) Listing. The shares of PRGX Common Stock to be issued as Acquisition Consideration or to be reserved for issuance in connection with the Acquisition shall have been approved for listing on the NASDAQ National Market, subject to official notice of issuance.

          (e) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f) Consents. Each of the consents and approvals that are described in Section 6.3 shall have been duly obtained and shall be in full force and effect.

          (g) Intentionally omitted.

          (h) Intentionally omitted.

          (i) Concurrent Acquisitions. Prior to or concurrently with the Closing, PRGX shall have consummated the Stock Agreement in respect of the Concurrent Acquisitions.

          (j) Intentionally omitted.

          (k) Bank Consent. PRGX shall have obtained the consent of its principal lenders, a syndicate led by Bank of America, N.A., to the Acquisition, the UK Acquisition and the Concurrent Acquisitions, including an agreement by such lenders to loan to PRGX any and all amounts required to satisfy any of the Acquisition Related Notes, to repay the Assumed Schultz Loan, to consummate the Concurrent Acquisitions, to pay any obligations assumed or to be paid by PRGX relating to the DSD Acquisition, the UK Acquisition, the German Acquisition and any other transactions contemplated hereby.

     8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF HSA-TEXAS. The obligations of HSA-Texas to effect the Acquisition are subject to the satisfaction, or waiver by HSA-Texas, on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of PRGX set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date); and HSA-Texas shall have received a certificate of a senior executive officer and a senior financial officer of PRGX to such effect, together.

          (b) Performance of Obligations of PRGX. PRGX shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and HSA-Texas shall have received a certificate of a senior executive officer and a senior financial officer of PRGX to such effect.

          (c) Closing Deliveries. PRGX shall have delivered to HSA-Texas each of the following, together with any additional items which HSA-Texas may reasonably request to effect the transactions contemplated herein:

             (i) the Consideration, less the Escrow Shares provided for in
        Section 2.5;

             (ii) the Escrow Agreement, duly executed by PRGX, and the delivery of the Escrow Shares thereunder to the escrow agent as designated therein;

             (iii) the documents and instruments described in Section 1.3 hereof duly executed by PRGX;

             (iv) H. Schultz Offer Letter, the A. Schultz Offer Letter, the offer letters for employment between PRGX and each of the other Key Employees, duly executed by PRGX or PRGUSA;

             (v) the Non-competition Agreement referred to in Section 3.4 hereof duly executed by PRGX;

             (vi) consent as described in Section 8.1(k) hereof, of PRGX's principal lenders, a bank syndicate led by Bank of America, N.A.;

             (vii) the Closing Statement, reflecting the payment and receipt of the Consideration, duly executed by PRGX;

             (viii) the Shareholders Agreement duly executed by John Cook and Jack Toma;

             (ix) certified copies of the corporate resolutions of the Board of Directors of PRGX authorizing and approving the Acquisition and the transactions contemplated herein, together with an incumbency certificate with respect to the officers of PRGX executing documents or instruments on behalf of PRGX;

             (x) the Report of the Inspector of Elections of the PRGX Special Meeting certifying that the Required PRGX Vote was obtained;
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

             (xi) the Indemnification Agreement duly executed by PRGX;

             (xii) the Registration Rights Agreement, duly executed by PRGX;

             (xiii) the payment to H. Schultz of all outstanding principal and accrued interest on the Assumed Schultz Loan; and

             (xiv) any other documents or agreements, as reasonably requested by HSA-Texas or Shareholders, contemplated hereby and/or necessary to consummate the transactions contemplated hereby.

          (d) Election of Certain Nominees as Directors. The PRGX Board shall have nominated for election by the PRGX shareholders at the PRGX Special Meeting those persons recommended by H. Schultz in accordance with Section
     4.18 hereof and such nominees shall have been elected at the PRGX Special Meeting.

     8.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PRGX. The obligations of PRGX to effect the Acquisition are subject to the satisfaction, or waiver by PRGX, on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of HSA-Texas and Shareholders set forth in this Agreement and in the Schedules and Revised Schedules delivered in accordance with this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date); and PRGX shall have received a certificate of a senior executive officer and a senior financial officer of HSA-Texas and of the Shareholders to such effect, together with a complete set of Schedules and Revised Schedules as of the Closing Date.

          (b) Performance of Obligations of HSA-Texas. HSA-Texas and Shareholders shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement, including those set forth in Articles 3 and 4 hereof, at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and PRGX shall have received a certificate of a senior executive officer and a senior financial officer of HSA-Texas and of the Shareholders to such effect.

          (c) Closing Deliveries. As of the Effective Date, HSA-Texas and Shareholders shall have delivered possession of the Acquired Assets to PRGX. At the Closing, HSA-Texas and Shareholders shall have delivered to PRGX each of the following, together with any additional items which PRGX may reasonably request to effect the transactions contemplated herein:

             (i) a certified copy of the corporate resolutions of the directors of HSA-Texas and Shareholders authorizing the transactions contemplated herein and the execution, delivery and performance of this Agreement and the HSA-Texas Transaction Documents by HSA-Texas and any other actions or authorizations required under Article 3 hereof, together with an incumbency certificate with respect to officers of HSA-Texas executing documents or instruments on behalf of HSA-Texas;

             (ii) the Bill of Sale, the Assignment and Assumption Agreement and the other documents described in Section 1.3 hereof;

             (iii) the Escrow Agreement duly executed by HSA-Texas and Shareholders;

             (iv) the Non-competition Agreements duly executed by HSA-Texas, Shareholders, Michael Lowery, Gertrude Lowery, Charles Schembri and Mac Martirossian;

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

             (v) written consents from all parties whose consent to the transactions contemplated herein is required;

             (vi) an opinion of counsel to HSA-Texas and Shareholder substantially in the form of Exhibit 8.3(c)(vi) attached hereto;

             (vii) the H. Schultz Offer Letter, the A. Schultz Offer Letter, the offer letters for employment between PRGX and each of the other Key Employees and the Employee Agreements, duly executed by each of the Key Employees;

             (viii) a Certificate of Good Standing, or equivalent certificate, in respect of each Company issued within 5 days prior to the Closing, by the Secretary of State, or equivalent authority, of its jurisdiction of organization and by the Secretary of State, or equivalent authority, of any other jurisdiction in which such Company is qualified to do business;

             (ix) if applicable, termination statements, releasing all liens on the Acquired Assets;

             (x) a Closing Statement, duly executed by HSA-Texas and Shareholders;

             (xi) the Historical Statements provided for in Section 3.1 hereof and the Estimated Financials;

             (xii) the General Release substantially in the form attached hereto as Exhibit 8.3(xii), duly executed by each Shareholder and by Michael Lowery, Gertrude Lowery, Charles Schembri and Mac Martirossian;

             (xiii) the Shareholders Agreement duly executed by the Shareholders;

             (xiv) the Dallas Lease, duly executed by HSA-Texas;

             (xv) the Indemnification Agreement, duly executed by the Shareholders; and

             (xvi) any other documents or agreements, as reasonably requested by HSA-Texas or Shareholders, contemplated hereby and/or necessary to consummate the transactions contemplated hereby.

          (d) Fairness Opinion. The Fairness Opinion shall not have been modified or withdrawn by Merrill Lynch.

          (e) Repayment of Shareholder Loans. Each shareholder of HSA-Texas, including the Shareholders, shall have repaid in full at or prior to the Closing all amounts owed by such shareholder to HSA-Texas.

          (f) Revised Schedules. The Companies and the Shareholders shall have provided PRGX with revised Schedules dated as of the Closing Date (collectively, the "Revised Schedules"), with all changes duly noted thereon, accompanied by a certificate of a duly authorized officer of HSA-Texas and a certificate of the Shareholders certifying that such Revised Schedules are delivered pursuant to the applicable Sections of this Agreement; provided however, that in the event the Revised Schedules contain any disclosure or change which (i) should have been but was not shown on the Schedules attached hereto at the date hereof, or (ii) individually or in the aggregate is material to any warranty or representation contained herein, or (iii) arose outside the ordinary course of business, the condition contained in this Section shall be deemed unsatisfied unless PRGX has agreed in writing to such disclosures or changes.

          (g) U.K. Acquisition. HSA-Texas shall have executed a binding agreement, in form and substance reasonably acceptable to PRGX, to acquire the business of the UK Licensee, which agreement is assignable to PRGX.

          (h) German Acquisition. HSA-Texas shall have executed a binding call option agreement, in form and substance reasonably acceptable to PRGX, with the respective shareholders of the German Licensee to acquire the business of the German Licensee, which call option agreement is assignable to PRGX.

          (i) DSD Acquisitions. HSA-Texas shall have consummated the DSD Acquisition of Phoenix Audit Recoveries, Inc. pursuant to an agreement, in form and substance reasonably acceptable to PRGX, and HSA-Texas shall have executed a binding agreement, in form and substance reasonably acceptable to PRGX, to acquire JASAMA, Inc., which agreement is assignable to PRGX.

                                   ARTICLE 9

                           TERMINATION AND AMENDMENT

     9.1 TERMINATION. This Agreement may be terminated at any time before the Closing Date (notwithstanding any approval of the Acquisition and adoption of this Agreement by the Shareholders or the PRGX shareholders):

          (a) by mutual written consent of HSA-Texas and PRGX;

          (b) by either PRGX or HSA-Texas, if the Acquisition has not been consummated on or before March 31, 2002 (the "Termination Date"), provided that the party seeking to exercise the right to terminate this Agreement under Section 9.1(b) is not then in breach in any material respect of any of its representations, warranties, covenants or other agreements under this Agreement;

          (c) by HSA-Texas, if the approval of the shareholders of PRGX contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the Required PRGX Vote, as contemplated herein; and by PRGX, if (i) the approval of the shareholders of HSA-Texas shall not have been obtained by reason of failure to obtain the Required HSA-Texas Vote, or (ii) the shareholders of HSA-Texas have failed to deliver the written affirmation provided for within the time period specified in
     Section 8.1(a) hereof, or (iii) if any shareholder of the Stock Companies fails to affirm such shareholder's agreement to sell all of such shareholder's shares of the Concurrent Company to PRGX within 7 days after delivery to such shareholder of the final Joint Proxy Statement/Prospectus in accordance with Section 11.16 of the Stock Agreement.

          (d) by either PRGX or HSA-Texas, if any Governmental Entity of competent jurisdiction (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable, or (ii) shall have failed to issue an order, decree or ruling or to take any other action, and such denial of a request to issue such order, decree or ruling or to take such other action shall have become final and non-appealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain); or

          (e) by HSA-Texas, (i) if PRGX shall have materially breached its representations or warranties contained in this Agreement or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 8.2(a) and (b) and in any such case such breach is incapable of being cured, or, if capable of being cured, shall not have been cured on or before the Termination Date within 10 days after written notice thereof shall have been received by PRGX; or
     (ii) upon the occurrence of an event that has a Material Adverse Effect on PRGX, taken as a whole with its consolidated subsidiaries, regardless of whether the conditions set forth in 8.2(a) and (b) are capable of being satisfied on or before the Termination Date, in either case provided that neither HSA-Texas nor any of the Shareholders is then in breach in any material respect of any of its representations, warranties, covenants or other agreements under this Agreement; or

          (f) by PRGX, (i) if HSA-Texas or the Shareholders shall have materially breached any of their representations or warranties contained in this Agreement or failed to perform in any material respect their covenants or other agreements contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 8.3(a) and
     (b) and in any such case such breach is incapable of being cured, or if capable of being cured, shall not have been cured on or before the Termination Date

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     and within 10 days after written notice thereof shall have been received by
     HSA-Texas and the Shareholders; or (ii) upon the occurrence of an event or development that has a Material Adverse Effect on HSA-Texas, regardless of whether the conditions set forth in Section 8.3(a) and (b) are capable of being satisfied on or before the Termination Date, in either case, provided PRGX is not then in breach in any material respect of any of its representations, warranties, covenants or other agreements under this Agreement; or

          (g) by HSA-Texas, if the per share closing price (as reported in The Wall Street Journal) of PRGX Common Stock on any trading day during the period beginning on the date hereof and ending on a date 5 trading days prior to the Closing Date is less than $4.00, by written notice by HSA-Texas to PRGX within 3 days after the trading day on which the per share closing price of PRGX Common Stock was less than $4.00; or

          (h) by PRGX, in order to enter into a definitive written agreement with respect to a PRGX Alternative Transaction; or

          (i) by HSA-Texas, if a Triggering Event shall have occurred. For purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if, (A) the PRGX Board or any committee thereof shall have approved or recommended to its shareholders any PRGX Alternative Transaction which does not include the concurrent acquisition of HSA-Texas and the Concurrent Companies or HSA-Texas' and the Concurrent Companies assets by the Third Party which is party to such PRGX Alternative Transaction as if HSA-Texas and the Concurrent Companies were a part of PRGX at the consummation of such PRGX Alternative Transaction, (B) the PRGX Board or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to HSA-Texas the PRGX Recommendations; or (C) a tender or exchange offer to acquire 50% or more of the outstanding shares of PRGX Common Stock shall have been commenced by a Third Party, and PRGX shall not have sent to its shareholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that PRGX recommends rejection of such tender or exchange offer; or

          (j) by HSA-Texas, if the PRGX Board or any committee thereof shall have approved or recommended to its shareholders a PRGX Alternative Transaction which includes the concurrent acquisition of HSA-Texas and the Concurrent Companies or HSA-Texas' and the Concurrent Companies' assets by a third party, but HSA-Texas or any of the Concurrent Companies in its discretion, does not elect to participate in such PRGX Alternative Transaction; or

          (k) by PRGX, within 30 days after receipt of all of the Schedules as provided in Section 4.21; or

          (l) notwithstanding anything in Section 9.1 to the contrary, by PRGX or HSA-Texas, if PRGX has not received the bank consent described in
     Section 8.1(k) hereof on or before March 31, 2002.

     9.2 EFFECT OF TERMINATION.

     (a) Termination Prior to Mailing Joint Proxy Statement/Prospectus. If either party shall terminate this Agreement pursuant to any Section of Section
9.1 prior to the date on which PRGX mails the Joint Proxy Statement/Prospectus to its shareholders, and the party exercising such right is not then in breach in any material respect of any of its representations, warranties, covenants and other agreements under this Agreement, neither party shall have any liability or obligation to the other (including any obligation to pay the PRGX Transaction Expenses or the HSA-Texas Transaction Expenses, as the case may be, or the Termination Fee described below) except for those obligations as provided in
Section 9.2(g) hereof.

     (b) HSA-Texas Pays PRGX Transaction Expenses. If after PRGX mails the Joint Proxy Statement/Prospectus to its shareholders, (i) either party shall terminate this Agreement pursuant to Section 9.1(b) prior to the HSA-Texas Special Meeting having occurred or PRGX shall terminate this Agreement pursuant to Section 9.1(c) (provided that the basis for such termination is the failure of HSA-Texas' shareholders to approve this Agreement and the transactions contemplated herein or the failure of any shareholder of the Stock Companies to affirm his or her agreement to sell shares of the Concurrent Company

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

to PRGX within 7 days after delivery to such shareholder of the final Joint Proxy Statement/Prospectus in accordance with Section 11.16 of the Stock Agreement), (ii) HSA-Texas shall have terminated this Agreement pursuant to
Section 9.1(j) or (iii) PRGX shall terminate this Agreement pursuant to Section 9.1(f)(i), then in any such event HSA-Texas shall promptly, but not later than ten days after the date of such termination, pay PRGX an amount equal to all of the PRGX Transaction Expenses, by wire transfer of immediately available funds and, notwithstanding anything to the contrary contained herein, PRGX shall not be required to pay any HSA-Texas Transaction Expenses hereunder.

     (c) PRGX Pays HSA-Texas Transaction Expenses. If after PRGX mails the Joint Proxy Statement/ Prospectus to its shareholders, (i) either party shall terminate this Agreement pursuant to Section 9.1(b) prior to the PRGX Special Meeting having occurred or pursuant to Section 9.1(c) (provided that the basis for such termination is the failure of PRGX's shareholders to approve this Agreement, the Share Issuance or the other transactions contemplated herein) or
(ii) HSA-Texas shall terminate this Agreement pursuant to Section 9.1(e)(i), then in any such event PRGX shall promptly, but in no event later than ten days after the date of such termination, pay HSA-Texas an amount equal to all of the HSA-Texas Transaction Expenses, including all reasonable out-of-pocket legal and accounting fees, all broker and financial advisor fees, all HSR fees, and all SEC fees, payable by wire transfer of immediately available funds.

     (d) Certain Terminations. If after PRGX mails the Joint Proxy Statement/Prospectus to its shareholders, either party shall terminate this Agreement pursuant to Section 9.1(d) or 9.1(l), or if PRGX shall terminate this Agreement pursuant to Sections 9.1(f)(ii), 9.1(h), or 9.1(k), or if HSA-Texas shall terminate this Agreement pursuant to Sections 9.1(e)(ii), 9.1(g) or 9.11(j), and the party exercising such right is not then in breach in any material respect of any of its representations, warranties, covenants and other agreements under this Agreement, neither party shall have any liability or obligation to the other (including any obligation to pay the PRGX Transaction Expenses or the HSA-Texas Transaction Expenses, as the case may be, or the Termination Fee described below) except for those obligations as provided in
Section 9.2(g) hereof

     (e) Termination Fee. If after PRGX mails the Joint Proxy Statement/Prospectus to its shareholders, HSA-Texas terminates this Agreement pursuant to Section 9.1(i), PRGX shall pay to HSA-Texas in cash the sum of $2,000,000 ("Termination Fee") plus all HSA-Texas Transaction Expenses incurred by HSA-Texas and the Shareholders in connection with this Agreement, including, without limitation, all reasonable out-of-pocket legal and accounting fees, all broker and financial advisor fees, all HSR fees, and all SEC fees.

     (f) Timing of Payment of Termination Fee. The Termination Fee shall be due and payable to HSA-Texas within ten (10) days after HSA-Texas' termination of this Agreement in accordance with Section 9.1(i) hereof.

     (g) Effect of Termination. If this Agreement is terminated by either PRGX or HSA-Texas as provided in Section 9.1, this Agreement shall forthwith become void and have no further effect, without any liability or obligation on the part of PRGX, HSA-Texas, or their respective shareholders, officers or directors, other than with respect to the provisions of Section 4.1(e), Section 4.7(b),
Section 4.11, Section 5.27, Section 6.4, this Section 9.2, Section 10.6, Sections 10.8 and Section 10.10, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither PRGX, HSA-Texas nor the Shareholders shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement, including any representations, warranties, covenants or other agreements contained herein, and none of the limitations contained in Indemnification Agreement shall be applicable.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

     10.1 SEVERABILITY. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

     10.2 AMENDMENT; MODIFICATION; EXTENSION; WAIVER.

     (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Acquisition by the shareholders of PRGX and HSA-Texas, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of the NASDAQ Stock Market requires further approval by the PRGX shareholders without such further approval; provided, however, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     (b) At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive (by the party entitled to waive) any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 10.2(a) that no amendment shall be made which by law or in accordance with the rules of the NASDAQ Stock Market requires further approval by the PRGX shareholders without such further approval, waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     10.3 ASSIGNMENT, SURVIVAL AND BINDING AGREEMENT. This Agreement, the other HSA-Texas Transaction Documents and the other PRGX Transaction Documents (a) may not be assigned by PRGX on or prior to the Closing without the prior written consent of HSA-Texas and Shareholders (except for an assignment to a wholly owned subsidiary of PRGX, which may be made without the prior consent of, but with notice to, HSA-Texas provided that, in such event, the assignor shall remain obligated hereunder in the same manner as if such assignment had not been effected); (b) may not be assigned by PRGX after the Closing without the prior written consent of HSA-Texas and Shareholders' Representative, except for (i) an assignment to an affiliate of PRGX, which may be made without the prior consent of, but with notice to, HSA-Texas and Shareholders' Representative; provided that, in such event, the assignor shall remain obligated hereunder in the same manner as if such assignment had not been effected and (ii) in the event of a merger, consolidation, reorganization or similar transaction of PRGX with a Person where such other Person is the surviving entity of such transaction, this Agreement may be assigned by PRGX without the prior consent of, but with notice to, the Shareholders' Representative; and (c) may not be assigned by HSA-Texas or Shareholders at any time, without the prior written consent of PRGX. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. The parties hereto acknowledge that PRGX intends to transfer and assign the Acquired Assets and the Assumed Liabilities to PRGUSA, its wholly-owned subsidiary, as soon as practicable after the Closing, whereupon all obligations of PRGX referred to herein with respect to such Acquired Assets and Assumed Liabilities shall thereafter be deemed to be primary obligations of PRGUSA, for which PRGX shall be secondarily liable.

     10.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.5 NOTICES. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, sent by a recognized overnight delivery service which guarantees next-day delivery ("Overnight Delivery") or mailed by certified mail, return receipt requested, postage prepaid and addressed to the intended recipient, as set forth below:

If to HSA-Texas or
  Shareholders:              Howard Schultz & Associates International, Inc.
                             9924 LBJ Freeway
                             Dallas, TX 75243
                             Attention: Howard Schultz
                             Telefax: (972) 690-7584

with a copy to:              Malouf Lynch Jackson & Swinson
                             600 Preston Commons East, 8115 Preston Road
                             Dallas, TX 75225
                             Attention: Curtis Swinson, Esq.
                             Telefax: (214) 273-0567

with a copy to:              Michael Glazer
                             Howard Schultz & Associates International, Inc.
                             9924 LBJ Freeway
                             Dallas, TX 75243

If to PRGX:                  The Profit Recovery Group International, Inc.
                             2300 Windy Ridge Parkway
                             Suite 100 North
                             Atlanta, GA 30339-8426
                             Attention: Clinton McKellar, Jr.
                             Senior Vice President & General Counsel
                             Telefax: (770) 779-3034

with a copy to:              Arnall Golden Gregory LLP
                             1201 West Peachtree Street, Suite 2800
                             Atlanta, Georgia 30309-3400
                             Attention: Jonathan Golden, Esq.
                             Telefax: (404) 873-8701

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or telefax, will be deemed received on the day sent or on the first business day thereafter if not sent on a business day (with written confirmation of receipt), (ii) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by certified U.S. Mail, return receipt requested, will be deemed received three (3) business days immediately following the date sent. For purposes of this Agreement, a "business day" is a day on which U.S. national banks are open for business and shall not include a Saturday or Sunday or legal holiday. Notwithstanding anything to the contrary in this Agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day

     10.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. Except for the Nondisclosure Agreement, which remains in full force and effect in accordance with the terms thereof, this Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including the Letter of Intent, and, except as otherwise expressly provided herein, is not intended to confer upon any Person other than PRGX, HSA-Texas and the Shareholders, any rights or remedies hereunder.

     10.7 FURTHER ASSURANCES. The parties to this Agreement agree to execute and deliver, both before and after the Closing, any additional information or documents or agreements contemplated hereby and/or necessary or appropriate to effect and consummate the transactions contemplated hereby. Shareholders and Companies agree to provide to PRGX, both before and after the Closing, such information as PRGX may reasonably request in order to consummate the transactions contemplated hereby and to effect an orderly transition of the Business following the Effective Date.

     10.8 CHOICE OF LAW. This Agreement and all documents executed in connection therewith shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     10.9 CONSENT TO JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the Northern District of Georgia or, if there is not a basis for federal court jurisdiction, a Superior Court of Cobb County, Georgia in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the Northern District of Georgia or a Cobb County Superior Court.

     10.10 DISPUTE RESOLUTION.

     (a) Financial Matters. Notwithstanding any provision of this Agreement to the contrary, all disputes, controversies or claims arising out of or relating to this Agreement or the transactions contemplated hereby relating to financial matters shall be resolved by agreement among the parties, or, if not so resolved within forty-five (45) days following written notice of dispute given by either party hereto to the other, by arbitration in accordance with Title 9 of the United States Code (the United States Arbitration Act), the Commercial Arbitration Rules of the American Arbitration Association, and its Optional Rules for Emergency Measures of Protection (the "Optional Rules"), all as amended from time to time (collectively, the "Rules") and the provisions of this Section; provided, however, that the provisions of this Section shall prevail in the event of any conflict with such Rules. The parties agree that they shall use their best efforts to cause the matter to be presented to the arbitral tribunal as soon as possible in light of the complexity of the dispute. The arbitral tribunal, except as provided under the Optional Rules, shall consist of three neutral arbitrators experienced in the industry related to the dispute, one of whom shall be chosen by the claimant and one chosen by respondent, and the two so chosen shall choose the third arbitrator who shall act as chairperson. The parties shall be entitled to engage in discovery in connection with arbitration, which discovery shall be conducted in accordance with Georgia rules of Civil Procedure and Evidence. Additionally, there shall be no evidence by affidavit allowed, and each party shall disclose a list of all documentary evidence to be used, a list of all witnesses and experts to be called by the party at least twenty (20) days prior to the arbitration hearing. The decision of a majority of the arbitration panel with respect to the matters referred to them pursuant hereto shall be final and binding upon the parties to the dispute, and confirmation and enforcement thereof may be rendered thereon by any court having jurisdiction upon application of any Person who is a party to the arbitration proceeding. The arbitral tribunal shall assess fees, expenses, compensation, and attorney's fees in the award as provided in the Rules. The arbitral tribunal shall have no power or authority under this Agreement or otherwise to award or provide for the award of punitive or consequential damages against any party. Any arbitration shall be conducted in Atlanta, Georgia.

     (b) Other Matters. Notwithstanding any provision of this Agreement to the contrary, in respect of all disputes, controversies or claims arising out of or relating to this Agreement or the transactions contemplated relating to any matters other than financial matters the parties may exercise any and all rights and remedies available at law or in equity. Without limiting the generality of the foregoing, in the event of a breach or threatened breach by any party hereto of any of its covenants or other obligations hereunder, including, without limitation, the parties' respective obligations to close the transactions contemplated hereby, each of the parties hereby consents and agrees that the non-breaching party shall be entitled to an injunction or similar equitable relief restraining the breaching party(s) from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the breaching party(s) under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The right of the non-breaching party to injunctive relief shall be in addition to any and all other remedies available to it and shall not be construed to prevent it from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to them including the recovery of monetary damages.

     10.11 SCHEDULES, REVISED SCHEDULES AND EXHIBITS. All Schedules, Revised Schedules and Exhibits referenced in this Agreement shall be deemed to be a part of this Agreement. The lists and deliveries referenced in Sections 3.3, 5.8,
5.15 through 5.23 inclusive, and 5.26 or elsewhere herein, which have been delivered to PRGX prior to the execution of this Agreement, shall be updated prior to the Closing so as to be true, correct and complete as of the Effective Date, shall be "brought-down" as of the Closing Date, shall, when delivered, be accompanied by a certificate of the Shareholders and a duly authorized officer of HSA-Texas certifying that they are delivered pursuant to the applicable Section of this Agreement, as referenced in such certificate, and shall, when delivered, be attached to this Agreement and for all intents and purposes, be deemed Schedules hereto. All Schedules and Revised Schedules shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in applicable Article hereof and shall provide information thereon separately in respect of each Company, as applicable.

     10.12 DEFINITION OF HSA-TEXAS' KNOWLEDGE. As used herein, the terms "Known by HSA-Texas," "to HSA-Texas' Knowledge," "to the Knowledge of HSA-Texas," "to the best Knowledge of HSA-Texas" and words of similar import shall mean the actual knowledge after reasonable investigation of the following individuals on the date hereof and on the Closing Date: H. Schultz, A. Schultz, Charles Schembri and Mac Martirossian.

     10.13 RELIANCE. Each party hereto acknowledges and represents (i) that this Agreement is executed without reliance on any agreement, promise, statement, or representation by or on behalf of any person, except as set forth specifically herein or in the HSA-Texas Transaction Documents and/or the PRGX Transaction Documents or referred to herein or therein, (ii) that no person, and no agent or attorney of any person, has made any promises, representations, or warranties whatsoever, whether expressed or implied, which are not expressly contained herein, and (iii) that he or its authorized officer has read this Agreement and is fully aware of its contents and legal effect.

     10.14 MARITAL PROPERTY RIGHTS. The Persons signing in their individual capacities below, whether as a party or as a "spouse" of a party, acknowledge and agree that: (i) each is individually joining in and assenting to this Agreement, (ii) each consents to and approves of the transactions contemplated by this Agreement, and (iii) each intends individually to be legally bound by this Agreement and each of the HSA-Texas Transaction Documents to which such individual or his or her spouse is a party (the "Transaction Agreements"). Each such individual Person also acknowledges that he or she will directly and personally benefit from the transactions contemplated by the Transaction Agreements to which such individual or his or her spouse is a party, that he or she has had an opportunity to review all such agreements and consult with independent legal counsel, and that PRGX is entering into this Agreement and the PRGX Transaction Documents in reliance upon the agreements set forth in this paragraph.

     10.15 SECTION HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     10.16 OBLIGATIONS OF HSA-TEXAS STOCKHOLDERS. Notwithstanding anything to the contrary contained herein, no stockholder of HSA-Texas (including the Shareholders) shall have any obligations under this Agreement (other than those relating to confidentiality and public disclosure set forth herein) unless and until the Required HSA-Texas Vote has been obtained from the HSA-Texas stockholders after delivery to them of the Joint Proxy Statement/Prospectus.

                                   ARTICLE 11

                          SHAREHOLDERS' REPRESENTATIVE

     11.1 IRREVOCABLE APPOINTMENT OF SHAREHOLDERS' REPRESENTATIVE. By the execution and delivery of this Agreement, including counterparts hereof, effective upon the Closing, each Shareholder hereby irrevocably constitutes and appoints H. Schultz, and any successor to the foregoing person appointed pursuant to Section 11.3 hereof, as the true and lawful agent and attorney-in-fact (referred to in this Agreement as the "Shareholders' Representative") of such Shareholder with full power of substitution and with full power and authority to act in the name, place and stead of such Shareholder with respect to the terms and provisions of this Section 11.1, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Shareholders' Representative shall deem necessary or appropriate in connection with the following powers granted under this Section 11.1:

          (a) to approve any action or perform any covenant or agreement hereunder or under any and all HSA-Texas Transaction Documents which requires the consent, approval, waiver or performance of the Shareholders, including, without limitation, any action under Article 9 hereof;

          (b) to settle all claims, matters, disputes or disagreements under this Agreement, the Escrow Agreement and the Indemnification Agreement; and

          (c) to extend the Closing Date or change the location of the Closing.

     11.2 ACTS OF SHAREHOLDERS' REPRESENTATIVE.

     (a) The appointment of the Shareholders' Representative in Section 11.1 hereof shall be deemed coupled with an interest and shall be irrevocable, and PRGX and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholders' Representative as the act of each of the Shareholders in all matters referred to in Section 11.1 hereof. Each Shareholder hereby ratifies and confirms all that the Shareholders' Representative shall do or cause to be done by virtue of Shareholders' Representative's appointment as Shareholders' Representative of such Shareholder. The Shareholders' Representative shall act for the Shareholders on all of the matters set forth in
Section 11.1 hereof in the manner the Shareholders' Representative believes to be in the best interest of the Shareholders and consistent with Shareholders' Representative's obligations under this Agreement, but the Shareholders' Representative shall not be responsible to any Shareholder for any loss or damage any Shareholder may suffer by reason of the performance by the Shareholders' Representative of Shareholders' Representative's duties under this Agreement, including any loss or damage resulting from any error of judgment, mistake of fact or law, or any act done or omitted to be done in good faith, other than loss or damage arising from willful violation of law or gross negligence in the performance of Shareholders' Representative's duties under this Agreement.

     (b) Each Shareholder hereby expressly acknowledges and agrees that the Shareholders' Representative is authorized to act on behalf of such Shareholder notwithstanding any dispute or disagreement among the Shareholders, and that the PRGX shall be entitled to rely on any and all action taken by the Shareholders' Representative under this Agreement without liability to, or obligation to inquire of, any of the Shareholders. PRGX is hereby expressly authorized to rely on the authority and genuineness of the signature of the Shareholders' Representative on any instrument, certificate or document. Upon receipt of any writing which reasonably appears to have been signed by the Shareholders' Representative, PRGX may act upon the same without any further duty of inquiry as to the genuineness of the writing.

     11.3 REPLACEMENT OF SHAREHOLDERS' REPRESENTATIVE. If the Shareholders' Representative resigns or ceases to function in Shareholders' Representative's capacity for any reason whatsoever, then A. Schultz shall become the Shareholders' Representative and if A. Schultz shall cease to act as the Shareholders' Representative, then a majority-in-interest of the Shareholders shall appoint a successor; provided, however, that, if for any reason no successor has been appointed within thirty (30) days, then any Shareholder or

PRGX shall have the right to petition a court of competent jurisdiction for appointment of a successor. A "majority-in-interest" means those Shareholders entitled to receive a majority of the Consideration under this Agreement.

     11.4 INDEMNIFICATION OF SHAREHOLDERS' REPRESENTATIVE. Shareholders do hereby jointly and severally agree to indemnify and hold the Shareholders' Representative harmless from and against any and all liability, loss, cost, damage or expense (including without limitation fees and expenses of legal counsel) reasonably incurred or suffered as a result of the performance of Shareholders' Representative's duties under this Agreement except for actions constituting gross negligence or willful misconduct.

     11.5 PROOF OF AUTHORITY. Each Shareholder shall execute and deliver to the Shareholders' Representative such further documents requested by the Shareholders' Representative, if any, as may be necessary to the efficient proof of his authority to act and to exercise the powers granted the Shareholders' Representative under this Article 11.

     11.6 SURVIVABILITY OF POWER. EACH SHAREHOLDER INTENDS FOR THE AUTHORIZATIONS AND AGREEMENTS IN THIS ARTICLE VIII TO REMAIN IN FORCE AND NOT BE AFFECTED IF SUCH SHAREHOLDER SUBSEQUENTLY BECOMES MENTALLY OR PHYSICALLY DISABLED OR INCOMPETENT.

                      [SIGNATURES BEGIN ON THE NEXT PAGE]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          PRGX:
                                          THE PROFIT RECOVERY GROUP
                                          INTERNATIONAL, INC.

                                          By:       /s/ JOHN M. COOK
                                            ------------------------------------
                                                     Name: John M. Cook
                                             Its: Chairman of the Board and CEO

                                          HSA-TEXAS:
                                          HOWARD SCHULTZ & ASSOCIATES
                                          INTERNATIONAL, INC.

                                          By:      /s/ HOWARD SCHULTZ
                                            ------------------------------------
                                                    Name: Howard Schultz
                                             Its: Chairman of the Board and CEO

                                          SHAREHOLDERS:

                                                  /s/ HOWARD SCHULTZ
                                          --------------------------------------
                                                      Howard Schultz

                                                  /s/ LESLIE SCHULTZ
                                          --------------------------------------
                                          Leslie Schultz, signing solely for the
                                          purpose of acknowledging the
                                          provisions of Section 10.14 hereof

                                                 /s/ ANDREW H. SCHULTZ
                                          --------------------------------------
                                                    Andrew H. Schultz

                                              /s/ NICOLE MALKOFF SCHULTZ
                                          --------------------------------------
                                          Nicole Malkoff Schultz, signing solely
                                          for the purpose of acknowledging the
                                          provisions of Section 10.14 hereof

                                          Andrew H. Schultz Irrevocable Trust
                                          u/a dated May 1, 1997

                                          By:     /s/ ANDREW H. SCHULTZ
                                            ------------------------------------
                                                     Andrew H. Schultz
                                                        Sole Trustee

                                          The Zachary Herman Schultz Trust
                                          u/a dated June 3, 1997

                                          By:      /s/ HOWARD SCHULTZ
                                            ------------------------------------
                                                       Howard Schultz
                                                        Sole Trustee

                                          The Gabriella Schultz Trust
                                          u/a dated March 31, 1998

                                          By:      /s/ HOWARD SCHULTZ
                                            ------------------------------------
                                                       Howard Schultz
                                                        Sole Trustee

                                          The Samuel Joel Schultz Trust
                                          u/a dated July 3, 2001

                                          By:      /s/ HOWARD SCHULTZ
                                            ------------------------------------
                                                       Howard Schultz
                                                        Sole Trustee

                                          The HHS Charitable Lead Annuity Trust
                                          u/a dated April 5, 2001

                                          By:       /s/ HAROLD BERMAN
                                            ------------------------------------
                                                       Harold Berman
                                                        Sole Trustee
                                          The LVS Charitable Lead Annuity Trust
                                          u/a dated April 5, 2001

                                          By:       /s/ HAROLD BERMAN
                                            ------------------------------------
                                                       Harold Berman
                                                        Sole Trustee

                                          The Daniel Alan Schultz HHS (2001) GST
                                          Trust
                                          u/a dated April 5, 2001

                                          By:       /s/ HAROLD BERMAN
                                            ------------------------------------
                                                       Harold Berman
                                                        Sole Trustee

                                          The Jaynie Schultz Romaner HHS (2001)
                                          GST Trust
                                          u/a dated April 5, 2001

                                          By:       /s/ HAROLD BERMAN
                                            ------------------------------------
                                                       Harold Berman
                                                        Sole Trustee

                                          The Andrew Harold Schultz HHS (2001)
                                          GST Trust
                                          u/a dated April 5, 2001

                                          By:       /s/ HAROLD BERMAN
                                            ------------------------------------
                                                       Harold Berman
                                                        Sole Trustee

                                          The Daniel Alan Schultz LVS (2001) GST
                                          Trust
                                          u/a dated April 5, 2001

                                          By:       /s/ HAROLD BERMAN
                                            ------------------------------------
                                                       Harold Berman
                                                        Sole Trustee

                                          The Jaynie Schultz Romaner LVS (2001)
                                          GST Trust
                                          u/a dated April 5, 2001

                                          By:       /s/ HAROLD BERMAN
                                            ------------------------------------
                                                       Harold Berman
                                                        Sole Trustee

                                          The Andrew Harold Schultz LVS (2001)
                                          GST Trust
                                          u/a dated April 5, 2001

                                          By:       /s/ HAROLD BERMAN
                                            ------------------------------------
                                                       Harold Berman
                                                        Sole Trustee

                                          SHAREHOLDERS' REPRESENTATIVE:

                                                  /s/ HOWARD SCHULTZ
                                          --------------------------------------
                                                      Howard Schultz

                   LIST OF APPENDICES, SCHEDULES AND EXHIBITS

Appendix A                                Location of Defined Terms
Schedule 1(a)                             First and Second-Tier Subsidiaries of HSA-Texas
Schedule 1(b)                             Licensees
Schedule 1.1(a)                           Fixed Assets
Schedule 1.1(f)                           Licenses and Permits
Schedule 1.1(g)                           Deposits and Other Rights
Schedule 1.1(j)                           Bank Accounts and Lock Boxes
Schedule 1.2                              Legal Descriptions of Parcels Constituting of Dallas,
                                            Headquarters
Schedule 2.2(b)(iv)                       Assumed Severance Amount
Schedule 3.4(d)                           PRGX Proposed Divestitures (Prepared by PRGX)
Schedule 4.1(c)                           Estimated Financials
Schedule 4.2                              Key Employees
Schedule 4.5(a)-(d), 4.5(f)-(g), 4.5(j)   Exceptions to Conduct of Business Pending Reorganization
Schedule 4.18                             Post-Closing Directors of PRGX
Schedule 5.1(a)                           Jurisdictions in which HSA-Texas is Qualified to do
                                            Business
Schedule 5.1(b)                           Jurisdictions in which other Companies are Qualified to
                                            do Business
Schedule 5.2(a)                           Trusts and Trustees
Schedule 5.2(b)                           Each Company's Directors and Officers
Schedule 5.3                              List of Recorded Liens (other than Permitted
                                            Encumbrances)
Schedule 5.4                              Consents
Schedule 5.5(a)                           Capitalization of Each Company
Schedule 5.5(b)                           HSA-Texas Options and Optionees
Schedule 5.5(b)(i)                        Form of HSA-Texas Stock Option Grant Agreement
Schedule 5.5(b)(ii)                       Form of Documents Relating to HSA-Texas SARs
Schedule 5.6                              Exceptions to Compliance with Laws
Schedule 5.7                              Exceptions to Licenses and Permits
Schedule 5.8                              Financial Information
Schedule 5.11A                            Disputes Relating to Trade Payables and Accrued Expenses
Schedule 5.11B                            Acquisition Related Notes and Other Debts, Obligations,
                                            Guaranties and Liabilities
Schedule 5.12                             Tax Matters
Schedule 5.14(a)                          Information on Audits
Schedule 5.15                             Material Contracts
Schedule 5.15(b)-1                        Certain Representations regarding Material Contracts
Schedule 5.15(b)-2                        Descriptions of Oral Material Contracts
Schedule 5.15(b)-3                        Breaches or Defaults of Material Contracts
Schedule 5.15(b)-4                        Assignability of Material Contracts
Schedule 5.16                             Material Leases
Schedule 5.17                             Clients and Key Clients
Schedule 5.18(a)-(d)                      Employees, Associates
Schedule 5.19(a)-(e)                      Intellectual Property Assets
Schedule 5.20                             Internet Presence
Schedule 5.21                             Year 2000 Compliance
Schedule 5.22(a)-(h)                      Benefit Plans and List of Accrued Vacation Obligations
Schedule 5.24                             Litigation
Schedule 5.25                             Insurance
Schedule 5.26                             Immigration Matters
Schedule 5.28                             Material Changes
Schedule 5.29                             Certain Arrangements

Exhibit 1.3(a)                            Bill of Sale
Exhibit 1.3(b)                            Assignment and Assumption Agreement
Exhibit 1.3(c)-1                          Trademark Assignment
Exhibit 1.3(c)-2                          Copyright Assignment
Exhibit 2.4(b)                            Amended and Restated HSA-Texas Option Plan
Exhibit 2.5                               Escrow Agreement
Exhibit 3.3                               HSA-Texas Affiliate Agreement
Exhibit 3.5                               Registration Rights Agreement
Exhibit 4.2A                              H. Schultz Offer Letter
Exhibit 4.2B                              A. Schultz Offer Letter
Exhibit 4.2C                              Employee Agreement
Exhibit 4.4                               Noncompetition Agreement
Exhibit 4.19                              Shareholder Agreement
Exhibit 4.20                              Agreement regarding Nominee Stockholder
Exhibit 7.3                               Indemnification Agreement
Exhibit 8.1(a)                            Affirmation by Shareholders
Exhibit 8.3(c)(vi)                        Content of Opinion of HSA-Texas' and Shareholders'
                                            Counsel
Exhibit 8.3(c)(xii)                       General Release

                                    ANNEX B
                AGREEMENT AND PLAN OF REORGANIZATION PURSUANT TO
         SECTION 368(A)(1)(B) OF THE INTERNAL REVENUE CODE, AS AMENDED

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement" or this "Stock Purchase Agreement") is made and entered into as of the 3rd day of August, 2001, by and among THE PROFIT RECOVERY GROUP INTERNATIONAL, INC., a Georgia corporation ("PRGX"), HOWARD SCHULTZ, a Texas resident ("H. Schultz"), ANDREW H. SCHULTZ, a Texas resident ("A. Schultz"), ANDREW H. SCHULTZ IRREVOCABLE TRUST under agreement dated May 1, 1997 (the "Trust"), LESLIE SCHULTZ, a Texas resident ("L. Schultz") (each of H. Schultz, A. Schultz, the Trust, and L. Schultz being hereinafter collectively referred to as the "Shareholders" and individually as a "Shareholder").

                                  WITNESSETH:

     WHEREAS, PRGX, Shareholders, and Howard Schultz & Associates International, Inc., a Texas corporation ("HSA-Texas") have executed and delivered that certain Agreement and Plan of Reorganization, dated of even date herewith ("Asset Purchase Agreement"), pursuant to which HSA-Texas shall sell to PRGX, and PRGX shall purchase from Schultz, substantially all of the assets of HSA-Texas; and

     WHEREAS, the portion of HSA-Texas' Business (as defined in the Asset Purchase Agreement) not operated through HSA-Texas is conducted through Howard Schultz & Associates (Asia) Limited, a Hong Kong corporation ("Asia"); HS&A International Pte Ltd., a Singapore corporation ("Singapore"), Howard Schultz & Associates (Australia), Inc., a Texas corporation ("Australia"), and Howard Schultz & Associates (Canada), Inc., a Texas corporation ("Canada") (Asia, Singapore, Canada and Australia are hereinafter collectively referred to as the "Companies" and individually as the "Company") pursuant to written licenses; and

     WHEREAS, PRGX, H. Schultz and A. Schultz have executed and delivered that certain Indemnification Agreement, dated of even date herewith ("Indemnification Agreement"), pursuant to which the parties thereto have agreed, among other things, on the terms and conditions pursuant to which H. Schultz, A. Schultz and PRGX and others named therein will indemnify each other for breaches of representations, warranties and covenants set forth in this Stock Purchase Agreement and in the Asset Purchase Agreement; and

     WHEREAS, subject to the terms and conditions of this Agreement, Shareholders and PRGX desire to exchange the Shares (defined in Section 1.1) for an agreed-upon number of shares of PRGX's common stock, no par value per share ("PRGX Common Stock") (the "Transaction"); and

     WHEREAS, the parties hereto desire to consummate the exchange for the Shares (defined in Section 1.1 below) pursuant to a plan of reorganization intended to qualify under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, whereby PRGX shall acquire the Shares solely in exchange for PRGX's Common Stock;

     WHEREAS, the closing of the Transaction is contingent among other things upon the closing of the asset acquisition described in the Asset Purchase Agreement ("Asset Acquisition").

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                      PURCHASE AND SALE OF SHARES; CLOSING

     1.1 AGREEMENT TO EXCHANGE SHARES. Subject to the terms and conditions of this Agreement, the Shareholders shall sell, transfer and assign to PRGX, and PRGX shall acquire from Shareholders, on the Closing Date (defined in Section 1.3), all of shares of capital stock issued by the Companies and owned by the Shareholders (collectively, the "Shares") free and clear of all security interests, pledges, liens, encumbrances, charges, adverse claims of ownership or use, restrictions on the Shares' ownership, use, voting, transfer, receipt of dividends or any other encumbrances of any nature whatsoever ("Share Encumbrances").

     1.2 CONSIDERATION; ALLOCATION. Subject to the terms and conditions of this Agreement, the aggregate consideration ("Consideration") deliverable to the Shareholders in exchange for the Shares is Six Hundred Twenty-Nine Thousand Five Hundred And Eight (629,508) shares of PRGX Common Stock. The issuance of the PRGX Common Stock delivered as Consideration shall be registered in accordance with the Securities Act of 1933, as amended. Schedule 1.2 sets forth the number of shares of PRGX Common Stock each Shareholder is to receive and allocates the PRGX Common Stock among each of the Companies in which each Shareholder owns Shares.

     1.3 CLOSING. The closing of the Transaction (the "Closing") shall be consummated concurrently with the closing of the Asset Acquisition (the date on which the Closing occurs being hereinafter referred to as the "Closing Date.") If the Asset Acquisition is not consummated for any reason whatsoever, then none of the parties hereto shall have any right or obligation to consummate the Transaction described in this Stock Purchase Agreement. The Closing shall be effective (the "Effective Date") as of the same time and date as the closing of the Asset Acquisition.

     For tax purposes, the Transaction shall be effective on the Closing Date. For accounting purposes, the parties intend that effective control of each Company, including all risks and rewards of ownership, all cash receipts, profits and losses, and all benefits and burdens of ownership shall transfer to PRGX on and as of the Effective Date, and, all day-to-day management and operating control of each Company shall pass to PRGX from and after the Effective Date and all computations, adjustments and transfers pursuant hereto for purposes hereof shall be on and as of 12:01 am Eastern time on the Effective Date. Accordingly, concurrently with the Closing (or as soon thereafter as the amounts are determined), to the extent the Effective Date is deemed to be the last day of the month preceding the Closing Date, or the first day of the month in which Closing occurs, PRGX will cause Australia and Canada to distribute to Shareholders the amount required to pay all income taxes owed by the Shareholders as a result of the operations of such Companies for the period between the Effective Date through the Closing Date.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                OF SHAREHOLDERS

     In order to induce PRGX to enter into this Agreement and consummate the transactions contemplated in this Agreement, H. Schultz and A. Schultz hereby, jointly and severally, represent and warrant to PRGX, and the Trust hereby severally represents and warrants to PRGX, as follows, each of which is material to and relied upon by PRGX.

     2.1 ORGANIZATION AND AUTHORITY OF COMPANIES; SUBSIDIARIES. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, all of which are designated on
Schedule 2.1(a). Each Company is duly qualified as a foreign corporation in all jurisdictions inside and outside of the United States in which the conduct of its business or the ownership of its properties requires such qualification, and Schedule 2.1(b) lists all the jurisdictions inside and outside the United States where each Company is so qualified. Each Company has all necessary corporate power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted. No Company owns, directly or indirectly, any equity interest in any corporation, partnership, joint venture, or other Person.

     For purposes of this Agreement, "Person" means an individual, partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity. For purposes of this Agreement, "Governmental Entity" means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (or any department, agency or political subdivision thereof).

     2.2 POWER AND AUTHORITY; DUE AUTHORIZATION; DIRECTORS AND OFFICERS.

     (a) Each Shareholder has full power and authority to execute and deliver this Agreement and each of the Shareholders' Transaction Documents to which each Shareholder is or will be a party and to consummate the transactions contemplated hereby and thereby. "Shareholders' Transaction Documents" means each of the agreements, documents and instruments referenced in this Agreement to be executed and delivered by any Shareholder. Each Shareholder has duly executed and delivered this Agreement, and subject to Section 9.16 below, on the Closing Date subject to the terms and conditions of this Agreement, each Shareholder shall duly execute and deliver each of the Shareholders' Transaction Documents, and no other proceedings shall then be necessary for the execution, delivery or effectiveness of this Agreement and Shareholder's Transaction Documents.

     (b) Shareholders have delivered to PRGX true, correct and complete copies of all documents, agreements and instruments which govern the Trust. In respect of the Trust, the execution, delivery and performance of this Agreement and the Shareholders' Transaction Documents by the Trust has been duly authorized and approved in accordance with all agreements governing the Trust. A. Schultz is the sole Trustee of the Trust and has sole full right, power and authority to enter into this Agreement on behalf of the Trust and to cause the Trust to perform its obligations hereunder and under the Shareholders' Transaction Documents.

     (c) Assuming that this Agreement and each of the Shareholders' Transaction Documents which are also PRGX Transaction Documents constitute a valid and binding agreement of PRGX, this Agreement and each of the Shareholders' Transaction Documents constitute, or will constitute when executed and delivered, a valid and binding agreement of each Shareholder, in each case enforceable in accordance with its terms. A true, correct and complete list of the incumbent duly elected directors and officers of each Company are set forth on Schedule 2.2. Schedule 2.2 shall be updated on the Closing Date to be true, correct and complete as of the Closing Date.

     2.3 ASSETS.

     (a) Title. Except as set forth on Schedule 2.3(a), each Company has a good, valid and marketable title to all of its assets free and clear of any mortgages, liens, pledges, security interests, encumbrances, claims or similar rights of every kind and nature, except for any liens for Taxes not yet due and payable. At Closing, each Company will have good, valid and marketable title to all of its assets free and clear of any mortgages, liens, pledges, security interests, encumbrances, claims or similar rights of every kind and nature, except for any liens for Taxes not yet due and payable and liens for liabilities reflected on the Estimated Balance Sheet (defined in Section 4.1(d)). No Company currently has title to, or a fee simple ownership interest in, any real property.

     (b) Condition of the Assets. Prior to the Closing, Shareholders shall cause each Company to deliver to PRGX a true, correct and complete list of the fixed assets of such Company reconciled with the fixed assets line item of the Estimated Balance Sheet.

     2.4 NO CONFLICT; REQUIRED CONSENTS. The consummation of the Transaction does not and will not (i) require the consent, approval or action of, or any filing with or notice to, any corporation, firm, Person or other entity or any Governmental Entity; (ii) violate the terms of any Contract (defined in Section 2.12) to which any Company or Shareholder is a party, or by which any Company or any Shareholder or the property of any Company or Shareholder is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such Contract, or result in the creation of any lien upon any of the property or assets of any Company; (iii) violate the organizational documents of any Company or the Trust; or (iv) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Entity (individually, a "Law" collectively, "Laws") applicable to any Company or any Shareholder. No Company nor any Shareholder is subject to, or is a party to, any Contract or Law of any kind or character which would prevent or hinder the continued operation of the Companies after the Effective Date on substantially the same basis as theretofore operated.

     2.5 OWNERSHIP OF CAPITAL STOCK AND OPTIONS.

     (a) All outstanding shares of each Company's capital stock (including, without limitation, the Shares) are duly authorized, validly issued, fully paid and nonassessable. Schedule 2.5(a) is a true, correct and complete list of each Person who is a beneficial or record owner of any of the outstanding shares of capital stock of any of the Companies together with the number of shares owned by each such Person. As of the date of this Agreement, all outstanding shares of capital stock of each Company (including, without limitation, the Shares) are free and clear of all Share Encumbrances.

     (b) Except as set forth on Schedule 2.5(a), as of the date hereof, there are outstanding (i) no shares of capital stock or other voting or non-voting securities of any Company, (ii) no securities of any Company convertible into or exchangeable for shares of capital stock or voting or non-voting securities of any Company, (iii) no options (including employee stock options), warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating, or which may obligate, any Company to sell or issue any additional securities, (iv) no obligation of any Company to issue any voting or non-voting securities or securities convertible into or exchangeable for voting or non-voting securities of any Company, and (v) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to any Company (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as the "Company Securities"). There are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any outstanding shares of Capital Stock of any Company or Company Securities.

     (c) Acceptor Professional Directors (Pte) Ltd. ("Nominee Shareholder") holds two shares of common stock of Singapore solely for the purpose of keeping Singapore in compliance with the applicable laws of the nation of Singapore.

     2.6 COMPLIANCE WITH LAWS. Each Company currently is, and always has been, in compliance with all applicable Laws. No Company nor any Shareholder has received written notice of any noncompliance by any Company of any applicable Laws, nor to the Shareholders' knowledge, is there any basis therefor.

     2.7 LICENSES AND PERMITS. Schedule 2.7 is a true, correct and complete list of all licenses, permits, approvals and authorizations which have been issued or delivered to each Company. Each Company holds, and is in compliance with, all Licenses and Permits. No Company nor any Shareholder has received written notice of any violations in respect of any such Licenses and Permits. No proceeding is pending or, to the Shareholders' knowledge, threatened, which seeks revocation or limitation of any such Licenses and Permits.

     2.8 FINANCIAL INFORMATION.

     (a) Schedule 2.8 is a true, correct and complete copy of the Historical Statements (defined in Section 4.1). The Historical Statements have been prepared in accordance with generally accepted accounting principles (except that they may not contain customary footnotes) ("GAAP"), consistently applied for the periods presented, and fairly present the financial condition of each Company, at the respective dates thereof and the separate results of operations of each Company for the periods then ended, except as otherwise disclosed in the notes thereto, if any. The Interim Financials (defined in Section 4.1) and the Estimated Financials (defined in Section 4.1) will be prepared in accordance with GAAP (except that they may not contain customary footnotes), consistently applied for the periods presented, and will fairly present the financial condition of each Company, at the respective dates thereof and the separate results of operations of each Company for the periods then ended, except as otherwise disclosed in the notes thereto, if any

     (b) The Historical Statements are, and the Interim Financials and the Estimated Financials will be, consistent with the books and records of each Company. All work papers related to the Historical Statements, the Interim Financials and the Estimated Financials and other financial information provided by the Companies to PRGX in connection with their due diligence are, and will be, true, correct and consistent with the books and records of each Company.

     (c) On the date hereof, there are no liabilities or obligations of any Company of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise except for those that are specifically reflected or reserved against as to amount in the December 31, 2000 balance sheets which are part of the Historical Financials and those arising thereafter in the ordinary course of each Company's business. On the Effective Date, there will be no liabilities or obligations of any Company of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise, except for those that are specifically reflected or reserved against as to amount in the Estimated Financials.

     (d) No Company is, nor has any Company been, during the 12 months immediately preceding the execution of this Agreement, insolvent within the meaning of 11 U.S.C. sec. 101(31). Each Company has paid, and is paying, its debts as they become due.

     2.9 TRADE PAYABLES; ACCRUED EXPENSES; OTHER DEBT.

     (a) Trade Payables. As of the Effective Date, all trade payables and accrued expenses of the Companies shall have been incurred in the ordinary course of business, shall be directly related to each Company's business, and shall not, as of the Effective Date, be overdue other than those, if any, not yet paid due to a bona fide dispute (as detailed on Schedule 2.9A).

     (b) Debt for Borrowed Money. Schedule 2.9B is a true, correct and complete list as of the date hereof, which list will be updated prior to Closing so as to be true, correct and complete as of the Effective Date, of all debts, obligations, guaranties, financings and other indebtedness for borrowed money of each of the Companies outstanding as of the date hereof (and as of the Effective
Date), stating the origin of the obligation, the obligee of such obligation, the security therefor (including a specific description of collateral), the terms of payment and the amount owed as of the date hereof.

     2.10 TAX RETURNS AND PAYMENTS.

     (a) Payment of Taxes and Other Matters.  All Tax Returns (defined in
Section 4.7), including estimated Tax Returns (defined in Section 4.7) and reports of every kind with respect to Taxes which are due to have been filed by the Companies on or before the Closing Date in accordance with any applicable law in all jurisdictions where any Company is subject to Taxes, have been or will be duly filed on or before the Closing Date and are, or on or before the Closing Date will be, true, correct and complete. All Taxes (defined in Section 4.7), deposits or other payments which relate to Taxes required to be paid (whether or not shown on a Tax Return) by any Company on or prior to the Effective Date have been, or will be, paid in full or will be accrued or reserved as a Tax liability on the December 31, 2000 Historical Financials and/or on the Estimated Financials. There are not now any extensions of time in effect with respect to the dates on which any Tax Returns or reports of Taxes for any Company were or are due to be filed. All deficiencies asserted as a result of any examination of any Tax Return or report of Taxes of any Company have been, or on or before the Closing Date, will be, paid in full or finally settled with no outstanding liability to the Company or the Shares or were, or will be, included in the amount of the reserve for Tax liability shown on the December 31, 2000 Historical Financials and/or on the Estimated Financials, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. No claims have been asserted against and no proposals or deficiencies for any Taxes are being asserted against any Company, or proposed or threatened, and no audit or investigation of any Tax Return or report of Taxes is currently underway, pending or threatened; there are no outstanding waivers or agreements by any Shareholder or any Company for the extension of time for the assessment of any

Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by any Company or any other matter pending between any Company and any taxing authority; there are no liens for Taxes upon any property or assets of any Company except statutory liens for current Taxes not yet delinquent; to Shareholders' knowledge, no claim has ever been made by a Tax Authority (defined in Section 4.7) in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to Tax by that jurisdiction; no Company is a party to or bound by any tax allocation or tax sharing agreement and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes; no Company and, with respect to Flow-Through Taxes (defined in Section 4.7) attributable to the operations of Australia and Canada, no Shareholder, is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by such Company, nor Shareholders' knowledge, has the Internal Revenue Service proposed any adjustment or change in accounting methods for any Company.

     (b) Subchapter S Status. Canada and Australia have made valid elections to be treated as S Corporations for U.S. federal income tax purposes effective as
of                (the "S Effective Date"), and such elections have remained valid and effective at all times since such date, and Canada and Australia will be S corporations up to and including the day before the Closing Date. Canada and Australia have made available to PRGX true, correct and complete copies of such S elections, and acknowledgement of receipt thereof by the Internal Revenue Service.

     2.11 INFORMATION ON AUDITS; ACCOUNTS RECEIVABLE.

     (a) Information on Audits. Schedule 2.11(a) will be delivered by the Shareholder to PRGX within 3 days after the later to occur of PRGX's receipt of the bank approval described in Section 3.2(a) below or the mailing by PRGX of the Joint Proxy Statement/Prospectus to PRGX's Shareholders (as defined in
Section 3.1 of the Asset Purchase Agreement.) Schedule 2.11(a), when so delivered, will be a true, correct and complete list as of the last day of the calendar quarter immediately preceding the delivery of such Schedule of the following information with respect to each Active Audit of Key Clients; provided that with respect to such Schedule, Key Clients shall not be identified by name, but shall be represented by a letter of the alphabet, and at least 3 business days prior to the Closing, Shareholders will update the information contained on
Schedule 2.11(a) so as to be true, correct and complete as of the Effective Date, and deliver to PRGX a key which identifies the name and address of the Key Client represented by each letter on such list:

          (1) name of Client;

          (2) primary or secondary audit;

          (3) scope of audit (e.g., all divisions, regional limitations, only-merchandise, expenses, advertising, real estate);

          (4) audit year(s) or other covered time period of audit;

          (5) the contract rate for the Company's service fee;

          (6) Client reserve or holdback percentage;

          (7) audit commencement date and projected completion date;

          (8) aggregate claims approved by Client;

          (9) aggregate gross service fees billed to Client by the Company for such audit;

          (10) aggregate amount of cash receipts from such audit;

          (11) reserve amount held by Client; and

          (12) the aggregate amount of Vendor Paybacks per audit that have been paid as of June 30, 2001 (and as of the last day of the calendar quarter immediately preceding the Closing Date).

For purposes hereof, "Active Audits" means, collectively, all those audits of Clients of the Companies in respect of which claims remain to be written, including those listed on Schedule 2.11(a) attached hereto. "Inactive Audits" means, collectively, all those audits for Clients of the Companies in respect of which no claims remain to be written, including those in respect of which Client continues, as of the date hereof, to hold a reserve for credits, chargebacks or other Vendor Paybacks. A "Vendor Payback" means the credits, chargebacks or payments made by a Company to a Client as a result of the Client's refund of payments made to such Client's vendor refunding commissions received by said Company from such Client.

     (b) Accounts Receivable. Prior to the Closing, Shareholders shall provide PRGX with a true, correct and complete list of the accounts receivable ("Accounts Receivable") of the Companies reconciled with the accounts receivable line item on the Estimated Balance Sheet, showing by Client and by each Active Audit for such Client, the terms and time period for collection thereof. Each of the Accounts Receivable is bona fide and represents a valid obligation arising from sales actually made or services actually performed by each Company in the ordinary course of its business. Each of the Accounts Receivable shall be as of the Effective Date current and collectible in full within ninety (90) days after the day on which it first becomes due and payable net of the reserve shown on the Estimated Balance Sheet (which reserve will be adequate and calculated consistent with past practice and will not represent a greater percentage of the Accounts Receivable reflected on the Estimated Balance Sheet than the reserve to the accounts receivable on the December 31, 2000 balance sheet contained in the Historical Statements) and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging. There is no contest, claim, dispute, defense or right of setoff relating to the amount or validity of such Account Receivable, except for possible vendor payback claims of the Client. As to each such Account Receivable, to the Shareholders' knowledge, neither the vendor nor the respective Client has objected to the claim for reimbursement upon which such Account Receivable is based. The work in progress outstanding on the Effective Date will be bona fide and will, if and when converted to accounts receivable, represent valid obligations arising from sales actually made or services actually performed by the Companies in the ordinary course of business, subject only to possible vendor pay-back claims of the Client.

     2.12 MATERIAL CONTRACTS; LICENSE AGREEMENTS.

     (a) Definition of Material Contract. Schedule 2.12(a) is a true, correct and complete list of all "Material Contracts" which, for purposes hereof, means all written or oral contracts (collectively, "Contracts") which:

          (i) is with any Person which constitutes a "Key Client" (defined in Section 2.14) for 2000 or 2001; or

          (ii) evidences the obligation of any Company for debt to any Person for borrowed money or evidences the obligation of any Person to any Company for borrowed money; or

          (iii) is a license agreement (including those related to software) in which a Company is either as licensor or licensee which involves an aggregate expenditure or receipt by any Company of $50,000 or more; or

          (iv) is with a strategic or business partner of any Company; or

          (v) involves the provision of data processing services or telecommunications services to any Company of $100,000 or more; or

          (vi) is a contract with any vendor of products or services to any Company (including supply or requirements contracts), indicating any which are not cancelable by such Company without cost on 60 days or less notice and which involve an aggregate annual expenditure by any Company of $100,000 or more; or.

          (vii) is with any employee or independent contractor of any Company;
     or

          (viii) related to any merger, asset purchase, stock purchase or similar purchase and sale agreement to which any of the Company is or was a party within the last three years; or

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          (ix) is with any Client (defined in Section 2.14) and (1) has an unexpired term of two (2) or more years, or (2) requires any Company to provide equipment or services beyond the scope of such Company's business or (3) requires any Company to provide such Client with a guaranty, rebate or refund other than possible vendor payback claims of the Client that will or is reasonably likely to exceed $25,000 in any 12 month period; or

          (x) has or may have the effect of (1) prohibiting or impairing (i) any business practice of any Company, (ii) any acquisition of property (tangible or intangible) by any Company or (iii) the conduct of business by any Company, including, without limitation, any restrictive covenant or noncompete agreement (2) requiring the referral of any business by any Company, or (3) requiring or purporting to require the payment of money or the acceleration of performance of any obligation of any Company by virtue of the Closing.

Schedule 2.12(a) indicates thereon the category, by section reference, of Material Contract described in this Section 2.12(a) to which such Material Contract belongs. Notwithstanding anything to the contrary herein, with respect to the information about Clients and Key Clients on the Schedules or deliveries required to be delivered as of the date hereof by this Section 2.12, Client and Key Clients shall not be identified by name, but shall be represented by a letter of the alphabet, and immediately prior to the Closing, Shareholders shall cause each Company to deliver to PRGX a key which identifies the name and address of the Client or Key Client represented by each letter on such list.

     (b) Certain Representations re: Contracts.

          (i) Each Company has provided to PRGX true, correct and complete copies of all written Material Contracts, including any and all amendments and waivers thereto and has provided true, correct and complete descriptions of the material terms of any oral Material Contracts on
     Schedule 2.12(b)(1).

          (ii) Assuming the Contracts constitute the valid and binding agreements of the Company party thereto, such Contracts are valid, legally binding and enforceable against the other parties thereto subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles. No Company nor, to Shareholders' knowledge, any other party to any of the Contracts, is in breach of, or in default under, any of the Contracts, and no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a default by any Company or, to Shareholders' knowledge, any other party to any of the Contracts.

     2.13 MATERIAL LEASES. Schedule 2.13 is a true, correct and complete list of all "Material Leases," which means, for purposes hereof, all leases of each Company which (a) involve an aggregate annual expenditure by such Company of $50,000 or more, (b) are not cancelable by such Company without cost on sixty
(60) days' or less notice, (c) have a term which extends for more than one (1) year from the Effective Date, or (d) are for an interest in real estate. Each Company has provided to PRGX true, correct and complete copies of all of the Material Leases, together with all amendments, addenda and supplements thereto. With respect to each Material Lease:

          (a) the Company party thereto holds the leasehold interest created under each Material Lease;

          (b) assuming the Material Lease constitutes the valid and binding agreement of such Company, the Material Lease is legal, valid, binding and enforceable against the other party thereto and in full force and effect, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles;

          (c) subject to obtaining any necessary consent in respect of the transactions contemplated hereunder and assuming the Material Lease constitutes the valid and binding agreement of the party thereto other than such Company, the Material Lease will continue to be legal, valid, binding and enforceable by and against such Company and in full force and effect on identical terms following the Closing Date;

          (d) no Company, nor, to Shareholders' knowledge, any other party to the Material Lease is in breach or default, and no event has occurred which, with the giving of notice or lapse of time, would
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     constitute a breach or default by such Company or permit termination, modification or acceleration thereunder by any other party thereto;

          (e) no Company nor, to Shareholders' knowledge, any other party to the Material Lease has repudiated in writing any provision thereof;

          (f) there have been and there are no disputes, oral agreements or forbearances in effect as to the Material Lease;

          (g) no Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold of the Material Lease and Shareholders are not aware of any such assignment, transfer, conveyance, mortgage, deed in trust or encumbrance of any interest in the leasehold of the Material Lease;

          (h) in respect of each such Material Lease which is a real property lease, (i) such lease is the only instrument which gives rise to a right of occupancy by the Company at such location, (ii) Company is the original lessee (or has validly succeeded to the rights of the original lessee) under such lease, (iii) Company actively occupies such location, (iv) Company has paid the rent under the lease on a current basis and there are no past due amounts; and

          (i) in respect of each such Material Lease which is an equipment lease, (i) such Company is in actual possession of the equipment leased under each equipment lease, (ii) Company has paid the rent set forth in each of the equipment leases on a current basis and there are no past due amounts. Schedule 2.13(i) is a true, correct and complete list of the equipment subject to each equipment lease and the location of such equipment.

     2.14 CLIENTS AND KEY CLIENTS. For purposes hereof, "Clients" means those clients to whom any Company provides or has provided the services of its business and "Key Clients" means those Clients of the Companies which as of December 31, 2000 (or in respect of 2001, as of the period from January 1, 2001 to June 30, 2001) accounted for the highest percentages of the revenue of the Clients generating at least 80% of the revenues of the Companies on a combined basis during such period.

     (a) Schedule 2.14(a-1) attached hereto contains the number of Key Clients for each of 2000 and 2001, and the aggregate revenues of such Clients for each of such periods. Schedule 2.14(a-2) separately states the number of Key Client Contracts (and the aggregate revenues of such number of Key Clients for each of such periods) which contain any of the following provisions: (i) performance guaranties, refunds or rebates that could reasonably be expected to exceed $25,000, with respect to any annual audit period, (ii) have or may have the effect of limiting or impairing any material business practice or activity of any Company, (iii) have a net commission rate below 20% of recovered funds, (iv) require any referral of business by any Company, (v) allow for cancellation by the Client on less than 90 days notice or (vi) require consent to assignment, the payment of money or the acceleration of performance of any obligation by a Company because of the proposed transaction with PRGX. Except for the number of Key Clients (with the aggregate revenues for such number for each period) listed on Schedule 2.14(a-3), to the Shareholders' knowledge, there are no Key Clients who have, within the 12 months immediately preceding the date hereof, expressed to any Company material dissatisfaction with any Company's services. Schedule 2.14(a-4) contains the revenues generated by all Key Clients during each of 2000 and 2001, the percentage of the total revenues of the Companies on a combined basis for each such period that the revenues of the Key Clients for such period constitutes, and the average remaining term of the Contracts for all Key Clients. Schedule 2.14(a-5) contains the number of Key Clients gained from or lost to any Person other than PRGX in the last 24 months and the number of primary audits for Key Clients converted to secondary audits in the last 24 months, other than audits in which PRGX performs the primary audit. All written contracts with Key Clients reflect all material terms of the contractual relationship of the Key Client with such Company.

     (b) Schedule 2.14(b-1) when delivered, as provided below, will be a true, correct and complete list of all Key Clients, which will be separately identified for each of 2000 and 2001. Schedule 2.14(b-2) will specifically identify each Key Client Contract which contains any of the following provisions: (i) performance guaranties, refunds or rebates that could reasonably be expected to exceed $25,000, with respect to any annual audit
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period, (ii) have or may have the effect of limiting or impairing any material business practice or activity of any Company, (iii) have a net commission rate below 20% of recovered funds, (iv) require any referral of business by any Company, (v) allow for cancellation by a Client on less than 90 days notice or
(vi) require consent to assignment, the payment of money or the acceleration of performance of any obligation by any Company because of the proposed transaction with PRGX. Except as will be specifically described on Schedule 2.14(b-3), to the Shareholders' knowledge, there are no Key Clients who have, within the 12 months immediately preceding the date hereof, expressed to any Company material dissatisfaction with any Company's services. Schedule 2.14(b-4) will contain a true, correct and complete list for calendar year 2000 and 2001 of each Key Client for each such period, the revenues generated by each such Key Client during the respective period, the percentage of the total revenues of the Companies on a combined basis for each such period that the revenues of each Key Client for such period constitutes, and the term of the Contract for such Key Client, including the expiration date thereof. In addition, Schedule 2.14(b-5) will include a list of Key Clients gained from or lost to any Person other than PRGX in the last 24 months a list of primary audits for Key Clients converted to secondary audits in the last 24 months, other than audits in which PRGX performs the primary audit, and the details of any rebate, recovery advance, or recovery guarantee provisions with Key Clients for 2000 and 2001, and the assumption or reimbursement of Key Client expenses associated with data acquisition or other audit related activities ("Key Client Programs"). Schedule 2.14(b-1) through
Schedule 2.14(b-5) will be delivered to PRGX at least five business days prior to the Closing. In addition, upon delivery of such Schedules, the Shareholders shall cause each Company to update the information contained on Schedules 2.14(b-1) through (b-5), so as to be true, correct and complete as of the Effective Date. At least five days prior to the Closing, the Shareholders will cause each Company to provide PRGX true, correct and complete copies of all contracts with all Key Clients, together with all amendments thereto. All contracts with Key Clients reflect all material terms of the contractual relationship of the Key Client with each Company as of the Effective Date.

     2.15 EMPLOYEES.

     (a) Employees. Schedule 2.15(a) is a true, correct and complete list as of the date of this Agreement of the name, location address, function and title of each Company's employees, together with each employee's base salary or hourly rate, any bonus or commission formulae applicable thereto, vacation and sick leave, the amount of any advances on commissions (describing the repayment terms thereof) and expenses each employee has received which are outstanding and the name of the entity which pays the compensation or commission to such employee.
Schedule 2.15(a) includes a true, correct and complete list of all agreements and understandings between each Company and its employees (including a description on such Schedule of all oral agreements) concerning their employment relationship with such Company (including all restrictive covenant agreements and severance benefits), true, correct and complete copies of which agreements have been provided to PRGX (or descriptions contained on Schedule 2.15(a) in respect of any oral agreements).

          (i) Except as otherwise set forth in Schedule 2.15(a)(i), the employment of each employee is terminable without cause within 30 days' written notice by such Company or such employee, subject to any rights to salaries and commissions earned prior to such termination and no such Person has been granted the right to continued employment or engagement by any Company or to any material compensation or payment following termination of employment with such Company.

          (ii) Schedule 2.15(a)(ii) contains a true, correct and complete copy of each Company's standard form employment agreement and noncompetition and restrictive covenant agreement with its employees. Except to the extent specified on Schedule 2.15(a)(ii), there are no deviations from such standard contract in the agreements with the employees, except for immaterial modifications which do not confer additional benefits on such employee or impose additional liability on any Company.

          (iii) To the Shareholders' knowledge, no officer or Key Employee, or any group of employees, intends to terminate their employment with any Company, nor does any Company have a present intention to terminate the employment of any officer, Key Employee or group of employees. As used herein, "Key Employees" shall mean H. Schultz, A. Schultz and those individuals listed on Schedule 2.15(a)(iii).

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          (iv) Schedule 2.15(a) shall be updated immediately prior to the
     Closing so as to be true, correct and complete as of the Effective Date.

     (b) Associates.

          (i) Schedule 2.15(b) is a true, correct and complete list as of the date of this Agreement of the name, location address, function and title of each Company's Associates (defined in Section 2.15(b)(vi) hereof), together with each Associate's commission percentage, any bonus arrangements, all accrued commissions, the amount of any advances on commissions or other amount owed to any Company (describing the repayment terms thereof) which are outstanding, any rights to payments upon or after termination of the independent contractor relationship with any of the Companies, any other benefits, and the name of the entity which pays the commission to such Associate. Prior to the Closing, each Company shall have delivered to PRGX, true, correct and complete copies of all agreements and understandings between each Company and its Associates (including a written description on such Schedule of all oral agreements) together with all amendments, addenda and supplements thereto concerning their relationship with such Company (including any restrictive covenant agreements and any severance agreements).

          (ii) The engagement of each Associate is terminable without cause within 30 days' written notice by such Company or such Associate, subject to any rights to commissions earned prior to such termination and no such Person has been granted the right to continued engagement by any Company or to any material compensation or payment following termination of engagement with such Company.

          (iii) Schedule 2.15(b) contains a true, correct and complete description of the Companies' policy for post-termination trailing commissions payable to Associates and its policy for the deduction of commissions associated with paybacks owed to clients of the companies and lists any material deviations from such policy in respect of any Associate, except for immaterial modifications which do not confer additional benefits on such Associate or impose additional liability on any Company. Each Associate has met, and until the Closing Date will continue to meet, the requirements under the Code, and the regulations promulgated thereunder, to be an independent contractor.

          (iv) To Shareholders' knowledge, no Associate, or any group of Associates, intends to terminate their engagement with any Company, nor does any Company have a present intention to terminate the engagement of any Associate or group of Associates.

          (v) None of Companies' agreements or arrangements with any Associates will obligate PRGX to pay commissions, fees or other compensation to such sales agents or Associates for revenues earned by PRGX for services performed for Clients after the Effective Date other than services of the type the Companies provided to such Clients prior to the Effective Date.

          (vi) Schedule 2.15(b) shall be updated prior to the Closing Date to be true, correct and complete as of the Effective Date. As used herein, "Associates" shall mean those independent contractors engaged by the Companies to perform accounts payable auditing and related consulting services. Other than those individuals listed on Schedule 2.15(a) or
     Schedule 2.15(b), none of the Companies employs or engages, directly or indirectly, any other Persons, in any capacity, including without limitation, as employees, agents, consultants, partners, or independent contractors.

     (c) Employment Laws. Each Company (i) is in compliance with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours in respect of its employees and, to the extent applicable, its Associates of any Governmental Entity which have jurisdiction over such Company's employment practices; (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing in respect of any employees or Associates; and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the normal course of business and consistent with past practice). In respect of each Company's current and former employees and Associates, (i) there are no charges, investigations, administrative proceedings or formal complaints of discrimination
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pending or, to Shareholders' knowledge, threatened by or before any Governmental
Entity against any Company; (ii) there have been no audits by any Governmental Entity of any of the Companies' equal employment opportunity practices; (iii) no current or former employee or Associate of any Company has notified any Company of any fact or circumstance which, if true, might constitute a violation of any Employment Law; and (iv) to Shareholders' knowledge, no Company nor any employee of any Company has engaged in any activity which constitutes a violation of any Employment Law. For purposes hereof, "Employment Laws" means any constitutional, statutory, regulatory or common law of any Governmental Entity relating to employment discrimination or harassment, including, but not limited to, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 and the Americans with Disabilities Act.

          (d) Breaches. To the Shareholders' knowledge, (i) no Person employed or engaged as an employee or Associate by any Company has, in respect of his or her activities to date on behalf of such Company, violated any of the terms or conditions of his or her employment agreement or other engagement with the Company or any other contract to which Company is a party with any third party, or disclosed or used any trade secrets or proprietary or confidential information or documentation of any third party without the authorization of such third party, or interfered in the employment relationship between any third party and any of its employees and (ii) no Person employed or engaged as an employee or independent contractor by any Company has disclosed or used any trade secrets or any other proprietary or confidential information or documentation of any former employer or other third party, or has violated any non-compete obligation or confidential relationship that such Person has or may have had with any third party, in connection with such person's activities on behalf of the Companies. To the Shareholders' knowledge, excluding any former employees or Associates who are performing services for PRGX or its affiliates, no former employees whose employment with any Company was terminated by such Company or by such employee or otherwise expired within the last 2 years and no Associate whose engagement with any Company was terminated by such Company or by such Associate or otherwise expired within the last 2 years is currently or has within the last 2 years, directly or indirectly, competed with the HSA-Texas or the Companies.

          (e) Unions. None of the Companies are, nor have they ever been, a party to any collective bargaining agreement or any other contract, written or oral, with any trade or labor union, employees' association or similar organization. There are no, and there never have been any, attempts at union organization of the employees of any of the Companies.

     2.18 INTELLECTUAL PROPERTY. None of the Companies owns any intellectual property. All intellectual property used by the Companies is licensed solely from HSA-Texas. To the extent that work performed by any employee or Associate constitutes a "work made for hire" within the meaning of the Copyright Act, each such Person has signed a proprietary inventions or similar agreement with HSA-Texas transferring and assigning to HSA-Texas all right, title and interest in and to intellectual property developed by such employee or Associate.

     2.19 INTERNET PRESENCE. No Company has any public, private or reserved presence on the world wide web, multi-party extranet, virtual private network, or similar internet based, linked system.

     2.20 YEAR 2000 COMPLIANCE. Each Company has previously performed unit, integration and acceptance testing of all software, hardware, and all other devices containing or utilizing electronic components reasonably necessary to the performance of its respective business obligations and operations (all of the foregoing, collectively, "Computer Systems"), including all Computer Systems owned, leased, sold, developed, assembled, distributed, supported, maintained, used, or operated by, to, for, or from any Company, and the results of such testing, as well as the Companies' experience to date, establish that all Computer Systems, have functioned normally before, during, and after the change from the year 1999 to each successive year through the year 2010, and Companies have no basis to believe there will be any interruption in service in the future attributable to such change.

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     2.21 BENEFIT PLANS AND ERISA.

          (a) Other than bonuses, commission formulae, sick leave and vacation policies which are set forth on Schedule 2.15(a), no Company (directly or indirectly) maintains or sponsors, nor has it ever (directly or indirectly) maintained or sponsored, any "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but without regard to whether such plan is subject to ERISA), or any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund or arrangement for the benefit of (i) the Company's directors or employees or any other person performing services for the Company; (ii) the Company's former directors or former employees or any other persons formerly performing services for the Company; and/or
     (iii) beneficiaries or covered dependents of anyone described in (i) or
     (ii) above (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an "Employee Benefit Plan").

          (b) Other than an obligation to provide benefits arising in the ordinary course pursuant to those Employee Benefit Plans set forth on
     Schedule 2.15(a), none of the Companies has any liability for, under, with respect to or otherwise in connection with any Employee Benefit Plan.

          (c) PRGX shall not, as a result of the transactions contemplated by this Agreement: (i) become liable for any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of the Companies or any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan or any Employee Benefit Plan sponsored, maintained or contributed to by an ERISA Affiliate (including predecessors thereof) (assuming a like definition of "Employee Benefit Plan" were applicable to ERISA Affiliates as to those same types of agreements, policies, trusts, funds and arrangements sponsored, maintained or contributed to by them, and each such plan for an ERISA Affiliate is referred to herein as an "ERISA Affiliate Employee Benefit Plan"), including, without limitation withdrawal liability arising under Title IV, Subtitle E, Part 1 of ERISA, liabilities to the PBGC, liabilities under Section 412 of the Code or Section 302(a)(2) of ERISA, or liabilities arising under the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, or (ii) be or become a party to any Employee Benefit Plan or any ERISA Affiliate Employee Benefit Plan. Without limiting any other provision of this Section 2.21, none of PRGX or any of the Companies shall have liability for, under, with respect to or otherwise in connection with any Employee Benefit Plan, including, without limitation, an ERISA Affiliate Employee Benefit Plan, which liability arises under ERISA or the Code by virtue of any of the Companies being aggregated in a controlled group or affiliated service group with any ERISA Affiliate for purposes of ERISA or the Code at any relevant time prior to the Closing Date.

          (d) For purposes of this Agreement, the term "ERISA Affiliate" shall mean, with respect to each Company, any trade or business, whether or not incorporated, other than such Company, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes such Company, including, without limitation, HSA-Texas.

     2.22 ENVIRONMENTAL COMPLIANCE. None of the Companies conducts its business or has any material assets located in the United States.

     2.23 LITIGATION; JUDGMENTS.

     (a) Except as set forth on Schedule 2.23, there is no action, proceeding or, to Shareholders' knowledge, investigation, by or before any Governmental Entity pending or, to Shareholders' knowledge, threatened:

          (i) that has been commenced by or against or involving any Company or its business; or

          (ii) that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated in this Agreement or Shareholders' ability to

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     consummate the transactions contemplated by this Agreement and the
     Shareholders' Transaction Documents or which might give rise to a Material Adverse Effect on any Company.

     (b) No event has occurred and no circumstance exists that may give rise to or serve as a basis for the commencement of any such any action, proceeding or investigation described in Section 2.23(a).

     (c) None of the Companies or Shareholders are subject to any judgment, order or decree entered in any lawsuit or proceeding relating to any Company, its assets or its business, nor has any such action been settled or resulted in a final judgment since January 1, 2000.

     2.24 INSURANCE. Schedule 2.24 contains a true, correct and complete list of all of the insurance policies maintained by each Company, which schedule includes the name of the insurance company, the policy number, a description of the type of insurance covered by such policy, the dollar limit of the policy, and the annual premiums for such policy, and the name and phone number of the insurance agent in respect thereto. Each Company shall maintain such insurance policies in full force and effect through the Closing Date. Except as set forth on Schedule 2.24, (i) no claims are pending under the listed policies, nor do Shareholders know of any basis therefor and (ii) there have been no settlement of insurance claims since January 1, 2000.

     2.25 IMMIGRATION MATTERS.

     (a) Companies Employing Persons in the U.S. The only Persons who are currently employees of the Companies in the United States (and the only Persons who shall be so employed by the Companies in the United States as of the Closing
Date) are H. Schultz, A. Schultz, and L. Schultz, all of whom are citizens of the United States.

     (b) Companies Employing Persons Outside the U.S. With respect to each of the Companies which employs persons outside the U.S., such Company is in compliance with all Laws of any Governmental Entity relating to the employment of persons who are not citizens of such jurisdiction.

     2.26 BROKER'S FEES. No Company or Shareholder has retained or utilized the services of any broker, finder or intermediary or paid or agreed to pay any fee or commission to any other Person for or on account of the transactions contemplated hereby, or had any communications with any Person with respect thereto, which would obligate PRGX to pay any such fees or commissions.

     2.27 ABSENCE OF MATERIAL CHANGES. Except as set forth in Schedule 2.27, from December 31, 2000 to the date of this Agreement with respect to each
Company:

          (a) there has not been any Material Adverse Effect;

          (b) no Company has lost (or received written notice that it is about to lose) any Key Clients or Key Clients with which any Company has significant business relations;

          (c) to the Shareholders' knowledge, no former senior manager (i.e., an audit manager or higher) of any Company is currently competing with any Company or planning to so compete;

          (d) each Company has operated its business in its ordinary course and has not sold, assigned, or transferred any of its assets except in the ordinary course of business consistent with past practice;

          (e) no Company has mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract, or other encumbrance of any nature whatsoever, any of its assets;

          (f) there has been no amendment, termination, or waiver of any right of any Company under any contract, governmental license or permit that may materially adversely affect the business or assets of such Company;

          (g) No Company has:

             (i) paid any judgment resulting from any suit, proceeding, arbitration, claim or counterclaim in respect of its assets or business in excess of $1,000 (provided that all such excluded payments do not aggregate to more than $5,000);

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             (ii) made any such payment to any party in settlement of any such suit, proceeding, arbitration, claim or counterclaim in excess of $1,000 (provided that all such excluded payments do not aggregate to more than $5,000);

             (iii) written down, or failed to write down (in accordance with its past practices consistently applied) or written up the value of any inventory or assets of such Company;

             (iv) made any material changes in the customary methods of operation of its business, including practices and policies relating to purchasing, marketing, selling, accounting, payment of trade creditors or in the billing or collection of accounts receivable or work in progress, including without limitation, discounting or writing off any of Companies' accounts receivable or work in progress for early payment, or granting any other deduction or discount thereon or accelerating the collection thereof except in accordance with past practices consistently applied;

             (v) (except in respect of ordinary trade payables) incurred any indebtedness or guaranteed any indebtedness, except for borrowings under existing loans or lines of credit in the ordinary course of business consistent with past practice;

             (vi) taken any action other than in the ordinary course of business and in a manner consistent with past practices (none of which actions has been unreasonable or unusual) with respect to increasing the compensation of any officer, director, consultant or employee of any Company, paid bonuses to any consultant or employees (except for bonuses earned in the ordinary course of business), or with respect to the grant of any severance or termination pay (otherwise than pursuant to policies of Companies in effect on the date hereof fully disclosed to PRGX in writing prior to the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

             (vii) declared, set aside or paid any dividend or distribution payable in cash, stock, property or otherwise with respect to any Company's capital stock (except for distributions to Shareholders consistent with past practices); or

          (h) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 2.27.

     2.28 CERTAIN ARRANGEMENTS.

     (a) Schedule 2.28 is a true, correct and complete list as of the date hereof and since December 31, 2000 of, any direct or indirect transaction, or series of transactions, involving more than $60,000 per year, individually or in the aggregate, (other than in respect of compensation or travel or expense account reimbursement in the ordinary course of business consistent with past practice) that any Shareholder, director, officer, employee, Associate or other affiliate (for purposes of this Agreement, "affiliate" means any individual, partnership, corporation, trust, joint venture or other entity controlled by, controlling or under common control with any Company or any Shareholder) or any relative of any Shareholder, director, officer, employee, Associate or other affiliate (collectively, a "Related Party") has or had with any Company and contains a brief description of each transaction, including without limitation:

          (i) any oral or written contract, agreement, understanding, commitment or other arrangement providing for the furnishing of services, or the sale or rental of real or personal property from or otherwise requiring payments to any such Related Party or to any affiliate or relative of such Related Party;

          (ii) any loans or advances to or from any Company (exclusive of travel advances, expense advances, and normal salary advances in connection with vacation periods, or compensation, or travel or expense account reimbursement all in the ordinary course of business) to any such Related Party or to any affiliate or relative of such Related Party, giving for each the principal amount outstanding, interest rate, maturity date and security therefor;

          (iii) any direct or indirect interest in any property, real or personal, tangible or intangible by any such Related Party or to any affiliate or relative of such Related Party, including inventions, patents,

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     copyrights, trademarks, or trade names, used in or pertaining to its business, except for the normal rights of a shareholder; and

          (iv) all services and overhead support provided by such Related Party to any Company, describing the nature and value of such services and support, the amount of all compensation, fees, commissions or other amounts owed by or to the Related Party and a description of the relationship of, and oral or written agreements or understandings between, any Company and such Related Party in respect of such Related Party as a supplier or customer to any Company.

     (b) Except as set forth on Schedule 2.28, all services, overhead support and other interests provided by Shareholder or any affiliate thereof to any Company have been provided on a basis no more favorable to such Company than could be obtained in an arms' length transaction.

     (c) None of the Shareholders is engaged in competition with any Company with respect to any line of the products or services of such Company (a "Competing Business") in any market presently served by such Company. None of the Shareholders use the services of any employee of any Company in any other enterprise controlled by such Shareholder.

     2.29 BANK ACCOUNTS. Schedule 2.29 contains a true, correct and complete list showing the name and location of each bank or other institution in which each Company has any deposit account, lock box or safe deposit box (collectively, the "Bank Accounts"), together with a listing of all account numbers and names of all persons authorized to draw thereon or have access thereto.

     2.30 NO UNLAWFUL PAYMENTS.

     (a) None of the Companies nor, to Shareholders' knowledge any director, officer, agent, employee, or other person associated with or acting on behalf of any Company has, directly or indirectly:

          (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity;

          (ii) made any unlawful payment to domestic or foreign government officials or employees, or to domestic or foreign political parties or campaigns, from corporate funds;

          (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended;

          (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets;

          (v) made any false or fictitious entry on the books or records of any Company;

          (vi) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment;

          (vii) given any favor or gift which is not deductible for federal income tax purposes; or

          (viii) made any bribe, kickback or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

     2.31 DISCLOSURE. The statements, representations and warranties made by each Shareholder in this Agreement and in the Schedules do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 4.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement in light of the circumstances in which they were made, not misleading. To Shareholders' knowledge, there is no fact that has specific application to any Company (other than general economic or industry conditions) and that has a Material Adverse Effect or, as far as any Shareholder can reasonably foresee, materially threatens to have a Material Adverse Effect that has not been set forth in this Agreement or the Schedules hereto.

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                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF PRGX

     As an inducement to the Shareholders to enter into this Agreement, PRGX represents and warrants to the Shareholders as follows:

     3.1 CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. PRGX has full corporate power and authority to execute and deliver this Stock Purchase Agreement and each of the other agreements, documents and instruments referenced in this Stock Purchase Agreement to which PRGX is or will be a party (collectively, the "PRGX Transaction Documents") and to consummate the Transaction contemplated hereby and thereby. The Board of Directors of PRGX has duly approved and authorized the execution and delivery of this Agreement and each of the PRGX Transaction Documents and the consummation of the Transaction contemplated hereby and thereby, and no other corporate proceedings on the part of PRGX are necessary to approve and authorize the execution and delivery of this Agreement and such PRGX Transaction Documents and the consummation of the Transaction contemplated hereby and thereby. Assuming that this Agreement and each of the PRGX Transaction Documents constitutes a valid and binding agreement of Shareholders, this Agreement and each of the PRGX Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of PRGX, enforceable against PRGX in accordance with its terms.

     3.2 NO CONFLICT; CONSENTS. The execution and delivery by PRGX of this Agreement, the PRGX Transaction Documents and the consummation by PRGX of the Transaction contemplated hereby and thereby do not and will not (a) require, other than the consent of PRGX's principal lenders (a bank syndicate led by Bank of America, N.A.), the consent, approval or action of, or any filing or notice to, any Person (defined in Section 4.4 hereof) except as disclosed on Schedule 3.2(a); (b) violate the terms of any instrument, document or agreement to which PRGX is a party, or by which PRGX or the property of PRGX is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; (c) violate PRGX's Articles of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any Governmental Entity applicable to PRGX, or the business or assets of PRGX.

     3.3 BROKER'S FEES AND EXPENSES. PRGX has not retained or utilized the services of any broker, finder, or intermediary or paid or agreed to pay any fee or commission to any other Person for or on account of the Transaction contemplated hereby, or had any communications with any Person which would obligate Shareholders to pay any such fees or commissions.

                                   ARTICLE IV

                              ADDITIONAL COVENANTS

     4.1 DUE DILIGENCE REVIEW.

     (a) Due Diligence. Prior to the Closing Date, PRGX, its counsel and representatives, including KPMG LLP (collectively, the "PRGX Representatives") shall have conducted such due diligence investigation of the Companies and the Shareholders as PRGX shall determine. The Shareholders shall cause the Companies to provide such persons full access during normal business hours to the offices, properties, books, records, files and other documents and information regarding the Companies' business, to the Companies' employees, independent contractors, associates, officers, sales agents, project managers, contract service providers, strategic partners, other representatives and customers and to all materials, programs, data, reports, systems, practices, deliverables, and other properties and assets and shall fully cooperate with PRGX and such persons and provide full opportunity to said parties to make such investigation and copy such documents as PRGX shall desire; provided, however, that (i) no information with respect to any specific Clients will be required to be disclosed pursuant to this Section prior to or in any manner other than as set forth in the Schedules attached hereto (or to be attached hereto) in accordance with Section 2.11, Section 2.12 (with respect to information about Clients), or Section 2.14 hereof, (ii) no information with respect to trade secrets relating to

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technology and/or auditing methodologies of the Companies will be provided prior to obtaining Shareholders' Representative consent, which consent will not be unreasonably withheld, (iii) with respect to employees of the Companies, PRGX will not communicate with such Persons without prior notice to Shareholders' Representative and providing Shareholders' Representative an opportunity to be present at any meetings with such employees, and (iv) with respect to Associates, PRGX will not communicate with the Associates without obtaining the consent of Shareholders' Representative, which will not be unreasonably withheld. Such persons shall not contact employees or customers of any of the Companies Shareholders' Representative's prior consent. No investigation of the Companies by PRGX, its counsel and representatives, including the PRGX Representatives, either prior to, on, or after the date hereof shall affect PRGX's right to rely upon, or Shareholders' responsibility for the accuracy of the representations and warranties of Shareholders made herein.

     (b) Historical Statements. As soon as practicable after the date hereof but in no event later than thirty days after the date of this Agreement., Shareholders, at their sole cost and expense, shall cause the chief financial officer for each Company to prepare and provide to PRGX the following for each
Company:

          (i) a separate, unaudited balance sheet (excluding the notes thereto) prepared as of December 31, 2000, December 31, 1999, and December 31, 1998;

          (ii) a separate, unaudited statements of operations, changes in shareholders' equity and statements of cash flows for the years then ended, including in each case, the notes thereto; and

          (iii) a separate balance sheet and income statement as of June 30, 2001, for the period from January 1, 2001 through June 30, 2001 (items (i),
     (ii) and (iii) are hereinafter collectively referred to as the "Historical Statements").

     (c) Interim Financials. Within twenty (20) days after the end of each month beginning July 31, 2001, Shareholders, at their sole cost and expense, shall cause the chief financial officer for each Company to prepare and provide a separate balance sheet and income statement for each Company as of the end of the preceding month (the "Interim Financials").

     (d) Estimated Financials. On or before seven business days prior to the Closing Date, Shareholders shall prepare in accordance with Section 4.1(e) hereof, and PRGX and Shareholders' Representative shall agree upon for each Company the following: (i) a separate, estimated balance sheet which includes a detailed listing of the assets and liabilities of each Company prepared as of the Effective Date (collectively, the "Estimated Balance Sheets"), (ii) a separate, estimated income statement sheet which includes a detailed listing of revenues, expenses and income of each Company for the period from January 1, 2001 through the Effective Date (collectively, the "Estimated Income Statements"), and (iii) a separate, estimated statement of cash flows of each Company for the period from January 1, 2001 through the Effective Date (collectively, the "Estimated Statement of Cash Flows") (collectively, the Estimated Balance Sheets, the Estimated Income Statement, the Estimated Statements of Cash Flows, being the "Estimated Financials"), each of which statements will contain with respect to any item which is not capable of determination at Closing, a good faith estimate of such item as of the Effective Date, and which shall, when delivered, be attached hereto as Schedule 4.1(d).

     (e) Preparation of Estimated Financials. The Estimated Financials shall be prepared in accordance with generally accepted accounting principles for financial reporting in the United States ("GAAP") applied on a basis consistent with the Historical Statements excluding the notes thereto, shall include the same categories of assets and liabilities of the Companies as of the Effective Date as were included on the December 31, 2000 balance sheet included in the Historical Statements and the same items of revenues, expenses and income of the Companies as of the Effective Date as were included on the income statement for the year ended December 31, 2000 included in the Historical Statements, and shall be consistent with each Company's past accounting practices and procedures.

     4.2 CONDUCT OF THE COMPANIES PENDING CLOSING DATE. Shareholders covenant and agree that, unless PRGX shall otherwise consent in writing or as otherwise specifically contemplated herein, between the date hereof and the Closing Date, they shall cause: (i) each Company to be operated only in, and each Company
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shall not take any action except in, the ordinary course of its business and in a manner consistent with such Company's past practices; and (ii) each Company to use its best efforts to preserve substantially intact its business, to keep available the services of its present officers, directors and employees, and to preserve the present relationships of the each Company with its Clients and other persons having business relationships with such Company. Shareholders covenant and agree that between the date hereof and Closing, no Company shall not materially diminish its assets or materially increase its liabilities (except in the ordinary course of its business consistent with its past practices). By way of amplification and not limitation, except as expressly provided for in this Agreement, Shareholders covenant and agree that, between the date hereof and the Closing, the Companies and Shareholders shall not, directly or indirectly, do any of the following without the prior written consent of PRGX, which consent will not be unreasonably withheld or delayed:

          (a)(i) issue, sell, gift, pledge, transfer, dispose of, encumber, authorize any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, any of the Companies (including the Shares); (ii) amend the Articles of Incorporation or By-Laws or other organizational documents of any Company; (iii) split, combine or reclassify any outstanding share of any Company's capital stock or other ownership interest, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any Company's capital stock or other ownership interest (except distributions from Australia and Canada to enable the Trust to pay its federal taxes on the taxable income from such Companies' operations in the ordinary course of the business for the period from and after January 1, 2001 up to the Closing Date, in each case consistent or with the Companies' past practices and as disclosed to PRGX in writing in advance of payment as more particularly set forth in Section 4.7(c) below), or (iv) redeem, purchase or otherwise acquire any shares of any Company's capital stock or other ownership interest other than for no consideration as provided in
     Section 4.7 hereof;

          (b)(i) acquire (by merger, consolidation, or acquisition of stock or assets) any interest in any Person; (ii) except in the ordinary course of business and in a manner consistent with past practices, sell, pledge, dispose of, or encumber any assets of any Company; (iii) enter into any material contract or agreement, except for Client Contracts entered into in the ordinary course of business; or (iv) authorize or consummate any single capital expenditure in excess of $100,000 or capital expenditures in the aggregate in excess of $200,000;

          (c) take any action other than in the ordinary course of business and in a manner consistent with past practice, none of which actions shall be unreasonable or unusual, to increase the compensation or other remuneration of any officer, director, Shareholder or materially increase compensation or remuneration to any shareholder (including Shareholders), employee, independent contractor or consultant of any Company, pay any bonuses to any officer, director, shareholder (including Shareholders), employee, independent contractor or consultant (except for bonuses earned in the ordinary course of business and disclosed to PRGX in writing in advance of payment), or to grant any severance or termination pay (other than pursuant to policies of the Companies in effect on the date hereof and fully disclosed to PRGX in writing prior to the date hereof) or to grant any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

          (d) make any payments except in the ordinary course of business and in amounts and in a manner consistent with past practice (none of which payments shall be unreasonable or unusual), under any employee benefit plan or otherwise to any employee of, or Associate, independent contractor or consultant to, any Company, enter into any employee benefit plan, any employment or consulting agreement, grant or establish any new awards under any such existing employee benefit plan or agreement, or adopt or otherwise amend any of the foregoing;

          (e) take any action except in the ordinary course of business and in a manner consistent with past practice with respect to, or make any change in, its methods of management, distribution, marketing, accounting or operating (including practices relating to payment of trade accounts or to other payments) or relating to establishing or adjusting reserves, writing down or failing to write down (in accordance with its past practices consistently applied) or writing up the value of any assets of any Company;

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          (f) take any action or enter into any agreement or make any change in the billing or collection of its accounts receivable and unbilled claims (other than in the ordinary course of business and consistent with past practices), including without limitation, discounting or writing off any of the Companies' accounts receivable or work in progress, or granting any other deduction or discount thereon or accelerating the collection thereof;

          (g) take any action to incur, assume, increase or guarantee prior to Closing any indebtedness for borrowed money from banks or other financial institutions or cancel, without payment in full, any notes, loans or other receivables;

          (h) loan or advance monies to any Person under any circumstance whatsoever except travel advances or other reasonable expense advances to employees of any Company made in the ordinary course of business and consistent with past practice;

          (i) change any existing bank accounts or lock box arrangements of any Company, except for deposits, withdrawals, or changes of signatories in the ordinary course of business;

          (j) waive any material rights of any Company or settle any material claim involving any Company;

          (k) sell, license, or otherwise dispose of any of its intellectual property assets other than in the ordinary course of business consistent with past practice;

          (l) fail to make any Tax (defined in Section 4.7 hereof) filing or Tax payment required to be made prior to the Closing Date;

          (m) do any act or omit to do any act which would cause a breach of, or inability to perform, any contract, commitment or obligation of any Company or any Shareholder which breach has a Material Adverse Effect on any Company or the ability of any Company or any Shareholder to perform its, his or her obligations under this Agreement or any Shareholders' Transaction Document; or

          (n) enter into any agreement, contract, commitment or arrangement to take any of the actions prohibited in this Section 4.2.

     4.3 CONSENTS. Promptly after execution of this Stock Purchase Agreement, Shareholders shall cause the Companies to apply for or otherwise seek, and use the Companies' best efforts to obtain, all consents, releases and approvals required from any Person with respect to the Companies and/or Shareholders for consummation of the Transaction contemplated hereby (collectively, "Consents").

     4.4 NOTIFICATION.

     (a) Shareholders shall give prompt notice to PRGX of the following:

          (i) The occurrence or nonoccurrence of any event of which any Shareholder obtains knowledge, the occurrence or nonoccurrence of which would be reasonably likely to cause either (A) a material breach of any representation or warranty of any Shareholder contained in this Agreement at any time from the date hereof to the Closing Date, or (B) directly or indirectly, any Material Adverse Effect on any of the Companies. PRGX's knowledge of any facts obtained by PRGX prior to the date hereof or disclosed herein that may give rise after the date hereof to a Material Adverse Effect on any of the Companies shall not affect whether or not a Material Adverse Effect on any of the Companies shall have occurred; and/or

          (ii) Any failure by any of the Shareholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     (b) For purposes of this Agreement, "Material Adverse Effect" means with respect to any Person, any change or effect that is materially adverse to the financial condition, business results of operations, assets, or prospects of such Person, taken as a whole. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 4.4 shall not limit or otherwise affect the remedies available hereunder of the Person upon receiving such notice. The knowledge by a party to this Agreement of any facts obtained by such party prior to the date hereof or disclosed herein that may give rise after the date hereof to a Material Adverse Effect shall not affect whether or not a Material Adverse Effect shall have occurred.
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     4.5 PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY.

     (a) The parties hereto shall not make any public announcements, and the terms and existence of this Stock Purchase Agreement shall remain confidential, until such time as a public announcement is made regarding the Asset Purchase Agreement in accordance with the terms of the Asset Purchase Agreement.

     (b) Between the date of this Agreement and the Closing Date, PRGX and Shareholders will maintain in confidence to maintain in confidence any written, oral or other information obtained in confidence from any other party hereto in connection with this Agreement or the transactions contemplated herein, unless
(i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) or use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (iii) the furnishing of such information is required by, or is necessary or appropriate in connection with, legal proceedings or any statute, regulation or rule of any Governmental Entity. The parties hereto will hold any information obtained pursuant to this Agreement in confidence in accordance with, and shall otherwise be subject to the Confidentiality Agreement between HSA-Texas and PRGX, which Confidentiality Agreement shall continue in full force and effect. PRGX shall cause its directors, officers, employees, agents, representatives and advisors, and Shareholders shall cause the Companies' directors, officers, employees, agents, representatives and advisors to observe the covenants of this Section 4.5(b).

     4.6 TRANSFER OF SHARES HELD BY NOMINEE SHAREHOLDER.

     (a) Prior to the Closing and effective as of the Closing Date, the Shareholders shall cause Nominee Shareholder to convey its equity interest in Singapore to Singapore in consideration of $100, unless ownership by Nominee Shareholder is required by the laws of Singapore, in which case, the Shareholders shall cause Nominee Shareholder prior to the Closing and effective as of the Closing Date (i) to reduce its equity interest in Singapore to equal the minimum amount required to be held by Nominee Shareholder to satisfy Singapore law regarding resident ownership and (ii) enter into a written agreement, in substantially the form attached hereto as Exhibit 4.6 ("Agreement Regarding Nominee Shareholder"), confirming that Nominee Shareholder is holding such equity interest solely to satisfy a requirement of Singapore law and that Nominee Shareholder agrees to transfer its interest in Singapore to any designee of PRGX, without consideration, upon written request by PRGX at any time, after the Closing.

          (b) Prior to Closing, Shareholders shall take all necessary action to prevent Nominee Shareholder from transferring (directly or indirectly) any interest it has in Singapore to any other Person other than a Shareholder or Singapore.

     4.7 TAX MATTERS.

     (a) Definitions. As used in this Agreement, the following terms have the specified meanings:

          (i) "Flow-Through Taxes" shall mean U.S. federal income Taxes attributable to income and gains of Companies until the Closing Date which are payable by Shareholders pursuant to Section 1366 of the Code for Tax years or partial Tax years for which Canada and Australia are S corporations. The term "Flow-Through Taxes" shall also include any foreign, state or local income Taxes attributable to income and gains of any of the Companies which are payable by the Shareholders under principles comparable to Section 1366 of the Code.

          (ii) "Tax Authority" shall mean any federal, foreign, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

          (iii) "Tax Return" shall mean any return, amended return, estimated return, information return, declaration, deposit, claim for refund or statement (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Tax or filed by any Company.

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          (iv) "Tax" or "Taxes" shall mean all taxes, charges, fees, interest, fines, penalties, additions to tax or other assessments, whether disputed or not, including without limitation, income, excise, environmental, property, sales, gross receipts, gains, transfer, occupation, privilege, employment (including social security and unemployment), use, value added, capital stock or surplus, franchise taxes, advance corporate tax and customs duties imposed by any Tax Authority, payable by any Company or any Shareholder, or relating to or chargeable against any Company's assets, revenues or income and payable by any Company or any Shareholder.

     (b) Tax Returns.

          (i) Preparation and Filing of Tax Returns for Tax Periods Ending on or Prior to the Effective Date. Shareholders shall prepare or cause to be prepared, and file or cause to be filed, at the Shareholders' expense, all Tax Returns required to be filed by the Companies and the Shareholders for Tax periods which end on or prior to the Effective Date. Such Tax Returns shall be prepared based on and consistent with tax accounting methods and principles used by the Companies and Shareholders, as the case may be, in preparing Tax Returns for prior Tax periods.

          (ii) Preparation and Filing of the Companies' Income Tax Returns for the Stub Period. Within ninety (90) days after the Closing Date, Shareholders shall cause to be prepared (at the Shareholders' expense) and delivered to PRGX for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, income Tax Returns for the Companies required by any Tax Authority for the period beginning on January 1 and ending on the day prior to the Closing Date ("Stub Period"), which Tax Return ("Stub Period Tax Returns") shall be prepared based on and consistent with tax accounting methods and principles used by the Companies in preparing Tax Returns for prior Tax periods for such Tax Authorities. PRGX shall cooperate with the Shareholders in connection with Shareholders' preparation of the Stub Period Tax Returns, and shall make available to Shareholders such books, records and other information necessary for the preparation of the Stub Period Tax Returns, as well as provide to Shareholders the assistance and cooperation of the Companies' former accounting personnel in connection therewith. Shareholders shall permit PRGX to comment on the Stub Period Tax Returns prior to the filing thereof, shall make such revisions thereto as are reasonably requested by PRGX, and shall provide PRGX with a revised copy of the Stub Period Tax Returns within 15 days of receipt of comments from PRGX. Thereafter, Shareholders shall cause such Stub Period Tax Return to be timely filed incorporating all revisions reasonably requested by PRGX pursuant to the immediately preceding sentence. Shareholders shall be solely responsible for, and shall pay, all Flow-Through Taxes attributable to the Stub Period.

          (iii) Preparation and Filing of Tax Returns for Tax Periods Ending After the Effective Date. Except for the Stub Period Tax Return described in Section 4.7(b)(ii) hereof, PRGX shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns required to be filed by the Companies for Tax periods which end after the Effective Date.

          (iv) Methods of Allocating Tax Liabilities. For purposes of this Agreement, any Tax for any Tax period which begins before the Effective Date and ends after the Effective Date (an "Overlap Tax Period") shall be allocated as follows: The portion of such Tax which relates to the portion of such Taxable period ending on the Effective Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be an amount of such Tax for the total number of days in the Overlap Tax Period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Effective Date and the denominator is the total number of days in the entire Overlap Tax Period, and (B) in the case of any Tax based upon or related to income or receipts, be deemed to be equal to the amount which would be payable if the relevant Taxable period ended on the Effective Date. Any credits relating to a Taxable period that begins before and ends after the Effective Date shall be taken into account as though the relevant Taxable period ended on the Effective Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Companies.

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          (v) Cooperation of Parties.  Except as otherwise provided in this
     Agreement, the parties hereby agree that each of them shall cooperate with the other in executing or causing to be executed any required document and by making available to the other all work papers, records and notes of any kind at all reasonable times for the purpose of allowing the appropriate party to complete Tax Returns, participate in a proceeding, obtain refunds, make any determination required under this Agreement or defend or prosecute Tax claims.

          (vi) Reorganization. Shareholders and PRGX hereby acknowledge and agree that the Transaction shall be treated by the parties for all tax purposes as (i) the acquisition by PRGX of the Shares solely for shares of PRGX Common Stock, and (ii) as a tax-free reorganization under Section 368(a)(1)(B) of the Code and any other applicable laws. It is the intent of the parties that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368(a) of the Code. The parties hereto shall use their best efforts to cause the Transaction be recognized as a tax-free reorganization under Section 368(a)(1)(B) of the Code and any other applicable state or federal law.

          (c) Certain Distributions to the Trust for Income Taxes. Prior to the Closing Date, A. Schultz, in his capacity as trustee of the Trust, and PRGX shall agree on a good faith estimate (the "Estimate") of the amount which shall be distributed to the Trust by Canada and/or Australia (as applicable) and to enable the Trust to pay its federal income taxes on the taxable income from such Companies' operations in the ordinary course of the business for the period from and after January 1, 2001 up to the Closing Date (the "Sub-S Taxes"). The aggregate amount of such Estimate shall be distributed by Canada and Australia (as applicable) on the day immediately prior to the Closing Date. Within forty-five (45) days after the Closing Date, the Trust and PRGX shall jointly determine whether the Estimate was greater than or less than the amount actually owed by the Trust for the Sub-S taxes. If the amount actually owed by the Trust for the Sub-S Taxes is less than the Estimate, then the Trust shall immediately pay to the applicable Company an amount equal to such surplus together with accrued interest at the applicable Federal rate (the "Surplus"). The payment due under the immediately preceding sentence shall not be subject to the any limitations (including the Base Amount or the Cap provided for in the Indemnification Agreement.) If the amount actually owed by the Trust for Sub-S Taxes is greater than the Estimate, then the Trust shall pay such shortfall at its sole cost and expense, and neither the Companies nor PRGX shall have any liability or obligation therefor.

     4.8 TRANSACTION EXPENSES. Except as otherwise specifically provided herein, all of the expenses incurred by PRGX in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the consummation of the Transaction, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for PRGX shall be paid by PRGX ("PRGX Transaction Expenses").

     Except as otherwise specifically provided herein, all expenses incurred by Shareholders in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the consummation of the Transaction, including without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants, shall be paid by Shareholders ("Shareholders' Transaction Expenses").

     4.9 ACQUISITION OF INDEPENDENT CONTRACTOR STATUS. Prior to the Closing, PRGX and Shareholders' Representative may agree upon a plan pursuant to which each Company will negotiate with certain of its independent contractors to accept a fixed amount, determined pursuant to a formula agreed to by PRGX and Shareholders' Representative, payable on terms as agreed to by PRGX and Shareholders' Representative (collectively, such obligations being the "Change in Status Payments"), in exchange for such independent contractor's agreement to change his status effective on the Closing Date from an independent contractor to an employee PRGX (or one of its subsidiaries) paid at the then standard PRGX compensation formula, subject to normal withholding and deductions.

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     4.10 WAIVER OF CLAIMS.

     (a) Waiver of Claims. Shareholders, on behalf of themselves and all of their respective heirs, successors and assigns, do hereby remise, release, acquit, satisfy and forever discharge each Company and all of each Company's past, present and future officers, directors, employees, agents, attorneys, representatives, participants, successors and assigns from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, liabilities, obligations, expenses, damages, judgments, executions, actions, claims, demands and causes of action of any nature whatsoever, whether known or unknown, and whether at law or in equity, either now accrued or hereafter maturing, which Shareholders now have or hereafter can, shall or may have by reason of any matter, cause or thing, from the beginning of the world to and including the date of this Agreement.

     (b) Covenant Not to Sue. Shareholders, for themselves and all of their respective heirs, successors and assigns, hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any Company, or any Company's past, present or future officers, directors, employees, agents, attorneys, representatives, participants, heirs, successors or assigns, by reason of or in connection with any of the foregoing matters, claims or causes of action.

     4.11 DELIVERY OF SCHEDULES. As soon as practicable but no later than thirty (30) days after the date of this Agreement, Shareholders shall deliver to PRGX all of the Schedules referenced in this Agreement (other than Schedule 3.2(a) which is to be delivered by PRGX).

     4.12 REPAYMENT OF SHAREHOLDER LOANS. Effective upon the Closing, Shareholders shall cause all of the shareholders of each Company (including those other than the Shareholders) to repay in full all amounts owed by such shareholders to any of the Companies.

     4.13 RESIGNATIONS. Effective upon the Closing, each of the Shareholders shall resign, and cause all other persons to resign, in writing from all offices and directorships held by such Shareholder or other person in each of the Companies.

                                   ARTICLE V

                             CONDITIONS TO CLOSING

     5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of PRGX and Shareholders to consummate Transaction are subject to the satisfaction or waiver, by both PRGX and Shareholders, on or prior to the Closing Date of all of the following conditions:

          (a) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Transaction illegal or otherwise prohibiting consummation of such Transaction. No action seeking such an order or injunction shall be pending or threatened.

          (b) Consents. Each of the consents and approvals that are described on Schedule 3.2 shall have been duly obtained and shall be in full force and effect on the Closing Date.

          (c) Closing of Asset Purchase Agreement. Prior to or concurrently with the Closing, the Asset Purchase Agreement shall have been consummated.

     5.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS. The obligation of Shareholders to consummate the Transaction is subject to the satisfaction, or waiver by Shareholders' Representative, on or prior to the Closing Date of all of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of PRGX set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such

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     representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), and Shareholders shall have received a certificate of a senior executive officer or a senior financial officer of PRGX to such effect.

     (b) Performance of Obligations of PRGX. PRGX shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Shareholders shall have received a certificate of a senior executive officer or a senior financial officer of PRGX to such effect.

     (c) Closing Deliveries. PRGX shall have delivered to Shareholders each of the following in form and substance reasonably satisfactory to Shareholder's
Representative:

          (i) the Consideration;

          (ii) a certificate from the corporate secretary of PRGX certifying the resolutions of the board of directors of PRGX authorizing and approving the Transaction, certifying that the shareholders of PRGX have authorized and approved the Transaction, and certifying the incumbency of the officers of PRGX executing documents or instruments on behalf of PRGX; and

          (iii) the Registration Rights Agreement, substantially in the form attached hereto as Exhibit 5.2(c)(iii), duly executed by PRGX; and

          (iv) any other documents or agreements, as reasonably requested Shareholders' Representative, contemplated hereby and/or necessary to consummate the Transaction contemplated hereby.

     5.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PRGX. The obligation of PRGX to consummate the Transaction is subject to the satisfaction, or waiver by PRGX, on or prior to the Closing Date all of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Shareholders and the Trust set forth in this Agreement (including, without limitation, those representations and warranties that are made as of the Effective Date), shall be true and correct in all material respects as of the date of this Agreement, as of the Effective Date (where appropriate) and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date); and PRGX shall have received a certificate of Shareholders' Representative to such effect, together with a complete set of the Schedules and Revised Schedules as of the Closing Date.

          (b) Performance of Obligations of Shareholders. Shareholders shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect, and Shareholders shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and PRGX shall have received a certificate of Shareholders' Representative to such effect.

          (c) Closing Deliveries. At the Closing, Shareholders shall have delivered to PRGX each of the following in form and substance reasonably satisfactory to PRGX:

             (i) the original certificates representing the Shares, free and clear of any Share Encumbrances, duly endorsed for transfer to PRGX;

             (ii) each Company's original minute book which shall contain minutes and consents of all Board and shareholders' actions and meetings, cancelled stock certificates of all previously issued, but no longer outstanding, stock certificates of such Company, copies of the organizational documents of each Company and any amendments thereto, and the stock ledger with all issued or previously issued stock certificates accounted for.

             (iii) a certificate of good standing, or equivalent certificate, for each Company, dated no more than fifteen (15) days prior to the Closing Date, issued by the Secretary of State, or equivalent

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        authority, for each jurisdiction in which each Company is organized and from each jurisdiction in which each Company conducts business;

             (iv) a certificate duly executed and delivered by Shareholders' Representative certifying which (if any) shares held by Nominee Shareholders have been redeemed by any of the Companies (the form of such certificate being attached hereto as Exhibit 5.3(c)(iv)) and the Agreement Regarding Nominee Shareholders duly executed and delivered by each Nominee Shareholder whose shares have not been so redeemed by a Company;

             (v) an affidavit, duly executed and delivered by the chief executive officers of Asia, Thailand and Singapore certifying that such Companies are not United States real property holding corporations; and

             (vi) any other documents or agreements, as reasonably requested by PRGX, contemplated hereby and/or necessary to consummate the Transaction.

          (d) No Investigations of the Companies. As of the Closing Date, there shall be no pending or threatened investigation by any Governmental Entity of any Company which in the reasonable judgment of PRGX would have a Material Adverse Effect on such Company.

          (e) No Material Adverse Effect. Since December 31, 2000, no Company shall have been subject to a Material Adverse Effect.

          (f) Revised Schedules. Shareholders shall have provided PRGX with revised Schedules dated as of the Closing Date (collectively, the "Revised Schedules"), with all changes through such date duly noted thereon, provided however, that in the event the Revised Schedules contain any disclosure or change which (i) should have been but was not shown on the Schedules attached hereto at the date hereof, or (ii) individually or in the aggregate is material to any warranty or representation contained herein, or (iii) arose outside the ordinary course of business, the condition contained in this Section shall be deemed unsatisfied unless PRGX has agreed in writing to such disclosures or changes.

          (g) Repayment of Shareholder Loans. Each shareholder of the Companies including the Shareholders, shall have repaid in full at or prior to the Closing all amounts owed by such shareholder to any of the Companies.

                                   ARTICLE VI

                           INDEMNIFICATION; SURVIVAL

     6.1 INDEMNIFICATION BY SHAREHOLDERS AND THE COMPANIES. In addition to any other indemnification obligation of Shareholders under any other provision hereof, H. Schultz and A. Schultz, jointly and severally, and the Trust, severally (together with each of the Companies solely for indemnification claims asserted by PRGX prior to the Closing) indemnifies and holds PRGX, and its subsidiaries, affiliates, directors, officers, employees and agents (collectively, the "PRGX Indemnified Parties"), harmless from and against all claims, liabilities, lawsuits, costs, damages or expenses (together with reasonable attorneys' fees and expenses incurred in litigation or otherwise are hereinafter collectively referred to as "Losses") arising out of and sustained by any of the PRGX Indemnified Parties due to or relating to, the following (collectively, "Section 6.1 Indemnified Claims"):

          (a) any misrepresentation or breach of any representation or warranty, or breach, nonfulfillment of, or failure to perform, any covenant, obligation or agreement of any Shareholder contained in this Agreement or any of the Shareholders' Transaction Documents; and/or

          (b) any liability or obligation suffered by the PRGX Indemnified Parties (whether or not the existence or assertion of such liability or obligation would constitute a breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement or in any Shareholder Transaction Document) relating to or arising out of the (x) operation of the business of any Company or

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     the ownership or use of the assets of any Company prior to the Closing Date and was not specifically disclosed herein or the Schedules; and/or

          (c) the treatment, as employees, for any period prior to the Closing Date, by any Governmental Entity, including any Tax Authority, of any Associates, auditors, consultants or other service providers whom any Company treated for such period as independent contractors, and not as employees, and for any liability, foreign, federal, state or local taxes, including any withholding for any state, federal or foreign income tax, FICA or FUTA amounts, state, federal or foreign unemployment insurance contributions, payments in respect of workers' compensation insurance, the provision of benefits under the Employee Benefit Plans, or payments under The Fair Labor Standards Act or regulations promulgated thereunder; and/or

          (d) any failure by any Company to obtain prior to Closing any required consent to the Transactions; and/or

          (e) the amount in excess of $100,000 of any Vendor Payback (less any payback reserve applicable) in respect of any Inactive Audit provided the aggregate Vendor Payback to such Client is in excess of $350,000; and/or

          (f) all severance liabilities or obligations, if any, to all employees and all Associates of any Company who voluntarily resign employment within 9 30 days after the Closing Date; and/or

          (g) any litigation, arbitrations and mediations that existed on or at any time prior to the Effective Date; and/or

          (h) any Surplus due pursuant to Section 4.7(c).

     6.2 INDEMNIFICATION BY PRGX. In addition to any other indemnification obligation of PRGX hereunder, PRGX hereby indemnifies and holds each Shareholder harmless from and against all Losses arising out of and sustained by any of them due to or relating to (a) any misrepresentation or breach of any representation, warranty, covenant or agreement of PRGX in this Agreement or any of the PRGX Transaction Documents; and (b) any liability or obligation incurred by any Shareholder relating to the operation or ownership of any Company by PRGX, or the ownership or use of and Company's assets by PRGX, from and after the Effective Date, other than Section 7.1 Indemnified Claims (collectively, "Section 6.2 Indemnified Claims").

     6.3 PROCEDURE REGARDING INDEMNIFICATION. All claims for indemnification under this Stock Purchase Agreement (including, without limitation, the procedures for indemnification, the survival period and certain limitations on indemnification) shall be governed exclusively by the Indemnification Agreement.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 ELECTIVE TERMINATION. This Agreement may be terminated at any time before the Closing Date as follows:

          (a) by mutual written consent of Shareholders' Representative and PRGX;

          (b) by either Shareholders' Representative or PRGX if the Transaction has not been consummated on or before March 31, 2002 ("Termination Date") provided that the party seeking to exercise the right to terminate this Agreement under this Section 7.1(b) is not then in breach in any material respect of any of its representations, warranties, covenants or other agreements under this Agreement;

          (c) by either PRGX or Shareholders' Representative, if any Governmental Entity of competent jurisdiction (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Transaction, and such order, decree, ruling or other action shall have become final and non-appealable, or (ii) shall have failed to issue an order, decree or ruling or to take any other action, and such denial of a request to issue such order, decree or ruling or to
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     take such other action shall have become final and non-appealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain); or

          (d) by Shareholders' Representative, if PRGX shall have materially breached its representations or warranties contained in this Agreement or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Sections 5.2(a) and (b) hereof, and in such case, such breach is incapable of being cured, or, if capable of being cured, shall not have been cured on or before the Termination Date and within 10 days after written notice thereof shall have been received by PRGX provided that none of the Shareholders are then in breach in any material respect of any of its representations, warranties, covenants or other agreements under this Agreement;

          (e) by PRGX, (i) if any of the Shareholders shall have materially breached its representations or warranties contained in this Agreement or failed to perform in any material respect any covenants or other agreements contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Sections 5.3(a) and (b) hereof and in any such case such breach is incapable of being cured, or if capable of being cured, shall not have been cured on or before the Termination Date and within 10 days after written notice thereof shall have been received by Shareholders' Representative; or (ii) upon the occurrence of an event or development that has a Material Adverse Effect on any of the Companies, regardless of whether the conditions set forth in Section 8.3(a) and (b) are capable of being satisfied on or before the Termination Date, in either case, provided PRGX is not then in breach in any material respect of any of its representations, warranties, covenants or other agreements under this Agreement; or

          (f) by PRGX, within 30 days after receipt of all of the Schedules as provided in Section 4.11; or

          (g) notwithstanding anything in Section 7.1 to the contrary, by PRGX or Shareholders' Representative, if PRGX has not received the bank consent described in Section 3.2(a) hereof on or before March 31, 2002.

     7.2 AUTOMATIC TERMINATION. This Agreement shall automatically terminate upon the termination of the Asset Purchase Agreement.

     7.3 EFFECT OF TERMINATION. If this Agreement is terminated by either PRGX or Shareholders' Representative as provided in Section 7.1 or Section 7.2 hereof, this Agreement shall forthwith become void and have no further effect, without any liability or obligation on the part of PRGX (its shareholders, officers or directors) and Shareholders, other than with respect to the provisions of Section 9.2 of the Asset Purchase Agreement which will govern all payments between the parties as a result of such termination.

                                  ARTICLE VIII

                          SHAREHOLDERS' REPRESENTATIVE

     8.1 IRREVOCABLE APPOINTMENT OF SHAREHOLDERS' REPRESENTATIVE. By the execution and delivery of this Agreement, including counterparts hereof, each Shareholder hereby irrevocably constitutes and appoints H. Schultz, and any successor to the foregoing person appointed pursuant to Section 8.3 hereof, as the true and lawful agent and attorney-in-fact (referred to in this Agreement as the "Shareholders' Representative") of such Shareholder with full power of substitution and with full power and authority to act in the name, place and stead of such Shareholder with respect to the terms and provisions of this
Section 8.1, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Shareholders' Representative shall deem necessary or appropriate in connection with the following powers granted under this Section 8.1:

          (a) to approve any action hereunder which requires the consent, approval or the waiver of the Shareholders, including, without limitation, any action under Section 7.1 hereof;

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          (b) to settle all claims, matters, disputes or disagreements under this Agreement and the Indemnification Agreement; and

          (c) to extend the Closing Date or change the location of the Closing.

     8.2 ACTS OF SHAREHOLDERS' REPRESENTATIVE.

     (a) The appointment of the Shareholders' Representative in Section 8.1 hereof shall be deemed coupled with an interest and shall be irrevocable, and PRGX and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholders' Representative as the act of each of the Shareholders in all matters referred to in Section 8.1 hereof. Each Shareholder hereby ratifies and confirms all that the Shareholders' Representative shall do or cause to be done by virtue of Shareholders' Representative's appointment as Shareholders' Representative of such Shareholder. The Shareholders' Representative shall act for the Shareholders on all of the matters set forth in
Section 8.1 hereof in the manner the Shareholders' Representative believes to be in the best interest of the Shareholders and consistent with Shareholders' Representative's obligations under this Agreement, but the Shareholders' Representative shall not be responsible to any Shareholder for any loss or damage any Shareholder may suffer by reason of the performance by the Shareholders' Representative of Shareholders' Representative's duties under this Agreement, including any loss or damage resulting from any error of judgment, mistake of fact or law, or any act done or omitted to be done in good faith, other than loss or damage arising from willful violation of law or gross negligence in the performance of Shareholders' Representative's duties under this Agreement.

     (b) Each Shareholder hereby expressly acknowledges and agrees that the Shareholders' Representative is authorized to act on behalf of such Shareholder notwithstanding any dispute or disagreement among the Shareholders, and that the PRGX shall be entitled to rely on any and all action taken by the Shareholders' Representative under this Agreement without liability to, or obligation to inquire of, any of the Shareholders. PRGX is hereby expressly authorized to rely on the authority and genuineness of the signature of the Shareholders' Representative on any instrument, certificate or document. Upon receipt of any writing which reasonably appears to have been signed by the Shareholders' Representative, PRGX may act upon the same without any further duty of inquiry as to the genuineness of the writing.

     8.3 REPLACEMENT OF SHAREHOLDERS' REPRESENTATIVE. If the Shareholders' Representative resigns or ceases to function in Shareholders' Representative's capacity for any reason whatsoever, then A. Schultz shall become the Shareholder Representative and if A. Schultz shall cease to serve, then a majority-in-interest of the Shareholders shall appoint a successor; provided, however, that, if for any reason no successor has been appointed within thirty
(30) days, then any Shareholder or PRGX shall have the right to petition a court of competent jurisdiction for appointment of a successor. A "majority-in-interest" means those Shareholders entitled to receive a majority of the Consideration under this Agreement.

     8.4 INDEMNIFICATION OF SHAREHOLDERS' REPRESENTATIVE. Shareholders do hereby jointly and severally agree to indemnify and hold the Shareholders' Representative harmless from and against any and all liability, loss, cost, damage or expense (including without limitation fees and expenses of legal counsel) reasonably incurred or suffered as a result of the performance of Shareholders' Representative's duties under this Agreement except for actions constituting gross negligence or willful misconduct.

     8.5 PROOF OF AUTHORITY. Each Shareholder shall execute and deliver to the Shareholders' Representative such further documents requested by the Shareholders' Representative, if any, as may be necessary to the efficient proof of his authority to act and to exercise the powers granted the Shareholders' Representative under this Article VIII.

     8.6 SURVIVABILITY OF POWER. EACH SHAREHOLDER INTENDS FOR THE AUTHORIZATIONS AND AGREEMENTS IN THIS ARTICLE VIII TO REMAIN IN FORCE AND NOT BE AFFECTED IF SUCH SHAREHOLDER SUBSEQUENTLY BECOMES MENTALLY OR PHYSICALLY DISABLED OR INCOMPETENT.

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                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 SEVERABILITY. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

     9.2 AMENDMENT; MODIFICATION; EXTENSION; WAIVER.

     (a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No party to this Agreement is obligated to execute any amendments to this Agreement.

     (b) At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     9.3 ASSIGNMENT, SURVIVAL AND BINDING AGREEMENT. This Agreement (a) may not be assigned by PRGX on or prior to the Closing without the prior written Shareholders' Representative (except for an assignment to a wholly owned subsidiary of PRGX, which may be made without the prior consent of, but with notice to, Shareholders' Representative provided that, in such event, the assignor shall remain obligated hereunder in the same manner as if such assignment had not been effected); (b) may not be assigned by PRGX after the Closing without the prior written consent of Shareholders' Representative, except for (i) an assignment to an affiliate of PRGX, which may be made without the prior consent of, but with notice to, Shareholders' Representative; provided that, in such event, the assignor shall remain obligated hereunder in the same manner as if such assignment had not been effected, and (ii) in the event of a merger, consolidation, reorganization or similar transaction of PRGX with a Person where such other Person is the surviving entity of such transaction, this Agreement may be assigned by PRGX without the prior written consent of, but with notice to, Shareholders' Representative; and (c) may not be assigned by any of the Shareholders at any time, without the prior written consent of PRGX (which consent may be granted or withheld in its sole discretion). The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

     9.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.5 NOTICES. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, sent by a recognized overnight delivery service which guarantees next-day delivery ("Overnight Delivery") or mailed by certified mail, return receipt requested, postage prepaid and addressed to the intended recipient, as set forth below:

If to any of the
Shareholders
  or Companies:              Howard Schultz & Associates International, Inc.
                             9241 LBJ Freeway
                             Dallas, TX 75243
                             Attention: Mr. Howard Schultz
                             Telefax: (972) 690-7584

with a copy to:              Malouf Lynch Jackson & Swinson
                             600 Preston Commons East
                             8115 Preston Road

                             Dallas, TX 75225
                             Attention: Curtis Swinson, Esq.
                             Telefax: (214) 273-0567

with a copy to:              Howard Schultz & Associates International, Inc.
                             9241 LBJ Freeway
                             Dallas, TX 75243
                             Attention: Michael Glazer, Esq.
                             Telefax: (972) 690-7584

If to PRGX:                  The Profit Recovery Group International, Inc.
                             2300 Windy Ridge Parkway
                             Suite 100 North
                             Atlanta, GA 30339-8426
                             Attention: Clinton McKellar, Jr.
                             Senior Vice President & General Counsel
                             Telefax: (770) 779-3034

with a copy to:              Arnall Golden Gregory LLP
                             1201 West Peachtree Street, Suite 2800
                             Atlanta, Georgia 30309-3400
                             Attention: Jonathan Golden, Esq.
                             Telefax: (404) 873-8701

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or telefax, will be deemed received on the day sent or on the first business day thereafter if not sent on a business day (with written confirmation of receipt), (ii) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by certified U.S. Mail, return receipt requested, will be deemed received three (3) business days immediately following the date sent. For purposes of this Agreement, a "business day" is a day on which U.S. national banks are open for business and shall not include a Saturday or Sunday or legal holiday. Notwithstanding anything to the contrary in this Agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day.

     9.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. Except for the Nondisclosure Agreement, which remains in full force and effect in accordance with the terms thereof, this Agreement, together with the Exhibits and Schedules, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any Person, other than PRGX and the Shareholders, any rights or remedies hereunder.

     9.7 FURTHER ASSURANCES. The parties to this Agreement agree to execute and deliver, both before and after the Closing, any additional information or documents or agreements contemplated hereby and/or necessary or appropriate to effect and consummate the transactions contemplated hereby. Shareholders and Companies agree to provide to PRGX, both before and after the Closing, such information as PRGX may reasonably request in order to consummate the transactions contemplated hereby and to effect an orderly transition of the business following the Closing Date.

     9.8 CHOICE OF LAW. This Agreement and all documents executed in connection therewith shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     9.9 CONSENT TO JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the Northern District of Georgia or, if there is not a basis for federal court jurisdiction, a Superior Court of Cobb County, Georgia in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the Northern District of Georgia or a Cobb County Superior Court.

     9.10 DISPUTE RESOLUTION.

     (a) Financial Matters. Notwithstanding any provision of this Agreement to the contrary, all disputes, controversies or claims arising out of or relating to this Agreement or the transactions contemplated hereby relating to financial matters shall be resolved by agreement among the parties, or, if not so resolved within forty-five (45) days following written notice of dispute given by either party hereto to the other, by arbitration in accordance with Title 9 of the United States Code (the United States Arbitration Act), the Commercial Arbitration Rules of the American Arbitration Association, and its Optional Rules for Emergency Measures of Protection (the "Optional Rules"), all as amended from time to time (collectively, the "Rules") and the provisions of this Section; provided, however, that the provisions of this Section shall prevail in the event of any conflict with such Rules. The parties agree that they shall use their best efforts to cause the matter to be presented to the arbitral tribunal as soon as possible in light of the complexity of the dispute. The arbitral tribunal, except as provided under the Optional Rules, shall consist of three neutral arbitrators experienced in the industry related to the dispute, one of whom shall be chosen by the claimant and one chosen by respondent, and the two so chosen shall choose the third arbitrator who shall act as chairperson. The parties shall be entitled to engage in discovery in connection with arbitration, which discovery shall be conducted in accordance with Georgia rules of Civil Procedure and Evidence. Additionally, there shall be no evidence by affidavit allowed, and each party shall disclose a list of all documentary evidence to be used, a list of all witnesses and experts to be called by the party at least twenty (20) days prior to the arbitration hearing. The decision of a majority of the arbitration panel with respect to the matters referred to them pursuant hereto shall be final and binding upon the parties to the dispute, and confirmation and enforcement thereof may be rendered thereon by any court having jurisdiction upon application of any Person who is a party to the arbitration proceeding. The arbitral tribunal shall assess fees, expenses, compensation, and attorney's fees in the award as provided in the Rules. The arbitral tribunal shall have no power or authority under this Agreement or otherwise to award or provide for the award of punitive or consequential damages against any party. Any arbitration shall be conducted in Atlanta, Georgia.

     (b) Other Matters. Notwithstanding any provision of this Agreement to the contrary, in respect of all disputes, controversies or claims arising out of or relating to this Agreement or the transactions contemplated relating to any matters other than financial matters the parties may exercise any and all rights and remedies available at law or in equity. Without limiting the generality of the foregoing, in the event of a breach or threatened breach by any party hereto of any of its covenants or other obligations hereunder, including, without limitation, the parties' respective obligations to close the transactions contemplated hereby, each of the parties hereby consents and agrees that the non-breaching party shall be entitled to an injunction or similar equitable relief restraining the breaching party(s) from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the breaching party(s) under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The right of the non-breaching party to injunctive relief shall be in addition to any and all other remedies available to it and shall not be construed to prevent it from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to them including the recovery of monetary damages.

     9.11 SCHEDULES, REVISED SCHEDULES AND EXHIBITS. All Schedules, Revised Schedules and Exhibits referenced in this Agreement shall be deemed to be a part of this Agreement. All Schedules delivered to PRGX in connection with this Agreement shall be updated prior to the Closing so as to be true, correct and complete as of the Effective Date, shall be "brought-down" as of the Closing Date, and shall, when delivered, be accompanied by a certificate of a duly authorized officer of the applicable Company certifying that they are delivered pursuant to the applicable Section of this Agreement, as referenced in such certificate, and shall, when delivered, be attached to this Agreement and for all intents and purposes, be deemed Schedules hereto. All Schedules and Revised Schedules shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in applicable Article hereof and shall provide information thereon separately in respect of each Company, as applicable.

     9.12 DEFINITION OF SHAREHOLDERS' KNOWLEDGE. As used herein, the terms "to the Shareholders' knowledge" "and words of similar import shall mean the actual knowledge after reasonable investigation of the following individuals on the date hereof and on the Closing Date: H. Schultz, A. Schultz, Charles Schembri, Mac Martirossian and Michael Glazer.

     9.13 RELIANCE. Each party hereto acknowledges and represents (i) that this Agreement is executed without reliance on any agreement, promise, statement, or representation by or on behalf of any person, except as set forth specifically herein or in the Shareholders' Transaction Documents and/or the PRGX Transaction Documents or referred to herein or therein, (ii) that no person, and no agent or attorney of any person, has made any promises, representations, or warranties whatsoever, whether expressed or implied, which are not expressly contained herein, and (iii) that he or its authorized officer has read this Agreement and is fully aware of its contents and legal effect.

     9.14 MARITAL PROPERTY RIGHTS. The Persons signing in their individual capacities below, whether as a party or as a "spouse" of a party, acknowledge and agree that: (i) each is individually joining in and assenting to this Agreement, (ii) each consents to and approves of the transactions contemplated by this Agreement, and (iii) each intends individually to be legally bound by this Agreement and each of the Shareholders' Transaction Documents to which such individual or his or her spouse is a party (the "Transaction Agreements"). Each such individual Person also acknowledges that he or she will directly and personally benefit from the transactions contemplated by the Transaction Agreements to which such individual or his or her spouse is a party, that he or she has had an opportunity to review all such agreements and consult with independent legal counsel, and that PRGX is entering into this Agreement and the PRGX Transaction Documents in reliance upon the agreements set forth in this paragraph.

     9.15 SECTION HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Unless otherwise expressly provided, all references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     9.16 REQUIREMENT FOR AFFIRMATION. Notwithstanding anything to the contrary contained herein, neither this Agreement nor any provision hereof shall be binding upon any Shareholder unless and until such Shareholder shall have provided to PRGX a written affirmation of this Agreement, executed and dated subsequent to the receipt by such Shareholder of the final prospectus utilized by PRGX in connection with its issuance of the PRGX Common Stock pursuant to this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereof written.

                                          PRGX:
                                          THE PROFIT RECOVERY GROUP
                                          INTERNATIONAL, INC

                                          By:       /s/ JOHN M. COOK
                                            ------------------------------------
                                                        John M. Cook
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                                          SHAREHOLDERS:

                                                  /s/ HOWARD SCHULTZ
                                          --------------------------------------
                                                      Howard Schultz

                                                  /s/ LESLIE SCHULTZ
                                          --------------------------------------
                                          Leslie Schultz, signing solely for the
                                          purpose of
                                          acknowledging the provisions of
                                          Section 9.14 hereof

                                                 /s/ ANDREW H. SCHULTZ
                                          --------------------------------------
                                                    Andrew H. Schultz

                                          Andrew H. Schultz Irrevocable Trust
                                          u/a dated May 1, 1997

                                          By:     /s/ ANDREW H. SCHULTZ
                                            ------------------------------------
                                                     Andrew H. Schultz
                                                        Sole Trustee

                                              /s/ NICOLE MALKOFF SCHULTZ
                                          --------------------------------------
                                          Nicole Malkoff Schultz, signing solely
                                          for the
                                          purpose of acknowledging the
                                          provisions of
                                          Section 9.14 hereof

                               LIST OF SCHEDULES

Schedule 1.2                 Allocation of Consideration

                                    ANNEX C
         OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                                 August 3, 2001

Board of Directors
The Profit Recovery Group International, Inc.
2300 Windy Ridge Parkway
Suite 100
Atlanta, Georgia 30339
Members of the Board of Directors:

     The Profit Recovery Group International, Inc. (the "Acquiror"), Howard Schultz & Associates International, Inc. ("HSAI" and, collectively with its international affiliates referred to below, the "Company"), Howard Schultz ("H. Schultz"), Andrew H. Schultz ("A. Schultz") and certain trusts identified on the signature pages thereto have entered into an Agreement and Plan of Reorganization, dated as of August 3, 2001 (the "Asset Purchase Agreement"), and the Acquiror, H. Schultz, A. Schultz, Andrew H. Schultz Irrevocable Trust and Leslie Schultz have entered into an Agreement and Plan of Reorganization, dated as of August 3, 2001 (the "Stock Purchase Agreement" and, together with the Asset Purchase Agreement, the "Agreements"). Pursuant to the Agreements, the Acquiror will purchase substantially all of the assets of HSAI (the "Asset Acquisition") and substantially all of the capital stock of certain international affiliates of HSAI (the "Stock Purchase Acquisition") in exchange for approximately 15.35 million shares of the common stock, no par value per share, of the Acquiror (the "Acquiror Shares"), subject to adjustment as provided in the Asset Purchase Agreement. The Asset Acquisition and the Stock Purchase Acquisition, taken together, are referred to as the "Transaction," and the aggregate consideration to be paid by the Acquiror pursuant to the Transaction is referred to as the "Consideration." The terms of the Transaction are more fully set forth in the Agreements.

     You have asked us whether, in our opinion, the Consideration to be paid by the Acquiror pursuant to the Transaction is fair from a financial point of view to the Acquiror.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

          (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Expected Synergies") furnished to us by the Acquiror;

          (3) Conducted discussions with members of senior management and representatives of the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Transaction and the Expected Synergies;

          (4) Reviewed the market prices and valuation multiples for the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (6) Participated in certain discussions and negotiations among representatives of the Acquiror and their legal advisor;

          (7) Reviewed the potential pro forma impact of the Transaction;

          (8) Reviewed each of the Agreements, except for the disclosure schedules thereto, which disclosure schedules have not been completed; and

          (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     As you are aware, we were not given the opportunity to conduct discussions with the Company concerning any of the foregoing matters.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Acquiror's management as to the expected future financial performance of the Company and the Acquiror and the Expected Synergies. We have also assumed that the final forms of the disclosure schedules to the Agreements will not contain any information materially adverse to our analysis.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

     We are acting as financial advisor to the Acquiror in connection with the Transaction and will receive a fee from the Acquiror for our services, a portion of which is payable upon delivery of this opinion and the balance of which is contingent upon the consummation of the Transaction. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Acquiror in its evaluation of the Transaction and shall not be used for any other purpose. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Transaction and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Transaction or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Transaction.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Acquiror pursuant to the Transaction is fair from a financial point of view to the Acquiror.

                                        Very truly yours,

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                    INCORPORATED

                                                                         ANNEX D

                       TEXAS DISSENTERS' RIGHTS STATUTES

TEXAS BUSINESS CORPORATION ACT

ART. 5.11.  RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE
            ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

             (a) listed on a national securities exchange;

             (b) listed on The Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

             (c) held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

             (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                (iii) held of record by not less than 2,000 holders;

             (b) cash in lieu of fractional shares otherwise entitled to be received; or

             (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTION

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety

     (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 8 of PRG's articles of incorporation and Article 7 of PRG's bylaws require PRG to indemnify its directors and officers to the fullest extent allowed by the Georgia Business Corporation Code, as amended from time to time. Under these indemnification provisions, PRG is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys' fees) incurred in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was made a party, or in defense to any claim, issue or matter therein, by reason of the fact that such person is or was a director or officer of PRG or who, while a director or officer of PRG, is or was serving at PRG's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. PRG also is required to indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the name of PRG, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he or she is or was a director or officer of PRG who, while a director or officer of PRG, is or was serving at PRG's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in a manner he or she believed in good faith to be in, or not opposed to, the best interests of PRG, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. PRG may also provide advances of expenses incurred by a director or officer in defending such action, suit or proceeding upon receipt of a written affirmation of such officer or director that he or she has met certain standards of conduct and an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is entitled to indemnification by PRG.

     PRG's articles of incorporation contain a provision which eliminates, to the fullest extent permitted by law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

     Pursuant to Sections 14-2-851 through 14-2-857 of the Georgia Business Corporation Code, as amended, the directors, officers, employees and agents of PRG may, and in some cases must, be indemnified by PRG under certain circumstances against expenses and liabilities incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as directors, officers, employees and agents of PRG (including actions, suits or proceedings brought against them for violations of the federal securities laws).

     PRG has entered into indemnification agreements with each of its directors and certain executive officers ("Indemnitees"). Pursuant to such agreements, PRG shall indemnify each Indemnitee whenever he or she is or was a party or is threatened to be made a party to any proceeding, including without limitation any such proceeding brought by or in the right of PRG, because he or she is or was a director or officer of PRG or is or was serving at the request of PRG as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or because of anything done or not done by the Indemnitee in such capacity, against expenses and liabilities (including the costs of any investigation, defense, settlement or appeal) actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of PRG, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of PRG, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. If in the judgment of the board of directors of PRG an Indemnitee is reasonably likely to be entitled to indemnification pursuant to the agreement, all reasonable expenses incurred by or on behalf of such Indemnitee shall be advanced from time to time by PRG to the Indemnitee within thirty (30) days after PRG's receipt of a written request for an advance of expenses by such Indemnitee, whether prior to or after final disposition of a proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act"), may be permitted to directors, officers or persons controlling PRG pursuant to the foregoing provisions of the Georgia Business Corporation Code and PRG's articles of incorporation and bylaws, PRG has been informed that indemnification is considered by the Commission to be against public policy and therefore unenforceable.

     PRG currently maintains an insurance policy which insures the directors and officers of PRG against certain liabilities, including certain liabilities under the 1933 Act.

     Pursuant to the Underwriting Agreement entered into by PRG in connection with its initial public offering of common stock and the Underwriting Agreements entered into in connection with its secondary public offerings of common stock in March 1998 and January 1999, the Underwriters thereunder have agreed to indemnify the directors and officers of PRG and certain other persons against certain civil liabilities.

     Pursuant to the Stock Incentive Plan (the "Plan"), in addition to such other rights of indemnification that they may have as directors of PRG or as members of the Compensation Committee of the Board of Directors of PRG (the "Committee"), the members of the Committee shall be indemnified by PRG against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by PRG) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his or her duties.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits and Financial Statement Schedules.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 2.1+      --  Agreement and Plan of Reorganization, dated as of August 3,
               2001, among The Profit Recovery Group International, Inc.,
               Howard Schultz & Associates International, Inc., Howard
               Schultz, Andrew H. Schultz and certain trusts (included as
               Annex A to the joint proxy statement/ prospectus contained in this registration statement).
 2.2+      --  Agreement and Plan of Reorganization pursuant to Section
               368(a)(1)(B) of the Internal Revenue Code dated as of August
               3, 2001 among The Profit Recovery Group International, Inc.,
               Howard Schultz, Andrew H. Schultz, Andrew H. Schultz
               Irrevocable Trust and Leslie Schultz (included as Annex B to the joint proxy statement/prospectus contained in this
               registration statement).
 3.1       --  Restated Articles of Incorporation of the Registrant
               (incorporated by reference to Exhibit 4.2 to Registrant's
               Form 8-A/A filed August 9, 2000).
 3.2       --  Restated Bylaws of the Registrant (incorporated by reference to Exhibit 4.3 to Registrant's Form 8-A/A filed August 9,
               2000).
 4.1       --  Specimen Stock Certificate (incorporated by reference to
               Exhibit 4.1 of the Registrant's Registration Statement on
               Form S-1 (Registration No. 333-1086).
 4.2       --  Applicable provisions of the Articles of Incorporation and
               Bylaws of the Registrant (incorporated by reference to
               Exhibits 4.2 and 4.3 of the Registrant's Registration
               Statement on Form 8-A/A filed August 9, 2000).
 5.1*      --  Opinion of Arnall Golden Gregory LLP regarding legality of the securities to be registered.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 8.1*      --  Opinion of Malouf Lynch Jackson & Swinson regarding tax matters.
10.1       --  Form of Escrow Agreement among The Profit Recovery Group
               International, Inc., Howard Schultz & Associates
               International, Inc., Howard Schultz, Andrew H. Schultz and
               certain trusts
10.2       --  Form of Registration Rights Agreement
10.3       --  Form of Shareholder Agreement among The Profit Recovery
               Group International, Inc., Howard Schultz & Associates
               International, Inc., Howard Schultz, Andrew Schultz, John M.
               Cook, John M. Toma and certain trusts
10.4       --  Form of Indemnification Agreement among The Profit Recovery
               Group International, Inc., Howard Schultz & Associates
               International, Inc., Howard Schultz, Andrew Schultz and
               certain trusts
10.5       --  Form of Noncompetition, Nonsolicitation and Confidentiality
               Agreement among The Profit Recovery Group International,
               Inc., Howard Schultz & Associates International, Inc.,
               Howard Schultz, Andrew Schultz and certain trusts
10.6*      --  Form of Noncompetition, Nonsolicitation and Confidentiality
               Agreement between The Profit Recovery Group International,
               Inc. and four other shareholders of Howard Schultz &
               Associates International, Inc.
10.7       --  Form of Employment Offer Letter with Howard Schultz
10.8       --  Form of Employment Offer Letter with Andrew Schultz
10.9*      --  Form of Amended and Restated 1998 Howard Schultz &
               Associates International Stock Option Plan
23.1       --  Consent of KPMG LLP. (Atlanta)
23.2       --  Consent of KPMG LLP. (Dallas)
23.3       --  Consent of Ernst & Young Audit.
23.4*      --  Consent of Arnall Golden Gregory LLP (included in the
               opinion filed as Exhibit 5.1 to this Registration
               Statement).
24.1       --  Powers of Attorney (included on the signature page of this
               Registration Statement).
99.1*      --  Consent of Howard Schultz
99.2*      --  Consent of Andrew Schultz
99.3*      --  Consent of Nate Levine
99.4*      --  Consent of Arthur Budge, Jr.

---------------

* To be filed by amendment.
+ In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted. There is a list of schedules at the end of the Exhibit, briefly describing them. The Registrant will furnish supplementally a copy of any omitted schedule to the Commission upon request.

     (b) Not applicable.

     (c) The opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated has been furnished as Annex C to the joint proxy statement/prospectus.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes as follows:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          5. That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          7. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and HSA-Texas being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 7, 2001.

                                          THE PROFIT RECOVERY GROUP
                                          INTERNATIONAL, INC.

                                          By:       /s/ JOHN M. COOK
                                            ------------------------------------
                                                        John M. Cook
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Cook, Clinton McKellar, Jr. and Donald E. Ellis, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                         NAME                                       TITLE                    DATE
                         ----                                       -----                    ----

                   /s/ JOHN M. COOK                      Chairman of the Board,        September 7, 2001
 ----------------------------------------------------      Chief Executive Officer
                     John M. Cook                          and Director (Principal
                                                           Executive Officer)


               /s/ DONALD E. ELLIS, JR.                  Executive Vice                September 7, 2001
 ----------------------------------------------------      President -- Finance,
                 Donald E. Ellis, Jr.                      Chief Financial Officer
                                                           and Treasurer (Principal
                                                           Financial Officer)


                   /s/ ALLISON ADEN                      Vice President -- Finance     September 7, 2001
 ----------------------------------------------------      (Principal Accounting
                     Allison Aden                          Officer)


                   /s/ JOHN M. TOMA                      Vice Chairman and Director    September 7, 2001
 ----------------------------------------------------
                     John M. Toma


                 /s/ STANLEY B. COHEN                    Director                      September 7, 2001
 ----------------------------------------------------
                   Stanley B. Cohen


                 /s/ JONATHAN GOLDEN                     Director                      September 7, 2001
 ----------------------------------------------------
                   Jonathan Golden

                         NAME                                       TITLE                    DATE
                         ----                                       -----                    ----


                /s/ GARTH H. GREIMANN                    Director                      September 7, 2001
 ----------------------------------------------------
                  Garth H. Greimann


               /s/ FRED W. I. LACHOTZKI                  Director                      September 7, 2001
 ----------------------------------------------------
                 Fred W. I. Lachotzki


                 /s/ E. JAMES LOWREY                     Director                      September 7, 2001
 ----------------------------------------------------
                   E. James Lowrey


               /s/ THOMAS S. ROBERTSON                   Director                      September 7, 2001
 ----------------------------------------------------
                 Thomas S. Robertson


                  /s/ JACKIE M. WARD                     Director                      September 7, 2001
 ----------------------------------------------------
                    Jackie M. Ward

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 2.1+      --  Agreement and Plan of Reorganization, dated as of August 3,
               2001, among The Profit Recovery Group International, Inc.,
               Howard Schultz & Associates International, Inc., Howard
               Schultz, Andrew Schultz and certain trusts (included as
               Annex A to the joint proxy statement/ prospectus contained in this registration statement).
 2.2+      --  Agreement and Plan of Reorganization pursuant to Section
               368(a)(1)(B) of the Internal Revenue Code dated as of August
               3, 2001 among The Profit Recovery Group International, Inc.,
               Howard Schultz, Andrew Schultz, Andrew H. Schultz
               Irrevocable Trust and Leslie Schultz (included as Annex B to the joint proxy statement/prospectus contained in this
               registration statement).
 3.1       --  Restated Articles of Incorporation of the Registrant
               (incorporated by reference to Exhibit 4.2 to Registrant's
               Form 8-A/A filed August 9, 2000).
 3.2       --  Restated Bylaws of the Registrant (incorporated by reference to Exhibit 4.3 to Registrant's Form 8-A/A filed August 9,
               2000).
 4.1       --  Specimen Stock Certificate (incorporated by reference to
               Exhibit 4.1 of the Registrant's Registration Statement on
               Form S-1 (Registration No. 333-1086).
 4.2       --  Applicable provisions of the Articles of Incorporation and
               Bylaws of the Registrant (incorporated by reference to
               Exhibits 4.2 and 4.3 of the Registrant's Registration
               Statement on Form 8-A/A filed August 9, 2000).
 5.1*      --  Opinion of Arnall Golden Gregory LLP regarding legality of the securities to be registered.
 8.1*      --  Opinion of Malouf Lynch Jackson & Swinson regarding tax matters.
10.1       --  Form of Escrow Agreement among The Profit Recovery Group
               International, Inc., Howard Schultz & Associates
               International, Inc., Howard Schultz, Andrew H. Schultz and
               certain trusts
10.2       --  Form of Registration Rights agreement
10.3       --  Form of Shareholder Agreement among The Profit Recovery
               Group International, Inc., Howard Schultz & Associates
               International, Inc., Howard Schultz, Andrew Schultz, John M.
               Cook, John M. Toma and certain trusts
10.4       --  Form of Indemnification Agreement among The Profit Recovery
               Group International, Inc., Howard Schultz & Associates
               International, Inc., Howard Schultz, Andrew Schultz and
               certain trusts
10.5       --  Form of Noncompetition, Nonsolicitation and Confidentiality
               Agreement among The Profit Recovery Group International,
               Inc., Howard Schultz & Associates International, Inc.,
               Howard Schultz, Andrew Schultz and certain trusts
10.6*      --  Form of Noncompetition, Nonsolicitation and Confidentiality
               Agreement between The Profit Recovery Group International,
               Inc. and four other shareholders of Howard Schultz &
               Associates International, Inc.
10.7       --  Form of Employment Offer Letter with Howard Schultz
10.8       --  Form of Employment Offer Letter with Andrew Schultz
10.9*      --  Form of Amended and Restated 1998 Howard Schultz &
               Associates International Stock Option Plan

 .1  23    --  Consent of KPMG LLP. (Atlanta)
23.2      --  Consent of KPMG LLP. (Dallas)
23.3      --  Consent of Ernst & Young Audit.
23.4*     --  Consent of Arnall Golden Gregory LLP (included in the
              opinion filed as Exhibit 5.1 to this Registration
              Statement).
24.1      --  Powers of Attorney (included on the signature page of this
              Registration Statement).
99.1*     --  Consent of Howard Schultz
99.2*     --  Consent of Andrew Schultz
99.3*     --  Consent of Nate Levine
99.4*     --  Consent of Arthur Budge, Jr.

---------------

* To be filed by amendment.
+ In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted. There is a list of schedules at the end of the Exhibit, briefly describing them. The Registrant will furnish supplementally a copy of any omitted schedule to the Commission upon request.